As filed with the Securities and Exchange Commission on February 26, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Leonardo DRS, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3812 (Primary Standard Industrial Classification Code Number)	13-2632319 (I.R.S. Employer Identification Number)
2345 Crystal Drive
Suite 1000
Arlington, Virginia 22202
(703) 416-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Lynn III
Chief Executive Officer
2345 Crystal Drive
Suite 1000
Arlington, Virginia 22202
(703) 416-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Mark A. Dorfman Executive Vice President, General Counsel and Secretary 2345 Crystal Drive Suite 1000 Arlington, Virginia 22202 (703) 416-8000	Craig B. Brod Jeffrey D. Karpf Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and an emerging growth company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share		$	$100,000,000	$10,910.00
(1)Includes               shares of common stock subject to the underwriters’ option to purchase additional shares.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholder may not sell these securities until the U.S. Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2021
            Shares
Leonardo DRS, Inc.
Common Stock
This is an initial public offering of shares of common stock of Leonardo DRS, Inc. The selling stockholder, Leonardo US Holding, Inc., a wholly owned subsidiary of Leonardo – Societá per azioni, is offering               shares of common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder in this offering.
Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on the New York Stock Exchange (“NYSE”), under the symbol “DRS.”
We anticipate that the initial public offering price will be between $               and $               per share.
After the completion of this offering, the selling stockholder will continue to hold up to               % of our common stock and we expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 of this prospectus to read about factors you should consider before buying shares of our common stock.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$
______________
(1)We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”
The underwriters also may purchase up to               additional shares from the selling stockholder at the initial offering price less the underwriting discounts and commissions, within 30 days from the date of this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to purchasers on or about               , 2021.

Goldman Sachs & Co. LLC	BofA Securities	J.P. Morgan

Barclays	Citigroup	Credit Suisse	Morgan Stanley

Prospectus dated              , 2021

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and the selling stockholder and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus and any sale of shares of our common stock.
CERTAIN DEFINED TERMS
We use the following terms in this prospectus:
•“US Holding” means Leonardo US Holding, Inc., a Delaware corporation, the selling stockholder in this offering and a direct wholly owned subsidiary of Leonardo S.p.A.;
•“Leonardo S.p.A.” means Leonardo – Societá per azioni, an Italian societá per azioni listed on the Milan Stock Exchange; and
i

•“we,” “us,” “our,” “DRS” and the “Company” mean Leonardo DRS, Inc. and its consolidated subsidiaries, unless the context refers only to Leonardo DRS, Inc. as a corporate entity.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION
This prospectus contains forward-looking statements and cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “strives,” “targets,” “projects,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial goals, financial position, results of operations, cash flows, prospects, strategies or expectations, and the impact of prevailing economic conditions.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if future performance and outcomes are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:
•Disruptions or deteriorations in our relationship with the relevant agencies of the U.S. government, as well as any failure to pass routine audits or otherwise comply with governmental requirements including those related to security clearance or procurement rules, including the False Claims Act;
•Significant delays or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly;
•Any failure to comply with the proxy agreement with the U.S. Department of Defense (the “DoD”);
•The coronavirus pandemic (“COVID-19”) and related impacts on our business, financial condition and results of operations;
•Our mix of fixed-price, cost-plus and time-and-material type contracts and any resulting impact on our cash flows due to cost overruns;
•Our dependence on U.S. government contracts, which often are only partially funded and are subject to immediate termination, and the concentration of our customer base in the U.S. defense industry;
•Our use of estimates in pricing and accounting for many of our programs that are inherently uncertain and which may not prove to be accurate;
•Our ability to realize the full value of our backlog;
•Our ability to predict future capital needs or to obtain additional financing if we need it;
•Our ability to compete efficiently, including due to U.S. government organizational conflict of interest rules which may limit new contract opportunities or require us to wind down existing contracts;

•Our relationships with other industry participants, including any contractual disputes or the inability of our key suppliers to timely deliver our components, parts or services;
•Any failure to meet our contractual obligations;
•Any security breach, including any cyber attack, cyber intrusion, insider threat, or other significant disruption of our IT networks and related systems as well as any act of terrorism or other threat to our physical security and personnel;
•Our ability to fully exploit or obtain patents or other intellectual property protections necessary to secure our proprietary technology, including our ability to avoid infringing upon the intellectual property of third parties or prevent third parties from infringing upon our own intellectual property;
•The conduct of our employees, agents, affiliates, subcontractors, suppliers, business partners or joint ventures in which we participate which may impact our reputation and ability to do business;
•Our compliance with environmental laws and regulations, and any environmental liabilities that may affect our reputation or financial position;
•The outcome of litigation, arbitration, investigations, claims, disputes, enforcement actions and other legal proceedings in which we are involved;
•Various geopolitical and economic factors, laws and regulations including the Foreign Corrupt Practices Act (“FCPA”), the Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”), and those that we are exposed to as a result of our international business;
•Our ability to obtain export licenses necessary to conduct certain operations abroad, including any attempts by Congress to prevent proposed sales to certain foreign governments;
•Our ability to attract and retain technical and other key personnel;
•The occurrence of prolonged work stoppages;
•The unavailability or inadequacy of our insurance coverage, customer indemnifications or other liability protections to cover all of our significant risks or to pay for material losses we incur;
•Future changes in U.S. tax laws and regulations or interpretations thereof;
•Changes in estimates used in accounting for our pension plans, including in respect of the funding status thereof;
•Changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired;
•Adverse consequences from any acquisitions such as operating difficulties, dilution and other harmful consequences or any modification, delay or prevention of any future acquisition or investment activity by the Committee on Foreign Investment in the United States (“CFIUS”);
•Natural disasters or other significant disruptions; or
•Any conflict of interest that may arise because our majority stockholder, US Holding, or ultimate parent, Leonardo S.p.A., may have interests that are different from those of our other stockholders, including as a result of any ongoing business relationships Leonardo S.p.A. may have with us, and their significant ownership in us may discourage change of control transactions.
You should read this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Other risks, uncertainties and factors, including those discussed under “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read carefully the factors described in “Risk Factors” to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.
MARKET AND INDUSTRY DATA
This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of, and experience in, the defense industry and market segments in which we compete. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. Furthermore, certain reports, industry publications and surveys from which we have obtained industry and market data that are used in this prospectus had been based on information available before the outbreak of COVID-19 and therefore may not reflect any impact of COVID-19 or actions or inactions by any governmental agency or private party resulting therefrom on any specific market or globally. Our estimates involve risks and uncertainties, including risks and uncertainties related to COVID-19, and are subject to change based on various factors, including those discussed under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
SERVICE MARKS, TRADEMARKS AND TRADE NAMES
We hold and license various service marks, trademarks and trade names that we deem particularly important to the marketing conducted by our business. This prospectus also contains trademarks, service marks and trade names of other companies which are the property of their respective holders. We do not intend our use or display of such names or marks to imply relationships with, or endorsements of us by, any other company other than explicitly stated.
PRESENTATION OF FINANCIAL INFORMATION
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S. $” and “$” in this prospectus are to the lawful currency of the United States of America.
In this prospectus, we present certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), such measures referred to herein as “non-GAAP,” including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Leverage Ratio, and Free Cash Flow. You should review the reconciliation and accompanying disclosures carefully in connection with your consideration of such non-GAAP measures and note that the way in which we calculate these measures may not be comparable to similarly titled measures employed by other companies.

PROSPECTUS SUMMARY
The following summary highlights selected information about our company and this offering that is included elsewhere in this prospectus in greater detail. It does not contain all of the information that you should consider before investing in our common stock. For a more comprehensive understanding of our company and this offering, you should read this entire prospectus carefully, including the information presented under the heading “Risk Factors,” “Special Note Regarding Forward-Looking Statements and Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our consolidated financial statements and notes thereto.
In this prospectus, unless we indicate otherwise or the context requires, “DRS,” “we,” “our,” “ours,” “us” and the “Company” refer to Leonardo DRS, Inc. and its consolidated subsidiaries and joint ventures.
Overview
DRS is a leading provider of defense products and technologies that are used across land, air, sea, space and cyber domains. Our diverse array of defense systems and solutions is offered to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies and international military customers for deployment on a wide range of military platforms. We focus our capabilities in areas of critical importance to the U.S. military, such as sensing, electronic warfare (“EW”), cyber security, network computing, communications, force protection and electrical power conversion and propulsion. As a mid-tier defense company with a portfolio that includes internally developed proprietary intellectual property (“IP”) and offerings at the component, sub-system and system level, we are able to serve as either prime contractor or a sub-contractor on key contracts, affording us flexibility in how we approach the market.
Our alignment with the nation’s top defense priorities has allowed us to achieve a 12% compounded annual growth rate (“CAGR”) in revenues from the year ended December 31, 2016 through the year ended December 31, 2020. This growth, which exceeded the DoD budget CAGR of 5.3% during such period and drove our annual revenue to approximately $2.8 billion for the year ended December 31, 2020, was driven by organic growth. During the same period, our net earnings (loss) improved by $247 million to $85 million, our operating earnings grew $178 million to$181 million and our Adjusted EBITDA grew $115 million to $268 million (CAGR of 15%). Adjusted EBITDA is a non-GAAP measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net earnings.
We have a 50-year legacy of designing and manufacturing innovative and differentiated products and solutions for military applications. From our earliest sonar systems that were instrumental in detecting enemy submarines, to today’s best-in-class electro-optical sensors, we have continually developed advanced technologies to address complex military challenges. Throughout much of our history, we have targeted our investments towards the highest growth areas of the DoD defense budgets. Today, we employ approximately 6,650 people including a substantial number of highly trained engineers and personnel with security clearances to support classified programs for the U.S military.
We focus on products, systems and solutions that can be adapted for installation on a wide range of military platforms. This allows us to leverage our technology investments to expand revenue opportunities. Our high-technology solutions are designed to transition from one military platform to another. In addition, we have a significant installed base of products and solutions, which allows us to enhance revenue opportunities by providing upgrades to existing platforms. This gives us a resilient position to offer new solutions and technology in changing budget environments. Our growth has been facilitated by our longstanding relationships and position as a trusted partner with the U.S. military, intelligence community and industry customers. Together, these characteristics allow us to pivot quickly to address emerging needs for our customers and generate growth opportunities in today’s dynamic defense market.
We operate in three segments: Advanced Sensor Technologies, Network Computing & Communications and Integrated Mission Systems. We have achieved significant growth over the past five years by aligning our investments and technology development to address the greatest threats to U.S. defense interests.
Advanced Sensor Technologies: Our Advanced Sensor Technologies segment provides world-class electro-optical sensor technologies, laser systems, EW systems and intelligence and surveillance solutions to U.S. military and intelligence community customers. We are a leading provider of ground vehicle targeting and surveillance sensors, including electro-optical and advanced detection systems. We are also a leading provider of soldier sensor systems in high priority modernization areas such as infrared imaging and precision targeting systems. Our infrared focal plane array foundry is recognized as a leading provider of high performance and small sized cryogenically cooled and uncooled detector arrays. We are also a leading and world-recognized provider of aircraft training instrumentation equipment and high-performance radio frequency receivers and transceivers for U.S. and international customers. Our quantum cascade laser technology has promising military and commercial medical applications. Collectively, these sensor technologies provide our warfighters with a distinct battlefield advantage.
Network Computing & Communications: Our Network Computing & Communications segment provides advanced defense electronics solutions across warfare domains. Our technologies and products are used on legacy and new military platforms, end-to-end network communication systems, network services and cyber solutions. We are a leading provider of ruggedized computing equipment, having provided advanced tactical computing units for ground combat vehicles and command post operations for more than two decades. During this period we have delivered more than 125,000 units. For the U.S. Navy and its allies, we provide naval computing infrastructure, network and data distribution, radar and rugged naval control systems, which are present on naval surface and subsurface combatant vessels. Across the full spectrum of our network computing capabilities, we have leadership positions at both the product and sub-systems levels. Our global communications network is a worldwide network of terrestrial and satellite bandwidth that ensures our customers’ data is secure and reliable. As a result of this capability, we are positioned as one of the leading providers of secured satellite communications to the U.S. military.
Integrated Mission Systems: Our Integrated Mission Systems segment provides critical force protection, vehicle integration, transportation and logistics and electrical conversion and ship propulsion systems to the U.S. military. Our force protection systems protect service members and military assets from evolving threats and include solutions for counter-unmanned aerial systems, short-range air defense systems and active protection systems on ground vehicles. In 2018, we were awarded the Expedited Active Protection System program by bringing the TROPHY™ Active Protection System (“APS”) to the U.S. market, making us the leading U.S. provider of active protection systems for the U.S. Army. We were also awarded the Initial Maneuver Short-Range Air Defense (“IM-SHORAD”) Mission Equipment Package Program for the U.S. Army that year, culminating an 18-month cycle from development to customer delivery. We have military transportation and logistics offerings and ground vehicle integration capabilities to support U.S. forces in a wide range of operational environments. We provide power conversion and propulsion systems for the U.S. Navy’s top priority shipbuilding programs, building on our legacy of providing power components and systems for nearly all naval combat vessels for three decades, positioning us to continue as a leading provider of electrical ship propulsion systems and components for the U.S. Navy.
U.S. Defense Market Trends and Market Opportunities
Our core markets have experienced strong growth. The DoD defense budget has grown at a CAGR of 5.3% from 2016 to 2020, reflecting the shift of the DoD’s priorities from a focus on global terrorism to emerging threats from more sophisticated and technologically advanced adversaries requiring enhanced capabilities across the DoD. Additionally, we foresee growth opportunities in foreign military sales and direct commercial sales, particularly as international allies require similar force modernization.
The DoD is our largest customer and, for the year ended December 31, 2020, accounted for approximately 84% of our business as an end-user, with revenues principally derived directly or indirectly from contracts with the U.S. Army and U.S. Navy, which represented 43% and 32%, respectively, of our total revenues for the year ended December 31, 2020. The stated U.S. National Defense Strategy is to “compete, win and deter” in a challenging and complex international security environment. The current landscape is defined by rapid technological change and competition from emerging peer and near-peer adversaries who are nation states that are becoming great powers. Every domain of U.S. military advantage is expected to be contested, including air, land, sea, space and cyberspace. U.S. forces facing these new threats are in need of modernization as readiness has been strained following nearly two decades of continuous conflict with both traditional and novel adversaries. In order to face these challenges, the U.S. military will likely need to balance limited resources between new high-cost technological capabilities and upgrades of existing equipment.
In today’s threat environment, the U.S. military is positioning itself for non-stop, continuous competition against these rising nation state threats. Military services are increasingly moving towards multi-domain operations that now include both space and cyberspace domains in addition to the air, land and sea domains. The creation of the U.S. Space Force is also expected to drive new requirements for high technology defense capabilities, including increased space sensing and evolution of communications approaches. Even as new spending priorities shift towards addressing high-end threats, the U.S. military knows that it cannot compete with yesterday’s weapons or equipment. Military modernization programs and priorities are expected to provide both opportunities for new solutions and for upgrades to existing platforms. We believe that companies with an existing installed base of hardware will be able to perform upgrades to provide modernization solutions at a lower cost. Companies with strong customer relationships and outstanding execution will more effectively maintain program positions.
In this new military environment, U.S. forces are seeking the ability to sense further from a greater distance and enhance their reach across the spectrum of warfare. Increased use of sensor technologies enables forces to detect threats further and more quickly and deliver rapid, forceful responses. Sensors and laser systems are expected to enable optionally manned and autonomous platforms for the future.
The need for greater situational understanding for the warfighter also drives the need for increased data and communications bandwidth to and from command centers to forward-positioned military platforms and dismounted soldiers. Network computing and communications systems need to provide deployed forces with access to secure data to promote information-sharing and situational understanding for faster decision-making. Battlefield management systems and individual soldier communications systems require secure rugged computing solutions and are becoming increasingly interoperable with current combat air forces and naval computing infrastructure. Encrypted data and cyber protection capabilities aim to ensure that the data U.S. forces receive is trusted and protected from enemies. This capability is intended to allow forces to be more mobile and geographically dispersed while operating with immediate access to trusted information. Satellite communications systems also provide data to U.S. warfighters around the globe and are projected to increasingly utilize satellite constellations at all altitudes for redundancy, lower latency, expanded bandwidth and security.
U.S. forces are in need of greater force protection technologies. Emerging requirements for counter-unmanned aerial systems, active protection, infrared countermeasures and air defense systems require rapid deployment to keep U.S. military platforms and personnel safe from growing threats. The U.S. military is also focusing efforts on transportation and logistics capabilities, ensuring that their trained and equipped personnel and supplies can make it to the battlefield wherever that may be. All of the increased sensing, self-protection, directed energy, communications and computing needs for the warfighter require significantly higher levels of mobile power than in the past. Electrical power generation, conversion, storage and distribution and on-board vehicle power solutions will provide U.S. forces the energy they need in the future to win in this era of competition.

The U.S. military budget accounts for nearly 40% of the world’s defense spending and foreign military allies often select U.S. military solutions to train, equip and modernize their forces to enhance interoperability. Beyond the opportunity for direct commercial and foreign military sales to these foreign countries, many allies leverage U.S. funding and equipment, providing opportunities for U.S. defense contractors offering solutions that can be sold internationally.
The global community is in a period of rapid technological change and new commercial technologies may change society and, ultimately, the character of conflicts. We believe that investing in high technological capabilities, developing proprietary intellectual capability, as well as integrating leading-edge commercial technology into our solutions will provide us with a competitive advantage. New acquisition programs are expected to seek innovative solutions. The need for innovation is more critical than ever, and to accelerate innovation, the DoD has deployed more rapid acquisition methods. We believe that these methods will provide greater opportunities for companies with proven abilities to quickly develop and deploy new technologies. The DoD has placed a high priority on defense procurement reform to speed up the development of new key capabilities, increase responsibility and accountability for major acquisition programs and reduce acquisition risk. As a result, we believe that mid-tier companies, such as DRS, with proven technological capabilities and an agile decision-making structure are positioned to rapidly respond to emerging requirements.
Our Products and Solutions
The DoD is placing its focus and investment priorities in several platforms and capabilities where we have compelling offerings and market share. These offerings include: Ground Vehicle Sensors; Soldier Sensor Systems; EW & Cyber; Network Computing; Communications; Force Protection; Transportation and Logistics; and Electrical Power & Propulsion. These directly align with our three segments: Advanced Sensor Technologies, Network Computing & Communications, and Integrated Mission Systems. In these areas, we have distinguishing capabilities, core technologies and IP underlying our product portfolio that we believe provide us with a sustainable differentiation from our competitors. We believe that our installed base of existing products and platform-agnostic offerings provide an opportunity for our business to continue to grow.
Advanced Sensor Technologies
Our Advanced Sensor Technologies segment provides world-class cryogenically cooled and uncooled infrared sensor technologies, laser systems, EW systems and intelligence and surveillance solutions to the U.S. military and intelligence community customers. Our products and solutions have significant capabilities and core technologies to meet the warfighter’s need for increased battlefield awareness and longer range sensing. Our infrared focal plane array foundry produces cooled and uncooled infrared sensors and our IP provides us with key technology differentiators and builds upon our long legacy of market-leading technology.
Ground Vehicle Sensors – The U.S. military has identified specific needs for advanced sensor technology for ground vehicles, including electro-optical and advanced detection capabilities to enhance battlefield understanding, vehicle protection and vehicle targeting capabilities. Our market-leading sensor products include third-generation infrared sensing, fused sensing and sensors for threat detection and situational awareness, which we believe position us well for these opportunities. We are a leading provider of uncooled focal plane arrays and brownout solutions (which are sensors that can see through blowing sand). We are also a leader in ground vehicle sensor sighting systems led by our third-generation infrared imaging systems.
Soldier Sensors – Our complement of soldier sensor systems employs state-of-the-art sensors, precision targeting capabilities and optics designed to improve infantry combat effectiveness. We have produced a family of innovative electro-optical and infrared systems for soldiers, from our legacy imaging system, the Thermal Weapons Sight, to the next generation of thermal weapon sights being produced today. We believe that our current position on next-generation soldier precision targeting programs will enable us to compete effectively in this area of growing need. Our uncooled sensor technology also positions us well to support the future of soldier goggle systems.
EW & Cyber – We have significant technological capabilities and program experience in EW & Cyber and offer integrated capabilities for multi-domain operations to supplement kinetic warfare. We have developed mounted and dismounted EW systems, EW software and training systems and intelligence solutions across a broad range of platforms. We believe that our capabilities in integrated mounted and dismounted ground EW, exploitation and cyber-based multi-domain operations position us well in this area of growing DoD priority. We have leveraged international EW programs to develop our capabilities for DoD offerings and have invested to meet developing U.S. Army and U.S. Marine Corps requirements for integrated solutions to address threats which are emanating from peer and near-peer adversaries.
Force Protection – Aircraft Survivability – Our Advanced Sensors Technology segment also features quantum cascade laser (“QCL”) technology which, along with our advanced two-color infrared sensors, have enabled us to support a high-profile U.S. Navy contract for advanced systems to protect aircraft from ground-launch missiles. We are also a critical partner on the U.S. Army’s common infrared countermeasures program and the next generation missile warning program.
Other Advanced Sensor Technologies Capabilities – Our aircraft training instrumentation systems were selected for the high-profile Joint Strike Fighter program that has been the leading U.S. and allied forces military air platform in development over the past two decades. We are also a leading provider of the aircraft training instrumentation which deploy on both legacy and modern aircraft and are required for aircraft training programs.
Network Computing & Communications
Our Network Computing & Communications segment provides an array of network computing products and sub-systems that bring trusted and resilient communications and computational resources to U.S. and international military forces, allowing them to rapidly share data and improve situational understanding. We provide trusted computing systems for ground vehicles, naval computing infrastructure, network and data distribution programs, rugged naval computational and control systems and networked communications. We also provide terrestrial and satellite communications for the U.S. Army, U.S. Navy, U.S. Special Forces, and intelligence communities.
Network Computing - The U.S. military has recently shifted its computing paradigm for command, control, communications, computers, intelligence, surveillance and reconnaissance to include cyber capabilities. Our Mounted Family of Computing Systems (“MFoCs”) and MFoCs-II have earned us a reputation as a leading provider of mounted battle management systems hardware in the U.S. We have invested in cyber defense and trusted computing capabilities over the past several years to protect information at the edge of the battlefield. We have also transformed our legacy of naval display and computing equipment over the past several years, to secure a position as a leading provider of surface combat system components, submarine combat systems and command and control system components. We are a leading provider of naval ship communications, integrated logistics support and sustainment and manufacturing services to U.S. and allied military customers. We hold a leading market share in Command, Control, Communications, Computers and Intelligence (“C4I”) programs for the U.S. Navy, including those that will be upgraded as the fleet continues to modernize. For submarines, we provide hardware which is planned to be upgraded continuously over a two-year cycle. In addition, our joint venture, Advanced Acoustic Concepts, LLC (“AAC”), focuses on underwater products, acoustic training systems, and related products and services.
Communications – We are contracted on two of the U.S. military’s top five satellite communications programs, including its largest, serving special operations forces with terrestrial and space bandwidth. This long-standing program provides secure and reliable communications for the U.S.’s forward-deployed military forces across the globe, and is well positioned to meet future needs. Our contracts on these programs make us one of the largest satellite communications providers for the U.S. military. We believe that our legacy and outstanding reputation with the U.S. military will enable us to continue to be a leading communications provider for all DoD services.
Integrated Mission Systems
Our Integrated Mission Systems segment supports the U.S. military’s need to deter and defend against increasingly lethal adversaries through a wide range of force protection solutions, integrated mission equipment, transportation and logistics products, naval power technologies and forward-deployed electrical power solutions. This segment enables us to maximize our customer offerings by integrating our products and systems onto platforms. We believe that our leading position in naval electrical power and propulsion will position us to help meet the U.S. military’s future electrical power needs as it increasingly deploys high technology capabilities to its forces.
Force Protection – DRS is an integrator of systems in ground vehicles, including reconnaissance and surveillance, mission support and vehicle survivability and protection. Protecting U.S. service members and valuable defense assets is always a top DoD priority. To help accomplish this mission, we have a family of key force protection systems, including counter-unmanned aerial systems and portable ground radar, active protection systems, modular combat vehicle turrets and stabilized sensor suites. We believe that our record providing the TROPHY™ APS to the U.S. Army enhances our reputation and positions us well to provide future vehicle protection systems. Our short-range air defense mission equipment package and mounted counter-unmanned aerial systems integrate market-leading technologies that are ready to rapidly deploy to the field in upcoming competitive pursuits.
Transportation and Logistics – DRS is a provider of transportation and logistics solutions for the DoD, including bridging systems, cargo loaders and trailers. Our Tunner and Halvorsen programs have provided the U.S. Air Force with rapidly deployable, high-reach mechanized aircraft loaders that can lift up to 60,000 and 25,000 pounds, respectively, of cargo onto military aircraft. The Joint Assault Bridge program positions us well as the U.S. Army is looking to expand its tactical bridging capabilities. We believe that our legacy position in heavy military trailers will allow us to win new opportunities as the U.S. Army looks for increased solutions. We also have capabilities in military fuel and water handling and distribution which can support U.S. military forces in a variety of challenging forward deployed environments.
Electrical Power & Propulsion – DRS is a leading provider of next generation electrical propulsion components and systems for the U.S. Navy, with significant capabilities to service the fleet’s future needs, including on the Columbia-class submarine program which is integral to the United States’ deterrence strategy and among its highest priority programs. Beyond electrification of its fleet, the U.S. Navy will require increased power to expand and modernize its vessels, including for the introduction of laser weapons. This increased power demand will require improved power generation, storage, conversion, management and distribution, which align with the core competencies of this segment.
Our Competitive Strengths
As a diverse, defense technology company that is primarily focused on U.S. military programs, we have significant attributes that make us well positioned in the market. With a heritage of excellence in defense products, systems and solutions, we have transformed ourselves into a leading defense technology company with capabilities in sensing, electro-optics and laser systems, a critical provider of trusted network computing and communications systems and a key leader in integrated mission systems. We believe that we are positioned to grow our market position as a leading mid-tier U.S. defense technologies provider.
Our innovative portfolio is well positioned for core platform wins.
Over the past five decades, DRS has advanced its portfolio through focused innovation, targeted investments, selective partnerships and mergers and acquisitions. DRS has solutions for a number of military platforms and serves the branches of the U.S. military, and competes at the prime contractor, systems, supplier, or component level. Our core set of defense technologies and capabilities have applications that cross our three segments, allowing us to leverage research and development (“R&D”) and IP across multiple product lines, platforms and end markets. We also provide higher-value integrated sub-systems and systems and have a goal of increasing scope and market share by integrating our own products and technologies.
Our portfolio of defense technologies is strategically aligned with key DoD priorities.
We believe that our product and technology portfolio aligns with rising great power competition needs and modernization efforts, which are high priorities for DoD spending. Our technology portfolio and knowledge of the U.S. military enable us to win positions on key programs and adapt quickly to changing customer dynamics. Our size and lean management structure allow us to shift our focus to changing priorities rapidly to best serve our customers’ growing needs. Our recent execution performance in short-range air defense exemplifies this ability, as we were able to rapidly develop and field new technology to address urgent needs of the warfighter in an extremely short procurement cycle.
We hold an embedded position on key defense platforms and with prime contractors, supported by our installed base of existing products spanning U.S. Army, U.S. Navy and U.S. Air Force platforms.
Our current installed base of existing products spans over 300,000 computer and display systems that are fielded globally, approximately 60,000 enhanced driver vision systems for military combat vehicles, over 50,000 thermal weapon systems and critical naval computing infrastructure and technology on every U.S. naval combatant vessel in service. The notable platforms for this installed base include: surface ships, submarines, tracked and wheeled ground vehicles, fixed and rotary wing aircraft, unmanned aircraft, operating bases, and commercial vehicles and facilities. This installed base of existing products provide us opportunities for upgrades and new business that leverages these solutions.
Our record of growth should drive profitability due to program lifecycle evolution, sole source positions and operational efficiencies.
Over the past five years through 2020, we have had a revenue CAGR of 12%, operating earnings expanded by $178 million and our Adjusted EBITDA Margin has increased to 9.6%. We have accomplished this through key program wins and sole-source positions, including prominent positions on the Columbia-class submarine program, MFoCS ruggedized computing battle management program, next generation of thermal weapon sights and our active protection system awards. Going forward, we anticipate that recent investments will drive profitability expansion and corresponding cash flow generation. As our program lifecycle in several key programs shifts from lower-margin, fixed-price development efforts to production, and topline growth brings more operational efficiencies, we expect to improve margin. Across our business, our continuous improvement culture is embodied in our Operational Excellence initiative called “Always Performing For Excellence,” or “APEX,” which strives to reduce cost and improves efficiencies while increasing the quality of our products and services.
Our highly experienced management team and talented workforce have transformed DRS.
Our management team has transformed DRS into the market-leading, high-growth, technology company it is today by focusing attention and investment on the fastest growing areas of the DoD budget. We have done this through an active portfolio management process that targeted investment to growing technological capabilities and acquisitions of smaller accretive companies that fill key strategic gaps in our portfolio, and by creating partnerships or joint ventures to supplement our own IP. The result of these efforts has led DRS to be well positioned in the U.S. defense market. Our management team has an average tenure of 15 years with the Company and nearly 30 years in the industry.
Our work force of approximately 6,700 people is highly innovative and we maintain a culture that fosters and rewards growth, problem-solving, technology development and process improvements. We have approximately 1,350 world-class engineers highly trained to work on programs in sensing, electro-

optical infrared systems, laser systems, network computing, communications systems, integration and power propulsion. Our employees maintain over 2,000 security clearances to allow engineers and management to carry on business activities for our customers’ classified programs. Our strong commitment to diversity, inclusion, succession planning and training has fostered a highly collaborative and motivated work force. Our human resources policies and benefits have been designed to allow us to recruit and retain top talent.
We are focused on sustainability and diversity.
We strongly believe that in order to succeed as a company, we must remain a strong and positive contributor to the communities where we do business, and the greater world around us. Sustainability to us means taking important steps towards protecting the environment, engaging in corporate social responsibility, ensuring a safe work force and promoting diversity. We have enacted a sustainability risk management model to take action towards responsible consumption. We have focused our corporate giving program on military veterans and have initiated a program called MyCommunity that matches donations to local charities and provides paid volunteer hours to employees. We created a Diversity Advisory Group to improve our diversity and inclusiveness so that we look like the communities in which we operate. We have targeted increases in minority hiring and women in management and overall women in the workforce, which is 2.6% higher than our industry average.
Our Growth Strategy
Our growth strategy is focused on four pillars: targeting investment to drive organic growth; executing on our programs to enhance profitability; actively managing our portfolio for optimization; and taking care of our people. Our goal is to grow and increase margins faster than the overall defense market through focused market selection, technology differentiation and operational excellence. Our vision is to be the best mid-tier defense technology company in the U.S. market.
Targeting Investment to Drive Organic Growth
We strategically select the markets where we compete and the programs on which we bid.
•We target programs in markets where we have strong core technology and where the DoD is focused. We seek to compete only in the areas in which we have a technological or market advantage, and which will attract funding. As an example, our core technology in high-performance receivers/transceivers is sought after by our customers for their wide-bandwidth and high signal dynamic range. These features are required for modern EW systems being developed for the U.S. Army, U.S. Marine Corp. and other customers to capture, exploit and/or disrupt modern signals.
•We target our investments in core technologies in areas of high market growth. Our investments fill gaps, create leading market offerings and make capital improvements to our business. We are also awarded, and leverage, significant customer research and development funding to complement our investments.
Executing on Our Programs to Enhance Profitability
We remain focused on continuing to drive operational enhancements and efficiencies, which we believe will result in improved profitability over time. We believe that our world-class technology and innovative solutions coupled with the transition of development programs into production will serve as the foundation for continued profitable growth.
•We believe that outstanding performance and timely execution on our programs will win us new business and lead to profitable growth, including new opportunities for follow-on orders which will add to our growing production base. Our recent short-range air defense program is an example of a program that we were able to win because of our reputation with the customer and our ability to quickly react to their needs.
•Integrated systems offerings of our products and systems should further expand margins as we continue to grow the topline. Our Integrated Missions Systems business, for example, has strong integration capabilities which will enable us to grow content on programs as we increase our role from smaller sub-systems into full systems integration.
•Successful execution on key development programs in early phases is expected to drive a transition to higher margin business in production, bringing sustained profitable success. Our Columbia-class submarine program is an example of a fixed-price development program that we invested in while recognizing that it will deliver long-term profitable growth, beginning in 2021, when it transitions into production.
•Our APEX program focuses on the achievement of operational savings in production, supply chain and our overall cost structure. The APEX program’s goal is to strive for continuous improvement through unification of our business practices, tools and metrics, ongoing employee training and innovation. Commitment to excellence requires us to challenge ourselves to exceed our customers’ expectations. A culture of continuous improvement will allow us to improve our efficiency and increase our margins.
Actively Managing our Portfolio for Optimization
We manage our portfolio to optimize our growth in areas where we have the strongest core technology base, where we have a competitive cost structure and where the defense market is growing.
•DRS has a portfolio of products and services that we believe are positioned to move up the value chain to provide sub-systems and integrated systems and solutions. We regularly assess our portfolio to ensure strong alignment with our customers’ needs and priorities and consider accretive acquisitions in areas where we have strategic gaps to address our customer’s needs.
•We employ a strategy of active IP management to acquire technologies and IP through partnerships, teaming arrangements, strategic licenses and other business arrangements. This active IP management strategy allows us access to new technologies in a disciplined manner to maintain the strength of our diversified portfolio.
Continue to Take Care of Our People
We seek to recruit and retain the highest caliber of talent through competitive pay and benefits packages, diverse and inclusive personnel policies and fostering an innovative and modern workforce.
•We strive to maintain the highest ethical standards and foster a collaborative workplace to ensure a strong culture in our people.
•We constantly assess and make thoughtful changes to our personnel practices, including changes to our pay and benefits packages and increased training and growth opportunities, to ensure that we attract and retain top talent.
•We have implemented a strong diversity and inclusion program to ensure that our workforce looks like the communities in which they operate. This helps us to bring diverse ideas and perspectives to decision-making and problem-solving and allows us to draw from the largest pool of available talent.
History of the Company
DRS was founded in 1969, in Mount Vernon, New York, as Diagnostic Retrieval Systems, and soon became best known by its acronym, DRS. In 1981, we first became a publicly traded company. Over the subsequent decades, DRS experienced a period of rapid growth driven in large part by numerous acquisitions. In 2008, our stock ceased to be publicly traded when we were acquired by the Italian-headquartered Finmeccanica S.p.A. (now known as Leonardo S.p.A.) and we subsequently rebranded ourselves as Leonardo DRS. Since the Leonardo acquisition, we have operated under agreements with the DoD and related security policies in order to limit our foreign parent’s ability to control our business operations.
Governance Structure
Following completion of this offering, we expect that Leonardo S.p.A. will indirectly hold approximately          % of our common stock through US Holding (or        % if the underwriters exercise their option to purchase additional shares from the selling stockholder). As a U.S. defense contractor with high level personal and facility security clearances, DRS, US Holding and Leonardo S.p.A. have entered into an agreement with the DoD to mitigate against the potential for undue foreign ownership control and influence (“FOCI”) on the performance of classified programs by implementing various limitations on US Holding’s and Leonardo S.p.A.’s rights as the direct stockholder and ultimate foreign parent company of DRS, respectively. Specifically, US Holding has authorized certain cleared US persons to operate as its proxies and exercise the key prerogatives of stock ownership. The proxy agreement requires that DRS have the financial and operational ability to operate as an independent entity under an independent board of directors, subject to certain limited, enumerated consent rights of the majority stockholder (including material mergers and acquisitions and incurrence of debt). For additional information, see “Certain Relationships and Related Party Transactions—Transactions with Leonardo S.p.A. Affiliates—Proxy Agreement.”
Our Ultimate Parent
Leonardo S.p.A., a global high-technology company, is among the top ten world players in Aerospace, Defense and Security and Italy’s main industrial company. Organized into five business divisions, Leonardo S.p.A. has a significant industrial presence in Italy, the United Kingdom, Poland and the USA, where it also operates through subsidiaries such as Leonardo DRS (defense electronics), and joint ventures and partnerships: ATR, MBDA, Telespazio, Thales Alenia Space and Avio. Leonardo S.p.A. competes in the most important international markets by leveraging its areas of technological and product leadership (Helicopters, Aircraft, Aerostructures, Electronics, Cyber Security and Space). Listed on the Milan Stock Exchange (LDO), in 2019 Leonardo S.p.A. recorded consolidated revenues of €13.8 billion and invested €1.5 billion in Research and Development. The group has been part of the Dow Jones Sustainability Index (“DJSI”) since 2010 and is named as sustainability global leader in the Aerospace & Defense sector of DJSI for the second year in a row in 2020.
The Offering
DRS is a wholly owned subsidiary of US Holding and, indirectly, of Leonardo S.p.A., which operates under a U.S. defense proxy board. We believe this offering will enable us to show the full potential of DRS’s value and provide focused capital allocation to fuel growth. Following this transaction, US Holding will remain a majority stockholder in the Company and will manage its ownership stake in accordance with an amended and restated proxy agreement and a cooperation agreement that will address rights that US Holding and Leonardo S.p.A. will have with respect to business and financial information and financial accounting matters and certain consent rights.
Organizational Structure
After the completion of this offering, we expect that Leonardo S.p.A. will indirectly hold approximately          % of our common stock through US Holding (or       % if the underwriters exercise their option to purchase additional shares from the selling stockholder). As a result, we expect to be a “controlled company” within the meaning of NYSE rules, following the completion of this offering. This status will allow us to rely on exemptions from certain corporate governance requirements otherwise applicable to listed companies, although we currently do not intend to use these exemptions. See “Management—Corporate Governance—Controlled Company.”
Recapitalization
To prepare for this offering and operation as a stand-alone public company, we have undertaken recapitalization initiatives to align our capital structure more closely with other U.S. public companies, including the expected repayment in full of our outstanding related-party borrowings of $237 million and entry into financing arrangements providing for the issuance of $450 million of third-party debt. The third-party debt is expected to consist of (i) $100 million of Term A debt at the London Inter-Bank Offered Rate (“LIBOR”) plus 2.25% (the “Term A Loan”) under a credit agreement providing for $300 million of senior unsecured credit facilities, and (ii) a bridge loan in an aggregate principal amount of $350 million with an interest rate of LIBOR plus 2.25% subject to quarterly 0.25% duration increases through the 364 day loan duration (the “Bridge Loan,” and together with the Term A Loan, our “New Debt”), in each case subject to the consummation of this offering. We anticipate that the Bridge Loan will be repaid with the net proceeds from the issuance of unsecured senior notes following this offering. Any such unsecured senior notes would be offered pursuant to a separate offering memorandum and nothing contained in this prospectus shall constitute an offer to sell or solicitation of an offer to buy such unsecured senior notes. See “Recapitalization” and “Unaudited Pro Forma Consolidated Financial Information.”
Our Corporate Information
We are a Delaware corporation. Our principal executive offices are located at 2345 Crystal Drive Suite 1000, Arlington, Virginia 22202 and our telephone number is (703) 416-8000.

Summary Risk Factors
Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our common stock. These risks are discussed more fully in “Risk Factors” in this prospectus. These risks include, but are not limited to, the following:
•We depend on U.S. defense spending for the vast majority of our revenues. Disruptions or deteriorations in our relationships with the relevant agencies of the U.S. government could have a material adverse impact on our business, financial condition and results of operations.
•Significant delays or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly may negatively impact our business and could have a material adverse impact on our business, financial condition and results of operations.
•The COVID-19 pandemic and related impacts have had and are likely to continue to have an adverse impact on our business, financial condition and results of operations.
•Our results of operations and cash flows are substantially affected by our mix of fixed-price, cost-plus and time-and-material type contracts. In particular, fixed-price contracts subject us to the risk of loss in the event of cost overruns or higher than anticipated inflation.
•We are subject to the U.S. government’s requirements, including the DoD’s National Industrial Security Program Operating Manual, for our facility security clearances, which are prerequisites to our ability to perform on classified contracts for the U.S. government.
•We depend on U.S. government contracts, which often are only partially funded and are subject to immediate termination. The termination or failure to fund one or more of these contracts could have a material adverse impact on our business, financial condition and results of operations.
•We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. government and its agencies.
•We are subject to a number of procurement, international trade, and other rules, regulations and requirements related to our industry, our products, and the businesses we operate. If we fail to comply with such rules, regulations or other requirements we may be subject to civil and/or criminal penalties and/or administrative sanctions.
•The U.S. government’s organizational conflict of interest rules could limit our ability to successfully compete for new contracts or may require us to exit or wind down certain existing contracts, any of which could adversely affect our business, financial condition, results of operations and prospects.
•The U.S. government has and may continue to implement initiatives focused on efficiencies, affordability and cost growth and other changes to its procurement practices.
•We use estimates in pricing and accounting for many of our programs, and changes in our estimates could adversely impact our business, financial condition and results of operations.
•We may not realize the full value of our total estimated contract value or bookings, including as a result of reduction of funding or cancellation of our U.S. government contracts, which could have a material adverse impact on our business, financial condition and results of operations.
•Our business may be harmed if we are unable to appropriately manage our inventory.
•Our working capital requirements and cash flows are extremely variable and subject to fluctuation, which could have a material adverse effect on our business, financial condition and results of operations.
•We cannot predict future capital needs, the sufficiency of our current financing or our ability to obtain additional financing if we need it.
•The agreements governing our debt may contain various covenants that limit our ability to take certain actions and also require us to meet financial maintenance tests, and failure to comply with these covenants could have an adverse impact on our business, financial condition and results of operations.
•To service indebtedness and fund other cash needs, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.
•We face intense competition and may suffer losses if we fail to compete efficiently.
•We depend in part upon our relationships and alliances with industry participants in order to generate revenue, which involves risks and uncertainties.
•Contractual disputes with industry participants or the inability of our key suppliers to timely deliver our components, parts or services, could cause our products, systems or services to be produced or delivered in an untimely or unsatisfactory manner.
•We are susceptible to a security breach, through cyber attack, cyber intrusion, insider threats or otherwise, and to other significant disruptions of our IT networks and related systems or of those we operate for our customers.
•We may be at greater risk from terrorism and other threats to our physical security and personnel, than other companies.
•Our future success will depend on our ability to respond to the rapid technological changes in the markets in which we compete, our ability to introduce new or enhanced products and to enter into new markets.
•Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise or are dependent upon factors not wholly within our control. Failure to meet our contractual obligations could adversely affect our business, financial condition, results of operations, reputation and future prospects.
•We may not be able to fully exploit or obtain patents or other intellectual property protections necessary to secure our proprietary technology.
•Third parties have claimed in the past and may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and third parties may infringe upon our intellectual property rights.
•Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents, affiliates, subcontractors, suppliers, business partners or joint ventures in which we participate.
•Our international business exposes us to additional risks, including risks related to geopolitical and economic factors, laws and regulations.
•We may not be successful in obtaining the export licenses necessary to conduct certain operations abroad, and Congress may prevent proposed sales to certain foreign governments.
•A failure to attract and retain technical and other key personnel could reduce our revenues and our operational effectiveness.
•Our insurance coverage, customer indemnifications or other liability protections may be unavailable or inadequate to cover all of our significant risks or our insurers may deny coverage of or be unable to pay for material losses we incur, which could adversely affect our business, financial condition and results of operations.
•We could be liable for certain tax liabilities, including tax liabilities of US Holding and its subsidiaries, under tax law and the tax allocation agreement.
•We have significant operations in locations that could be materially and adversely impacted in the event of a natural disaster or other significant disruption.
•Our leases may be terminated or we may be unable to renew our leases on acceptable terms and if we wish to relocate, we may incur additional costs if we terminate a lease.
•We operate under a proxy agreement with the DoD that regulates significant areas of our governance. If we fail to comply with the proxy agreement our classified U.S. government contracts could be terminated, which could have a material adverse impact on our business, financial condition and results of operations.
•CFIUS may modify, delay or prevent our future acquisition or investment activities.
•Our ultimate majority stockholder, Leonardo S.p.A., may have interests that are different from, or conflict with, those of our other stockholders, and their significant ownership in us may discourage change of control transactions.
•Following this offering, we expect to be a “controlled company” within the meaning of NYSE rules and, as a result, we will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.
•We will have obligations in favor of Leonardo S.p.A. after this offering.
•Some of our contracts with the U.S. government are classified, which may limit investor insight into portions of our business.
•We do not expect to declare any dividends in the near term.

THE OFFERING

Common stock offered by the selling stockholder	shares.

Common stock to be outstanding after this offering	145,000,000 shares.

Option to purchase additional shares	The underwriters have a 30-day option to purchase up to an additional shares of common stock from the selling stockholder at the initial public offering price, less underwriting discounts and commissions.

Use of proceeds	We will not receive any proceeds from the sale of common stock in this offering; the selling stockholder will receive all of the proceeds from the sale of shares of our common stock.

Dividend policy	We do not currently anticipate declaring or paying regular cash dividends on our common stock in the near term. We expect that we will retain all of our future earnings for use in the operation and expansion of our business. See “Dividend Policy.”

Proposed stock exchange symbol	“DRS.”
The number of shares of our common stock to be outstanding immediately following this offering is based on 145,000,000 shares outstanding as of February 26, 2021, and excludes 3,511,400 shares of common stock reserved for future issuance following this offering under the Leonardo DRS 2021 Omnibus Equity Compensation Plan (the “Omnibus Plan”) adopted in connection with this offering.
Unless otherwise indicated, all information in this prospectus:
•gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021;
•gives effect to the transactions described in the section “Recapitalization”, including the anticipated repayment of $237 million of related-party borrowings and the expected issuance of $450 million of third-party debt (consisting of the Term A Loan and the Bridge Loan) in connection with this offering;
•assumes no exercise by the underwriters of their option to purchase additional shares from the selling stockholder; and
•gives effect to amendments to our amended and restated certificate of incorporation and amended and restated bylaws to be adopted prior to the completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA
The financial information included in the Consolidated Statements of Earnings (Loss) Data for the years ended December 31, 2020, 2019 and 2018, and for the Consolidated Balance Sheet Data as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The Balance Sheet Data as of December 31, 2018 has been derived from unaudited financial statements not included herein. The unaudited portion of the Consolidated Balance Sheet Data has been prepared on the same basis as the audited Consolidated Financial Statements and in the opinion of management, reflects all adjustments necessary for the fair presentation of the 2018 Balance Sheet Data. This summary consolidated financial data should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus. Historical results are not indicative of future operating results.

	Year Ended December 31,
($ in millions)	2020	2019	2018
Consolidated Statements of Earnings (Loss) Data:
Total revenues	$2,778	$2,714	$2,333
Operating earnings	181	163	45
Net earnings (loss)	$85	$75	$(10)
Basic and diluted earnings (loss) per share: (1)	0.59	0.52	(0.07)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$61	$85	$79
Total assets	2,956	2,888	2,429
Long-term debt	374	656	552
Total shareholder's equity	1,427	1,019	956
Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$125	$157	$105
Other Financial Data:
Adjusted EBITDA (2)	$268	$234	$187
Adjusted EBITDA Margin (2)	9.6%	8.6%	8.0%
Free cash flow (2)	$74	$110	$65
Backlog (3)	$3,291	$2,844	$2,684
Bookings (3)	$3,055	$2,923	$2,879
________________
(1)Gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.
(2)Adjusted EBITDA, Adjusted EBITDA Margin and free cash flow are non-GAAP measures. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures” for definitions, additional discussion of management’s use of non-GAAP measures as supplemental financial measures and reconciliations of net earnings (loss) to Adjusted EBITDA and net cash provided by operating activities to free cash flow. Adjusted EBITDA, Adjusted EBITDA Margin and free cash flow may not be comparable to similarly titled non-GAAP measures of other companies as other companies may have calculated the measures differently.
(3)Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures” for the definition and additional discussion of management’s use of backlog and bookings as key operating and financial measures.

RISK FACTORS
Investing in our common stock involves risk. You should consider carefully the risks and uncertainties described below, as well as other information contained in this prospectus, including our financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making an investment decision. The risks described below are not the only ones facing us, and are not necessarily presented in the order of importance. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition and results of operations. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks and uncertainties described below.
Risks Relating to Our Business
We depend on U.S. defense spending for the vast majority of our revenues. Disruptions or deteriorations in our relationships with the relevant agencies of the U.S. government could have a material adverse impact on our business, financial condition and results of operations.
We depend on revenues from contracts and subcontracts with the U.S. government, including defense-related programs with the DoD and a broad range of programs with all branches of the U.S. military. Revenues derived directly or indirectly from contracts with the U.S. government represented approximately 84%, 89% and 86% of our total revenues for the years ended December 31, 2020, 2019 and 2018, respectively, with revenues principally derived directly or indirectly from contracts with the U.S. Army and U.S. Navy, which represented 43% and 32%, respectively, of our total revenues for the year ended December 31, 2020. Because our customer base is concentrated within the U.S. defense industry, any disruption or deterioration in our relationship with the U.S. government and its prime contractors, or any change in the U.S. government’s willingness to commit substantial resources to the continued purchase of our products, could significantly reduce our revenues and have a material adverse impact on our business, financial condition and results of operations.
Significant delays or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly may negatively impact our business and could have a material adverse impact on our business, financial condition and results of operations.
The availability of U.S. government funding for significant programs in which we participate may be impacted by a number of factors beyond our control including the overall federal budget, changes in spending priorities and defense spending levels, sequestration, the appropriations process, use of continuing resolutions (with restrictions, e.g., on starting new programs) and the permissible level of federal debt. These factors may also delay purchasing or payment decisions by our customers. In the event government funding for significant programs in which we participate becomes unavailable, or is reduced or delayed, our contract or subcontract under such programs may be terminated or adjusted by the U.S. government or the prime contractor. U.S. government priorities and spending levels have fluctuated and may continue to fluctuate over time. We cannot predict the impact on existing, follow-on, replacement or future programs from potential changes in priorities whether due to changes in defense spending levels, the threat environment, procurement strategy, military strategy and planning and/or changes in social, economic or political priorities, including in response to the COVID-19 pandemic. As the DoD budget represents the largest part of the federal discretionary budget, it is possible that the various COVID-19 relief legislative actions might exert downward pressure on defense spending, as well as other non-defense discretionary outlays. The U.S. government may also delay, modify or cancel ongoing competitive bidding processes, procurements and programs, as well as change its acquisition strategy. A significant shift in government priorities, programs or acquisition strategies could have a material adverse impact on our business, financial condition and results of operations.
Considerable uncertainty exists regarding future budget and program decisions, including U.S. defense spending priorities, what challenges budget reductions will present for the defense industry, whether annual appropriations bills for all agencies will be enacted for U.S. government fiscal year 2021 and thereafter, and how the Biden administration will approach those decisions through the budgeting process. The U.S. government’s budget deficit and the national debt could significantly affect government budgeting priorities and could have an adverse impact on our business, financial condition and results of operations in a number of ways, including the following:
•the U.S. government could reduce or delay its spending on, or reprioritize its spending away from, defense programs in which we participate;
•U.S. defense spending could be impacted by alternate arrangements to sequestration, which increases the uncertainty as to, and the difficulty in predicting, U.S. government spending priorities and levels;
•we may experience reduced or delayed orders or payments or other responses to economic difficulties experienced by our customers and prospective customers, including U.S. Federal, state and local governments; and
•the U.S. government could reduce the outsourcing of functions that we are currently contracted to provide, including as a result of increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, such as proposals to limit contractor access to sensitive or classified information and work assignments.
The COVID-19 pandemic and related impacts have had and are likely to continue to have an adverse impact on our business, financial condition and results of operations.
In March 2020, COVID-19 was recognized as a pandemic by the World Health Organization and declared a national emergency by the U.S. government. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business and geographies, including how it is impacting our workforce, communities, suppliers, subcontractors and customers. The COVID-19 pandemic has created significant volatility, uncertainty and economic disruption, which has adversely affected, and is expected to continue to adversely affect, our business operations, and could materially and adversely affect our business, financial condition and results of operations.
In addition to volatility in the overall demand environment for our products, systems and services, we have restricted the operations in our facilities, and we may continue to restrict operations if we deem it necessary or if recommended or mandated by governmental authorities which would have a further adverse impact on us. For example, we have temporarily closed portions of, and in some cases, entire facilities, including our manufacturing and engineering facility in St. Louis, Missouri for a two-week period, and implemented operational and travel restrictions, which have disrupted how we operate our business. We have also implemented enhanced health leave benefits and incurred other costs related to the COVID-19 pandemic. We incurred $12 million of expenditures from March 1, 2020 through December 31, 2020 to ensure a safe work environment for our employees. Although we offset a portion of the cash impacts from COVID-19 pursuant to Section 3610 of the Coronavirus Aid, Relief and Economic Securities Act (the “CARES Act”), allowing for a deferral of social security payroll tax payments and pension related contributions, we may not be able to fully offset COVID-19 related costs. We are designated as an essential business in the primary jurisdictions in which we operate, but if we lose that designation we may be subject to additional restrictions on our operations. We may be unable to perform fully on our contracts and our costs may increase as a result of the COVID-19 outbreak. These cost increases may not be fully recoverable or adequately covered by insurance. See “Management’s Discussion and Analysis of Financial Condition—Business Overview and Considerations—Impacts of COVID-19 On Our Business.”

The COVID-19 pandemic has the potential to significantly impact our supply chains, including our access to vital products and services we source from suppliers and vendors. Our supply chains could be impacted if the operations of our suppliers, logistics and other service providers are disrupted, temporarily closed or experience worker shortages. In particular, we rely on smaller suppliers for some materials and underlying components needed for our products and these suppliers may be particularly vulnerable to COVID-19 related disruptions. To the extent that there is a slow-down in production from our suppliers, limiting our own production capacity, this could adversely affect our revenues and profit for a reporting period or beyond. Further, the COVID-19 pandemic could cause delay, or limit the ability of the U.S. government and other customers to perform, including in making timely payments to us. Any effect on our suppliers, other service providers and customers could materially adversely impact our business, financial condition and results of operations.
Further, our management is focused on mitigating the effects of COVID-19, which has required and is expected to continue to require, a large investment of time and resources across our enterprise and which may delay other value-added services or initiatives. Additionally, many of our employees are currently working remotely. An extended period of remote work arrangements could strain our business continuity plans, introduce operational and compliance risk, including but not limited to cyber security risks, and impair our ability to manage our business.
The extent to which the COVID-19 pandemic, or any mutation of this virus or a new virus that necessitates a similar national response, will impact us in the future will depend on numerous evolving factors and developments that we are unable to predict, including: the severity and transmission rate of the virus(es); the duration of the outbreak, including the risk of a resurgence of the virus in areas in which it appears to have been contained; the extent and effectiveness of containment actions; governmental, business and other actions (which could include limitations on our operations or mandates to provide products, systems or services); the continued success of measures taken by governmental authorities worldwide to stabilize the markets and support economic growth, which is unknown and may not be sufficient to address future market dislocations or avert severe and prolonged reductions in economic activity; the impacts on our supply chain; the impact of the pandemic on economic activity; the effects of additional business or facility closures or other changes to our operations; the health of and the effect on our workforce and our ability to meet staffing needs in our businesses and facilities, particularly if members of our workforce are quarantined as a result of exposure; any impairment in value of our tangible or intangible assets which could be recorded as a result of a weaker economic conditions; and the potential effects on our internal controls, including those over financial reporting, as a result of remote working environments and other conditions such as shelter-in-place and similar orders that apply to our employees and business partners, among others. In addition, disruptions in the credit or financial markets or impacts on our credit ratings from the pandemic could adversely affect our ability to access capital on favorable terms and continue to meet our liquidity needs, all of which are highly uncertain and cannot be predicted. This situation continues to evolve, sometimes rapidly, and additional impacts may arise that we are not aware of currently.
The impacts of the COVID-19 pandemic may exacerbate other risks described in this section, any of which could have a material adverse impact on our business, financial condition and results of operations.
Our results of operations and cash flows are substantially affected by our mix of fixed-price, cost-plus and time-and-material type contracts. In particular, fixed-price contracts subject us to the risk of loss in the event of cost overruns or higher than anticipated inflation.
We generate revenue through various fixed-price, cost-plus and time-and-material contracts. For a general description of our U.S. government contracts and subcontracts, including a discussion of revenue generated thereunder and of cost-reimbursable versus fixed-price contracts please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
For the years ended December 31, 2020, 2019 and 2018, approximately 87%, 86% and 82%, respectively, of our revenue was derived from fixed-price contracts. We assume financial risk on fixed-

price contracts due to the risk of potential cost overruns, particularly for firm fixed-price contracts in which we assume all of the cost burden. Our failure to anticipate risks or technical problems, estimate costs accurately or control costs during performance will reduce our profit or cause a loss on these contracts. U.S. government contracts can expose us to potentially large losses because the U.S. government can hold us responsible for completing a project or, in certain circumstances, paying the entire cost of its replacement by another provider regardless of the size or foreseeability of any cost overruns that occur over the life of the contract. Because many of these contracts involve new technologies and applications and can last for years, unforeseen events, such as technological difficulties, engineering or development challenges, fluctuations in raw materials prices, higher than expected inflation, increased labor costs, problems with our suppliers and cost overruns, can result in the contractual price becoming less favorable or even unprofitable to us over time. Furthermore, if we do not meet contract deadlines or specifications, we may need to renegotiate contracts on less favorable terms, be forced to pay penalties or liquidated damages or suffer significant losses if the customer terminates our contract. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, we may not realize their full benefits. For further information, see “—We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. government and its agencies.” Our results of operations depend on our ability to maximize our earnings from our contracts. Cost overruns could have a material adverse impact on our business, financial condition and results of operations.
We are subject to the U.S. government’s requirements, including the DoD’s National Industrial Security Program Operating Manual, for our facility security clearances, which are prerequisites to our ability to perform on classified contracts for the U.S. government.
We require a facility security clearance to perform on classified contracts for the DoD and certain other agencies of the U.S. government. Security clearances are subject to regulations and requirements including, among others, the National Industrial Security Program Operating Manual (the “NISPOM”), which specifies the requirements for the protection of classified information released or disclosed in connection with classified U.S. government contracts. The Defense Counterintelligence and Security Agency (the “DCSA”) manages the facility clearance process under the NISPOM and conducts various facility audits and inspections throughout the lifecycle of a respective facility clearance.
We require certain facility and personnel security clearances to perform our classified U.S. government business. Any facility not audit ready, not staffed by appropriately cleared personnel, and/or that fails a routine inspection places that contract in jeopardy. As such, we must comply with the requirements of the NISPOM and other applicable U.S. government industrial security regulations, including extensive requirements related to cybersecurity. If we were to violate the terms and requirements of the NISPOM or such industrial security regulations (which apply to us under the terms of classified contracts), or if one or more of our facility or personnel security clearances is invalidated or terminated, we may not be able to continue to perform our existing classified contracts and may not be able to enter into new classified contracts, which could adversely affect our revenues. Failure to comply with the NISPOM or other security requirements may result in loss of access to classified information and subject us to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government, which could have a material adverse impact on our business, financial condition and results of operations.
Additionally, the NISPOM requires that a corporation maintaining a facility security clearance be effectively insulated from FOCI. A company is considered to be operating under FOCI whenever a foreign interest has the power, direct or indirect, whether or not exercised, and whether or not exercisable, to direct or decide matters affecting the management or operations of that company in a manner that may result in unauthorized access to classified information, may adversely affect the performance of classified contracts, or may undermine U.S. security or export controls.

Following this offering, Leonardo S.p.A., an Italian company listed on the Milan Stock Exchange, will continue to own the entire share capital of US Holding which, in turn, will beneficially own approximately         % of the voting power of our outstanding common stock (or            % if the underwriters exercise their option to purchase additional shares in full). As a result, we are deemed to be under FOCI. Furthermore, the Italian state beneficially owns approximately 30.2% of Leonardo S.p.A.’s voting power (through its ownership of approximately 30.2% of the outstanding ordinary shares of Leonardo S.p.A.). In order to be permitted to maintain our security clearances and our access to classified data and to perform or bid on classified programs, we are required to mitigate FOCI through a proxy agreement, which we have done by entering into a proxy agreement, dated as of October 26, 2017, with the DoD. Following this offering we expect to enter into an amended and restated proxy agreement and the parties to the proxy agreement have entered into a commitment letter, dated as of         , 2021, as to the form and content of the amended and restated proxy agreement which allows us to operate as if the amended and restated proxy agreement was already in effect. The description of the proxy agreement in this prospectus therefore reflects the terms of the proxy agreement as it will be amended and restated, in accordance with the commitment letter, following this offering. For additional information on the terms and requirements of the proxy agreement, see “—We operate under a proxy agreement with the DoD that regulates significant areas of our governance. If we fail to comply with the proxy agreement our classified U.S. government contracts could be terminated, which could have a material adverse impact on our business, financial condition and results of operations.”
While we currently mitigate FOCI under the proxy agreement, the DoD reserves the right to impose such additional security safeguards as it believes necessary in order to prevent unauthorized access to classified and controlled unclassified information and any U.S. government agency may deny or revoke our access to classified and controlled unclassified information under its jurisdiction if it considers it necessary to protect national security. Failure to maintain an agreement with the DoD regarding the appropriate FOCI mitigation arrangement could result in invalidation or termination of our facility security clearances, which in turn would mean that we would not be able to perform under current or enter into future contracts with the U.S. government requiring facility security clearances.
We depend on revenues from contracts and subcontracts with the U.S. government, including defense-related programs with the DoD and a broad range of programs with each of the service branches. Revenues derived directly or indirectly from contracts with the U.S. government were approximately 84%, 89% and 86% for the years ended December 31, 2020, 2019 and 2018, respectively. If we fail to maintain an agreement with the DoD regarding the appropriate FOCI mitigation arrangement or otherwise fail to comply with the NISPOM, this could have a material adverse impact on our business, financial condition and results of operations. For further information, see “—We depend on U.S. defense spending for the vast majority of our revenues. Disruptions or deteriorations in our relationships with the relevant agencies of the U.S. government could have a material adverse impact on our business, financial condition and results of operations.”
We depend on U.S. government contracts, which often are only partially funded and are subject to immediate termination. The termination or failure to fund one or more of these contracts could have a material adverse impact on our business, financial condition and results of operations.
Over its lifetime, a U.S. government program may be implemented by the award of many different individual contracts and subcontracts. The funding of U.S. government programs is subject to Congressional appropriations. U.S. government appropriations in turn are affected by general U.S. government budgetary issues and related legislation. Although multi-year contracts may be authorized and appropriated in connection with major procurements, Congress generally appropriates funds on a government fiscal year basis, which runs from October 1 to September 30. Procurement funds are typically made available for obligation over the course of one to three years. Consequently, programs often initially receive only partial funding, and additional funds are obligated only as Congress makes further appropriations. We cannot predict the extent to which total funding and/or funding for individual programs will be included, increased or reduced as part of the annual appropriations process ultimately approved by Congress and the President or in separate supplemental appropriations or continuing resolutions, as applicable. The termination of funding for a U.S. government program would result in a loss of anticipated future revenue attributable to that program, which could have a material adverse impact on our business, financial condition and results of operations. In addition, the termination of a program or the failure to commit additional funds to a program that already has been started could result in lost revenue and increase our overall costs of doing business. The loss of revenues from our possible failure to obtain renewal or follow-on contracts may be significant because we depend on the U.S. government for a significant portion of our revenues. For further information, see “—We depend on U.S. defense spending for the vast majority of our revenues. Disruptions or deteriorations in our relationships with the relevant agencies of the U.S. government could have a material adverse impact on our business, financial condition and results of operations.”
In addition, U.S. government contracts may generally be terminated, in whole or in part, without prior notice at the U.S. government’s convenience upon payment only for work done and commitments made at the time of termination. For some contracts, we are a subcontractor and not the prime contractor, and in those arrangements, the U.S. government could terminate the prime contractor for convenience without regard for our performance as a subcontractor. We can give no assurance that one or more of our contracts will not be terminated under those circumstances. Also, we can give no assurance that we would be able to procure new contracts to offset the revenue or backlog lost as a result of any termination of our contracts. Because a significant portion of our revenue depends on our performance and payment under our contracts, the loss of one or more large contracts could have a material adverse impact on our business, financial condition and results of operations.
In addition to termination for convenience, U.S. defense contracts are generally also terminable for default based on performance. Termination by the U.S. government, or one of its prime contractors, of a contract due to default could in addition to the loss of future revenue obligate us to pay for re-procurement costs in excess of the original contract price, net of the value of work accepted from the original contract, as well as other damages. Termination of a contract due to our default could also impair our reputation and our ability to compete for other contracts which could have a material adverse impact on our business, financial condition and results of operations. Additionally, our U.S. government contracts are heavily regulated and subject to audit and negative audit findings could result in the termination of these or other contracts or the failure to receive future awards, see “—We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. government and its agencies.”
The U.S. government also has the ability to stop work under a contract for a limited period of time for its convenience. It is possible that the U.S. government, or one of its prime contractors, could invoke this ability across a limited or broad number of contracts. In the event of a stop work order, contractors are typically protected by provisions covering reimbursement for costs incurred on the contract to date and for costs associated with the temporary stoppage of work on the contract plus a reasonable fee. However, such temporary stoppages and delays could introduce inefficiencies and result in financial and other damages for which we may not be able to receive full recovery. They could also ultimately result in termination of a contract (or contracts) for convenience or reduced future orders.
We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. government and its agencies.
We depend on U.S. government contracts, which are heavily regulated and subject to audit by the U.S. government and its agencies, such as the Defense Contract Audit Agency (“DCAA”), Defense Contract Management Agency (“DCMA”), the DoD Inspector General, and others. These agencies review performance on government contracts, direct and indirect rates and pricing practices, and compliance with applicable contracting and procurement laws, regulations and standards. They also review compliance with government standards for our business systems and the adequacy of our internal control systems and policies. Negative findings related to our business and accounting systems and financial controls and capability could result in our ineligibility for future cost-plus contracts. Costs ultimately disallowed or found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. We record contract revenue based on costs on which we expect to be paid after any final audit. However, we do not know the outcome of any future audits and adjustments in advance, and we may be required to reduce our revenue or profits materially upon completion and final negotiation of audits. As a result of certain cost reduction initiatives across our industry, we have experienced and may continue to experience an increased number of audits and/or a lengthened period of time required to close open audits. For example, the thresholds for certain allowable costs in the U.S., including compensation costs, have been significantly reduced; the allowability of other types of costs are being challenged, debated and, in certain cases, modified, all with potentially significant financial costs to the Company.
If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties, sanctions, termination of contracts, forfeiture of profits or suspension or debarment from doing business with the U.S. government. Whether or not illegal activities are alleged, the U.S. government has the ability to decrease or withhold certain payments when it deems systems subject to its review to be inadequate, with significant financial impact. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us or our business partners and suppliers.
Additionally, we are reviewed and rated by our government clients on a contract by contract basis. The receipt of a negative review on one contract could cause us reputational harm and adversely affect our ability to win future contracts.
Due to our reliance on government contracts, negative audit findings or reviews for one or more of these contracts could have a material adverse impact on our business, financial condition and results of operations.
We are subject to a number of procurement, international trade, and other rules regulations and requirements related to our industry, our products, and the businesses we operate. If we fail to comply with such rules, regulations or other requirements we may be subject to civil and/or criminal penalties and/or administrative sanctions.
As a U.S. government contractor, we (and our subcontractors and others with whom we do business) must comply with many significant procurement regulations and other specific legal requirements. These regulations and other requirements increase our performance and compliance costs and risks and regularly evolve. New laws, regulations or procurement requirements or changes to current ones (including, for example, evolving and strengthening regulations related to cybersecurity, privacy, recovery of employee compensation costs, counterfeit and/or substitute parts, anti-human trafficking, organizational conflicts of interest, specialty metals and conflict minerals) can significantly increase our costs and risks and negatively affect our results of operations.
If we fail to comply with procurement regulations or other requirements we may be subject to civil and/or criminal penalties and/or administrative sanctions, which may include termination or modification of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government, any of which could have a material adverse effect on our business, financial condition and results of operations.
We (again, including our subcontractors and others with whom we do business) are also subject to, and expected to perform in compliance with, a vast array of federal laws, regulations and requirements related to our industry, our products and the businesses we operate. These laws and regulations include, but are not limited to, the Anti-Kickback Act, the Arms Export Control Act, including the ITAR, the Communications Act, the Defense Federal Acquisition Regulations, the EAR (which includes anti-boycott provisions), the False Claims Act, the Federal Acquisition Regulation, the FCPA, the Lobbying Disclosure Act, the Procurement Integrity Act, the Truthful Cost or Pricing Data Act, the Foreign Trade Regulations, the Foreign Investment Risk Review Modernization Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and Executive Orders and regulations, administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, as well as rules and regulations administered by the U.S. Customs and Border Protection and the Bureau of Alcohol, Tobacco, Firearms

and Explosives. While we have implemented compliance programs that are intended to avoid violations of these federal laws, regulations and requirements, given the nature of our operations and the constant evolution of applicable laws, regulations and requirements, we may not be able to prevent future violations. If we are found to have violated such laws, regulations or requirements, we may be subject to reductions of the value of contracts; contract modifications or termination; the withholding of payments from our customer; the loss of export privileges; administrative or civil judgments and liabilities; criminal judgments or convictions, liabilities and consent or other voluntary decrees or agreements; other sanctions; the assessment of penalties, fines, or compensatory, treble or other damages or non-monetary relief or actions; or suspension or debarment.
If we or those with whom we do business do not comply with the laws, regulations and processes to which we are subject or if U.S. government practices or requirements change significantly, including with respect to the thresholds for allowable costs, it could affect our ability to compete and adversely impact our business, financial condition and results of operations.
The U.S. government’s organizational conflict of interest rules could limit our ability to successfully compete for new contracts or may require us to exit or wind down certain existing contracts, any of which could adversely affect our business, financial condition, results of operations and prospects.
Past efforts by the U.S. government to reform its procurement practices have focused, among other areas, on the separation of certain types of work to facilitate objectivity and avoid or mitigate organizational conflicts of interest, and the strengthening of regulations governing organizational conflicts of interest. Organizational conflicts of interest may arise from circumstances in which a contractor has:
•impaired objectivity during performance;
•unfair access to non-public information; or
•the ability to set the “ground rules” for another procurement for which the contractor competes.
A focus on organizational conflicts of interest issues has resulted in legislation and regulations aimed at increasing organizational conflicts of interest requirements, including, among other things, separating sellers of products and providers of advisory services in major defense acquisition programs. These organizational conflicts of interest regulations have led to increased bid protests related to arguments to disqualify or overturn awards based on conflict grounds.
Future legislation and regulations may increase the restrictions in current organizational conflicts of interest regulations and rules. To the extent that organizational conflicts of interest laws, regulations and rules limit our ability to successfully compete for new contracts or task orders with the U.S. government and/or commercial entities, or require us to exit certain existing contracts or wind down certain existing contracts, either because of organizational conflicts of interest issues arising from our business or because companies with which we are affiliated, including Leonardo S.p.A. and its subsidiaries (including US Holding), or with which we otherwise conduct business create organizational conflicts of interest issues for us, our business, financial condition, results of operations and prospects could be materially and adversely affected.
The U.S. government has and may continue to implement initiatives focused on efficiencies, affordability and cost growth and other changes to its procurement practices.
Our industry has experienced, and we expect will continue to experience, significant changes to business practices globally as a result of an increased focus on affordability, efficiencies, business systems, recovery of costs and a reprioritization of available defense funds to key areas for future defense spending. These initiatives and changes to procurement practices may change the way U.S. government contracts are solicited, negotiated and managed, which may affect whether and how we pursue opportunities to provide our products and services to the U.S. government, including the terms and conditions under which we do so. For example, in connection with these cost reduction initiatives the

U.S. government is pursuing alternatives to shift additional responsibility and performance risks to the contractor. Changes in procurement practices favoring incentive-based fee arrangements, different award criteria, non-traditional contract provisions and government contract negotiation offers also may affect our results of operations and predictability. The U.S. government has been pursuing and may continue to pursue these and other policies that could negatively impact our profitability and adversely impact our business, financial condition and results of operations.
We use estimates in pricing and accounting for many of our programs, and changes in our estimates could adversely impact our business, financial condition and results of operations.
We enter into forward pricing rate agreements with our U.S. government clients that establish specific direct and indirect rates to be used in pricing all contracts with the applicable government agency for a specified period of time. This requires us to estimate the costs that we will incur in connection with future contracts. Failure to accurately estimate the costs that we will incur including as a result of changes in underlying assumptions, circumstances or estimates may materially reduce our profit or cause a loss on these contracts and adversely impact our business, financial condition and results of operations.
Additionally, accounting for our contracts requires judgment relative to assessing costs, including costs associated with customer-directed delays and reductions in scheduled deliveries, unfavorable resolutions of claims and contractual matters, judgments associated with estimating contract revenue and costs and assumptions for schedule and technical issues. Due to the size, nature and performance period of many of our contracts, the estimation of total revenue and cost at completion is complicated and subject to many variables. For example, we must make assumptions regarding: (i) the length of time to complete the contract because costs also include expected increases in wages and prices for supplies and materials; (ii) whether contracts should be accounted for as having one or more performance obligations based on the goods and services promised to the customer; (iii) incentives or penalties related to performance on contracts in estimating revenue and profit rates, and recording them when there is sufficient information for us to assess anticipated performance; and (iv) estimates of award fees in estimating revenue and profit rates based on actual and anticipated awards. Because of the significance of the judgments and estimation processes involved in accounting for our contracts, materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely impact our business, financial condition and results of operations.
We may not realize the full value of our total estimated remaining contract value or bookings, including as a result of reduction of funding or cancellation of our U.S. government contracts, which could have a material adverse impact on our business, financial condition and results of operations.
Our total backlog consists of funded and unfunded amounts. Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts. Unfunded backlog represents the revenue value of firm orders for products and services under existing contracts for which funding has not yet been appropriated less funding previously recognized on these contracts. In addition to backlog, we also evaluate estimated potential remaining contract value, which represents unexercised options associated with existing firm contracts and primarily includes options and agreements with existing customers to purchase new services. Estimated potential remaining contract value together with backlog represents total estimated contract value. Lastly, we evaluate bookings which we define as the total value of contract awards received from the U.S. government for which it has appropriated funds and legally obligated such funds to the Company through a contract or purchase order, plus the value of contract awards and orders received from customers other than the U.S. government. As of December 31, 2020, our total estimated remaining contract value was approximately  $11,272 million, consisting of approximately $ 7,981 million of estimated potential remaining contract value and approximately $3,291 million of total backlog. Our bookings for the period were 3,055 million. We historically have not realized all of the revenue included in our total estimated contract value or bookings, and we may not realize all of the revenue included in our total estimated contract value or bookings in the future. There is a higher degree of risk in this regard with respect to estimated potential remaining contract value and unfunded backlog. In addition, there can be no assurance that our total estimated contract value or bookings will result in actual revenue in any particular period. This is because the actual receipt, timing, and amount of revenue under contracts included in total estimated contract value and bookings are subject to various contingencies, including Congressional appropriations, many of which are beyond our control. The actual receipt of revenue from contracts included in total estimated contract value and bookings may never occur or may be delayed because: a program schedule could change or the program could be canceled; a contract’s funding or scope could be reduced, modified, delayed, de-obligated or terminated early, including as a result of a lack of appropriated funds or cost cutting initiatives and other efforts to reduce U.S. government spending and/or the automatic federal defense spending cuts required by sequestration; in the case of funded backlog, the period of performance for the contract has expired or the U.S. government has exercised its unilateral right to cancel multi-year contracts and related orders or terminate existing contracts for convenience or default; in the case of unfunded backlog, funding may not be available or, in the case of estimated potential remaining contract value, our clients may not exercise their options. Our failure to replace canceled or reduced total estimated contract value or bookings could have a material adverse impact on our business, financial condition and results of operations. See “—We have unfunded obligations under our pension plans, and we use estimates in accounting for our pension plans and changes in our estimates could adversely affect our financial condition and results of operations.”
Our business may be harmed if we are unable to appropriately manage our inventory.
We are subject to the risk that the inventory we carry may decrease in value over time due to, among other things, changes in customer priorities and needs. Any increase in the level of inventories of finished goods, components and raw materials that we carry, including due to any failure to replace cancelled or reduced backlog or other shortfalls in anticipated sales, may increase our risk of inventory obsolescence and corresponding inventory write-downs and write-offs, and such amounts could be material. If we are unable to appropriately manage our inventory balances it could have a material adverse impact on our business, financial condition and results of operations.
Our working capital requirements and cash flows are extremely variable and subject to fluctuation, which could have a material adverse effect on our business, financial condition and results of operations.
Our working capital requirements and cash flows have historically been, and are expected to continue to be, subject to significant fluctuations. Historically we have had negative cash flows in some quarters of the year, and we expect this pattern to continue in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If we are unable to manage fluctuations in cash flow, it could have a material adverse impact on our liquidity, as well as on our business, financial condition and results of operations. Factors which could result in fluctuations in our working capital and cash flows include:
•the quantity of product and service sales revenue achieved;
•the margins achieved on sales of products and services;
•the timing and collection of receivables;
•the timing and size of inventory and related component purchases;
•the timing of payment on payables and accrued liabilities; and
•the adequacy of our current financing arrangements and access to additional financing.

We cannot predict future capital needs, the sufficiency of our current financing or our ability to obtain additional financing if we need it.
Our operations are capital intensive and we rely heavily on financing, including working capital financing, such as factoring and supply chain financing. We may also enter into other types of financings in the future, including bank and bond financing. Although we believe that our available cash resources, together with our retained earnings, are sufficient to meet our presently anticipated liquidity needs and capital expenditure requirements, we might in the future need to raise additional funds to, among other things:
•fund our operations;
•address fluctuations in cash flow (including negative cash flow periods);
•support more rapid growth of our business;
•develop new or enhanced products and solutions;
•respond to competitive pressures; and
•acquire companies or technologies.
We cannot guarantee that we will continue to be able to extend existing working capital financing on commercially reasonable terms or at all and we might be unable to obtain additional financing, if needed, on terms acceptable to us, if at all. In the past we have been reliant on our parent company for financing. If sufficient funds are not available or are not available on terms acceptable to us, our ability to fund our current operations, fund expansion, take advantage of acquisition opportunities, develop or enhance services or products, or otherwise respond to competitive pressures would be significantly limited. We may be required to obtain the consent of US Holding in order to obtain financing and there is no guarantee that their consent will be granted. See “—Risks Relating to Our Status as a Controlled Company and under the Proxy Agreement—Our ultimate majority stockholder, Leonardo S.p.A., may have interests that are different from, or conflict with, those of our other stockholders, and their significant ownership in us may discourage change of control transactions.” The existing debt obligations of Leonardo S.p.A., which contain restrictions applicable to subsidiaries of Leonardo S.p.A., including us, may also negatively impact our ability to obtain additional financing on terms acceptable to us, if at all. In addition, any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely impact our ability to access capital. These limitations could have a material adverse impact on our business, financial condition and results of operations.
The agreements governing our debt contain various covenants that limit our ability to take certain actions and also require us to meet financial maintenance tests, and failure to comply with these covenants could have an adverse impact on our business, financial condition and results of operations.
Our financing arrangements contain restrictions, covenants and events of default that, among other things, require us to satisfy certain financial tests and maintain certain financial ratios and restrict our ability to incur additional indebtedness and to refinance our existing indebtedness. Financing arrangements which we enter into in the future, including those described in the section “Recapitalization” in this prospectus, could contain similar restrictions and additionally could require us to comply with similar, new or additional financial tests or to maintain similar, new or additional financial ratios. For example, we expect to repay in full our outstanding related-party financing arrangements of $237 million and enter into financing arrangements providing for the issuance of $450 million of third-party debt (consisting of the Term A Loan and the Bridge Loan, in each case subject to the consummation of this offering). We anticipate that the Bridge Loan will be repaid with the net proceeds from the issuance of unsecured senior notes following this offering. Any such unsecured senior notes would be offered pursuant to a separate offering memorandum and nothing contained in this prospectus shall constitute an offer to sell or solicitation of an offer to buy such unsecured senior notes. There is no assurance as to the launch or completion of any unsecured senior notes offering. If we are unable to complete an unsecured senior notes offering or other transaction on substantially similar terms, then we could be subject to the higher interest rates and stricter covenants under the Bridge Loan for an extended period relative to those anticipated under the unsecured senior notes. See “Recapitalization” and “Unaudited Pro Forma Consolidated Financial Information.”
The terms of our financing arrangements may impose various restrictions and covenants on us that could limit our ability to respond to market conditions, provide for capital investment needs or take advantage of business opportunities by limiting the amount of additional borrowings we may incur. These restrictions may include compliance with, or maintenance of, certain financial tests and ratios and may limit or prohibit our ability to, among other things:
•borrow money or guarantee debt;
•create liens;
•pay dividends or acquire our capital stock;
•make investments and acquisitions;
•enter into, or permit to exist, contractual limits on the ability of our subsidiaries to pay dividends to us;
•enter into new lines of business;
•enter into transactions with affiliates; and
•sell assets or merge with other companies.
Various risks, uncertainties and events beyond our control could affect our ability to comply with these restrictions and covenants. Failure to comply with any of the restrictions and covenants that may be in our financing arrangements could result in a default under those arrangements and under other arrangements that may contain cross-default provisions.
A default would permit lenders to accelerate the maturity of the debt under these arrangements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.
To service indebtedness and fund other cash needs, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.
Our ability to pay principal and interest on our anticipated debt obligations and to fund any planned capital expenditures and other cash needs will depend in part upon the future financial and operating performance of our company and our subsidiaries. Prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments.
If we are unable to make payments or we are unable to refinance the debt or obtain new financing under these circumstances, we may consider other options, including:
•sales of assets;
•equity offerings;

•reductions or delays of capital expenditures, strategic acquisitions, investments and alliances; or
•negotiations with our lenders to restructure the applicable debt.
Some of our variable-rate indebtedness, including our third-party indebtedness expected to be issued in connection with this offering as described in the section “Recapitalization,” uses LIBOR as a benchmark for establishing the rate. LIBOR is expected to be discontinued after 2021 and will be replaced with an alternative reference rate. The consequence of this development cannot be entirely predicted but could include an increase in the cost of our variable rate indebtedness. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us in an amount sufficient, to enable us to pay our anticipated indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our anticipated indebtedness on or before maturity. We may not be able to refinance any of our anticipated debt on commercially reasonable terms, or at all.
We face intense competition and may suffer losses if we fail to compete efficiently.
We operate in highly competitive markets and compete with many large, small and mid-tier defense contractors, including, at times, our customers, based on performance, cost, overall value, delivery and reputation. Our competitors continuously seek to expand their business relationships with the U.S. government and will continue these efforts in the future, and the U.S. government may choose to use other contractors. We expect that a majority of the business that we seek will be awarded through competitive bidding. The U.S. government has increasingly relied on certain types of contracts that are subject to multiple competitive bidding processes, including multi-vendor Indefinite Delivery Indefinite Quantity (“IDIQ”), Governmentwide Acquisition Contracts, General Services Administration Schedule and other multi-award contracts, which has resulted in greater competition and increased pricing pressure. Many of our larger competitors have significantly greater financial resources than we do and have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas, including as a result of substantial industry consolidation, which increased the market share of certain of our competitors and enabled them to take advantage of economies of scale and develop new technologies. These larger competitors may also benefit from supply chain leverage and pricing flexibility, including, in some cases, the ability to price contracts at a loss, due to their size. Larger competitors, for example, may decide to pursue contracts typically won by mid-tier contractors, such as us. Additionally, our smaller competitors may have lower overhead rates than we do, enabling them to compete effectively on pricing against mid-tier contractors such as us. A number of these competitors are also our suppliers and customers. Additionally, some customers, including the DoD, are increasingly purchasing “off the shelf” components from commercial suppliers in lieu of using traditional defense contractors to design and manufacture such items.
We may not be able to continue to win competitively awarded contracts or to obtain task orders under multi-award contracts. Further, the competitive bidding process involves significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us or may be split with competitors, as well as the risk that we may fail to accurately estimate the resources and costs required to fulfill any contract awarded to us. The current competitive environment has resulted in an increase of bid protests from unsuccessful bidders, which typically extends the time until work on a contract can begin. Following any contract award, we may experience significant expense or delay, contract modification or contract rescission as a result of our competitors protesting or challenging contracts awarded to us in competitive bidding.
Preferences or set-asides for minority-owned, small and small disadvantaged businesses could impact our ability to be a prime contractor and limit our opportunity to work as a subcontractor on certain governmental procurements.
As a result of the Small Business Administration (“SBA”) set-aside program, the federal government may decide to restrict certain procurements only to bidders that qualify as minority-owned, small, or small disadvantaged businesses. We would not be eligible to perform as a prime contractor on those programs and in general would be restricted to no more than 49% of the work as a subcontractor on those programs. An increase in the amount of procurements under the SBA set-aside program may impact our ability to bid on new procurements as a prime contractor, limit our opportunity to work as a subcontractor or restrict our ability to compete on incumbent work that is placed in the set-aside program.
We depend in part upon our relationships and alliances with industry participants in order to generate revenue, which involves risks and uncertainties.
We rely on the strength of our relationships with other industry participants, including major prime contractors and small businesses, to form strategic alliances and we have entered, and expect to continue to enter, into joint venture, teaming, partnership, subcontractor and other arrangements. These activities involve risks and uncertainties, including the risk that a joint venture or applicable entity fails to satisfy its obligations, which may result in certain liabilities to us from guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts and the business arrangements generally. In some cases, these relationships are subject to exclusivity arrangements which subject us to the risk that we may be forced to forego superior opportunities with a different partner. In addition, particularly where we act as a subcontractor and form teaming arrangements in which we and other contractors bid on particular contracts or programs, we often lack control over fulfillment of a contract and poor performance on the contract could impact our customer relationship, even when we perform as required. If partners in teaming arrangements suffer financial difficulties, face compliance or other reputational issues or fail to comply with the law, we may be adversely affected to the extent we are relying on such partners. Additionally, the U.S. Department of Justice and Federal Trade Commission have periodically and increasingly focused on ensuring competition in government acquisition and could challenge a teaming arrangement. If any of our existing relationships with our industry partners were impaired or terminated, or if we are unable to enter into future arrangements, we could also experience significant delays in the development of new products ourselves, and we would incur additional development costs. We would need to fund these costs internally or identify new industry partners.
Some of our industry partners and major customers are also potential competitors, which may impair the viability of new or continued strategic relationships. This position may create conflicts of interest and uncertainty in circumstances where we continue to operate as both a subcontractor for and a competitor to one of our industry partners or customers, potentially jeopardizing potential revenue opportunities. While we must compete effectively in the marketplace, our future alliances may depend on our industry partners’ perception of us. Our ability to win new and/or follow-on contracts may be dependent upon our relationships within the defense industry.
Contractual disputes with industry participants or the inability of our key suppliers to timely deliver our components, parts or services, could cause our products, systems or services to be produced or delivered in an untimely or unsatisfactory manner.
We act as subcontractor on many contracts and engage subcontractors on many of our own contracts. We may have disputes with our contractual counterparts, including regarding the quality and timeliness of work performed by a subcontractor, customer concerns about a subcontract or subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of personnel of a subcontractor or as a subcontractor or our counterpart’s failure to comply with applicable law. In addition, there are certain parts, components and services for many of our products, systems and services that we source from other manufacturers or vendors. Some of our suppliers, from time to time, experience financial and operational difficulties, which may impair their ability to supply the materials, components, subsystems and services that we require. Impacts from the COVID-19 pandemic have created or exacerbated existing materials shortages, resulted in supplier business closures and disrupted our supply chain. Future impacts from the pandemic remain highly uncertain as the situation continues to evolve, sometimes rapidly. In addition, our supply chain may be disrupted by trade conflicts and tariffs imposed on products, as well as other external events, including natural disasters, extreme weather conditions, future medical epidemics or pandemics, acts of terrorism, cyber attacks and labor disputes, governmental actions and legislative or regulatory changes, such as product certification or stewardship requirements, sourcing restrictions, product authenticity and climate change or greenhouse gas emission standards. These or any further political or governmental developments or health concerns could result in social, economic and labor instability. Any inability to develop alternative sources of supply on a cost-effective and timely basis could materially impair our ability to manufacture and deliver products, systems and services to our customers.
We may have disputes with our subcontractors or suppliers; material supply constraints or problems; or component, subsystems or services problems in the future. Also, our subcontractors and other suppliers may not be able to acquire or maintain the quality of the materials, components, subsystems and services they supply, which might result in greater product returns, service problems and warranty claims and could harm our business, financial condition and results of operations. Further, warranty claims brought by our customers related to third-party components and materials may arise after our ability to bring corresponding warranty claims against such suppliers expire, which could result in costs to us. In addition, in connection with our government contracts, we are required to procure certain materials, components and parts from supply sources approved by the U.S. government and we rely on our subcontractors and suppliers to comply with applicable laws, regulations and other requirements regarding procurement of counterfeit, unauthorized or otherwise non-compliant parts or materials, including parts or materials they supply to us, and in some circumstances, we rely on their certifications as to their compliance. From time to time, we use components for which there is only one supplier and that supplier may be unable to meet our needs. The inability of our suppliers to perform, or their inability to perform adequately, could also result in the need for us to transition to alternate suppliers, which could result in significant incremental cost and delay or the need for us to provide other resources to support our existing suppliers. Each of these subcontractor and supplier risks could have a material adverse impact on our business, financial condition and results of operations.
We are susceptible to a security breach, through cyber attack, cyber intrusion, insider threats or otherwise, and to other significant disruptions of our IT networks and related systems or of those we operate for our customers.
We store sensitive data, including information relating to national security and other sensitive government functions, intellectual property and technology, proprietary business information, and confidential employee information such as personally identifiable or protected health information on our servers and databases. We are subject to laws and rules issued by U.S. and non-U.S. governments and agencies concerning safeguarding and maintaining information confidentiality including extensive and evolving cyber requirements of the DoD. We face the risk of a security breach with respect to that data, whether through cyber attack, cyber intrusion or insider threat via the Internet, malware, computer viruses, attachments to e-mails, persons inside our organization or with access to systems inside our organization, threats to the physical security of our facilities and employees or other significant disruption of our IT networks and related systems or those of our suppliers or subcontractors. The risk of security breaches may be higher during times of a natural disaster or pandemic (including COVID-19) due to remote working arrangements. As an advanced technology-based solutions provider, and particularly as a government contractor with access to national security and other sensitive government information, we face a heightened risk of a security breach or disruption from threats to gain unauthorized access to our and our customers’ proprietary or classified information on our IT networks and related systems and to the IT networks and related systems that we operate and maintain for certain of our customers. These types of information and IT networks and related systems are critical to the operation of our business and essential to our ability to perform day-to-day operations, and, in some cases, are critical to the operations of certain of our customers. We make significant efforts to maintain the security and integrity of these types of information and IT networks and related systems and have implemented various measures to manage the risk of a security breach or disruption. As is the case with many other companies, we have experienced cyber security incidents in the past, including DoS attacks, ransomware, and attacks from suspected nation state actors. Our efforts and measures have not been effective in the case of every incident, but no incident has had a material negative impact on us to date. Sensitive data saved on networks, systems and facilities therefore remain vulnerable because of the risk that cybersecurity incidents, including, but not limited to, attempts to gain unauthorized access to data, potential security breaches, particularly cyber attacks and cyber intrusions, or disruptions, will occur in the future, and because the techniques used in such attempts are constantly evolving and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected. In some cases, the resources of foreign governments may be behind such attacks due to the nature of our business and the industries in which we operate. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures. Thus, it is impossible for us to entirely mitigate this risk, and there can be no assurance that future cyber security incidents will not have a material negative impact on us. A security breach or other significant disruption involving these types of information and IT networks and related systems could:
•disrupt the proper functioning of these networks and systems and, therefore, our operations and/or those of certain of our customers;
•result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information of ours, our customers or our employees, including trade secrets, which could be used to compete against us or for disruptive, destructive or otherwise harmful purposes and outcomes;
•result in litigation and governmental investigation and proceedings associated with cybersecurity incidents;
•compromise national security and other sensitive government functions;
•require significant management attention and resources to remedy the damages that result;
•result in costs which exceed our insurance coverage and/or indemnification arrangements;
•subject us to claims for contract breach, damages, credits, penalties or termination; and
•damage our reputation with our customers (particularly agencies of the U.S. government) and the general public.
Additionally, a failure to comply with the National Institute of Standards and Technology Special Publication 800-171 or the DoD’s cybersecurity requirements, including the Cyber Security Material Model Certificate (“CMMC”) which will require all contractors to receive specific third-party certifications relating to specified cybersecurity standards in order to be eligible for contract awards, whether or not resulting in a security breach or disruption, could restrict our ability to bid for, be awarded and perform on DoD contracts. The DoD expects that all new contracts will be required to comply with the CMMC by 2026, and initial requests for information and for proposal have already begun. We are in the process of evaluating our readiness and preparing for the CMMC, but to the extent we, or our subcontractors or other third parties on whom we rely, are unable to achieve certification in advance of contract awards that specify the requirement, we will be unable to bid on such contract awards or on follow-on awards for existing work with the DoD, depending on the level of standard as required for each solicitation, which could adversely impact our revenue, business, results of operations and financial condition. We will also be required to go through a recertification process every two years in order to maintain our certification. In addition, any obligations that may be imposed on us under the CMMC may be different from or in addition to those otherwise required by applicable laws and regulations, which may cause additional expense for compliance.
We must also rely on the safeguards put in place by customers, suppliers, vendors, subcontractors, partners in teaming arrangements or other third parties to minimize the impact of cyber threats, other security threats or business disruptions. These third parties may have varying levels of cybersecurity expertise and safeguards, and their relationships with government contractors, such as our company, may increase the likelihood that they are targeted by the same cyber threats, including from foreign governments, we face. In the event of a breach affecting these third parties, our business and financial results could suffer materially. With respect to our commercial arrangements with these third parties, we have processes designed to require that the third parties and their employees and agents agree to maintain certain standards for the storage, protection and transfer of confidential, personal and proprietary information. However, we remain at risk of a data breach due to the intentional or unintentional non-compliance by a third party’s employee or agent, the breakdown of a third party’s data protection processes, which may not be as sophisticated as ours, or a cyber attack on a third party’s information network or systems.
The impact of these various factors is difficult to predict, but any of them could result in the loss of information or capabilities, harm to individuals or property, damage to our reputation, loss of business, contractual or regulatory actions and potential liabilities, any one of which could have a material adverse impact on our business, financial condition and results of operations.
Significant capital investments and other expenditures could be required to remedy cybersecurity problems and prevent future breaches, including costs associated with additional security technologies, personnel and experts. These costs, which could be material, could adversely impact our results of operations in the period in which they are incurred and may not meaningfully limit the success of future attempts to breach our information technology systems.
We may be at greater risk from terrorism and other threats to our physical security and personnel, than other companies.
As a defense contractor, we may be more likely than other companies to be a direct target of, or an indirect casualty of, physical attacks including by active shooters, terrorists or terrorist organizations. It is impossible to predict accurately the likelihood or impact of any attack on our industry generally or on our business. While we have implemented significant physical security protection measures, business continuity plans and established backup sites, in the event of an attack or a threat of an attack, these security measures and contingency plans may be inadequate to prevent significant disruptions in our business, technology or access to the infrastructure necessary to maintain our business. Such attack may harm our personnel, close our facilities or render our backup data and recovery systems inoperable. Damage to our facilities due to attacks may be significantly in excess of any amount of insurance recovery, and we may not be able to insure against such damage at a reasonable price or at all. The threat of attacks may also negatively affect our ability to attract and retain employees. Any of these events could have a material adverse effect on our business, financial condition and results of operations.
Our future success will depend on our ability to respond to the rapid technological changes in the markets in which we compete, our ability to introduce new or enhanced products and to enter into new markets.
The markets in which we compete are characterized by rapid technological developments and frequent new product introductions, enhancements and modifications. Our ability to develop new products and technologies that anticipate changing customer requirements, reduce costs and otherwise retain or enhance our competitive position in existing and new markets will be an important factor in our future results from operations. We will continue to make substantial capital expenditures and incur significant research and development costs aimed at improving our manufacturing capability, reducing costs, and developing and introducing new products and enhancements. If we fail to develop and introduce new products and technologies in a timely manner it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot be certain that our new products and technologies will be successful or that customers will accept any of our new products.
Many of our contracts contain performance obligations that require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise or are dependent upon factors not wholly within our control. Failure to meet our contractual obligations could adversely affect our business, financial condition, results of operations, reputation and future prospects.
We design, develop and manufacture technologically advanced and innovative products and services, which are applied by our customers in a variety of environments, including some under highly demanding operating conditions, to accomplish challenging missions. Problems and delays in development or delivery, or system failures, as a result of issues with respect to design, technology, intellectual property rights, labor, inability to achieve learning curve assumptions, inability to manage effectively a broad array of programs, manufacturing materials or components, or subcontractor performance could prevent us from meeting requirements and create significant risk and liabilities. In addition, any obsolescence of components used in our products may require us to redesign our products, in whole or in part, which could cause increased costs. Similarly, failures to perform on schedule or otherwise to fulfill our contractual obligations could negatively affect our reputation and ability to win future business which could have a material adverse impact on our business, financial condition and results of operations.
In addition, our products cannot be tested and proven in all situations and are otherwise subject to unforeseen problems. Examples of unforeseen problems that could negatively affect revenue, schedule and results of operations include premature failure of products that cannot be accessed for repair or replacement, failure to perform in anticipated or unanticipated battlefield conditions, unintended explosions or similar events, problems with design, quality and workmanship, inadequate delivery of subcontractor components or services and degradation of product performance. These failures could result, either directly or indirectly, in loss of life or property. Among the factors that may affect revenue and results of operations could be inaccurate cost estimates, design issues, human factors, unforeseen costs and expenses not covered by insurance or indemnification from the customer, diversion of management focus in responding to unforeseen problems, loss of follow-on work, and, in the case of certain contracts, repayment to the government customer of contract cost and fee payments we previously received, or replacement obligations. See also “—Our results of operations and cash flows are substantially affected by our mix of fixed-price, cost-plus and time-and-material type contracts. In particular, fixed-price contracts subject us to the risk of loss in the event of cost overruns or higher than anticipated inflation.” and “—We use estimates in pricing and accounting for many of our programs, and changes in our estimates could adversely impact our business, financial condition and results of operations.”
If we are unable to meet our obligations, including due to issues regarding the design, development or manufacture of our products or services, it could have a material adverse impact on our reputation, our ability to compete for other contracts and our business, financial condition and results of operations.
We may not be able to fully exploit or obtain patents or other intellectual property protections necessary to secure our proprietary technology.
We seek to protect our competitive position by seeking patents, proprietary information and other intellectual property protections when possible and appropriate. However, we do not have the right to prohibit the U.S. government from using certain technologies developed by us or to prohibit third-party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government often obtains the right to royalty-free use of technologies or intellectual property that we develop under U.S. government contracts or with funding from the U.S. government. Further, while we may retain rights over any technology, product or intellectual property that we develop under U.S. government contracts or using funding from the U.S. government, this requires us to take timely affirmative measures to preserve our rights. We are sometimes able to commercially exploit those government-funded technologies and, in many cases, may assert our intellectual property rights to seek to block other non-government users thereof, but we cannot assure you that we will always have such rights and that when we do, that those efforts will be successful. In some cases it may not be appropriate to patent our intellectual property as this involves making the patented technology public. In such cases we may have limited means to protect our intellectual property.

While we enter into confidentiality and non-disclosure agreements with our employees, consultants, partners, customers and others to attempt to limit access to and distribution of proprietary and confidential information, it is possible that:
•some or all of our confidentiality agreements will not be honored;
•third parties will independently develop equivalent technology or misappropriate our technology or designs;
•disputes will arise with our strategic partners, customers or others concerning the ownership of intellectual property; or
•contractual provisions may not be enforceable in certain jurisdictions.
Also, despite the steps taken by us to protect our proprietary rights, it may be possible for unauthorized third parties to copy or reverse-engineer aspects of our products, develop similar technology independently or otherwise obtain and use information from our supply chain that we regard as proprietary and we may be unable to successfully identify or prosecute unauthorized uses of our technology.
Third parties have claimed in the past and may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and third parties may infringe upon our intellectual property rights.
Our ability to ensure a competitive market position and gain awards of contracts depends in part on our ability to ensure that our intellectual property is protected, that our intellectual property rights are not diluted or subject to misuse, that we are able to license certain third-party intellectual property on reasonable terms and that we are able to operate without infringing the intellectual property rights of others. Third parties have claimed in the past and may claim in the future that we are infringing directly or indirectly upon their intellectual property rights, and we may be found to be infringing or to have infringed directly or indirectly upon those intellectual property rights. For example, in June 2017 another defense contractor filed suit in the United States Court of Federal Claims alleging that the U.S. government had infringed upon four of its patents relating to night vision weapon systems under a contract awarded to one of our subsidiaries. Neither we nor our subsidiary were named as defendants in the case, and the U.S. government assumes all infringement liability. In 2020, we received a notification from a commercial customer claiming that, under an agreement between us and the customer relating to night vision weapon systems on a separate program, we would be required to indemnify the customer if it were to incur any costs as a result of these allegations.
Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. There can be no assurance that any of our patents and other intellectual property will not be challenged, invalidated, misappropriated or circumvented by third parties. Moreover, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products, services and solutions. Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, confidentiality provisions and licensing arrangements to establish and protect our intellectual property rights. Our efforts, however, to protect our intellectual property and proprietary rights may not be sufficient. In addition, the laws concerning intellectual property vary among nations and the protection provided to our intellectual property by the laws and courts of foreign nations may differ from and be more limited than the protection provided in the U.S. If we fail to successfully protect and enforce these rights, our competitive position could suffer. Our pending patent and trademark registration applications may not be issued, and/or competitors may challenge the validity or scope of our patents or trademark registrations. In addition, our patents may not provide us a significant competitive advantage. We may be required to spend significant resources to monitor and enforce our intellectual property rights. Litigation to determine the scope of intellectual property rights, even if ultimately successful, could be costly and could divert management’s attention away from other aspects of our business.
Our reputation and ability to do business may be impacted by the improper conduct of our employees, agents, affiliates, subcontractors, suppliers, business partners or joint ventures in which we participate.
We have implemented compliance controls, training, policies and procedures designed to prevent and detect misconduct from being committed by our employees, agents or business partners that would negatively impact our ability to be a U.S. government contractor or subcontractor and/or violate the laws of the jurisdictions in which we operate, including laws governing improper payments to government officials, such as the FCPA, the protection of export-controlled information, such as the ITAR or EAR, false claims, procurement integrity, cost accounting and billing, competition, information security and data privacy and the terms of our contracts. We cannot ensure, however, that our controls, training, policies and procedures will prevent or detect all misconduct. Additionally, we may have limited ability to control the conduct of our affiliates and we have been, and may in the future be, adversely impacted by misconduct of our affiliates. For example, in May 2019 the Italian Supreme Court overturned the 2014 convictions of the former chief executive officer of our ultimate parent, Leonardo S.p.A., and another Leonardo S.p.A. executive, of international bribery. While the convictions in Italy were overturned in a final non-appealable proceeding, the case continues to be the subject of a corruption trial in India. We remain subject to reputational risk as a result of this ongoing action and restrictions on our ability to sell to the Indian government. In addition, in October 2020 an Italian court convicted Alessandro Profumo, the chief executive officer of Leonardo S.p.A., on charges of false statements and market manipulation related to his previous role as chairman of the Italian banking entity, Banca Monte dei Paschi di Siena. While we have been advised by Leonardo S.p.A. that this conviction is going to be appealed, we remain subject to reputational risk as a result of this ongoing proceeding.
This risk of improper conduct may increase as we continue to grow and expand our operations. If not prevented, improper actions by those with whom or through whom we do business (including our employees, agents, subcontractors, suppliers, business partners and joint ventures) could subject us to administrative, civil or criminal investigations and enforcement actions; monetary and non-monetary penalties; liabilities; and the loss of privileges and other sanctions, including suspension and debarment, which could negatively impact our reputation and ability to conduct business and could have a material adverse impact on our business, financial condition and results of operations. In addition, misconduct involving data security lapses resulting in the compromise of personal information or the improper use of our customers’ sensitive, export-controlled, or classified information could result in remediation costs, regulatory sanctions against us and serious harm to our reputation and could adversely impact our ability to continue to contract with the U.S. government.
We are subject to environmental laws and regulations, and our ongoing operations may expose us to environmental liabilities affecting our reputation, business, financial condition and results of operations.
Our operations are subject to federal, state, foreign and local environmental and health and safety laws and regulations. As a result, we have been involved from time to time in administrative or legal proceedings relating to environmental matters. We cannot assure you that the aggregate amount of future clean-up costs and other environmental liabilities will not be material. We could be subject to potentially significant fines or penalties, including criminal sanctions, if we fail to comply with these requirements. Additionally, we have made and will continue to be required to make significant capital and other expenditures in order to comply with these laws and regulations. The requirements of these laws and regulations are complex, change frequently and could become more stringent in the future. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Our products and services are also used in nuclear-related activities (including providing components for nuclear-powered platforms and sensors used in nuclear applications) and used in support of nuclear-related operations of third parties. Our business also involves the handling, transportation, storage and disposal of potentially dangerous chemicals and unstable materials and is subject to hazards inherent in such activities including chemical spills, storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the handling, transportation, storage and disposal of dangerous chemicals. Also, in the future, contamination may be found to exist at our current or former facilities or at off-site locations to which we or certain companies that we have acquired or previously owned may have sent waste, and we could be held liable for such contamination. For example, a government site within a national park for which we may be deemed a potentially responsible party has been subject to a government investigation since July 2000. The remediation of such contamination, or the enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations, may require us to make additional expenditures, and could decrease the amount of free cash flow available to us for other purposes, including capital expenditures, research and development and other investments and could have a material adverse impact on our business, financial condition and results of operations.
Our business, financial condition, and results of operations could be materially adversely affected by climate change regulations.
Climate change regulations at the federal, state, or local level or in international jurisdictions could require us to limit emissions, change our manufacturing processes, obtain substitute materials which may cost more or be less available, increase our investment in control technology for greenhouse gas emissions, fund offset projects, or undertake other costly activities. These regulations could significantly increase our costs and restrict our manufacturing operations by virtue of requirements for new equipment. New permits may be required for our current operations, or expansions thereof. Failure to timely receive permits could result in fines, suspension of production, or cessation of operations at one or more facilities. In addition, restrictions on carbon dioxide or other greenhouse gas emissions could result in significant costs such as higher energy costs and the passing down of carbon taxes, emission cap-and-trade programs, and renewable portfolio standards by utility companies. The cost of complying, or of failing to comply, with these and other climate change and emissions regulations could have an adverse impact on our business, financial condition and results of operations.
The outcome of litigation, arbitration, investigations, claims, disputes, enforcement actions and other legal proceedings in which we are involved from time to time is unpredictable, and an adverse decision in any such matter could have a material adverse impact on our business, financial condition and results of operations.
The size, nature and complexity of our business make us susceptible to investigations, claims, disputes, enforcement actions, litigation and other legal proceedings, particularly those involving governments. From time to time, we are and may become subject to investigations, claims, disputes, enforcement actions and administrative, civil or criminal litigation, arbitration or other legal proceedings globally and across a broad array of matters, including, but not limited to, government contracts, commercial transactions, false claims, false statements, mischarging, contract performance, fraud, procurement integrity, products liability, warranty liability, the use of hazardous materials, personal injury claims, environmental matters, shareholder-derivative actions, prior acquisitions and divestitures, intellectual property, tax, employees, export/import, anti-corruption, labor, health and safety, accidents, employee benefits and plans, including plan administration, and improper payments, as well as matters relating to our acquisition of assets or companies and other matters. These actions may divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these or any other matters will be favorable to us. Although we maintain insurance policies, these policies may not be adequate to protect us from all material judgments and expenses related to current or future claims and may not cover the conduct that is the subject of the litigation or arbitration. Desired levels of insurance may not be available in the future at economical prices or at all. Although we believe that we have meritorious defenses to the claims made in the litigation matters in which we have been named a party and intend to contest each lawsuit vigorously, no assurances can be given that the results of these matters will be favorable to us. An adverse resolution or outcome of any of these investigations, claims, disputes, enforcement actions, litigation and other legal proceedings could have an adverse impact on our business, financial condition and results of operations.
We cannot predict the outcome of legal proceedings and other contingencies with certainty. As required by U.S. GAAP, we estimate material loss contingencies and establish liabilities based on our assessment of contingencies where liability is deemed probable and reasonably estimable in light of the facts and circumstances known to us at a particular point in time. Subsequent developments may affect our assessment and estimates of the loss contingency recorded as a liability or as a reserve against assets in our financial statements. It is possible that the ultimate resolution of these matters could result in a material adverse impact on our financial condition, results of operations and/or cash flows from operating activities in a particular reporting period.
Our international business exposes us to additional risks, including risks related to geopolitical and economic factors, laws and regulations.
For the years ended December 31, 2020, 2019 and 2018, approximately 8%, 4% and 6%, respectively, of our revenue was derived from sales to customers located in foreign countries and foreign governments. We cannot assure you that we will maintain significant operations internationally or that any such operations will be successful. International business (including our participation in joint ventures and other joint business arrangements) is subject to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally. These risks differ in some respects from those associated with our U.S. business and our exposure to such risks may increase if our international business continues to grow.
Our international business is subject to both U.S. and foreign laws and regulations, which may include, without limitation, laws and regulations relating to import-export controls, (such as the ITAR, EAR, and customs laws), tariffs, embargoes, technology transfer restrictions, government contracts and procurement, data privacy and protection, investment, exchange rates and controls, the FCPA and other anti-corruption laws, including the UK Bribery Act and the Canadian Corruption of Foreign Public Officials Act, the anti-boycott provisions under the EAR, U.S. economic sanctions administered by the Office of Foreign Assets Control and other federal agencies, labor and employment, works councils and other labor groups, anti-human trafficking, taxes, environment, immunity, security restrictions and intellectual property. If we or our employees, affiliates, partners or others with whom we work fail to comply with applicable laws and regulations we may be subject to administrative, civil, commercial or criminal penalties and liabilities, including suspension or debarment from government contracts or suspension of our export privileges. Our international business also exposes us to difficulties associated with repatriating cash generated or held abroad in a tax-efficient manner and changes in tax laws. Our customers outside of the U.S. generally have the ability to terminate contracts for default based on performance. Suspension or debarment, or termination of a contract due to default, in particular, could have a material adverse effect on our reputation, our ability to compete for other contracts and our financial position, results of operations and/or cash flows. New regulations and requirements, or changes to existing ones in the various countries in which we operate can significantly increase our costs and risks of doing business internationally. Any such future violations could have a material adverse impact on our reputation, business, results of operations and financial condition.
Changes in laws, regulations, political leadership and environment, or security risks may significantly affect our ability to conduct or continue to conduct business in international markets. Our international business may be impacted by changes in U.S. and foreign national policies and priorities, and geopolitical relationships, any of which may be influenced by changes in the threat environment, political leadership, geopolitical uncertainties, world events, acts of terrorism, bilateral and multi-lateral relationships, government budgets, and economic and political factors more generally, and any of which could impact funding for programs, alter export authorizations, or delay purchasing decisions or customer payments. These changes may affect export control laws as products or markets that were not previously subject to stringent controls may become subject to greater restrictions and oversight. These changes may also affect the defense spending priorities and procurement policies of foreign governments which may affect our international military sales.
Global economic conditions and fluctuations in foreign currency exchange rates could further impact our business. For example, the tightening of credit in financial markets outside of the U.S. could adversely affect the ability of our customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for our products and services or impact the ability of our customers to make payments. In addition, the majority of our foreign costs are denominated in local currencies. Over time, an increasing portion of our contracts with paid customers outside of the United States may be denominated in local currencies. Therefore, fluctuations in the value of the U.S. dollar and foreign currencies may affect our results of operations when translated into U.S. dollars. We do not currently engage in currency-hedging activities to limit the risk of exchange rate fluctuations. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.
Our contracts with non-U.S. customers may also include terms and reflect legal requirements that create additional risks including the risk of non-payment or delayed payment by foreign customers and governments. They may include industrial cooperation agreements requiring specific in-country purchases, investments, manufacturing agreements or other operational or financial obligations, including offset obligations, and provide for significant penalties if we fail to meet such requirements. They may also require us to enter into letters of credit, performance or surety bonds, bank guarantees and/or other financial arrangements to secure our performance obligations. We also increasingly are dependent on in-country suppliers and we face risks related to their failure to perform in accordance with the contracts and applicable laws, particularly where we rely on a sole source supplier. Our ability to sell products outside the U.S. could be adversely affected if we are unable to design our products for export on a cost-effective basis or to obtain and retain all necessary export licenses and authorizations on a timely basis.
Conducting business outside of the U.S. also exposes us to the complexity and necessity of using, and disruptions involving our international dealers, distributors, sales representatives and consultants as well as the difficulties of managing a geographically dispersed organization and culturally diverse workforces, including compliance with applicable U.S. and local laws and practices, such as anti-corruption and anti-trust/competition laws. Contracts with international customers are significantly different than the contracts with our U.S. customers, and some are more complex and require different skills to manage. Our ability to conduct business outside of the U.S. also depends on our ability to attract and retain sufficient qualified personnel with the skills and/or security clearances in the markets in which we do business.
The products and services we provide internationally, including those provided by subcontractors and joint ventures in which we have an interest, are sometimes in countries with unstable governments, economic or fiscal challenges, military or political conflicts and/or developing legal systems. This may increase the risk to our employees, subcontractors or other third parties, and/or increase the risk of a wide range of liabilities, as well as loss of property or damage to our products.
The occurrence and impact of these factors is difficult to predict, but one or more of them could negatively impact our business, financial condition and results of operations.
We may not be successful in obtaining the export licenses necessary to conduct certain operations abroad, and Congress may prevent proposed sales to certain foreign governments.
We must obtain export and other licenses and authorizations from various U.S. and foreign government agencies before we are permitted to undertake certain activities including selling certain products and technologies outside of the U.S. For example, the U.S. Department of State must notify

Congress at least 15 to 30 days, depending on the size and location of the proposed sale, prior to authorizing certain sales of defense equipment and services to some foreign governments. During that time, Congress may take action to block the proposed sale. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that Congress will not prevent or delay certain sales. Additionally, in some cases our ability to source components and products in foreign jurisdictions may require licenses or approvals from foreign governments. Our ability to obtain these licenses and authorizations in a timely fashion or at all is subject to risks and uncertainties, including changing U.S. government policies or laws or delays in Congressional action due to geopolitical and other factors. If we are not successful in obtaining or maintaining the necessary licenses or authorizations in a timely manner, our sales relating to those approvals may be reversed, prevented or delayed, and any significant impairment of our ability to sell products or technologies outside of the U.S. could negatively impact our business, financial condition and results of operations.
A failure to attract and retain technical and other key personnel could reduce our revenues and our operational effectiveness.
Our success depends largely upon the continued services of our executive officers and other key employees. We rely on our leadership team in the areas of research and development, operations, security, marketing, sales, customer experience, general and administrative functions, and on individual contributors in our research and development and operations. In addition, the relationships and reputation that many members of our senior management team have established and maintain with U.S. government personnel contribute to our ability to maintain strong customer relationships and to identify new business opportunities. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers, especially our chief executive officer, or key employees could impair our ability to identify and secure new contracts, disrupt customer relations, cause us to be in breach of contracts that require us to maintain key personnel or otherwise harm our business. Changes in our executive management team may also cause disruptions in, and harm to, our business.
There is a high demand for qualified technical and other key personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. Competition for personnel in the defense industry is intense, and there is a limited number of persons with knowledge of and experience in this industry. Additionally, some of our businesses are located in regions where competition for personnel is particularly intense. Although we currently experience manageable rates of turnover for our technical personnel the rate of turnover may increase in the future. Our ability to hire personnel in specific sectors may also be limited by non-disclosure or non-solicit agreements that we have entered into. An inability to attract or maintain a sufficient number of technical and other key personnel could have a material adverse effect on our contract performance or on our ability to capitalize on market opportunities.
Our operating results and growth opportunities are heavily dependent upon our ability to attract and retain sufficient personnel with security clearances and requisite skills in multiple areas, including science, technology, engineering and math. Additionally, as we grow our international business, it is increasingly important that we are able to attract and retain personnel with relevant local qualifications and experience. In addition, in a tightened labor market, we are facing increased competition for talent, both with traditional defense companies and commercial companies. If qualified personnel are scarce or difficult to attract or retain or if we experience a high level of attrition, generally or in particular areas, or if such personnel are unable to obtain security clearances on a timely basis, we could experience higher labor, recruiting or training costs in order to attract and retain necessary employees.
Approximately 476 (or 8%) of our employees are covered by collective agreements which will expire in March and April of 2021. We generally have been able to renegotiate renewals to expiring agreements without significant disruption of operating activities. If we experience difficulties with renewals and renegotiations of existing collective agreements or if our employees pursue new collective representation, we could incur additional expenses and may be subject to work stoppages, slow-downs or other labor-related disruptions. Any such expenses or delays could adversely affect our programs served by employees who are covered by such agreements or representation.
If we are unable to attract and retain a qualified workforce, we may be unable to maintain our competitive position and it could have a material adverse impact on our business, reputation, financial condition and results of operations.
Our business could be harmed in the event of a prolonged work stoppage.
As of February 26, 2021, approximately 476 (or 8%) of our employees were represented by labor unions. If we encounter difficulties with renegotiations or renewals of collective bargaining arrangements or are unsuccessful in those efforts, we could incur additional costs and experience work stoppages. Union actions at our suppliers could also affect us. We cannot predict how stable our union relationships will be or whether we will be able to successfully negotiate successor collective bargaining agreements without impacting our financial condition. In addition, the presence of unions may limit our flexibility in dealing with our workforce. While a relatively small percentage of our employee base is unionized, work stoppages could negatively impact the specific business segments in which our unionized employees are employed including our ability to manufacture products or provide services on a timely basis, which could negatively impact our business, financial condition and results of operations.
Our insurance coverage, customer indemnifications or other liability protections may be unavailable or inadequate to cover all of our significant risks or our insurers may deny coverage of or be unable to pay for material losses we incur, which could adversely affect our business, financial condition and results of operations.
We provide products and services related to hazardous and high-risk operations. Among such operations, our products and services are used in nuclear-related activities (including providing components for nuclear-powered platforms and sensors used in nuclear applications) and used in support of nuclear-related operations of third parties. Our business also involves the handling, transportation, storage and disposal of potentially dangerous chemicals and unstable materials and is subject to hazards inherent in such activities including chemical spills, storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the handling, transportation, storage and disposal of dangerous chemicals. We endeavor to obtain insurance agreements from financially solid, responsible, highly rated counterparties in established markets to cover significant risks and liabilities (including, for example, natural disasters, hazardous operations and products liability). Not every risk or liability can be insured, and for risks that are insurable, the policy limits and terms of coverage reasonably obtainable in the market may not be sufficient to cover all actual losses or liabilities incurred. Even if insurance coverage is available, we may not be able to obtain it or renew existing coverage at a price or on terms acceptable to us. Disputes with insurance carriers, including over policy terms, reservation of rights, the applicability of coverage (including exclusions), compliance with provisions (including notice) and/or the insolvency of one or more of our insurers may significantly affect the availability or timing of recovery, and may impact our ability to obtain insurance coverage at reasonable rates in the future.
In some circumstances we may be entitled to certain legal protections or indemnifications from our customers through contractual provisions, laws, regulations or otherwise. However, these protections are not always available, can be difficult to obtain, are typically subject to certain terms or limitations, including the availability of funds, and may not be sufficient to cover all losses or liabilities incurred.
If insurance coverage, customer indemnifications and/or other legal protections are not available or are not sufficient to cover our risks or losses, it could have a material adverse impact on our business, reputation, financial condition and results of operations.

We have unfunded obligations under our pension plans, and we use estimates in accounting for our pension plans and changes in our estimates could adversely affect our financial condition and results of operations.
We have unfunded obligations under our pension, postretirement and supplemental retirement plans, see “Note 12: Pension and Other Postretirement Benefits” to the Consolidated Financial Statements. The process of determining the funded status of these plans and our pension plan expense or income involves significant judgment, particularly with respect to our long-term return on pension assets and discount-rate assumptions. If our discount-rate assumption or long-term return on assets (“ROA”) (which is used to determine the funded status of our pension plans) is decreased due to changes in our assumptions or other reasons, our pension plan funded status and expense could increase which would negatively impact our results of operations. In addition, if our actual return on assets differs from our long-term ROA assumption, our pension plan funded status and pension expense would be impacted.
Changes to financial accounting standards may affect our results of operations and cause us to change our business practices.
We prepare our financial statements in accordance with U.S. GAAP. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in these accounting standards or the questioning of current reporting practices may adversely affect our reported financial results or the way we conduct our business.
Changes in future business or other market conditions could cause business investments and/or recorded goodwill or other long-term assets to become impaired, resulting in substantial losses and write-downs that would adversely affect our business, financial condition and results of operations.
As of December 31, 2020 and 2019, we had goodwill and other intangible assets of $1,117 and $1,126 million, respectively, net of accumulated amortization, which represented 38% and 39%, respectively, of our total assets. Our goodwill is subject to an impairment test on an annual basis and is also tested whenever events and circumstances indicate that goodwill may be impaired. Any excess goodwill resulting from the impairment test must be written off in the period of determination. Intangible assets (other than goodwill) are generally amortized over the useful life of such assets. In addition, from time to time, we may acquire or make an investment in a business which will require us to record goodwill based on the purchase price and the value of the acquired assets. We may subsequently experience unforeseen issues with such business which adversely affect the anticipated returns of the business or value of the intangible assets and trigger an evaluation of the recoverability of the recorded goodwill and intangible assets for such business. Future determinations of significant write-offs of goodwill or intangible assets as a result of an impairment test or any accelerated amortization of other intangible assets could have a negative impact on our results of operations and financial condition.
Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”) to offset future taxable income. Future changes in our stock ownership, some of which are beyond our control, could result in an ownership change under Section 382 of the Tax Code. Furthermore, our ability to utilize NOLs of any companies that we may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability.

We could be liable for certain tax liabilities, including tax liabilities of US Holding and its subsidiaries, under tax law and the tax allocation agreement.
In connection with this offering, we and US Holding have entered into a tax allocation agreement with members of an affiliated group, as defined in Section 1504(a) of the Tax Code, members of one or more consolidated, combined, unitary or similar state tax groups and additional parties who are part of an “expanded affiliated group” for certain tax purposes. Under the tax allocation agreement, we are responsible for U.S. federal and state tax liability attributable to us or any of our subsidiaries, as determined under the tax allocation agreement, for prior taxable periods beginning with the first consolidated taxable year of US Holding that included DRS (i.e., the taxable year ended December 31, 2008) and for future taxable periods in which we are a member of any consolidated, combined or unitary tax return with US Holding or its subsidiaries. In addition, to the extent US Holding fails to pay taxes imposed with respect to any consolidated, combined or unitary tax return of US Holding or any of its subsidiaries that includes us or any of our subsidiaries, the relevant taxing authority could seek to collect such taxes (including taxes for which US Holding or any of its subsidiaries is responsible under the tax allocation agreement) from us or our subsidiaries. For a description of the tax allocation agreement, see “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A. Following this Offering—Tax Allocation Agreement.”
Acquisitions could result in operating difficulties, dilution and other harmful consequences.
We have evaluated in the past, and expect to continue to evaluate in the future, potential strategic transactions. Any of these transactions could be material to our financial condition and results of operations. The acquisition and the integration of an acquired company, business or technology may create unforeseen operating difficulties and expenditures and involves risks, including:
•the need to implement or remediate controls, procedures, policies and compliance programs appropriate for a larger public company at companies that prior to the acquisition lacked these controls, procedures and policies;
•diversion of management time and focus from operating our business to acquisition integration challenges;
•cultural challenges associated with integrating employees from the acquired company into our organization;
•retaining employees and customers from the businesses we acquire;
•the need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management; and
•litigation related to acquisitions.
Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.
In addition, the anticipated benefit of many of our acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition and results of operations. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.
Finally, we may be required to obtain the consent of US Holding in order to pursue certain material transactions and there is no guarantee that their consent will be granted See “—Risks Relating to Our Status as a Controlled Company and under the Proxy Agreement—Our ultimate majority stockholder,

Leonardo S.p.A., may have interests that are different from, or conflict with, those of our other stockholders, and their significant ownership in us may discourage change of control transactions.”
We have significant operations in locations that could be materially and adversely impacted in the event of a natural disaster or other significant disruption.
Our operations and the operations of our suppliers and customers could be subject to natural disasters or other significant disruptions, including hurricanes, typhoons, tsunamis, floods, earthquakes, fires, water shortages, other extreme weather conditions, medical epidemics, pandemics (including COVID-19), acts of terrorism, power shortages and blackouts, telecommunications failures and other natural and manmade disasters or disruptions. We have significant business operations located in areas that are subject to these risks, for example our facilities in Florida and Texas. In the event of such a natural disaster or other disruption, we could experience disruptions or interruptions to our operations or the operations of our suppliers, subcontractors, distributors, resellers or customers, including inability of employees to work; destruction of facilities; and/or loss of life, all of which could materially increase our costs and expenses, delay or decrease orders and revenue from our customers and have a material adverse impact on our business, financial condition and results of operations.
Our leases may be terminated or we may be unable to renew our leases on acceptable terms and if we wish to relocate, we may incur additional costs if we terminate a lease.
We have made significant capital expenditures to improve several of our leased facilities in order to make them suitable for our purposes as well as to meet requirements that we are subject to as a U.S. government contractor and obtain facility security clearances. However, at the end of the lease term and during any renewal period for a facility, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our facility leases, we may close or relocate a facility, which could subject us to construction and other costs and risks, which in turn could have a material adverse effect on our business, financial condition and results of operations, including significant capital expenses that may materially impact our results of operations and ability to meet certain contractual schedule commitments. Additionally, we may have to seek qualification of any new facilities in order to meet customer or contractual requirements. We would also have to obtain facility security clearances for the new facility in order to continue to perform on classified contracts. Further, we may not be able to secure a replacement facility in a location that is as commercially viable as that of the lease we are unable to renew, due to contracts that may require us to have facilities in certain locations. Having to close a facility, even briefly to relocate, would reduce the sales that such facility would be able to contribute to our revenues. Additionally, a relocated facility may generate less revenue and profit, if any, than the facility it was established to replace.
Additionally, many of our facilities are located on leased premises subject to non-cancellable leases. Typically, our leases have initial terms ranging from five to 20 years, with options to renew for specified periods of time. We believe that our future leases will likely also be long-term and non-cancellable and have similar renewal options. If we close or stop fully utilizing a facility, we will most likely remain obligated to perform under the applicable lease, which would include, among other things, making the base rent payments, and paying insurance, taxes and other expenses on the leased property for the remainder of the lease term. Our inability to terminate a lease when we stop fully utilizing a facility could negatively impact our business, financial condition and results of operations.
We cannot predict the consequences of future geo-political events, but they may adversely affect the markets in which we operate, our ability to insure against risks, our operations or our results of operations.
Ongoing instability and current conflicts in global markets, including in the Middle East and Asia, and the potential for other conflicts and future terrorist activities and other recent geo-political events throughout the world, including new or increased tariffs and potential trade wars have created and continue to create economic and political uncertainties and impacts that could have a material adverse impact on our business, financial condition and results of operations. These matters cause uncertainty in the world’s financial and insurance markets and may significantly increase the political, economic and social instability in the geographic areas in which we operate. Such instability and any resulting changes in laws, regulations or security risks may dramatically affect our ability to conduct or continue to conduct business in the impacted international markets. If credit in financial markets outside of the U.S. tightened, it could adversely affect the ability of our customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for our products, systems and services or impact the ability of our customers to make payments. These matters may cause us to incur increased costs or experience difficulty with future borrowings under our credit facilities or in the debt capital markets, future issuances of common stock or other equity securities or otherwise with financing our operating, investing (including any future acquisitions) or financing activities. These matters also may cause our insurance coverages to increase in cost, or in some cases, to be unavailable altogether.
Risks Relating to Our Status as a Controlled Company and under the Proxy Agreement
We operate under a proxy agreement with the DoD that regulates significant areas of our governance. If we fail to comply with the proxy agreement our classified U.S. government contracts could be terminated, which could have a material adverse impact on our business, financial condition and results of operations.
Following this offering, Leonardo S.p.A., an Italian company listed on the Milan Stock Exchange, will continue to own the entire share capital of our immediate parent US Holding which, in turn, will beneficially own approximately           % of the voting power of our outstanding common stock (or          % if the underwriters exercise their option to purchase additional shares in full). As a result, we are deemed to be controlled by a foreign company and to be under FOCI, as defined in the NISPOM, which establishes procedures and requirements for government contractors, such as our company, with regard to classified information. See “—Risks Relating to Our Business—We are subject to the U.S. government’s requirements, including the DoD’s National Industrial Security Program Operating Manual, for our facility security clearances, which are prerequisites to our ability to perform on classified contracts for the U.S. government.” Furthermore, the combination of the Italian state beneficially owning approximately 30.2% of Leonardo S.p.A.’s voting power (through its ownership of approximately 30.2% of the outstanding ordinary shares of Leonardo S.p.A.), and the governance of Leonardo S.p.A. itself, has led DRS to be deemed to be controlled by a foreign government by certain U.S. regulatory authorities. In order to be permitted to maintain our security clearances and our access to classified data and to perform or bid on classified programs, we are required to mitigate FOCI through a proxy agreement. We have therefore entered into a proxy agreement, dated as of October 26, 2017, with the DoD. Following this offering, we expect to enter into an amended and restated proxy agreement and the parties to the proxy agreement have entered into a commitment letter, dated as of             , 2021, as to the form and content of the amended and restated proxy agreement which allows us to operate as if the amended and restated proxy agreement were already in effect. The description of the proxy agreement in this prospectus therefore reflects the terms of the proxy agreement as it will be amended and restated, in accordance with the commitment letter, following this offering. Among other things, the proxy agreement:
•provides that the shares of our common stock owned directly by US Holding and indirectly by Leonardo S.p.A. are voted through proxy holders, who must be independent from current and prior affiliation with Leonardo S.p.A. and its subsidiaries (including US Holding and us) (subject to limited exceptions) and must maintain adequate security clearance;
•provides that the proxy holders are appointed by our immediate parent US Holding (in consultation with Leonardo S.p.A.)., but the appointment is subject to approval of the DCSA, an agency of the DoD, and that the proxy holders must be members of our board of directors;
•restricts our ability to share facilities and personnel with and receive certain services from any Leonardo S.p.A. or its other subsidiaries;

•requires us to maintain a government security committee of our board of directors; and
•regulates meetings, visits and communications that are not deemed to be routine business visits between us and Leonardo S.p.A. or its other subsidiaries (including US Holding).
Compliance with the proxy agreement requires a significant commitment of resources and management and board oversight, and the DoD may impose additional security safeguards that it believes necessary to adequately safeguard classified and controlled unclassified information, which could make it more difficult for us to comply with the proxy agreement. Under the proxy agreement we are required to prepare and submit an annual implementation and compliance report to the DCSA including detailed information with respect to the manner in which we comply with the proxy agreement including with respect to classified information, any acts of noncompliance and other matters specified by DCSA. We are subject to regular audits of our FOCI compliance and have at times been found to not have strictly complied with our proxy agreement or relevant security requirements but have not to date been sanctioned for any such noncompliance. Additionally, the restrictions imposed by the proxy agreement on our communications and ability to share facilities, personnel and services with Leonardo S.p.A. or its other subsidiaries mean that we cannot benefit from the full range of synergies and cost savings typically enjoyed by a majority-owned subsidiary.
In the event of a material breach of the proxy agreement, the DoD may (i) novate our classified contracts to a company not under FOCI at our expense, (ii) terminate our classified contracts and deny us new classified contracts, (iii) revoke our facility security clearance and/or (iv) suspend or debar us from participation in all U.S. government contracts. We depend on revenues from contracts and subcontracts with the U.S. government, including defense-related programs with the DoD and a broad range of programs with the U.S. Army and U.S. Navy. See “—Risks Relating to Our Business—We depend on U.S. defense spending for the vast majority of our revenues. Disruptions or deteriorations in our relationships with the relevant agencies of the U.S. government could have a material adverse impact on our business, financial condition and results of operations.” Therefore, if we fail to comply with the terms of the proxy agreement and the DoD imposes any of the above remedies, this could have a material adverse impact on our business, financial condition and results of operations. For further information about the proxy agreement, see “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A. Following this Offering—Proxy Agreement.”
CFIUS may modify, delay or prevent our future acquisition or investment activities.
We are considered a “foreign person” under the regulations administered by CFIUS and will continue to be considered as such in the future for so long as Leonardo S.p.A. has the ability to exercise control over us for purposes of CFIUS’s regulations. As such, acquisitions of or investments in U.S. businesses or foreign companies with U.S. businesses that we may wish to pursue may be subject to CFIUS review, the scope of which was recently expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If a particular proposed acquisition or investment in a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the transaction without notifying CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay an acquisition or investment by us, impose conditions to mitigate national security concerns with respect to such acquisition or investment or order us to divest all or a portion of a U.S. business that we acquired without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain acquisitions or investments that we believe would otherwise be beneficial to us and our stockholders. We may therefore be adversely affected in terms of competing with other companies in our industry which do not have similar foreign ownership issues. Furthermore, because the Italian state beneficially owns approximately 30.2% of the voting power of the outstanding ordinary shares of, and exercises certain governance rights over, Leonardo S.p.A. (through its ownership of approximately 30.2%

of Leonardo S.p.A.’s ordinary shares), which in turn has the ability to exercise control over us for purposes of CFIUS’s regulations, we are considered to be foreign government controlled under the regulations administered by CFIUS. Foreign-government-controlled investors may be subject to a higher level of CFIUS scrutiny than non-foreign-government-controlled investors. Additionally, future foreign investments in us could be within the jurisdiction of CFIUS and, given the nature of our business, may trigger a mandatory CFIUS notification requirement or warrant voluntary notification to CFIUS, impacting our ability to attract such investment. Further, CFIUS may decide to block, delay, or impose material conditions on any such future foreign investment in us that it reviews.
Because we are deemed to be controlled by a foreign company, we are required to mitigate FOCI through our proxy agreement. See “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A. Following this Offering—Proxy Agreement.”
Our ultimate majority stockholder, Leonardo S.p.A., may have interests that are different from, or conflict with, those of our other stockholders, and their significant ownership in us may discourage change of control transactions.
The proxy agreement provides that the shares of our common stock owned directly by US Holding and indirectly by Leonardo S.p.A. are voted through proxy holders, who must be independent from current and prior affiliation with Leonardo S.p.A. and its subsidiaries (including US Holding and us) (subject to limited exceptions) and must maintain adequate security clearance. The proxy holders have the right to vote US Holding’s shares of our common stock in the same manner and to the same extent as if they were the absolute owners of such shares in their own right. In exercising their power as proxy holders, the proxy holders are directed to act to protect the legitimate economic interests of our shareholders and in a manner consistent with their fiduciary duties, but they are not generally required to follow instructions of Leonardo S.p.A., US Holding or us.
The proxy agreement provides that the proxy holders may vote for or consent to in, their sole and absolute discretion, without consultation with US Holding or Leonardo S.p.A., the election of additional directors who are not proxy holders (and who are selected from candidates proposed by US Holding after reasonable consultation with our nominating and corporate governance committee, and subject to DCSA’s approval in certain circumstances), any changes or amendments to our certificate of incorporation or by‑laws, the sale or disposal of our property, assets or business, our incurrence of debt or any pledge, mortgage or encumbrance of any of our assets, or any other matter affecting us, other than as described below.
However, the proxy holders may only vote for or consent to, with the express written approval of US Holding:
•other than in the ordinary course of business with vendors, customers and suppliers, the sale or disposition of any of our subsidiaries, property, assets or business or those of our subsidiaries or the purchase by us or our subsidiaries of any business, properties, assets or entities, other than in the ordinary course of business, in any individual transaction where our investment (based on our share of the enterprise value) exceeds two percent (2%) of our revenues for the immediately preceding year or where our investment, in the aggregate for all such sales or dispositions in a calendar year, exceeds an amount equal to five percent (5%) of our revenues for the immediately preceding year;
•the incurrence of debt or pledge, mortgage, lease or other encumbrance of our assets of those of our subsidiaries in connection with the incurrence of debt if such incurrence would cause the aggregate outstanding principal amount of all debt of us and our subsidiaries to exceed a target leverage ratio set forth in our then-current operating plan, excluding current debt incurred for purposes of funding day-to-day working capital requirements in the ordinary course of business;
•any merger, consolidation, reorganization or dissolution of us of any of our subsidiaries except as permitted above and excluding transactions solely among our wholly owned subsidiaries; and

•the filing or making of any petition by us or our subsidiaries under the federal bankruptcy laws or any similar law or statute of any state or any foreign country.
In addition, the proxy holders may only vote to declare or suspend dividends after prior consultation with US Holding.
Conflicts of interest may arise between our majority stockholder and us. Affiliates of our majority stockholder engage in transactions with us. Further, Leonardo S.p.A. and its affiliates may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us, and they may either directly, or through affiliates, also maintain business relationships with companies that may directly compete with us. In general, Leonardo S.p.A. or its affiliates could pursue business interests that are detrimental to us but beneficial to themselves or to other companies in which they invest or with whom they have a material relationship. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to Leonardo S.p.A., and they may pursue acquisition opportunities that may be complementary to our business. As a result, those acquisition opportunities may not be available to us. Under the terms of our amended and restated certificate of incorporation, neither Leonardo S.p.A. nor US Holding will have an obligation to offer us corporate opportunities.
As a result of these relationships the interests of our ultimate parent, Leonardo S.p.A., may not coincide with our interests or the interests of the other holders of our common stock. So long as Leonardo S.p.A. continues to indirectly control a significant amount of the outstanding shares of our common stock, Leonardo S.p.A. and the proxy holders will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions. This influence, including the requirement in our proxy agreement for approval by the proxy holders and our majority stockholder of mergers and consolidations, may also discourage change of control transactions.
Following this offering, we expect to be a “controlled company” within the meaning of the NYSE rules and, as a result, we will qualify for exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.
Following this offering, we expect to be a “controlled company” within the meaning of the NYSE corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including:
•the requirement that a majority of the Board consist of independent directors;
•the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise have director nominees selected by vote of a majority of the independent directors; and
•the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.
While we do not currently intend to use these exemptions, we may in the future decide to do so. Consequently, you may not be entitled to the same protections afforded to stockholders of companies that are subject to all NYSE corporate governance rules and requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

Our amended and restated certificate of incorporation will provide that we will waive any interest or expectancy in corporate opportunities presented to Leonardo S.p.A.
Our amended and restated certificate of incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to Leonardo S.p.A., or its officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, with the exception of the proxy holders, even if the opportunity is one that we or our subsidiaries might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of Leonardo S.p.A. or its agents, stockholders, members, partners, affiliates or subsidiaries, with the exception of the proxy holders, will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries. To the fullest extent permitted by law, by becoming a stockholder in our company, stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation. This will allow Leonardo S.p.A. and its affiliates to compete with us. Strong competition for investment opportunities could result in fewer such opportunities for us. We likely will not always be able to compete successfully with our competitors and competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse impact on our business, financial condition and results of operations.
If US Holding sells a controlling interest in our company to a third party in a private transaction, you may not realize any change of control premium on shares of our common stock and we may become subject to the control of a presently unknown third party.
US Holding will have the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction, subject to the terms of the lock-up agreements described in the section “Shares Eligible For Future Sale”. If such a transaction were to be sufficient in size, it could result in a change of control of DRS. The ability of US Holding to privately sell such shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our common stock that will be publicly traded hereafter, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to US Holding upon its private sale of our common stock. Additionally, if US Holding privately sells a significant equity interest in us, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with the interests of other stockholders. For additional information on the tax implications of a change in ownership, see “—Risks Relating to Our Business—Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.”
Following this offering, we will continue to be obligated to provide certain services to Leonardo S.p.A., which may divert human and financial resources from our business, and to rely on provision of certain services from Leonardo S.p.A., which we may be unable to replicate should the need arise.
Although we operate largely independently from Leonardo S.p.A. and the proxy agreement contains limitations on services that we may provide to and receive from Leonardo S.p.A. and its affiliates, we have historically provided, and expect to continue to provide, certain services to Leonardo S.p.A. and its affiliates to support its U.S. operations (aside from us) and have historically received and expect to continue to receive certain services from Leonardo S.p.A., including services related to group training support, subject in all cases to the proxy agreement. Following this offering, we will continue to provide or procure certain services to or from Leonardo S.p.A. and its affiliates and Leonardo S.p.A. and its affiliates will continue to provide or procure certain services to or from us pursuant to the tax allocation agreement and existing Affiliated Operations Plan (“AOP”) services agreements which will continue pursuant to the terms of such contracts. The tax allocation agreement will remain in effect until terminated upon the written agreement of the parties.

Under our existing AOP services agreements we will continue to provide Leonardo S.p.A. and its affiliates with services in support of its U.S. operations (aside from us), including services related to tax, financial and accounting support, legal support, trade compliance, marketing, communications, media and advertising, and security, on an arm’s-length basis. Under the tax allocation agreement, we are responsible for administering certain U.S. federal and state tax matters on behalf of Leonardo S.p.A. and its subsidiaries (including US Holding). The provision of such services may divert human and financial resources from focus on our business, and may expose us to additional risks and liabilities. Under our existing AOP services agreements, Leonardo S.p.A. and its affiliates will continue to provide us with services, including services related to group training support. We will work to replicate or replace these services; however we cannot assure you that we will be able to obtain the services at the same or better levels or at the same or lower costs directly from third-party providers. As a result, when Leonardo S.p.A. or its affiliates cease providing these services to us, either as a result of the termination of the relevant agreements or individual services thereunder or a failure by Leonardo S.p.A. or its affiliates to perform their respective obligations under these agreements, our costs of procuring these services or comparable replacement services may increase.
We will have obligations in favor of Leonardo S.p.A. after this offering.
We and Leonardo S.p.A. are party to, or will enter into, certain agreements, including a cooperation agreement, registration rights agreement, trademark license agreement, a tax allocation agreement and our existing AOP services agreements, that will govern our and Leonardo S.p.A.’s obligations to one another following this offering in respect of, among other things, taxes, financial and transition services, information sharing and our respective indemnification obligations. The amounts payable by us pursuant to such indemnification obligations could be significant. Under the registration rights agreement, Leonardo S.p.A., and its affiliated entities including US Holding will have the right to require us to register shares of common stock for resale in some circumstances. For additional information on the potential risks of resale, see “—Risks Relating to Our Common Stock and This Offering—Future sales of shares by existing stockholders could cause our stock price to decline.” Under the cooperation agreement, among other things, Leonardo S.p.A . and US Holding will be entitled to certain consent rights, and we will be required to provide Leonardo S.p.A. with information and data relating to our and our subsidiaries’ business and financial results and reasonable access to our personnel, data and systems. Satisfying our obligations to Leonardo S.p.A. under these agreements may require a significant commitment of resources and management oversight.
Risks Relating to Our Common Stock and This Offering
We will incur increased costs and obligations as a result of being a public company.
As a privately held company, we were not required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past. After this offering, we will be required to file with the SEC annual and quarterly information and other reports that are specified in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We will also become subject to other reporting and corporate governance requirements, including the requirements of the NYSE, and certain provisions of the Sarbanes-Oxley Act (“SOX”) and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will, among other things:
•prepare and distribute periodic public reports and other stockholder communications, including proxy statements, in compliance with our obligations under the federal securities laws and applicable NYSE rules;
•hold annual shareholder meetings;

•create or expand the roles and duties of our board of directors and committees of the board;
•institute more comprehensive financial reporting and disclosure compliance functions;
•supplement our internal accounting, internal controls, auditing and reporting function, including hiring additional staff with expertise in accounting and financial reporting for a public company, in compliance with Section 404 of SOX;
•enhance and formalize closing procedures at the end of our accounting periods;
•enhance our internal audit and tax functions;
•enhance our investor relations function;
•establish new internal policies, including those relating to disclosure controls and procedures; and
•involve and retain to a greater degree outside counsel and accountants in the activities listed above.
These changes will require a significant commitment of additional resources and many of our competitors already comply with these obligations. Although we had previously been a public company until 2008, we became privately owned following our acquisition by Finmeccanica – Societá per azioni (now Leonardo S.p.A.). Given the significant passage of time that followed, we no longer benefit from the prior infrastructure we had in place as a publicly held company. In connection with preparing for this offering and operating as a stand-alone public company following the closing of this offering, we expect to incur one-time and recurring expenses. We estimate that the aggregate amount of the one-time expenses described above will be between approximately $11 million and $14 million, of which $9 million had been incurred in the year ended December 31, 2020 and approximately $2 million to $4 million is expected to be incurred in the year ended December 31, 2021. This does not include bank fees related to the securing of third party financing or amounts paid by US Holding out of the proceeds of this offering including underwriting discounts and commissions. In addition, for so long as our parent company, Leonardo S.p.A., consolidates our financial position and results of operations in its consolidated financial statements, we expect to engage the same auditing firm to act as our independent registered public accounting firm. Leonardo S.p.A. will be required to change its auditing firm in 2021 in light of European mandatory audit firm rotation rules, which we expect will require us to change our audit firm. A new auditing firm may apply certain auditing standards or accounting practices differently, which, among other factors, may result in additional costs, delays or other issues in preparing our audited financial statements.
We may not be successful in implementing all of the going-public requirements described above and the significant commitment of resources required for implementing them could adversely affect our business, financial condition and results of operations. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired and we could suffer adverse regulatory consequences or violate NYSE listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.
The changes necessitated by becoming a public company require a significant commitment of resources and management oversight that has increased and may continue to increase our costs and might place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. Some members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors.

If we are unable to offset these costs through other savings then it could have a material adverse impact on our business, financial condition and results of operations.
Some of our contracts with the U.S. government are classified, which may limit investor insight into portions of our business.
We derive a portion of our revenues from programs with the U.S. government that are subject to security restrictions that preclude the dissemination of information that is classified for national security purposes. We are limited in our ability to provide details about these classified programs, their risks or any disputes or claims relating to such programs, and may not disclose such information pursuant to SEC rules permitting confidential treatment of certain information. As a result, investors and others might have less insight into our classified programs than our other businesses and, therefore, less ability to fully evaluate the risks related to our classified business.
Future sales of shares by existing stockholders could cause our stock price to decline.
Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Immediately after this offering, Leonardo S.p.A. through US Holding will own       % of our outstanding common stock (or      % if the underwriters exercise their option to purchase additional shares in full).
As of February 26, 2021, we have 145,000,000 outstanding shares of common stock. All of the shares sold pursuant to this offering will be immediately tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act,”), except for any shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, or “Rule 144.” The remaining shares of common stock outstanding as of February 26, 2021 will be restricted securities within the meaning of Rule 144, but will be eligible for resale subject, in certain cases, to applicable volume, manner of sale, holding period and other limitations of Rule 144 subject to the terms of the lock-up agreements described below.
Upon the closing of this offering, we intend to file one or more registration statements on Form S‑8 under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of stock options granted under our plans will also be freely tradable under the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. As of February 26, 2021, 3,511,400 shares of our common stock are reserved for future issuances under our Omnibus Plan adopted in connection with this offering.
In connection with this offering, we, US Holding and all of our directors and executive officers will enter into lock-up agreements under which, subject to certain exceptions, we and they will agree not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC. Following the expiration of this 180-day lock-up period, approximately          shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. As resale restrictions end, the market price of our common stock could decline if US Holding sells its shares or is perceived by the market as intending to sell them. Goldman Sachs & Co. LLC may, in its sole discretion and at any time, release all or any portion of the securities subject to lock-up agreements entered into in connection with this offering. Furthermore, subject to the expiration or waiver of the lock up agreements, Leonardo S.p.A. and its affiliated entities, including US Holding, will have the right to require us to register shares of common stock for resale in some circumstances pursuant to the registration rights agreement we will enter into with Leonardo S.p.A. and US Holding. For a description of the registration rights agreement, see “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A. Following this Offering—Registration Rights Agreement.”

In the future, we may issue additional shares of common stock or other equity or debt securities convertible into or exercisable or exchangeable for shares of our common stock in connection with a financing, strategic investment, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.
Our common stock has no prior public market, and the market price of our common stock may be volatile and could decline after this offering.
Prior to this offering, there has been no public market for our common stock, and an active market for our common stock may not develop or be sustained after this offering. We have been approved to list our common stock on the NYSE. We and US Holding negotiated the initial public offering price per share with the representatives of the underwriters and, therefore, that price may not be indicative of the market price of our common stock after this offering. We cannot assure you that an active public market for our common stock will develop after this offering or, if one does develop, that it will be sustained. In the absence of an active public trading market, you may not be able to sell your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to make strategic investments by using our shares as consideration. In addition, the market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:
•industry or general market conditions;
•domestic and international economic factors unrelated to our performance;
•announcements as to a Congressional or Presidential initiative with respect to changes in spending priorities and defense spending levels, sequestration, the appropriations process, use of continuing resolutions (with restrictions, e.g., on starting new programs) and the permissible level of federal debt;
•changes in our customers’ preferences;
•new regulatory pronouncements and changes in regulatory guidelines;
•lawsuits, enforcement actions and other claims by third parties or governmental authorities;
•adverse publicity related to us or another industry participant;
•actual or anticipated fluctuations in our operating results;
•changes in securities analysts’ estimates of our financial performance or lack of research coverage and reports by industry analysts;
•action by institutional stockholders or other large stockholders, including future sales of our common stock;
•failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;
•announcements by us of significant impairment charges;
•speculation in the press or investment community;
•investor perception of us and our industry;
•changes in market valuations or earnings of similar companies;

•announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships;
•war, terrorist acts and a pandemic or epidemic disease;
•any future sales of our common stock or other securities;
•additions or departures of key personnel; and
•misconduct or other improper actions of our employees.
In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price. Stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which could materially and adversely affect our business, results of operations or financial condition.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage for our common stock. If there is no research coverage of our common stock, the trading price for our common stock may be negatively impacted. In the event we obtain research coverage for our common stock, if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.
Future offerings of debt or certain equity securities which would rank senior to our common stock may adversely affect the market price of our common stock.
If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Our amended and restated certificate of incorporation will also authorize the issuance of “blank check” preferred stock that could be issued by our board. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.
We do not expect to declare any dividends in the near term.
We do not anticipate declaring any cash dividends to holders of our common stock in the near term. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock. In addition, the proxy holders may only vote to declare or suspend dividends after prior consultation with US Holding.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, prior to the closing of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will collectively:
•authorize the issuance of shares of our common stock to create voting impediments or to frustrate persons otherwise seeking to effect a takeover or gain control;
•authorize the issuance of “blank check” preferred stock that could be issued by our board to thwart a takeover attempt;
•provide that vacancies on our board, including vacancies resulting from an enlargement of our board, may be filled only by a majority vote of directors then in office following termination of the proxy agreement;
•prohibit stockholders from calling special meetings of stockholders following the later of the termination of the proxy agreement and such date as Leonardo S.p.A. is no longer required under IFRS to consolidate the financial statements of the Company with its financial results;
•prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders, following the later of the termination of the proxy agreement and such date as Leonardo S.p.A. is no longer required under IFRS to consolidate the financial statements of the Company with its financial results;
•establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and
•require the approval of holders of at least 66 2⁄3% of the outstanding shares of our common stock to amend our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation following the later of the termination of the proxy agreement and such date as Leonardo S.p.A. is no longer required under IFRS to consolidate the financial statements of the Company with its financial result.
These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. In addition, the requirement in our proxy agreement for approval by the proxy holders and our majority stockholder of mergers and consolidations also may discourage change of control transactions. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.
Our amended and restated certificate of incorporation and amended and restated bylaws may also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant amount of common stock that US Holding will beneficially own following this offering, could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

Our amended and restated certificate of incorporation will include provisions limiting the personal liability of our directors for breaches of fiduciary duty under the Delaware General Corporation Law.
Our amended and restated certificate of incorporation will contain provisions permitted under the General Corporation Law of the State of Delaware, or the “DGCL,” relating to the liability of directors. These provisions will eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:
•any breach of the director’s duty of loyalty;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•under Section 174 of the DGCL (unlawful dividends); or
•any transaction from which the director derives an improper personal benefit.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.
Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders, and federal district courts as the exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or stockholders.
Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action asserting a claim arising out of or under the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our amended and restated certificate of incorporation or our amended and restated bylaws) and (iv) any action asserting a claim that is governed by the internal affairs doctrine. The foregoing provision does not apply to claims arising under the Securities Act or the Securities Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Furthermore, unless we select or consent to the selection of an alternative forum, our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any of our directors, officers, other employees, agents or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, results of operations or financial condition.

USE OF PROCEEDS
The selling stockholder is selling all of the shares of common stock in this offering, and we will not receive any proceeds from the sale of the common stock in the offering.

CAPITALIZATION
The following table sets forth our anticipated cash and cash equivalents and capitalization on a consolidated basis and on a pro forma basis as of December 31, 2020 to reflect:
•the repayment of $237 million of related-party borrowings; and
•the expected issuance of $450 million of third-party debt (consisting of the Term A Loan and the Bridge Loan).
The selling stockholder is selling all of the shares of common stock in this offering and we will not receive any proceeds from the sale of shares.
We currently have related-party borrowings of $237 million outstanding that bear a weighted average interest rate of 6.5%. Additionally, we have access to a related-party revolving credit facility with a capacity of $450 million that bears interest at a rate of LIBOR plus 3.5%, for which there were no borrowings outstanding as of December 31, 2020. In connection with this offering, we expect to repay our related-party borrowings of $237 million in full and enter into financing arrangements providing for the issuance of $450 million of third-party debt (consisting of the Term A Loan and the Bridge Loan), as described in the section “Recapitalization.” We believe these transactions are probable as the material terms have been agreed, although there is no assurance as to the completion of these transactions. Such transactions are conditioned on the consummation of this offering.
You should read the following table in conjunction with “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Recapitalization” and our consolidated financial statements included elsewhere in this prospectus.

	As of December 31, 2020
(Dollars in millions)	Historical (2)	Pro Forma
Cash and cash equivalents	$61	$270
Debt:
4.0% Term loan due December 31, 2021(1)	—	—
7.5% Term loan due November 30, 2022(1)	139	—
5.0% Daylight term loan due October 15, 2024(1)	98	—
LIBOR +2.25% term loan(3)	—	99
Bridge loan(3)	—	348
Finance lease and other	163	163
Short-term borrowings	27	27
Total debt	$427	$637
Shareholder's equity
Preferred Stock, $0.01 par value: 10,000,000 shares authorized; none issued	$—	$—
Common stock, $0.01 par value: 300,000,000 shares authorized; 145,000,000 shares issued and outstanding(4)	1	1
Additional paid-in capital(4)	4,633	4,633
Accumulated deficit	(3,137)	(3,137)
Accumulated other comprehensive loss	(70)	(70)
Total shareholder’s equity	1,427	1,427
Total capitalization	$1,854	$2,064

______________
(1)The Company’s debt with related parties consists of two term loans and a working capital credit facility with US Holding, as described under “Certain Relationships and Related Party Transactions—Transactions with Leonardo S.p.A. Affiliates—Financing Arrangements.”
(2)Does not reflect $115 million of related party note receivables included in our leverage ratio. Refer to “Non-GAAP Financial Measures” within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion of the related party note receivable.
(3)Net of unamortized debt issuance costs.
(4)Gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.

DIVIDEND POLICY
We do not currently anticipate declaring or paying regular cash dividends on our common stock in the near term. We expect that we will retain all of our future earnings for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board and will depend upon such factors as our financial condition, earnings, liquidity and capital requirements, level of indebtedness, general business conditions, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and any other factors that our board deems relevant in making such a determination. In addition, the terms of the agreements governing the debt we have incurred or may incur may limit or prohibit the payment of dividends. Further, the proxy holders, in their capacity as directors, may vote to declare or suspend dividends only after prior consultation with US Holding. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. See “Risk Factors—Risks Relating to Our Common Stock and This Offering—We do not expect to declare any dividends in the near term.”

RECAPITALIZATION
We have historically operated with a capital structure that reflected our status as a wholly owned indirect subsidiary of Leonardo S.p.A. Our debt with related parties currently consists of two term loans and a working capital credit facility with US Holding, as described in “Certain Relationships and Related Party Transactions—Transactions with Leonardo S.p.A. Affiliates—Financing Arrangements.” To prepare for this offering and operation as a stand-alone public company, we have undertaken recapitalization initiatives to align our capital structure more closely with other U.S. public companies (the “Recapitalization”). In undertaking the Recapitalization, we are focused on several goals:
•Maintaining and strengthening our credit ratings; and
•Providing increased financial flexibility at the DRS level.
In December 2020, US Holding contributed $300 million to us by converting an equal amount of borrowings outstanding under our 7.5% Term Loan (as defined in “Certain Relationships and Related Party Transactions—Transactions with Leonardo S.p.A. Affiliates—Financing Arrangements”) into additional paid in capital.
In connection with the consummation of this offering, we expect to implement the following additional financing arrangements as part of our efforts to align our capital structure more closely with other U.S. public companies and achieve the goals described above:
•the repayment of $237 million of related-party borrowings; and
•the expected issuance of $450 million of third-party debt (consisting of the Term A Loan and the Bridge Loan).
We believe these transactions are probable as the material terms have been agreed, although there is no assurance as to the completion of these transactions. Such transactions are conditioned on the consummation of this offering. See the sections “Capitalization” and “Unaudited Proforma Consolidated Financial Information” in this prospectus.
Repayment of Related-Party Borrowings
In connection this offering, we expect to repay all outstanding related-party borrowings outstanding including those under the credit agreement dated January 20, 2009, as amended, by and among us, certain of our subsidiaries and US Holding and amounts outstanding under the Daylight Term Loan.
Third-Party Indebtedness Following this Offering
Senior Facilities
In connection with this offering, we expect to enter into a credit agreement providing for $300 million of senior unsecured credit facilities, consisting of a $100 million term loan facility (the Term A Loan), and a $200 million revolving credit facility. Initial borrowings under the credit facilities are subject to satisfaction of certain closing conditions, including the consummation of this offering.
Loans under the credit facilities will bear interest at an annual rate equal to, at our option, a base rate plus a margin ranging from 0.75% to 1.75%, or LIBOR plus a margin ranging from 1.75% to 2.75%, in either case based on our credit ratings. The credit agreement contains customary LIBOR replacement provisions for syndicated loans. We will also pay a commitment fee on the undrawn balance under the revolving credit facility at an annual rate ranging from 0.375% to 0.500% based on our credit ratings.
The principal of the term loan will be repaid in quarterly installments and at final maturity on the fifth anniversary of the closing date. The revolving credit facility will mature on the fifth anniversary of the closing date.

Loans under the credit facilities may be voluntarily prepaid and commitments reduced in whole or in part at any time and from time to time without premium or penalty. The loans will be subject to mandatory prepayment upon a change of control.
The credit agreement contains a number of covenants, including but not limited to, a maximum total net leverage ratio of 3:75 to 1:00 as of the last day of any fiscal quarter and a minimum net interest coverage ratio of 3:25 to 1:00 as of the last day of any fiscal quarter, which restrict our ability to incur additional debt; pay dividends or make other distributions; prepay, redeem or repurchase certain debt; make loans and investments; sell, transfer or otherwise dispose of assets; incur or permit to exist certain liens; enter into certain types of transactions with affiliates; enter into agreements restricting their respective subsidiaries’ ability to pay dividends; and consolidate, amalgamate, merge or sell all or substantially all of their respective assets.
Our obligations under the credit facilities will be guaranteed by all of our U.S. subsidiaries.
The credit agreement governing the credit facilities has been filed as an exhibit to the registration statement of which this prospectus forms a part.
Bridge Facilities
In connection with this offering, we expect to enter into a credit agreement providing for the Bridge Loan, a $350 million bridge loan facility. Borrowings under the Bridge Loan will be subject to satisfaction of certain closing conditions, including the consummation of this offering.
The interest rate on the Bridge Loans will initially be equal to LIBOR plus 2.25% and will increase by at least 0.25% every three months after the closing date. The credit agreement contains customary LIBOR replacement provisions for syndicated loans. The Bridge Loan will also be subject to customary fees.
The Bridge Loan will mature on the date that is 364 days after the closing date. The Bridge Loan is subject to mandatory prepayment with the proceeds of certain issuances of debt and equity securities, certain asset sales and certain insurance and condemnation events, and upon a change of control.
The credit agreement will contain a number of covenants, including but not limited to, a maximum total net leverage ratio of 3:75 to 1:00 as of the last day of any fiscal quarter and a minimum net interest coverage ratio of 3:25 to 1:00 as of the last day of any fiscal quarter, which restrict our ability to incur additional debt; pay dividends or make other distributions; prepay, redeem or repurchase certain debt; make loans and investments; sell, transfer or otherwise dispose of assets; incur or permit to exist certain liens; enter into certain types of transactions with affiliates; enter into agreements restricting their respective subsidiaries’ ability to pay dividends; and consolidate, amalgamate, merge or sell all or substantially all of their respective assets.
Our obligations under the Bridge Loan will be guaranteed by all of our U.S. subsidiaries.
We anticipate that the Bridge Loan will be repaid with the net proceeds from the issuance of unsecured senior notes in an aggregate principal amount of $350 million with an estimated maturity of five to eight years following this offering. Any such unsecured senior notes would be offered pursuant to a separate offering memorandum and nothing contained in this prospectus shall constitute an offer to sell or solicitation of an offer to buy such unsecured senior notes.
The credit agreement governing the bridge loan facilities has been filed as an exhibit to the registration statement of which this prospectus forms a part.
For more information, see the sections “Capitalization,” “Unaudited Pro Forma Consolidated Financial Information” and “Certain Relationships and Related Party Transactions—Transactions with Leonardo S.p.A. Affiliates—Financing Arrangements” in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
Summary Historical Consolidated Financial Information of DRS
The following tables present our selected consolidated financial data. The selected Consolidated Statements of Earnings (Loss) data for the years ended December 31, 2020, 2019 and 2018 and the selected Consolidated Balance Sheet data as of December 31, 2020 and 2019 are each derived from our audited Consolidated Financial Statements that are included elsewhere in this prospectus. The selected Consolidated Statements of Earnings (Loss) data for the years ended December 31, 2017 and 2016 and the selected Consolidated Balance Sheet data as of December 31, 2018, 2017 and 2016 are each derived from our unaudited Consolidated Financial Statements not included in this prospectus. The unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of our unaudited Consolidated Financial Statements. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the selected historical financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,
(Dollars in millions, except per share amounts)	2020	2019	2018	2017	2016
Consolidated Statements of Earnings (Loss) Data:
Total revenues	$2,778	$2,714	$2,333	$1,947	$1,753
Operating earnings	181	163	45	49	3
Net earnings (loss)	85	75	(10)	(91)	(162)
Net earnings (loss) per share (1)	0.59	0.52	(0.07)	(0.63)	(1.12)
Consolidated Balance Sheet Data:
Cash and cash equivalents	61	85	79	52	51
Total assets	2,956	2,888	2,429	2,431	2,320
Long-term debt	374	656	552	577	1,175
Total shareholder's equity	1,427	1,019	956	972	341
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	125	157	105	3	12
Other Financial Data:
Adjusted EBITDA(2)	268	234	187	181	153
Adjusted EBITDA Margin(2)	9.6%	8.6%	8.0%	9.3%	8.7%
Free cash flow(2)	74	110	65	(34)	(10)
Backlog(3)	3,291	2,844	2,684	2,078	2,147
________________
(1)Gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.
(2)Adjusted EBITDA, Adjusted EBITDA Margin and free cash flow are non-GAAP measures. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures” for definitions and additional discussion of management’s use of non-GAAP measures as supplemental financial measures. Adjusted EBITDA, Adjusted EBITDA Margin and free cash flow may not be comparable to similarly titled non-GAAP measures of other companies as other companies may have calculated the measures differently. The reconciliations of net earnings (loss) to Adjusted EBITDA and net cash provided by operating activities to free cash flow are provided below.

(3)Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures” for the definition and additional discussion of management’s use of backlog as a key operating and financial measure.
The reconciliation between Net earnings (loss) and Adjusted EBITDA is shown below:

	Year Ended December 31,
(in millions)	2020	2019	2018	2017	2016
Net earnings (loss)	$85	$75	$(10)	$(91)	$(162)
Income tax provision (benefit)	27	20	(7)	31	(61)
Amortization of intangibles	9	9	93	89	85
Depreciation	44	42	35	34	37
Restructuring costs	12	20	14	10	26
Interest expense	64	65	58	101	97
Transaction costs related to this offering	9	—	—	—	—
Acquisition and disposition related costs	—	—	—	1	2
Foreign exchange	1	—	3	1	(1)
COVID-19 response costs	12	—	—	—	—
Non-service pension expense	5	3	1	5	40
Other one-time non-operational events(1)	—	—	—	—	90
Adjusted EBITDA	$268	234	$187	$181	$153
________________
(1)Other one-time non-operational events for the year ended December 31, 2016 consists of a $64 million non-cash goodwill impairment charge in our Network Computing & Communication segment and a $26 million loss on the disposal of a business.
The reconciliation between Net cash provided by operating activities and Free cash flow is shown below:

	Year Ended December 31,
(in millions)	2020	2019	2018	2017	2016
Net cash provided by operating activities	$125	$157	$105	$3	$12
Capital expenditures	(56)	(55)	(40)	(38)	(32)
Proceeds from sales of assets	5	8	—	1	10
Free cash flow	$74	110	$65	$(34)	$(10)

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial information of DRS consists of the unaudited pro forma consolidated statement of earnings for the year ended December 31, 2020 and an unaudited pro forma consolidated balance sheet as of December 31, 2020, which have been derived from our historical consolidated financial statements included elsewhere in this information statement.
The unaudited pro forma consolidated statement of earnings gives effect to the Pro Forma Transactions (as defined below) as if they occurred on January 1, 2020, the beginning of the most recently completed fiscal year. The unaudited pro forma consolidated balance sheet gives effect to the Pro Forma Transactions as if they occurred as of December 31, 2020, our latest balance sheet date.
The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No.33-10786; Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the U.S. Securities and Exchange Commission (the “SEC”) on May 21, 2020 (“Article 11”). The pro forma adjustments include transaction accounting adjustments that reflect the accounting for transactions in accordance with U.S. GAAP. The following unaudited pro forma consolidated financial information illustrates the effects of the following transactions (collectively, the “Pro Forma Transactions”):
•the expected issuance of approximately $450 million of third-party debt (consisting of the Term A Loan and the Bridge Loan) at an expected weighted-average interest rate of 2.9%;
•the expected repayment of all of our outstanding related-party borrowings;
•the anticipated issuance of share-based awards upon the closing of this offering to certain individuals, including members of our senior management (“IPO Grants”); and
•the transaction costs expected to be incurred as a result of the offering that are not yet reflected in the historical financial statements.
The unaudited pro forma consolidated financial information is for illustrative purposes only and does not purport to represent what DRS’s financial position and results of operations actually would have been had the offering and related transactions occurred on the dates indicated, or to project DRS’s financial performance for any future period. The unaudited pro forma consolidated financial information is based on information and assumptions which are described in the accompanying notes.
The unaudited pro forma consolidated financial information and the related notes should be read in conjunction with “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

LEONARDO DRS, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2020

(Dollars in millions)	Historical DRS	Transaction Accounting Adjustments	Footnote Reference	Other Transaction Accounting Adjustments	Footnote Reference	Pro Forma Total
ASSETS
Current assets:
Cash and cash equivalents	$61	$(4)	(a)	$208	(a)	$265
Accounts receivable, net	102	—		—		102
Contract assets	672	—		—		672
Inventories	247	—		—		247
Related party note receivable	115	—		—		115
Prepaid expenses	33	—		—		33
Other current assets	33	—		—		33
Total current assets	1,263	(4)		208		1,467
Noncurrent assets:
Property plant and equipment, net	355	—		—		355
Intangible assets, net	60	—		—		60
Goodwill	1,057	—		—		1,057
Deferred tax assets	87	—		—		87
Other noncurrent assets	134	—		2	(b)	136
Total noncurrent assets	1,693	—		2		1,695
Total assets	$2,956	$(4)		$210		$3,162

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$53	$—		$328	(c)	$381
Accounts payable	478	—		—		478
Contract liabilities	177	—		—		177
Other current liabilities	267	—		—		267
Total current liabilities	975	—		328		1,303
Noncurrent liabilities:
Long-term debt	$374	$—		$(118)	(c)	$256
Pension and other postretirement benefit plan liabilities	88	—		—		88
Other noncurrent liabilities	92	—		—		92
Total noncurrent liabilities	554	—		(118)		436
Shareholder's equity:
Preferred Stock, $0.01 par value, 10,000,000 shares authorized; none issued	$—	$—		$—		$—
Common stock, $0.01 par value: 300,000,000 shares authorized; 145,000,000 shares issued and outstanding	1	—		—		1
Additional paid-in capital	4,633	—		—		4,633
Accumulated deficit	(3,137)	(4)	(d)	—		(3,141)
Accumulated other comprehensive loss	(70)	—		—		(70)
Total shareholder's equity	1,427	(4)		—		1,423
Total liabilities and shareholder's equity	$2,956	$(4)		$210		$3,162

LEONARDO DRS, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
For the year ended December 31, 2020

(Dollars in millions, except per share amounts)	Historical DRS	Transaction Accounting Adjustments	Footnote Reference	Other Transaction Accounting Adjustments	Footnote Reference	Pro Forma Total
Revenues:
Products	$2,412	$—		$—		$2,412
Services	366	—		—		366
Total revenues	2,778	—		—		2,778
Cost of revenues:
Products	(2,000)	—		—		(2,000)
Services	(284)	—		—		(284)
Total cost of revenues	(2,284)	—		—		(2,284)
Gross profit	494	—		—		494
General and administrative expenses	(283)	(4)	(e)	(5)	(f)	(292)
Amortization of intangibles	(9)	—		—		(9)
Other operating expenses, net	(21)	—		—		(21)
Operating earnings	181	(4)		(5)		172
Interest expense	(64)	—		39	(g)	(25)
Other, net	(5)	—		—		(5)
Earnings (loss) before taxes	112	(4)		34		142
Income tax provision (benefit)	27	(1)	(h)	9	(h)	35
Net earnings (loss)	$85	$(3)		$25		$107

Net earnings per share of common stock
Basic earnings per share	0.59					0.74
Diluted earnings per share	0.59					0.74
Weighted-average common shares outstanding:
Basic	145,000,000	—		—	(i)	145,000,000
Diluted	145,000,000	—		125,000	(i)	145,125,000

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The unaudited pro forma consolidated financial information as of and for the year ended December 31, 2020 include the following adjustments:
Adjustments to Unaudited Pro Forma Consolidated Balance Sheet
(a) Cash and Cash Equivalents
The following table presents the pro forma adjustments to cash and cash equivalents:

(Dollars in millions)	As of December 31, 2020
Cash received from proceeds of the New Debt, as described in (c)	$450
Cash paid for the New Debt financing transaction costs, as described in (c)	(5)
Cash paid to settle related party borrowings, as described in (c)	(237)
Net adjustment related to the New Debt and repayment of related party borrowings	208
Cash paid for costs associated with the transaction, as described in (e)	(4)
Net adjustment to cash and cash equivalents	$204

(b) Other Noncurrent Assets
The following table presents the pro forma adjustments to Other noncurrent assets:

(Dollars in millions)	As of December 31, 2020
Capitalization of Revolver commitment fees related to the New Debt (1)	2
Net adjustment to other noncurrent assets	2
_____________
(1)  Estimated annual amortization of this balance is immaterial. Therefore, no pro forma adjustment has been made to the Pro Forma Statement of Earnings.
(c) Incurrence of Third-Party Indebtedness and Repayment of Related Party Borrowings
In connection with this offering, we expect to repay our related-party borrowings of $237 million in full and enter into financing arrangements providing for the issuance of $450 million of third-party debt, as described in the section “Recapitalization.” This adjustment reflects the repayment of the related party debt and the incurrence of third-party indebtedness. An adjustment to the unaudited pro forma consolidated balance sheet as of December 31, 2020 has been made to reflect the incurrence of $450 million indebtedness consisting of (i) $100 million of Term A debt at a rate of LIBOR plus 2.25% (the “Term A Loan”) and (ii) a bridge loan in an aggregate principal amount of $350 million with an annual average interest rate of 2.9% following this offering (the “Bridge Loan,” and together with the Term A Loan, our “New Debt”), of which we will retain approximately $208 million in cash, with the remainder to be used to repay $237 million of related party borrowings and $5 million in estimated fees to establish the New Debt including access to the $200 million revolving credit facility. The Bridge Loan is classified as current debt based on its term of one year. We believe these transactions are probable as the material terms have been agreed, although there is no assurance as to the completion of these transactions. Such transactions are conditioned on the consummation of this offering. The Company expects to repay the Bridge Loan with the net proceeds from the issuance of unsecured senior notes in an aggregate principal amount of $350 million with an estimated maturity of five to eight years following this offering. Any such unsecured senior notes would be offered pursuant to a separate offering memorandum and nothing contained in this prospectus shall constitute an offer to sell or solicitation of an offer to buy such unsecured senior notes.
A sensitivity analysis on the interest expense has been performed to assess the effect that a hypothetical 0.125% change in the interest rate would have on the Term A and Bridge Loan debt. A 0.125% change in interest rates would cause a corresponding increase or decrease to interest expense of approximately $0.8 million for the year ended December 31, 2020.
The following table presents the pro forma adjustments to the current portion of long-term debt and long-term debt:

(Dollars in millions)	As of December 31, 2020
Short-term borrowings and current portion of long-term debt:
Incurrence of debt under the New Debt, net of deferred financing fees	$348
Extinguishment of the related party borrowings	(20)
Net adjustment to short-term borrowings and current portion of long-term debt	328

Long-term debt:
Incurrence of debt under the New Debt, net of deferred financing fees	99
Extinguishment of the related party borrowings	(217)
Net adjustment to long-term debt	$(118)
(d) Changes in Equity
The following table presents the adjustments to our equity after giving effect to the Pro Forma Transactions as of December 31, 2020.

(Dollars in millions)	Common stock	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated Deficit
Transaction Costs, as described in (e)	$—	$—	$—	$(4)
Net adjustment	$—	$—	$—	$(4)
Adjustments to Unaudited Pro Forma Consolidated Statement of Earnings
(e) Transaction Costs
Represents an adjustment to include additional transaction costs of $4 million, which are expected to be incurred in connection with this offering. Total transaction costs recorded in the historical statement of earnings were $9 million for the year ended December 31, 2020. An adjustment of $4 million was also made to increase accumulated deficit as described in (d) above.
(f) Restricted stock unit awards—Founders Awards
Adjustments have been made related to the proposed grant of equity awards to certain of our employees in connection with the consummation of this offering. The awards are classified as an equity-settled stock-based payment arrangement and will cliff vest on the second anniversary of the grant date. This adjustment reflects the recognition of costs related to the first year of the requisite service period which resulted in an increase in general and administrative expenses of $5 million for the year ended December 31, 2020.

(g) Interest Expense
The following table presents the pro forma adjustments to interest expense associated with the pro forma adjustments to short-term and long-term debt described above in note (c). In addition, the interest expense associated with the New Debt below, includes $5 million related to the historical usage of the Company’s related party revolving credit facility that would’ve been incurred based on the interest rate applicable to the new $200 million revolving credit facility with third parties. An adjustment has been made to also eliminate the interest expense related to our related party borrowings as if they had been settled on January 1, 2020.

(Dollars in millions)	Year ended December 31, 2020
Interest expense, New Debt (1)	$(18)
Incremental amortization of deferred financing transaction costs, New Debt (2)	(2)
Elimination of interest expense, loans from related parties (3)	59
Net adjustment to interest expense	$39
________________
(1)Represents an adjustment to recognize the interest expense related to the New Debt incurred.
(2)Represents an increase related to the amortization of deferred financing fees related to the New Debt incurred.
(3)Represents an adjustment to eliminate the historical interest expense for the settlement of loans from related parties, including interest expense attributable to $300 million of loans from related parties that were forgiven as of December 31, 2020 and accounted for as a capital transaction in contemplation of this offering.
(h) Resulting Tax Effects
Adjustments to the Unaudited Pro Forma Consolidated Statement of Earnings have been made to reflect the income tax expense for the items described in (e), (f) and (g), calculated at a blended effective tax rate of 28%, which incorporates the nondeductible nature of IPO related expenditures.
(i) Earnings Per Share
The unaudited pro forma consolidated basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of DRS, and reflect the potentially dilutive impact of the IPO Grants issued at closing of this offering that vest over a two-year period commencing from the closing date of this offering.

(Dollars in millions, except per share amounts)	Year Ended December 31, 2020
Pro forma net earnings	$107
Historical weighted-average number of common shares outstanding
Basic	145,000,000
Diluted	145,000,000
Potentially dilutive impact of common shares issued as part of the IPO Grants	125,000
Pro forma weighted-average number of common shares outstanding
Basic	145,000,000
Diluted	145,125,000
Pro forma net earnings per common share
Basic	$0.74
Diluted	$0.74

Other Non-recurring Costs
The unaudited pro forma consolidated statement of earnings includes certain non-recurring items including, among other things, costs related to legal, accounting and other professional fees totaling approximately $13 million that we do not expect to recur in the next 12 months. Additionally the Company will incur additional expenditures to operate as an independent company; however, we have operated principally independently prior to this offering under our existing operating structure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read this discussion together with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.
This discussion and other parts of this prospectus include forward-looking statements such as those relating to our plans, objectives, expectations and beliefs, which involve risks, uncertainties and assumptions. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Information.” Actual results may differ materially from those contained in any forward-looking statements.
Business Overview and Considerations
General
We are a leading provider of defense products and technologies that are used across land, air, sea, space and cyber domains. Our diverse array of defense systems and solutions is offered to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies and international military customers for deployment on a wide range of military platforms. We focus our capabilities in areas of critical importance to the U.S. military within three segments, Advanced Sensor Technologies, Network Computing & Communications and Integrated Mission Systems. Our revenue, earnings and cash flows are generated by a combination of developing, manufacturing and servicing advanced technology solutions that are designed to address mission critical challenges for the defense industry.
Our overall strategy is to be a balanced and diversified company, less vulnerable to any one budgetary platform or service decision with a specific focus on establishing strong technical and market positions in areas of priority for the Department of Defense (“DoD”). The DoD is our largest customer and, for the years ended December 31, 2020 and 2019, both years accounted for approximately 84% and 89%, respectively, of our business as an end-user, with revenues principally derived directly or indirectly from contracts with the U.S. Army and U.S. Navy, which represented 43% and 32%, and 40% and 36%, respectively, of our total revenues for the years ended December 31, 2020 and 2019. We use our technical capabilities, customer relationships and product quality to drive our financial performance, evidenced by a 12% CAGR in revenue from the year ended December 31, 2016 through the year ended December 31, 2020, which drove our annual revenue to $2.8 billion for the year ended December 31, 2020. During the same period, net earnings (loss) improved by $247 million to $85 million, our operating earnings grew $178 million to $181 million, and our Adjusted EBITDA grew $115 million to $268 million (CAGR of 15%). Adjusted EBITDA is a non-GAAP measure, see “—Key Financial and Operating Measures—Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net earnings.
Our operations and reporting are structured into the following three technology driven segments based on the capabilities and solutions offered to our customers:
Advanced Sensor Technologies (“AST”): Our Advanced Sensor Technologies segment provides world-class electro-optical sensor technologies, laser systems, EW systems and intelligence and surveillance solutions to U.S. military and intelligence community customers. We are a leading provider of ground vehicle targeting and surveillance sensors, including electro-optical and advanced detection systems. We are also a leading provider of soldier sensor systems in high priority modernization areas such as infrared imaging and precision targeting systems. Our infrared focal plane array foundry is recognized as a leading provider of high performance and small sized cryogenically cooled and uncooled detector arrays. We are also a leading and world-recognized provider of aircraft training instrumentation equipment and high-performance radio frequency receivers and transceivers for U.S. and international customers. Our quantum cascade laser technology has promising military and commercial medical applications. Collectively, these sensor technologies provide our warfighters with a distinct battlefield advantage.
Network Computing & Communications (“NC&C”): Our Network Computing & Communications segment provides advanced defense electronics solutions across warfare domains. Our technologies and products are used on legacy and new military platforms, end-to-end network communication systems, network services and cyber solutions. We are a leading provider of ruggedized computing equipment, having provided advanced tactical computing units for ground combat vehicles and command post operations for more than two decades. During this period we have delivered more than 125,000 units. For the U.S. Navy and its allies, we provide naval computing infrastructure, network and data distribution, radar and rugged naval control systems, which are present on naval surface and subsurface combatant vessels. Across the full spectrum of our network computing capabilities, we have leadership positions at both the product and sub-systems levels. Our global communications network is a worldwide network of terrestrial and satellite bandwidth that ensures our customers’ data is secure and reliable. As a result of this capability, we are positioned as one of the leading providers of secured satellite communications to the U.S. military.
Integrated Mission Systems (“IMS”): Our Integrated Mission Systems segment provides critical force protection, vehicle integration, transportation and logistics and electrical conversion and ship propulsion systems to the U.S. military. Our force protection systems protect service members and military assets from evolving threats and include solutions for counter-unmanned aerial systems, short-range air defense systems and active protection systems on ground vehicles. In 2018, we were awarded the Expedited Active Protection System program by bringing the TROPHY™ Active Protection System (“APS”) to the U.S. market, making us the leading U.S. provider of active protection systems for the U.S. Army. We were also awarded the Initial Maneuver Short-Range Air Defense (“IM-SHORAD”) Mission Equipment Package Program for the U.S. Army that year, culminating an 18-month cycle from development to customer delivery. We have military transportation and logistics offerings and ground vehicle integration capabilities to support U.S. forces in a wide range of operational environments. We provide power conversion and propulsion systems for the U.S. Navy’s top priority shipbuilding programs, building on our legacy of providing power components and systems for nearly all naval combat vessels for three decades, positioning us to continue as a leading provider of electrical ship propulsion systems and components for the U.S. Navy.
Focus on Customer and Execution
DRS and its employees focus on our end-customers – the men and women of the armed forces in the U.S. and its allies. We seek to provide high-quality equipment and services to support their mission success. We strive for excellence in everything we do, in every job in our Company, in order to satisfy our customers’ needs embedded in our contractual commitments. We seek to ensure that we learn from every lesson experienced in our Company and insist that these lessons affect all elements of our businesses. This approach permeates through the Company with a focus on continuous improvement at every level.
Part of this learning has resulted in institutionalizing our continuous improvement process through our APEX program. The APEX program’s goal is to strive for continuous improvement through unification of our business practices, tools and metrics, ongoing employee training and innovation. We believe that excellence is not a destination, but by constantly challenging ourselves to be better, we will improve, and ultimately approach excellence. We challenge ourselves to exceed our customers’ expectations and we partner with them to work to ensure that our execution meets their needs.
Continuous improvement, through the APEX program also allows us to improve our efficiency, which contributes to increased margins, helps us to remain competitive and allows us to make strategic investments, all while maintaining our focus on customer satisfaction. In these elements, our goals are aligned with those of our customers. We are humbled by the dedication and sacrifice that our ultimate customers have made to serve and we work to perform for them with excellence in everything we do.

Impacts of COVID-19 On Our Business
Since the emergence of the novel coronavirus known as COVID-19, DRS has responded to ensure business continuity and we believe our innovative culture has enabled us to perform in difficult circumstances. DRS has been deemed an essential business due to our mission to provide products and services to the military. Our COVID-19 plan focuses on three factors: keeping our employees and their families safe; mitigating risk associated with interruption of suppliers’ materials; and maintaining our commitment to our customers. This response included maximizing work from home, physical separation of the remaining employees into small zones, frequent CEO level communications to employees, intra-shift sanitization of facilities, Company-paid healthcare leave and quarantining of zones where a concern of exposure arises. We remain committed to the safety and health of our employees while ensuring continuity of our operations.
The proactive management to mitigate the impact of COVID-19 has enabled our business to remain operational. However, we incurred $12 million of expenditures from March 1, 2020 through December 31, 2020 to ensure a safe work environment for our employees. These costs include paid leave, personal protective equipment and other cleaning measures, facility filtration systems and social and physical distancing efforts, including the use of zones and subzones for manufacturing facilities. Costs to combat the COVID-19 pandemic have been excluded from our Adjusted EBITDA results. See “—Key Financial and Operating Measures—Non-GAAP Financial Measures.”
Despite the increase in expenditures, DRS did offset a portion of the cash impacts of our COVID-19 response through COVID-19 related stimulus including allowable deferral of social security payroll tax payments to 2021 and 2022 and pension related contributions to 2021. This largely offset increases in our working capital levels due to COVID-19 impacts on certain programs driven by delays stemming from restrictions in customer test facility access and supplier delays. Additionally, we benefited from the DoD decision to increase the rate for certain progress payments from 80% to 90% for costs incurred and work performed on relevant contracts as a response to COVID-19. We believe these actions should continue to mitigate some COVID-19 related negative impacts to our operating cash flows. To date, DRS has not issued any material contractual request for equitable adjustments attributed to COVID-19 related expenditures discussed above and pursuant to the Section 3610 of the CARES Act.
Business Environment
Revenues derived directly, as a prime contractor, or indirectly, as a subcontractor, from contracts with the U.S. government represented 84%, 89% and 86% of our total revenues for the years ended December 31, 2020, 2019 and 2018, respectively. Our U.S. government sales are highly concentrated within our DoD customers, which made up the overwhelming majority of our U.S. government revenue for the year ended December 31, 2020 and are principally derived directly or indirectly from contracts with the U.S. Army and U.S. Navy, which represented 43% and 32%, respectively, of our total revenues for the year ended December 31, 2020 . Therefore, our revenue is highly correlated to changes in U.S. government spending levels, especially within the DoD.
Fiscal year 2020 began with the U.S. government responding to the on-going COVID-19 global pandemic. To address the COVID-19 pandemic, the federal government passed four different coronavirus stimulus bills in 2020 totaling nearly $3 trillion that were designed to help stimulate the economy and provide relief to the American people.
In addition to COVID-19 response legislation, Congress alleviated the need for a long-term continuing resolution to fund the federal government by passing both the fiscal year 2021 National Defense Authorization Act (“NDAA”) and accompanying Consolidated Appropriations Act. The NDAA passed both the House and Senate became law on January 1, 2021. The bill includes $740.5 billion total for national defense discretionary programs, including $130.6 billion for procurement of advanced weapons systems, an increase of $1.9 billion relative to the prior administration’s request, and $106.2 billion for research development test and evaluation, an increase of $475.5 million relative to the prior administration’s request. The companion $1.4 trillion fiscal year 2021 Consolidated Appropriations Act, which currently funds the federal government, passed Congress on December 21, 2020 and was signed into law on December 27, 2020. The bill includes $695.9 billion for various defense accounts and $68.7 billion for the Overseas Contingency Operations fund and largely tracks with the policy priorities set forth in the NDAA.
When the COVID-19 pandemic began, we were designated as an essential business in each of the jurisdictions in which we operate and we worked to ensure continuity of our operations to meet our contractual obligations and we remained at an approximately 98% staffing level throughout the year. Our people have risen to the challenge and performed with distinction during this time period, and as a result our performance has been strong.
Future DoD budgets and spending levels are determined by a number of factors beyond our control, including changes to U.S. government procurement policies, current and future domestic and international budget conditions, presidential and congressional priorities and changing national security and defense requirements but we believe the applications of our technology aligns well with the modernization priorities of the DoD.
Key Financial and Operating Measures
Overview
We measure our business using both key financial and operating data including key performance indicators (“KPIs”) and non-GAAP financial measures and use the following metrics to manage our business, monitor results of operations and ensure proper allocation of capital: (i) Revenue, (ii) Bookings, (iii) Backlog, (iv) Adjusted EBITDA, (v) Adjusted EBITDA Margin, (vi) Adjusted Earnings Per Share (“EPS”), (vii) Leverage Ratio, and (viii) Free Cash Flow. We believe that these financial performance metrics represent the primary drivers of value enhancement, balancing both short and long-term indicators of increased shareholder value. These are the metrics we use to measure our results and evaluate our business and related contract performance. See “—Results from Operations” for further detail.
Financial and Operating Data

	Year Ended Year Ended December 31,
(Dollars in millions, except per share amounts)		2020	2019	2018
Total revenues		$2,778	$2,714	$2,333
Bookings		3,055	2,923	2,879
Backlog		3,291	2,844	2,684
Estimated potential remaining contract value		7,981	8,198	8,054
Adjusted EBITDA(1)		268	234	187
Adjusted EBITDA Margin(1)		9.6%	8.6%	8.0%
Adjusted EPS(1)(2)		$0.73	$0.52	$(0.07)
Leverage Ratio(1)	0.9	x	2.3x	3.0x
Free Cash Flow(1)		$74	$110	$65
________________
(1)Note on non-GAAP financial measures: Throughout the discussion of our results of operations we use non-GAAP financial measures including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Leverage Ratio and Free Cash Flow, as measures of our overall performance. Definitions and reconciliations of these measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP are included below.
(2)Gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.
Bookings - We define bookings as the total value of contract awards received from the U.S. government for which it has appropriated funds and legally obligated such funds to the Company through a contract or purchase order, plus the value of contract awards and orders received from customers other than the U.S. government.
Backlog - We define Backlog to include the following components:
(1)Funded - Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts.
(2)Unfunded - Unfunded backlog represents the revenue value of firm orders for products and services under existing contracts for which funding has not yet been appropriated less funding previously recognized on these contracts.
Estimated Potential Remaining Contract Value - In addition to backlog, we also evaluate estimated potential remaining contract value, which represents unexercised options associated with existing firm contracts and other contract commitments where items are visible in the DoD budget estimates and are void of competitive risks, including options on IDIQ type contracts and follow-on orders with existing customers.
Total Estimated Remaining Contract Value - Estimated potential remaining contract value together with backlog represents total estimated contract value remaining to be realized in revenue.
The following table summarizes the value of our backlog, estimated potential remaining contract value and total estimated contract value at the respective dates presented:
Backlog:

	December 31,
(Dollars in millions)	2020	2019	2018
Backlog:
Funded(1)	$2,847	$2,547	$2,338
Unfunded(1)	444	297	346
Total backlog(1)	$3,291	$2,844	$2,684
Estimated potential remaining contract value(1)	7,981	8,198	8,054
Total estimated remaining contract value	$11,272	$11,042	$10,738
________________
(1)See “Risk Factors—Risks Relating to Our Business—We may not realize the full value of our total estimated contract value or bookings, including as a result of reduction of funding or cancellation of our U.S. government contracts, which could have a material adverse impact on our business, financial condition and results of operations.”
Non-GAAP Financial Measures
We believe the non-GAAP financial measures presented in this prospectus will help investors understand our financial condition and operating results and assess our future prospects. We believe these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with our U.S. GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

We recognize that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S. GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.
We define these non-GAAP financial measures as:
Adjusted EBITDA and Adjusted EBITDA Margin - We define Adjusted EBITDA as our net earnings before income taxes, amortization of acquired intangible assets, depreciation, restructuring costs, interest, transaction costs related to this offering, acquisition and divestiture related expenses, foreign exchange, COVID-19 response costs, non-service pension expenditures and other one-time non-operational events. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. Adjusted EBITDA and Adjusted EBITDA Margin are not measures calculated in accordance with U.S. GAAP, and they should not be considered an alternative to any financial measures that were calculated under U.S. GAAP. Adjusted EBITDA and Adjusted EBITDA Margin are used to facilitate a comparison of the ordinary, ongoing and customary course of our operations on a consistent basis from period to period and provide an additional understanding of factors and trends affecting our business. Adjusted EBITDA and Adjusted EBITDA Margin are driven by changes in volume, performance, contract mix and general and administrative expenses and investment levels. Performance, as used in this definition, refers to changes in profitability and is primarily based on adjustments to estimates at completion on individual contracts. These adjustments result from increases or decreases to the estimated value of the contract, the estimated costs to complete the contract, or both. These measures therefore assist management and our board and may be useful to investors in comparing our operating performance consistently over time as they remove the impact of our capital structure, asset base and items outside the control of the management team and expenses that do not relate to our core operations. Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled non-GAAP measures used by other companies as other companies may have calculated the measures differently. The reconciliation of Adjusted EBITDA to net earnings (loss) is provided below:
Consolidated Entity Adjusted EBITDA Reconciliation:

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Net earnings (loss)	$85	$75	$(10)
Income tax provision (benefit)	27	20	(7)
Amortization of intangibles	9	9	93
Depreciation	44	42	35
Restructuring costs	12	20	14
Interest expense	64	65	58
Transaction costs related to this offering	9	—	—
Foreign exchange	1	—	3
COVID-19 response costs	12	—	—
Non-service pension expense	5	3	1
Other one-time non-operational events	—	—	—
Adjusted EBITDA	$268	$234	$187
Adjusted EPS – We calculate Adjusted EPS by excluding transaction costs related to this offering, acquisition and divestiture related expenses and COVID-19 response costs from our net earnings (loss) to arrive at Adjusted EPS. We believe that Adjusted EPS allows investors to effectively compare our core performance from period to period by excluding items that are not indicative of, or are unrelated to, results from our ongoing business operations such as our capital structure, significant non-cash expenses, the impacts of financing decisions on earnings, and items incurred outside the ordinary, ongoing and customary course of our business. Adjusted EPS has limitations as an analytical tool and does not represent, and should not be considered an alternative to basic or diluted EPS as determined in accordance with U.S. GAAP. The reconciliation of Adjusted EPS to U.S. GAAP EPS is shown below:
Consolidated Entity Reconciliation of Adjusted EPS:

	Year Ended December 31,
(Dollars in millions, except per share amounts)	2020	2019	2018
Net earnings (loss)	$85	$75	$(10)
Transaction costs related to this offering	9	—	—
COVID-19 response costs	12	—	—
Adjusted net earnings (loss)	$106	$75	$(10)
Adjusted EPS (1)	$0.73	$0.52	$(0.07)
________________
(1)Gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.

Leverage Ratio - We define our leverage ratio as total net debt divided by Adjusted EBITDA. Net debt includes debt related to financing lease obligations net of balance sheet cash and cash equivalents and related party note receivables.
The table below provides the calculation of the Leverage Ratio as of December 31, 2020, 2019 and 2018.

	Year End December 31,
(Dollars in millions)	2020		2019		2018
Long-term debt	$374		$656		$552
Short-term borrowings and current portion of long-term debt	53		56		87
Cash and cash equivalents	(61)		(85)		(79)
Related party note receivable	(115)		(100)		—
Total net debt	$251		$527		$560
Adjusted EBITDA	$268		$234		$187
Leverage Ratio	0.9	x	2.3	x	3.0	x
Free Cash Flow – We define free cash flow as the sum of the cash flows provided by operating activities and the cash flows provided by (used in) investment activities pertaining to capital expenditures and proceeds generated from the sale of assets.
We believe that free cash flow provides management and investors with an important measure of our ability to generate cash on a normalized basis. Free cash flow also provides insight into our flexibility to allocate capital and pursue opportunities that may enhance shareholder value. We believe that while expenditures and dispositions of property plant and equipment will fluctuate period to period, we seek to ensure that we have adequate capital on hand to maintain ongoing operations and enable growth of the business. Additionally, free cash flow is of limited usefulness, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact the measures do not deduct the payments required for debt service and other contractual obligations or payments. The reconciliation between free cash flow and net cash provided by operating activities (the most comparable U.S. GAAP measure) is shown below:

Consolidated Entity Reconciliation of Free Cash Flow:

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Net cash provided by operating activities	$125	$157	$105
Capital expenditures	(56)	(55)	(40)
Proceeds from sales of assets	5	8	—
Free cash flow	$74	$110	$65

Factors Impacting Our Performance
U.S. Government Spending and Federal Budget Uncertainty
Changes in the volume and relative mix of U.S. government spending as well as areas of spending growth could impact our business and results of operations. In particular, our results can be affected by shifts in strategies and priorities on homeland security, intelligence, defense-related programs, infrastructure and urbanization and continued increased spending on technology and innovation, including cybersecurity, artificial intelligence, connected communities and physical infrastructure. Cost-cutting and efficiency initiatives, current and future budget restrictions, spending cuts and other efforts to reduce government spending and shifts in overall priorities (for example, in response to the COVID-19 pandemic) could cause our government customers to reduce or delay funding or invest appropriated funds on a less consistent basis or not at all, and demand for our solutions or services could diminish. Furthermore, any disruption in the functioning of government agencies, including as a result of government closures and shutdowns, could have a negative impact on our operations and cause us to lose revenue or incur additional costs due to, among other things, our inability to maintain access and schedules for government testing or deploy our staff to customer locations or facilities as a result of such disruptions.
There is also uncertainty around the timing, extent, nature and effect of Congressional and other U.S. government actions to address budgetary constraints, caps on the discretionary budget for defense and non-defense departments and agencies, and the ability of Congress to determine how to allocate the available budget authority and pass appropriations bills to fund both U.S. government departments and agencies that are, and those that are not, subject to the caps. Additionally, budget deficits and the growing U.S. national debt, including as a result of legislative actions in response to the COVID-19 pandemic, may increase pressure on the U.S. government to reduce federal spending across all federal agencies, with uncertainty about the size and timing of those reductions. Furthermore, delays in the completion of future U.S. government budgets could in the future delay procurement of the federal government services we provide. A reduction in the amount of, or reductions, delays, or cancellations of funding for, services that we are contracted to provide to the U.S. government as a result of any of these impacts or related initiatives, legislation or otherwise could have a material adverse effect on our business and results of operations. See “Risk Factors—Risks Related to Our Business—Significant delays or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly may negatively impact our business and could have a material adverse impact on our business, financial condition and results of operations” and “Risk Factors—Risks Related to Our Business—The COVID-19 pandemic and related impacts have had and are likely to continue to have an adverse impact on our business, financial condition and results of operations.” Please see also “—Business Overview and Considerations—Business Environment” for further details on U.S. government spending’s impact on our business.
Operational Performance on Contracts
Revenue, earnings (margin) and the timing of our cash flows depend on our ability to perform on our contracts. When agreeing to contractual terms, our management team makes assumptions and projections about future conditions and events. The accounting for our contracts and programs requires assumptions and estimates about these conditions and events. These projections and estimates assess:
•the productivity and availability of labor;
•the allocation of indirect costs to labor and material costs incurred
•the complexity of the work to be performed;
•the cost and availability of materials and components; and
•schedule requirements.
If there is a significant change in one or more of these circumstances, estimates or assumptions, or if the risks under our contracts are not managed adequately, the profitability of contracts could be adversely affected. This could affect earnings and margin materially.
In particular, profitability can fluctuate predicated on the type of contract awarded. Typically fixed-price development programs on complex systems represent a higher risk profile to complete on-budget. To the extent our fixed-price development efforts create a larger portion of our revenue output, this may result in reduced operating margins given the higher risk profile. The following represents the impact that changing certain of our estimates, particularly those regarding our fixed-price development programs, would have had have on our revenues:
Impact of Change in Estimates on our Revenue Results

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Revenue	$(77)	$(55)	$(26)
Total % of Revenue	3%	2%	1%
Additionally, the timing of our cash flows is impacted by the timing of achievement of billable milestones on contracts. Historically, this has resulted and could continue to result in fluctuations in working capital levels and quarterly free cash flow results. As a result of such quarterly fluctuations in free cash flow results, we believe that quarter-to-quarter comparisons of our results of operations may not necessarily be meaningful and should not be relied upon as indicators of future performance.
Regulations
Increased audit, review, investigation and general scrutiny by U.S. government agencies of performance under government contracts and compliance with the terms of those contracts and applicable laws could affect our operating results. Negative publicity and increased scrutiny of government contractors in general, including us, relating to government expenditures for contractor services and incidents involving the mishandling of sensitive or classified information as well as the increasingly complex requirements of the DoD and the United States intelligence community, including those related to cybersecurity, could impact our ability to perform in the markets we serve.
International Sales
International revenue, including foreign military sales, foreign military financing, and direct commercial sales, accounted for approximately 8%, 4% and 6% of our revenue for the years ended December 31, 2020, 2019 and 2018, respectively. Since our focus is primarily with the DoD and our investments are focused as such, we anticipate that international sales will continue to account for a similar percentage of revenue in the future. We remain subject to the spending levels, pace and priorities of the U.S. government as well as international governments and commercial customers, and to general economic conditions that could adversely affect us, our customers and our suppliers.

Additionally, international sales may expose us to foreign exchange fluctuations and changing dynamics of foreign competitiveness based on variations in the value of the U.S. dollar relative to other currencies. The impact of those fluctuations is reflected throughout our Consolidated Financial Statements, but in the aggregate, did not have a material impact on our results of operations for the years ended December 31, 2020, 2019 and 2018.
Acquisitions
We consider the acquisition of businesses and investments that we believe will expand or complement our current portfolio and allow access to new customers or technologies. We also may explore the divestiture of businesses that no longer meet our needs or strategy or that could perform better outside of our organization.
Components of Operations
Revenue
Revenue consists primarily of product related revenue, generating 87% ,82% and 78% of our total revenues for the periods ended December 31, 2020, 2019 and 2018, respectively. The remaining revenue is generated from service related contracts. Additionally, 87%, 86% and 82% of our revenue generation for December 31, 2020, 2019 and 2018, respectively, is derived from firm-fixed priced contracts. For a firm-fixed price contract, customers agree to pay a fixed amount, negotiated in advance, for a specified scope of work. Revenue on fixed price contracts is generally recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations. Incurred costs represent work performed that corresponds with and thereby best depicts the transfer of control to the customer.
Under flexibly priced contracts, which consists of 13%,14% and 18% of our total revenues for December 31, 2020, 2019 and 2018, respectively, we are reimbursed for allowable or otherwise defined total costs (defined as cost of revenues plus allowable general and administrative expenses) incurred, plus a fee. The contracts may also include incentives for various performance criteria, including quality, timeliness, cost-effectiveness or other factors. In addition, costs are generally subject to review by clients and regulatory audit agencies, and such reviews could result in costs being disputed as non-reimbursable under the terms of the contract. Revenue for flexibly priced contracts are generally recognized as services are performed and are contractually billable.
Please refer to “—Critical Accounting Policies and Estimates” and “Note 2: Revenue from Contracts with Customers” in the Notes to our Consolidated Financial Statements.
Cost of Revenues
Cost of revenues includes materials, labor and overhead costs incurred in the manufacturing, design, and provision of products and services sold in the period as well as warranty costs. Material costs include raw materials, purchased components and sub-assemblies and outside processing and inbound freight. Labor and overhead costs consist of direct and indirect manufacturing costs, including wages and fringe benefits, operating supplies, depreciation and amortization, occupancy costs, and purchasing, receiving, inspection costs and inbound freight costs.
General and Administrative Expenses
General and administrative expenses include general and administrative expenses not included within cost of revenues such as salaries, wages and fringe benefits, facility costs and other costs related to these indirect functions. Additionally, general and administrative expenses include internal research and development costs as well as expenditures related to bid and proposal efforts. We expect general and administrative expenses will be impacted by the costs associated with being a publicly-traded company.

Results from Operations
The following discussion of operating results is intended to help the reader understand the results of operations and financial condition of the Company, as well as individual segments, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, and for the year ended December 31, 2019 compared to December 31, 2018. Given the nature of our business, we believe revenue and earnings from operations are most relevant to an understanding of our performance at a business and segment level. Our operating cycle is lengthy and involves various types of production contracts and varying delivery schedules. Accordingly, operating results in a particular year may not be indicative of future operating results.

	Year Ended December 31,			2020 vs. 2019 Variance		2019 vs. 2018 Variance
(Dollars in millions, except per share amounts)	2020	2019	2018	$	%	$	%
Total revenues	$2,778	$2,714	$2,333	$64	2.4%	$381	16.3%
Total cost of revenues	(2,284)	(2,255)	(1,919)	(29)	1.3%	(336)	17.5%
Gross profit	$494	$459	$414	35	7.6%	$45	10.9%
Gross margin	17.8%	16.9%	17.7%	0.9%	5.1%	(0.8)%	(4.7)%
General and administrative expenses	(283)	(277)	(268)	(6)	2.2%	(9)	3.4%
Amortization of intangibles	(9)	(9)	(93)	—	—%	84	(90.3)%
Other operating expenses, net	(21)	(10)	(8)	(11)	110.0%	(2)	25.0%
Operating earnings	$181	$163	$45	18	11.0%	$118	262.2%
Interest expense	(64)	(65)	(58)	1	(1.5)%	(7)	12.1%
Other, net	(5)	(3)	(4)	(2)	66.7%	1	(25.0)%
Earnings (loss) before taxes	$112	$95	$(17)	17	17.9%	$112	NM
Income tax provision (benefit)	27	20	(7)	7	35.0%	27	NM
Net earnings (loss)	$85	$75	$(10)	10	13.3%	$85	NM
Shares outstanding(1)	145	145	145	$—	—%	$—	—%
Basic EPS(1)	$0.59	$0.52	$(0.07)	$0.07	13.3%	$0.59	NM
Diluted EPS(1)	$0.59	$0.52	$(0.07)	$0.07	13.3%	$0.59	NM
Adjusted EPS (1)(2)	$0.73	$0.52	$(0.07)	$0.21	41.3%	$0.59	NM
Adjusted EBITDA(2)	$268	234	187	34	14.5%	47	25.1%
Adjusted EBITDA Margin(2)	9.6%	8.6%	8.0%	1.0%	11.9%	0.6%	7.6%
Backlog(2)	$3,291	2,844	2,684	447	15.7%	160	6.0%
Estimated potential remaining contract value(3)	7,981	8,198	8,054	(217)	(2.6)%	144	1.8%
Total net debt	251	527	560	(276)	(52.4)%	(33)	(5.9)%
Leverage Ratio(2)	0.9x	2.3x	3.0x	(1.4x)	(62.2)%	(0.7x)	(23.4)%
Bookings(2)	3,055	2,923	2,879	132	4.5%	44	1.5%
Free cash flow(2)	$74	$110	$65	$(36)	(32.7)%	$45	69.2%
______________
NM- percentage change not meaningful
(1)Gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.
(2)See “—Non-GAAP Financial Measures” above for definitions of these measures. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Leverage Ratio, and free cash flow are non-GAAP measures. See “—Key

Financial and Operating Measures—Non-GAAP Financial Measures” above for reconciliations of these measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.
(3)See “Risk Factors—Risks Relating to Our Business—We may not realize the full value of our total estimated contract value or bookings, including as a result of reduction of funding or cancellation of our U.S. government contracts, which could have a material adverse impact on our business, financial condition and results of operations.”
Year Ended December 31, 2020 Compared to the Years Ended December 31, 2019 and 2018
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Our operating results for the year ended December 31, 2020 are highlighted by another successful year of revenue growth and margin expansion despite COVID-19 related operational challenges throughout the year. Revenue of $2,778 million for the year ended December 31, 2020 represented year over year growth of $64 million (2.4%) while our operating earnings and net earnings grew $18 million (11.0%) and $10 million (13.3%) from the year ended December 31, 2019, respectively. Along with our net earnings expansion, Adjusted EBITDA, one of our key operational evaluation metrics, increased $34 million, or 14.5%, from the prior year to $268 million, representing our second straight year of double digit Adjusted EBITDA annual growth. The Adjusted EBITDA growth drove Adjusted EBITDA margins to 9.6%, a 1.0% increase from 2019. For more detailed operational explanations, please see financial analysis below.
In addition, our diversified, balanced portfolio supported by foundational programs with strong, visible backlog aligned in areas of, in our view, growing importance within the DoD budget priorities, resulted in $11.3 billion of total estimated remaining contract value as of December 31, 2020. Our total estimated remaining contract value consists of backlog of $3.3 billion and potential remaining contract value of $8.0 billion, driven by our awards and positions on existing platforms. Our recent awards include supporting Counter Unmanned Aircraft Systems (“CUAS”) efforts with the U.S. Army and continued success in receiving next generation Force Protection and Dismounted Soldier Sensing programs with both the U.S. Army and U.S. Navy at our AST segment. Our positions include providing propulsion systems components on the Columbia-class submarine at our IMS segment and our legacy positions on our Mounted Family of Computer Systems (“MFoCS”) and Global Access Network programs at our NC&C segment. We believe these programs will support continued revenue and margin growth as programs transition from development efforts to production, continuing our trend of earnings growth and margin expansion.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
For the year ended December 31, 2019 we realized the impact of our cost-effective solutions, strong customer relationships and ability to remain nimble and quick-to-market when it comes to addressing current and future customer needs. During the year we demonstrated the benefit of our flexibility with awards on various urgent operational needs programs across each of our segments, highlighted by a production ramp on our active protection system (“APS”) program within our IMS segment. These programs illustrate our ability to rapidly deploy complex solutions to solve our customers’ evolving requirements. Such ability coupled with our diverse existing installed base of product offerings resulted in revenue of $2,714 million for the year ended December 31, 2019 representing year over year growth of $381 million, or 16.3%, compared to December 31, 2018.
Double digit revenue growth, along with new bookings exceeding revenue, and a robust backlog of $2.844 million as of year ended December 31, 2019, created a foundation for continued revenue growth. Our profit growth continued to expand in excess of our revenue, driving an operating earnings increase of 262.2% to $163 million in 2019 from our 2018 results of $45 million. The operating earnings growth is attributed to expanding revenue and the associated contribution margin coupled with a reduction in acquired asset amortization. The reduction in acquired asset amortization in 2019 compared to 2018 is a result of the completion of amortization of the intangible assets established when US Holding acquired

DRS in 2008, resulting in a year-over-year reduction in amortization expense of $84 million. The increase in revenue was partially offset by an increase in general and administrative expenses of 3.4% driven by compliance and quality infrastructure expansion to support the revenue growth. Offsetting the general and administrative expenditure increase was a reduction in bid and proposal expenditures on a jet aircraft training program within our AST segment of $24 million. As a consequence, net earnings improved to $75 million for the year ended December 31, 2019 from a loss of $10 million for the year ended December 31, 2018. Adjusted EBITDA and Adjusted EBITDA Margin, our key financial operating metrics, also improved in line with these results. Adjusted EBITDA increased by 25.1% to $234 million from $187 million and Adjusted EBITDA Margin increased by 60 basis points to 8.6% from year ended December 31, 2019. The increase in 2019 was primarily related to the aforementioned jet aircraft training program pursuit, offset in part by additional costs incurred on development programs at our IMS segment.
Revenue
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Revenue increased by $64 million, or 2.4%, to $2,778 million for year ended December 31, 2020 from $2,714 million for year ended December 31, 2019. The revenue growth in 2020 was primarily due to an increase of $159 million at our AST segment, driven by programs transitioning from development to production and increased deliveries in our Dismounted Soldier Sensing and Targeting Systems programs, resulting in a $109 million increase as compared to the prior year. Additionally our AST segment also realized annual revenue expansion through progress on our recently awarded program to provide electric control systems for the U.S. Navy’s shipboard launch system ($22 million) and pilot training programs ($29 million). At our IMS segment, our continued market penetration on CUAS opportunities drove $28 million of incremental revenue during 2020 as compared to 2019. In addition, our recently awarded programs to provide power solutions on the CVN 80/81 carriers and logistics support equipment to the Israel Ministry of Defense contributed revenue of $14 million and $13 million, respectively. However, despite this success, our IMS revenue growth was more than offset by a decline of $160 million compared to 2019 attributable to accelerated deliveries of our TROPHY™ APS program in the prior year. At our NC&C segment we had continued progress in our Satellite & Network Communications programs and ruggedized maintenance support hardware programs contributed $28 million and $29 million, respectively, of incremental revenue as compared to 2019. These contributions were partially offset in certain naval common network services equipment programs in which we made strategic decisions to allocate capital in what we believe are more profitable opportunities.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
For the year ended December 31, 2019 revenue increased by $381 million, or 16.3%, to $2,714 million as compared to 2018. Revenue growth was primarily due to the rapid development and sale of desired capabilities within our IMS segment, highlighted by the APS and our CUAS programs. The APS and CUAS programs generated revenue growth of $245 million and $29 million, respectively, to support urgent operational needs as compared to 2018. Additionally, revenue in our AST segment revenue increased $56 million as a result of the production award for the next generation weapon sight program. Our NC&C Segment also experienced revenue growth as compared to 2018, including a $40 million increase attributed to a newly awarded radar manufacturing program. However, the increases in NC&C revenue as compared to 2018 were partially offset by decreases as a result of the production transition on our MFoCS ruggedized computing program as we migrated from our mature full rate production contract to our newly awarded five-year indefinite delivery, indefinite quantity contract modernizing the system capability and cyber protection. The new MFoCS program required achievement of certain certifications prior to progressing into full rate production, which resulted in a decline in program revenues by $52 million as compared to 2018.

Cost of Revenues
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Cost of revenues increased $29 million, or 1.3%, from $2,255 million to $2,284 million for the year ended December 31, 2020, primarily due to increased revenue as described above. The cost of revenues growth was favorably offset by improved program mix, with our higher profit segment, AST, driving the year over year revenue expansion as noted above. Please see “—Review of Operating Segments” below for further discussion. The favorable impact of program mix was partially offset by changes in estimates to complete certain development related programs at our IMS segment of $46 million and at our NC&C segment of $19 million; see Note 2: Revenue from Contracts with Customers for further detail.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
For the year ended December 31, 2019 cost of revenue increased by $336 million, or 17.5%, from $1,919 million for the year ended December 31, 2018 to $2,255 million, driven primarily by the 16.3% increase in revenue described above. The increase in cost of revenues was further impacted by increased costs realized on certain fixed-price development efforts at our IMS segment primarily related to our on-the-move surveillance program for an international customer of $9 million and to certain newly awarded transportation and logistics programs totaling $8 million.
Gross Profit
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Gross profit increased $35 million, or 7.6%, from $459 million for the year ended December 31, 2019 to $494 million for the year ended December 31, 2020, primarily driven by revenue growth and favorable program mix as noted above, offset by the charges realized on development type programs at our IMS segment of $47 million and a reduction in the estimated amount of variable consideration related to certain claims on electronics programs with the U.S. Navy totaling $11 million.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Gross profit increased $45 million, or 10.9%, from $414 million for the year ended December 31, 2018 to $459 million for the year ended December 31, 2019, primarily driven by year over year revenue growth, partially offset by the impact of cost growth on certain design programs within our IMS segment noted above.
General and Administrative Expenses
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
General and administrative expenses increased by $6 million, or 2.2%, from $277 million for the year ended December 31, 2019 to $283 million for the year ended December 31, 2020, resulting from increases in discretionary investment of $9 million for both Independent Research and Development (IR&D) and Bid and Proposal (B&P) costs, as well as $9 million in expenses related to our planned initial public offering. These costs were partially offset by reductions in corporate, employee medical and travel expenditures related to certain of the impacts of COVID-19 on our business.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
General and administrative expenses increased $9 million, or 3.4%, from $268 million for the year ended December 31, 2018 to $277 million for the year ended December 31, 2019, primarily as a result of:
•$20 million increase in compliance costs and quality infrastructure to support our expanding revenue;

•$4 million increase in costs related to the relocation of certain facilities; and
•$5 million increase in bid proposal and internal research and development expenditures ($2 million and $3 million, respectively) to promote future growth opportunities.
This cost growth was largely offset by a reduction in proposal expenditures of $24 million on an aircraft training jet program pursuit in our AST segment that did not recur in 2019.
Despite the increase in general and administrative expenses, our general and administrative expenses as a percentage of revenue decreased 1.3%, from 11.5% to 10.2%, contributing to our overall margin expansion.
Other Operating Expenses, Net
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Other operating expenses increased by $11 million to $21 million for the year ended December 31, 2020 from $10 million for the year ended December 31, 2019, mainly due to costs incurred in response to impacts of the COVID-19 pandemic. In total we incurred $12 million of expenditures from March 1, 2020 through December 31, 2020 to ensure a safe work environment for our employees. These costs included paid leave, personal protective equipment and other cleaning measures, facility filtration systems and social and physical distancing efforts, including the use of zones and subzones for manufacturing facilities. Please see “—Business Overview and Considerations—Impacts of COVID-19 On Our Business” for further details on COVID-19 impact on our business.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Other operating expenses increased $2 million from $8 million for the year ended December 31, 2018 to $10 million for the year ended December 31, 2019, as a result of facility consolidation efforts implemented within our IMS segment.
Amortization of Intangibles
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Amortization of intangibles for the year ended December 31, 2020 of $9 million were consistent with the year ended December 31, 2019.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
For the year ended December 31, 2019, amortization of Intangibles decreased $84 million, or 90.3%, from $93 million for the year ended December 31, 2018 to $9 million for the year ended December 31, 2019, related to the completion of the amortization of the intangible asset recorded in connection with the 2008 acquisition of DRS by US Holding in December 2018. The remaining intangible asset amortization is primarily attributed to our intangibles assets recorded in connection with our 2017 acquisition of Daylight Solutions Inc. (“Daylight Solutions”), which operates within our AST segment.
Operating Earnings
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Operating earnings increased by $18 million to $181 million, or 11.0%, for the year ended December 31, 2020 from $163 million for the year ended December 31, 2019, driven by the increased revenue output and related contribution margin resulting from our AST segment financial contributions noted above, offset by the aforementioned changes in estimates to complete at our IMS and NC&C segments, which led to an increase in general and administrative expenses and other operating expenditures.

Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Operating earnings increased by $118 million, or 262.2%, from $45 million for the year ended December 31, 2018 to $163 million for the year ended December 31, 2019, primarily attributable to increased gross profit driven by higher revenue within our IMS segment as well as a reduction in the amortization of acquired intangibles.
Interest Expense
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Interest expense decreased by $1 million to $64 million for year end December 31, 2020 from $65 million for the year ended December 31, 2019. The reduction in annual interest was attributed to the lower interest rates on our variable rate borrowings. The weighted average interest rate on our revolving credit facility was 4.36% in 2020 compared to 5.93% in 2019.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Interest expense increased by $7 million, or 12.1%, from $58 million for the year ended December 31, 2018 to $65 million for the year ended December 31, 2019, primarily driven by the commencement of certain financing leases to enhance our capacity within our NC&C and IMS segments as well as an increase in revolver borrowings to fund increases in working capital requirements, predominately on fixed price development programs.
Other, Net
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Other, net increased to $5 million for the year ended December 31, 2020 from $3 million for the year ended December 31, 2019. This was primarily related to a loss of the termination on one of our international defined benefit pension plans.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
There was no meaningful change from the year ended December 31, 2019 to the year ended December 31, 2018.
Earnings (Loss) Before Taxes
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Earnings (loss) before taxes increased by $17 million to $112 million for the year ended December 31, 2020 from $95 million for the year ended December 31, 2019. This was primarily due to increased operating earnings of $18 million, the reduction of $1 million in interest expenditures offset in part by the $3 million increase of other, net costs as described above.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
In year ended December 31, 2019 earning before taxes increased by $112 million from a loss of $17 million for the year ended December 31, 2018 to earnings of $95 million for the year ended December 31, 2019, primarily due to increased revenue and related gross profit, coupled with the reduction of amortization of acquired intangibles.

Income Tax Provision (Benefit)
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Income tax provision (benefit) increased by $7 million to $27 million for the year ended December 31, 2020 from $20 million for the year ended December 31, 2019. This was primarily due to an increase in earnings before taxes. Our effective tax rate for 2020 was 23.9% compared to 21.1% in 2019. The increase in the effective tax rate is primarily attributable to non-deductible costs in connection with our planned initial public offering of $9 million incurred during 2020.
As of December 31, 2020 the Company had $131 million of Federal net operating loss carryforwards and $22 million of net tax credit carry-forwards that can be utilized to reduce approximately $50 million of future tax liabilities prior to their expiration commencing in 2025.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
The income tax provision (benefit) increased by $27 million from an income tax benefit of $7 million for the year ended December 31, 2018 to an income tax provision of $20 million for the year ended December 31, 2019 due to our loss before taxes in 2018 as compared to earnings before taxes in 2019. Our effective tax rate for 2019 was 21.1% compared to 41.2% in 2018, driven by our earnings (loss) before tax realized in 2018.
Net Earnings (Loss)
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Net earnings (loss) increased by $10 million to $85 million for the year ended December 31, 2020 when compared to the year ended December 31, 2019. This was driven by increased earnings before taxes of $17 million offset by increased in income tax benefit of $7 million as described above.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
In year ended December, 31, 2019 net earnings increased by $85 million from a loss of $10 million for the year ended December 31, 2018 to earnings of $75 million for the year ended December 31, 2019, primarily due to the increase in revenue and decrease in amortization of acquired intangibles in 2019 as compared to 2018 described above.
Basic and Diluted EPS
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
For the year ended December 31, 2020, there were no changes in the number of basic and diluted shares. No equity awards were issued during such year. As of December 31, 2020 and 2019, there were 145,000,000 shares of common stock outstanding (after giving effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021), resulting in a basic and diluted EPS of $0.59 and $0.52 per share, respectively. The increase in EPS is attributed to the net earnings growth described above.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
For the years ended December 31, 2019 and 2018, there were no changes in the number of basic and diluted shares. No equity awards were issued during such years. As of December 31, 2019 and 2018, there were 145,000,000 shares of common stock outstanding (after giving 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021), resulting in a basic and diluted EPS of $0.52 and a loss of $0.07 per share, respectively. The improvement in EPS from the loss in 2018 is attributed to the net earnings growth described above.

Adjusted EBITDA
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Adjusted EBITDA increased $34 million, or 14.5%, from $234 million for the year ended December 31, 2019 to $268 million for the year ended December 31, 2020, primarily due to the increased gross profit contribution attributed to revenue growth and favorable revenue mix.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
For year ended December 31, 2019, Adjusted EBITDA increased $47 million, or 25.1%, from $187 million for the year ended December 31, 2018 to $234 million for the year ended December 31, 2019, primarily due to revenue growth offset in part by increased costs expected on fixed-priced development programs within our IMS sector and an increase in general and administrative expenses.
Adjusted EBITDA Margin
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Adjusted EBITDA Margin increased from 8.6% for the year ended December 31, 2019 to 9.6% for year ended December 31, 2020. This was primarily due to gross margin expansion attributable to favorable mix from increased revenues from our higher margin AST segment.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Adjusted EBITDA Margin increased from 8.0% for the year ended December 31, 2018 to 8.6% for the year ended December 31, 2019, primarily due to improved performance from revenue growth outpacing growth in our general and administrative expenses, offset in part by cost growth on certain of our development programs described above.
Adjusted EPS
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
For the year ended December 31, 2020, there were no changes in the number of basic and diluted shares. No equity awards were issued during such year. As of December 31, 2020 and 2019, there were 145,000,000 shares of common stock outstanding (after giving effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021), resulting in adjusted EPS of $0.73 and $0.52 per share, respectively. The increase in EPS is attributed to the net earnings growth noted above as well as COVID-19 response expenses and IPO related expenditures incurred in 2020.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
For the year ended December 31, 2019, there were no changes in the number of basic and diluted shares. No equity awards were issued during such year. As of December 31, 2019 and 2018, there were 145,000,000 shares of common stock outstanding (after giving effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021), resulting in adjusted EPS of $0.52 and a loss per share of $0.07, respectively.
Backlog
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Backlog increased by $447 million, or 15.7%, from $2,844 million as of December 31, 2019 to $3,291 million as of December 31, 2020. The backlog increase was driven by our IMS segment, primarily attributed to the receipt of multi-year funding awards received on our naval power and propulsion programs. Please see “—Review of Operating Segments” below for a detailed analysis.

Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Backlog increased by $160 million, or 6.0%, from $2,684 million as of December 31, 2018 to $2,844 million as of December 31, 2019 due to our bookings exceeding our revenue recognized during the year, driving an increase in our funded backlog of $209 million. The backlog increase was driven by our AST and NC&C segments as detailed in our analysis of our reportable segments below. These increases were offset by a decrease in unfunded backlog of $49 million, primarily due to additional funding allocation on our Columbia-class submarine program within our IMS segment.
Estimated Potential Remaining Contract Value
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Estimated potential remaining contract value of $7,981 million as of December 31, 2020 declined by $217 million, or 2.6%, as compared to December 31, 2019. This decrease was due to the receipt of incremental funding on legacy programs including active protection systems ($275 million), Satellite & Network Communications programs ($97 million) and ruggedized computing hardware ($107 million). These reductions were offset by the receipt of long-term contracts that will be incrementally funded including CUAS programs ($170 million) and naval computing and displays awards ($114 million).
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
The estimated potential remaining contract value increased $144 million to $8,198 million as of December 31, 2019 as compared to December 31, 2018. The increase was attributed to a contract award to provide at least five years of technology upgrades on Naval Submarines totaling $700 million and a MFoCS support contract received to facilitate hardware installation capabilities totaling $233 million. These increases were partially offset by incremental funding received on certain of our long-term IDIQ and follow-on programs, totaling $254 million, $384 million and $150 million for AST, NC&C and IMS segments, respectively.
Leverage Ratio
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
For year ended December 31, 2020, our leverage ratio decreased to 0.9x from 2.3x for the year ended December 31, 2019. This was driven by improved Adjusted EBITDA of $34 million as compared to 2019 and the reduction in our net debt of $276 million as compared to the prior year. The net debt reduction was a result of the forgiveness of $300 million related party debt by US Holding and the repayment of certain related party debt obligations of $65 million, partially offset by the commencement of certain long-term finance leases and other financing obligations of $83 million.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
For the year ended December 31, 2019, our leverage ratio decreased to 2.3x from 3.0x for the year ended December 31, 2018. The decrease can be attributed to an increase in Adjusted EBITDA of $47 million in 2019 as compared to 2018 as well as a decrease in our net debt of $33 million from December 31, 2018 as compared to December 31, 2019. Net debt declined as a result of improved cash flows and the issuance of a related party note receivable of $100 million. These reductions in net debt were partially offset by an increase in finance lease obligations related to commencement of facility leases at our NC&C and IMS segments.
Bookings
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Bookings increased to $3,055 million, or 4.5%, for the year ended December 31, 2020 from $2,923 million for the year ended December 31, 2019. The increase was driven by significant awards in our IMS segment including the receipt of multi-year funding awards received on our naval power and propulsion programs to support the CVN 80/81 carriers program ($212 million). Additionally, our AST segment received production awards for next generation Dismounted Soldier Sensing and Airborne Force Protection programs generating $30 million and $40 million of incremental bookings, respectively. This was offset by the significant TROPHY™ APS award received in 2019 ($195 million) that did not recur in 2020.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Bookings increased by $44 million, or 1.5%, to $2,923 million for the year ended December 31, 2019 from $2,879 million for the year ended December 31, 2018, primarily due to the enhanced scope received on our Columbia-class submarine programs at our IMS segment, largely offset by a reduction in bookings related to certain competitive C4I U.S. Navy network hardware programs.
Free cash flow
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Free cash flow decreased by $36 million, or 32.7%, to $74 million for the year ended December 31, 2020 from $110 million for the year ended December 31, 2019. This was primarily attributable to increases in operating working capital relating to timing and the ongoing transition of development programs to production.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Free cash flow increased by $45 million to $110 million for the year ended December 31, 2019 from $65 million for the year ended December 31, 2018. The increase can be attributed to the increase in net earnings and Adjusted EBITDA as compared to 2018 as well as an increase in accounts payable to mitigate the impacts of increases in working capital on certain design programs for which we had not yet achieved billing milestones as of year-end.
Review of Operating Segments
The following is a discussion of operating results for each of our operating segments. We have elected to use Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Bookings and Backlog to provide detailed information on our segment performance. Additional information regarding our segments can be found in Note 17: Segment information within the Consolidated Financial Statements.

	Year Ended December 31,			2020 vs. 2019 Variance		2019 vs. 2018 Variance
(Dollars in millions)	2020	2019	2018
Revenue:
AST	$940	$781	$659	$159	20.3%	$122	18.5%
NC&C	1,026	1,053	1,111	$(27)	(2.6)%	(57)	(5.2%)
IMS	834	917	610	$(83)	(9.1)%	307	50.3%
Corporate & Eliminations	(22)	(37)	(47)	$16	(41.9)%	10	(21.3%)
Total revenue	$2,778	$2,714	$2,333	$64	2.3%	$382	16.4%
Adjusted EBITDA:
AST	$123	$94	$73	$29	30.7%	$21	28.8%
NC&C	90	75	72	15	19.6%	3	4.2%
IMS	55	63	41	(8)	(12.2)%	22	53.7%
Corporate & Eliminations	—	2	1	(2)	(85.0)%	1	NM
Total Adjusted EBITDA	$268	$234	$187	$34	14.5%	$47	25.1%
Adjusted EBITDA Margin:
AST	13.1%	12.0%	11.1%	1.1%	8.7%	0.9%	8.1%
NC&C	8.7%	7.1%	6.5%	1.6%	22.8%	0.6%	9.2%
IMS	6.6%	6.9%	6.7%	(0.2)%	(3.5)%	0.2%	3.0%
Bookings:
AST	$898	$953	$915	$(55)	(5.8)%	$38	4.2%
NC&C	1,121	1,068	1,158	53	4.9%	(90)	(7.8%)
IMS	1,036	902	806	134	14.9%	96	11.9%
Total bookings	$3,055	$2,923	$2,879	$132	4.5%	$44	1.5%
Backlog:
AST	$1,274	$1,294	$1,098	$(20)	(1.6)%	$196	17.9%
NC&C	792	776	752	16	2.1%	24	3.2%
IMS	1,225	774	834	451	58.3%	(60)	(7.2)%
Total backlog	$3,291	$2,844	$2,684	$447	15.7%	$160	6.0%
Estimated Potential Remaining Contract Value:
AST	$2,480	$2,429	$2,683	$51	2.1%	$(254)	(9.5%)
NC&C	2,839	2,991	2,443	$(152)	(5.1%)	$548	22.4%
IMS	2,662	2,777	2,928	$(115)	(4.1%)	$(151)	(5.2%)
Total Estimated Contract Value	$7,981	$8,198	$8,054	$(217)	(2.6%)	$143	7.8%
Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019 and 2018
AST
Revenue:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
The revenue growth at our AST segment was driven principally by programs transitioning from development to production and increased deliveries in our next generation dismounted Soldier Sensing and Targeting Systems programs, resulting in $109 million of additional revenue as compared to the prior year. Additionally, our AST segment also realized annual revenue expansion through progress on our recently awarded electronic control systems program for the U.S. Navy shipboard launch system ($22 million) and Pilot Training ($29 million) programs. This revenue growth was offset in part by lower Airborne Force Protection programs revenue resulting from the transition from our accelerated production efforts under the Urgent Operational Needs (“ONS”) program with the U.S. Navy in 2019 to development efforts to expand program capabilities in 2020, reducing revenue by $30 million. In total, segment revenue increased $159 million, or 20%, from $781 million for the year ended December 31, 2019 to $940 million for the year ended December 31, 2020.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
AST’s revenue increased $122 million, or 18.5%, from $659 million for the year ended December 31, 2018 to $781 million for the year ended December 31, 2019. This growth was primarily attributed to revenue realized from program awards received in 2018 and 2019 including progress related to the following:
•$56 million due to ramp up efforts on our newly awarded next generation weapon sight program;
•$12 million from ramp up efforts on our newly awarded Mobile Protected Firepower (“MPF”) program;
•$30 million attributed to increased demand for legacy sensing programs on ground vehicles; and
•$10 million due to incremental effort on our pilot training systems programs.
This was offset in part by program delays on certain fixed-price sensors and precision targeting development programs, reducing revenue by $15 million.
Adjusted EBITDA and Adjusted EBITDA Margin:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
AST’s Adjusted EBITDA increased by $29 million, or 30.7%, from $94 million for the year ended December 31, 2019 to $123 million for the year ended December 31, 2020. Adjusted EBITDA Margin increased from 12.0% for the year ended December 31, 2019 to 13.1% for the year ended December 31, 2020. This increase in Adjusted EBITDA is primarily attributed to the revenue increase noted above coupled with a favorable program mix with revenue growth in our higher margin program areas, including pilot training. The favorable program mix and revenue growth in excess of general and administrative costs growth contributed to the Adjusted EBITDA margin expansion of 1.1 basis points to 13.1%.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
AST’s Adjusted EBITDA increased by $21 million, or 28.8%, from $73 million for the year ended December 31, 2018 to $94 million for the year ended December 31, 2019. Adjusted EBITDA Margin increased from 11.1% for the year ended December 31, 2018 to 12.0% for the year ended December 31, 2019. The increase in Adjusted EBITDA and margin expansion are attributable to the $122 million increase in revenue combined with a reduction in general and administrative expenses as a percentage of sales related to costs for our pursuit of a training jet aircraft training program totaling $24 million that did not recur in 2019. Partially offsetting this Adjusted EBITDA expansion was cost growth on certain sensors and precision targeting fixed-price development programs of $5 million.
Bookings:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
AST’s bookings decreased by $55 million, or 5.8%, from $953 million for the year ended December 31, 2019 to $898 million for the year ended December 31, 2020. The bookings results were highlighted by production awards received for our Next Generation Thermal Weapon Sight and Limited Interim Warning System programs, which had significant bookings of $168 million and $74 million, respectively, an increase of $30 million and $67 million, respectively, compared to the prior year ended December 31, 2019. The bookings growth was more than offset by the previously disclosed transition from Airborne

Force Protection ONS production awards received in 2019 to development programs resulting in a year over year bookings reduction of $72 million.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
AST’s bookings increased $38 million, or 4.2%, from $915 million as of December 31, 2018 to $953 million as of December 31, 2019 as a result of incremental awards received on next generation weapon sight programs and increased sensor upgrades on legacy ground vehicle sensing programs as well as awards received supporting naval radar systems . These programs generated incremental orders of $67 million, $23 million and $27 million, respectively. These expansions were offset in part by accelerated program awards in 2018 related to Airborne Force Protection programs totaling $80 million.
Backlog:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
AST’s backlog decreased by $20 million, or 1.6%, from $1,294 million for the year ended December 31, 2019 to $1,274 million for the year ended December 31, 2020. This was attributed to revenue slightly outpacing new bookings.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
AST’s backlog increased $196 million, or 17.9%, from $1,098 million as of December 31, 2018 to $1,294 million as of December 31, 2019, primarily due to our bookings performance out-pacing revenue by $172 million coupled with additional unfunded backlog increases. The backlog expansion was highlighted by our awards on the next generation weapon sight program noted above which generated backlog of $52 million in 2019.
Estimated Potential Remaining Contract Value:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
AST’s estimated potential remaining contract value increased by $51 million from $2,429 million for the year ended December 31, 2019 to $2,480 million for the year ended December 31, 2020. This was primarily due to additional long term positions secured on EW opportunities ($115 million), long-term contracts received to provide next generation Tactical Terminal ($120 million) and awards to provide support to the U.S. Navy’s launch system program ($66 million). The increases were largely offset by continued contractual funding on next generation weapon sight programs ($76 million) and awards received on our Airborne Force Protection programs ($95 million).
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
AST’s estimated potential remaining contract value declined $254 million attributed to funding received on our long-term contractual positions including our aircraft survivability programs of $151 million, soldier sensing programs of $55 million and legacy sensing programs of $30 million.
NC&C
Revenue:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
NC&C revenue decreased by $27 million or, 2.6%, from $1,053 million for the year ended December 31, 2019 to $1,026 million for the year ended December 31, 2020. This decrease was attributed to a management decision focus on program pursuits that better fit our strategic investment profile, lowering Naval common network services equipment by $64 million and lower throughput on antenna programs with the U.S. Navy of $16 million. This was largely offset by newly awarded advanced combat networking hardware and ruggedized maintenance support programs which generated $44 million and $29 million of additional revenue, respectively.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
NC&C revenue decreased $57 million, or 5.2%, from $1,111 million for the year ended December 31, 2018 to $1,053 million for the year ended December 31, 2019 as a result of production transition on our foundational program, MFoCS migrated from our mature full rate production contract to our newly awarded contracts. The new program required achievement of certain certifications prior to progressing into full rate production, which resulted in a reduction of revenues of $52 million as compared to the prior year. This was largely offset by progress on newly awarded naval radar production program received in 2018, which generated additional revenue of $40 million.
Adjusted EBITDA and Adjusted EBITDA Margin:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
NC&C’s Adjusted EBITDA increased by $15 million, or 19.6%, from $75 million for the year ended December 31, 2019 to $90 million for the year ended December 31, 2020. Adjusted Margin increased from 7.1% for the year ended December 31, 2019 to 8.7% for the year ended December 31, 2020. This increase in Adjusted EBITDA and margin expansion was attributed to program mix, including the reduction in revenue from our Naval common network services equipment by $64 million. This was offset in part by changes in our assumed recovery for certain requests for equitable adjustments in certain electronics programs with the U.S. Navy impacting EBITDA by $11 million.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
NC&C’s Adjusted EBITDA increased $3 million, or 4.2%, from $72 million for the year ended December 31, 2018 to $75 million for the year ended December 31, 2019. Adjusted EBITDA Margin increased from 6.5% for the year ended December 31, 2018 to 7.1% for the year ended December 31, 2019. The year over year profitability increase was primarily attributable to the successful production transition to the newly awarded MFoCS program, which generated incremental $8 million of margin contribution despite the reduction in revenues noted above.
Bookings:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
NC&C’s bookings increased by $53 million, or 4.9%, to $1,121 million for the year ended December 31, 2020 from $1,068 million for the year ended December 31, 2019. Our bookings are highlighted by the continuance of our foundational programs including follow on Global Network program awards with Special Operations Command (“SOCOM”) and the U.S. Army and incremental funding on our MFoCS ruggedized computing hardware programs for $164 million and $180 million, respectively. The increase as compared to the prior year is attributed to the recently awarded advanced combat networking hardware with the U.S. Navy, increasing bookings $78 million against the prior year. This was offset in part by the strategic decision to focus our efforts and capacity on program pursuits that better fit our strategic investment profile, lowering our exposure to Naval common network services equipment by $37 million.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
NC&C’s bookings decreased $90 million, or 7.8%, from $1,158 million as of December 31, 2018 to $1,068 million as of December 31, 2019, due to a reduction in competitive awards on certain U.S. Navy hardware programs resulting in a decline of $102 million and the completion of existing submarine hardware upgrade programs in 2018. Despite being successful in our pursuit for the follow-on submarine hardware upgrade program, funding levels in 2019 were limited to initial funding values, which were $51 million lower than the 2018 levels. This was offset in part by our ruggedized computing battle management modernization programs awarded in 2019, contributing an incremental $23 million in bookings for the year.
Backlog:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
NC&C’s backlog increased by $16 million, or 2%, from $776 million as of December 31, 2019 to $792 million as of December 31, 2020. This was primarily due to bookings of $1,158 million slightly exceeding revenues of $1,026 million.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
NC&C's backlog increased by $24 million, or 3.2%, from $752 million as of December 31, 2018 to $776 million as of December 31, 2019, due to bookings of $1,068 million slightly exceeding our revenues recognized of $1,053 million. This increase is due to our ruggedized computing and diagnostics programs on land vehicles offset in part by the reduction in bookings received on competitive naval hardware programs.
Estimated Potential Remaining Contract Value:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
NC&C’s estimated potential remaining contract value decreased by $152 million to $2,839 million for the year ended December 31, 2020 from $2,991 million for the year ended December 31, 2019. This decrease was primarily due to funding received on long-term contracts in our Global Network program for $128 million and MFoCS ruggedized computing program for $111 million. These reductions were offset in part by the recently awarded long-term advanced combat networking hardware program with the U.S. Navy, increasing estimated potential remaining contract value $85 million.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
NC&C’s estimated potential remaining contract value increased $548 million driven by contract awards to provide technology upgrades on submarines for the U.S. Navy totaling $700 million and the contract received to provide installation support for our MFoCS computing hardware of $233 million, offset by funding received on our long-term contract positions. The funding received includes $228 million on naval computing efforts, $126 million on satellite network programs and $30 million on land based computing awards.
IMS
Revenue:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
IMS revenue decreased by $83 million, or 9%, from $917 million for the year ended December 31, 2019 to $834 million for the year ended December 31, 2020. This decrease was mostly attributed to the acceleration of $161 million of revenue on the APS program in 2019. Offsetting this decrease is incremental revenue generated from our recently awarded position on the Submarine Power Conversion program of $14 million and the receipt of our full rate production award for CUAS programs with the U.S. Army generating incremental $28 million of revenue as compared to 2019.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
IMS revenue increased $307 million, or 50.3%, from $610 million for the year ended December 31, 2018 to $917 million for the year ended December 31, 2019. The increase in revenue was predominantly attributable to our successful rapid development and deployment of our urgent operational needs force protection programs including our APS programs as well as CUAS systems. In total, our force protection programs generated incremental revenue of $274 million as compared to 2018 results.
Adjusted EBITDA and Adjusted EBITDA Margin:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
IMS’s Adjusted EBITDA decreased by $8 million, or 12.2%, from $63 million for the year ended December 31, 2019 to $55 million for the year ended December 31, 2020. Adjusted Margin decreased from 6.9% for the year end December 31, 2019 to 6.6% for the year ended December 31, 2020. This decrease in Adjusted EBITDA and margin reduction was attributed to cost growth on fixed price development program efforts including submarine power and propulsion system components for the U.S. Navy impacting EBITDA margins by $37 million.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
IMS’s Adjusted EBITDA increased $22 million, or 53.7%, from $41 million for the year ended December 31, 2018 to $63 million for the year ended December 31, 2019. The increase in Adjusted EBITDA was primarily driven by the increased revenue contribution resulting from our force protection programs. Adjusted EBITDA Margin increased from 6.7% for the year ended December 31, 2018 to 6.9% for the year ended December 31, 2019. The increase was driven by a reduction in general and administrative expenses as a percentage of revenue in 2019 as compared to 2018, creating volume leverage that increased overall profitability.
Bookings:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Bookings increased by $134 million, or 14.9%, from $902 million as of December 31, 2019 to $1,036 million as of December 31, 2020. This increase was driven by awards received to support the CVN 80/81 carriers generating incremental bookings of $212 million as compared to the prior year. Further, our CUAS programs generated $19 million of additional awards as those programs transitioned from development into full rate production. These increases were largely offset by a reduction of awards received on our TROPHY™ APS programs of $195 million.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Bookings increased $96 million, or 11.9%, from $806 million as of December 31, 2018 to $902 million as of December 31, 2019. The increase was driven by increased content awarded on our submarine programs with the U.S. Navy of $67 million and incremental funding on the APS program with the U.S. Army generating $16 million of additional bookings. This was offset in part by certain transport and logistics program transitions, including our bridging program which saw reduced order quantity as we transitioned from development to low-rate initial production awards reducing bookings by $19 million.
Backlog:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Backlog increased by $451 million, or 58.3%, to $1,225 million for the year ended December 31, 2020 from $774 million for the year ended December 31, 2019. This was due to strong bookings driven principally by our awards to support the CVN 80/81 program ($212 million) and increased unfunded backlog on our submarine power and propulsion system components and other hybrid drive programs by $101 million.

Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Backlog decreased $60 million, or 7.2%, from $834 million as of December 31, 2018 to $774 million as of December 31, 2019, primarily due to revenue exceeding bookings on our APS program as we accelerated progress to rapidly deploy force protection capability to the U.S. Army. This was offset in part by incremental funding received on our submarine programs as noted above.
Estimated Potential Remaining Contract Value:
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
IMS’s estimated potential remaining contract value decreased by $115 million, from $2,777 million as of December 31, 2019 to $2,662 million as of December 31, 2020. This was primarily attributed to receiving awards on our long-term contractual positions including our APS programs, which received funding of $279 million during the year. The decrease was offset by our successful long-term contract awards for CUAS programs adding $169 million to our estimated potential contract value.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
IMS’s estimated potential remaining contract value decreased $151 million attributed to funding received on our long-term contractual positions including on our military transportation and logistics programs of $62 million, force protection programs of $36 million and $34 million on naval power programs.
Quarterly Results
The following table sets forth selected unaudited quarterly results of operations data for each of the eight quarters in the period ended December 31, 2020. This data should be read in conjunction with our audited Consolidated Financial Statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

	2020				2019
(Dollars in millions, except per share amounts)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total revenues	$826	$719	$650	$583	$906	$685	$602	$521
Interest expense	15	17	17	15	20	16	15	14
Net earnings	47	15	13	10	43	21	5	6
Adjusted EBITDA(1)	117	56	45	50	91	63	45	35
Free cash flow(1)	339	1	43	(309)	283	23	(19)	(177)
_______________
(1)See “—Key Financial and Operating Measures—Non-GAAP Financial Measures” above for definitions of these measures. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Leverage Ratio and free cash flow are non-GAAP measures. See “—Key Financial and Operating Measures—Non-GAAP Financial Measures” above for reconciliations of these measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.
Liquidity and Capital Resources
We endeavor to ensure the most efficient conversion of operating income into cash for deployment in our business and to maximize shareholder value through cash deployment activities. In addition to our cash position, we use various financial measures to assist in capital deployment decision-making, including cash provided by operating activities and free cash flow, a non-GAAP measure described in more detail below. We believe that the combination of our existing cash, access to credit facilities as described in Note 11: Debt and future cash that we expect to generate from our operations will be sufficient to meet our short and long-term liquidity needs. There can be no assurance, however, that our business will continue to generate cash flow at current levels or that anticipated operational improvements will be achieved. We may also pursue acquisitions or other strategic priorities that will require additional liquidity beyond the liquidity we generate through our operations. Our cash balance as of December 31, 2020 was $61 million compared to $85 million as of December 31, 2019.
The following table summarizes our cash flows for the periods presented:

	Year ended December 31,
(Dollars in millions)	2020	2019	2018
Net cash provided by operating activities	$125	$157	$105
Net cash used in investing activities	(70)	(151)	(46)
Net cash used in financing activities	(80)	(1)	(30)
Effect of exchange rate changes on cash and cash equivalents	1	1	(2)
Net increase (decrease) in cash and cash equivalents	$(24)	$6	$27
Free cash flow(1)	$74	$110	$65
________________
(1)Free cash flow is a Non-GAAP measure. The reasons we use this Non-GAAP financial measure and its reconciliation to the most directly comparable U.S. GAAP financial measure is provided above under “—Key Financial and Operating Measures—Non-GAAP Financial Measures.”
Year Ended December 31, 2020 Compared to the Years Ended December 31, 2019 and 2018
Operating Activities
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
We generated cash from operating activities of $125 million for the year ended December 31, 2020 as compared to $157 million for the year ended December 31, 2019. This decrease was primarily attributed to an increase in working capital resulting from a reduction in our vendor payable obligations in December 31, 2020 as compared to the prior year. This resulted in cash usage of $58 million. Additionally, we also generated higher accounts receivables driving a cash usage of $35 million. This increase in working capital was partially offset by a $65 million reduction in contract assets in connection with the achievement of billable milestones on development type programs, including our APS, which reduced contract assets by $60 million during the year. In addition to the contract asset reduction, we also decreased working capital through the social security payroll tax deferral offered as part of the COVID-19 relief efforts.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
We generated cash from operating activities of $157 million for the year ended December 31, 2019 and $105 million for the year ended December 31, 2018. The primary driver of cash inflow improvement is attributed to the increase in operating earnings noted above coupled with an increase in current liabilities including accounts payable of $156 million as of December 31, 2019 as compared to December 31, 2018, generating additional cash from operating activities. This was largely offset by a $166 million increase in contract assets related primarily to certain design programs for which we had not yet achieved billable milestones as of year end. The cash increase was further offset by our payments on finance interest-related expenditures which increased $4 million from 2018 to a total of $59 million in 2019, the majority of which were to our parent company, US Holding.

Investing Activities
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Investing activities used $70 million of cash during the year ended December 31, 2020 as compared to $151 million during the year ended December 31, 2019. The $81 million reduction in investing cash outflows is attributed to the 2019 loan of $100 million issued to US Holding. The loan was repaid during the 2020 fiscal year and a subsequent loan was issued totaling $115 million in December of 2020. The net cash outflow of the intercompany loans was $15 million in 2020 compared to $100 million in 2019.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Cash used in investing activities was $151 million for the year ended December 31, 2019 and $46 million for the year ended December 31, 2018. The primary use of cash for investing activities is driven by a $100 million intercompany loan to our parent company US Holding generated from excess cash on hand as of December 31, 2019, which was subsequently repaid in January of 2020. Additionally, we increased capital expenditures attributed to capacity expansions to support our recent program awards at our AST segment.
Financing Activities
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Cash used in financing activities for the year ended December 31, 2020 and December 31, 2019 was $80 million and $1 million, respectively. Cash used in financing activities increased primarily as a result of the principal payment of our 4% term debt of $50 million and $15 million of principal reduction of the Daylight Term Loan.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Cash used in financing activities for the year ended December 31, 2019 and December 31, 2018 was $1 million and $30 million, respectively. Cash used in financing activities was for principal payments on the term loan used to acquire Daylight Solutions of $15 million and $10 million, respectively, for 2019 and 2018. Additionally, in 2018 we paid $13 million of contingent consideration to the former owners of Daylight Solutions predicated on the achievement of prenegotiated operational targets. These outflows were partially offset by additional borrowings made during the year.
Free Cash Flow
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Free cash flow decreased by $36 million, or 32.7%, to $74 million for the year ended December 31, 2020 as compared to $110 million for the year ended December 31, 2019. This was primarily due to growth in operating working capital driven from a reduction in accounts payable of $58 million and accounts receivable growth of $35 million year over year. This was largely offset by reduction in contract assets of $65 million as we completed development programs and transitioned them to production programs.
Year Ended December 31, 2019 Compared With Year Ended December 31, 2018
Free cash flow increased $45 million, or 69.2%, from $65 million for the year ended December 31, 2018 to $110 million for the year ended December 31, 2019. The increase in free cash flow was mainly due to the increases in cash provided by operating activities noted above partially offset by an increase in capital expenditures.

Contractual Obligations
As of December 31, 2020, our contractual obligations were as follows:

	Payments Due by Period
(Dollars in millions)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Borrowings with related parties(1)	$272	$36	$201	$35	$—
Loans from banks	27	27	—	—	—
Operating leases	113	26	48	25	14
Finance leases and other(2)	252	14	28	28	182
Post-retirement obligations(3)	133	12	25	27	69
Purchase commitments(4)	1,062	937	115	10	—
Total	$1,859	$1,052	$417	$125	$265
________________
(1)Includes scheduled interest payments. For a discussion of certain recapitalization transactions that Leonardo S.p.A. and its affiliates will enter into in connection with this offering, see “Recapitalization.”
(2)Finance leases and other includes a build-to-suit, failed sale leaseback asset obligation of $$49 million as of December 31, 2020. See Note 11: Debt of our Notes to Consolidated Financial Statements.
(3)Post-retirement obligations include those amounts we expect to pay out in benefits payments and are further explained in Note 12: Pension and Other Postretirement Benefits of our Notes to Consolidated Financial Statements.
(4)Purchase commitments include open purchase orders with vendors for which the Company is contractually obligated.

Off-Balance Sheet Arrangements
As of December 31, 2020 and 2019, we had no significant off balance sheet arrangements.
Recapitalization
To prepare for this offering and operation as a stand-alone public company, we have undertaken recapitalization initiatives to align our capital structure more closely with other U.S. public companies, including the expected repayment in full of our outstanding related-party borrowings of $237 million and entry into financing arrangements providing for the issuance of $450 million of third-party debt. The third-party debt is expected to consist of (i) the Term A Loan and (ii) the Bridge Loan, in each case subject to the consummation of this offering. We anticipate that the Bridge Loan will be repaid with the net proceeds from the issuance of unsecured senior notes following this offering. Any such unsecured senior notes would be offered pursuant to a separate offering memorandum and nothing contained in this prospectus shall constitute an offer to sell or solicitation of an offer to buy such unsecured senior notes. See “Recapitalization” and “Unaudited Pro Forma Consolidated Financial Information.”
Critical Accounting Policies and Estimates
The following is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in Note 1: Summary of Significant Accounting Policies to the Consolidated Financial Statements. In many cases, the accounting treatment of a particular transaction is dictated by accounting principles generally accepted in the United States of America. Other areas require management's judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and costs and expenses during the reporting period. Ultimately, actual amounts may differ from these estimates. We believe that critical accounting estimates have the following attributes: (1) they require management to make assumptions about matters that are uncertain at the time of the estimate; and (2) different estimates we reasonably could have used, or changes in the estimates that are reasonably likely to occur, that would have a material effect on our consolidated financial condition or results of operations.
We believe the following critical accounting policies contain the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.
•Revenue Recognition and Contract Estimates
•Reviews for Impairment of Goodwill and Long-Lived Assets
•Pension Assumptions
•Income Taxes
Revenue Recognition on Contracts and Contract Estimates
We recognize revenue from contracts with customers using the five-step model prescribed in ASC 606. Substantially all of our contracts are accounted for using the over time, cost-to-cost accounting method as determined by the ratio of cumulative costs incurred to date to estimated total contract costs at completion. We believe this is an appropriate measure of progress toward satisfaction of performance obligations as this measure most accurately depicts the progress of our work and transfer of control to our customers.
Revenue and cost estimates for substantially all over time contract performance obligations are reviewed and updated quarterly. Contract estimates are based on various assumptions to project the outcome of future events that can span multiple years. These assumptions include labor productivity and availability, the complexity of the work to be performed, the cost and availability of materials, the performance of subcontractors and the availability and timing of funding from the customer. Changes in estimates affecting sales, costs and profits are recognized in the period in which the change becomes known using the cumulative catch-up method. Under this method, the impact of the adjustment on profit recorded to date on a contract is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance are recognized using the adjusted estimate. The aggregate impact of adjustments in contract estimates are $77 million, $55 million, and $26 million for 2020, 2019, and 2018, respectively. The changes in estimates are primarily attributed to changes in our firm-fixed-priced development type programs. As changes happen in the design to meet required specifications, those changes often result in changes to the overall profitability of the programs. Our contract reviews are conducted at least quarterly in which we incorporate our best estimate to complete the program known at that point in time.
For further discussion, see Note 2: Revenue from Contracts with Customers to the Consolidated Financial Statements.
Reviews for Impairment of Goodwill and Long-lived Assets
Goodwill represents the excess purchase price paid to acquire a business over the fair value of net assets acquired. We review goodwill for impairment annually at each of our reporting units or when changes in circumstances indicate that the carrying value may not be recoverable. Such circumstances include a significant adverse change in the business climate for one of our reporting units or a decision to dispose of a reporting unit or a significant portion of a reporting unit.
We use both qualitative and quantitative approaches when testing goodwill for impairment. When determining the approach to be used, we consider the current facts and circumstances of each reporting unit as well as the excess of each reporting unit’s estimated fair value over its carrying value based on our most recent quantitative assessments. Our qualitative approach evaluates the business environment and various events impacting the reporting unit including, but not limited to, macroeconomic conditions (e.g., impact of COVID-19), changes in the business environment and reporting unit-specific events. If, based on the qualitative assessment, we determine that it is more likely than not that the fair value of a reporting unit is greater than its carrying value, then a quantitative assessment is not necessary. However, if a quantitative assessment is determined to be necessary, we estimate the fair value of the reporting unit and compare that to its carrying value. To the extent the carrying value exceeds the fair value of a reporting unit, an impairment is recorded for the amount equal to this excess.
Our estimate of fair value is based primarily on the discounted projected cash flows of the underlying operations and requires the use of judgment by management. The process requires numerous assumptions, including the timing of work embedded in our backlog, our performance and profitability under our contracts, our success in securing future business and the appropriate risk adjusted interest rate used to discount the projected cash flows. Due to the variables inherent in our estimates of fair value, differences in assumptions may have a material effect on the result of our impairment analysis.
As of December 31, 2020 and 2019, we completed quantitative assessments for our reporting units and the fair value of each reporting unit exceeded its carrying value. As a result, no impairments to goodwill were recorded.
Long-lived assets held for use, which primarily includes finite-lived intangible assets and property, plant and equipment, are evaluated for impairment whenever events or circumstances indicate that the undiscounted net cash flows to be generated by their use over their expected useful lives and eventual disposition are less than their carrying value. The long-term nature of these assets requires the estimation of their cash inflows and outflows several years into the future and only takes into consideration technological advances known at the time of the impairment test.
Pension Assumptions
Our defined-benefit pension and other post-retirement benefit costs and obligations depend on several assumptions and estimates. The key assumptions include interest rates used to discount estimated future liabilities and projected long-term rates of return on plan assets. The expected long-term rate of return is based on the market expectations at the beginning of the period for returns over the entire life of the related obligation. These retirement plan assumptions are based on our best judgment, including consideration of current and future market conditions. In the event any of the assumptions change, pension and other post-retirement benefit cost could increase or decrease. For further discussion about our retirement plan assumptions, see Note 12: Pension and Other Postretirement Benefits to the Consolidated Financial Statements.
Income Taxes
We account for income taxes under the asset and liability method in accordance with the accounting standard for income taxes. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under this method, changes in tax rates and laws are recognized in income in the period such changes are enacted.
We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. If we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount or would no longer be able to realize our deferred income tax assets in the future as currently recorded, we would make an adjustment to the valuation allowance which would decrease or increase the provision for income taxes.
The provision for federal, state, foreign and local income taxes is calculated on income before income taxes based on current tax law and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provision differs from the amounts currently payable because certain items of income and expense are recognized in different reporting periods for financial reporting purposes than for income tax purposes.
We recognize liabilities for uncertain tax positions when it is more likely than not that a tax position will not be sustained upon examination and settlement with various taxing authorities. Liabilities for uncertain tax positions are measured based upon the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in our income tax expense.
As of December 31, 2020 and December 31, 2019, we had gross deferred tax assets of $154 million and $178 million, respectively, and deferred tax asset valuation allowances of $11 million and $14 million, respectively. The deferred tax assets principally relate to benefit accruals, inventory obsolescence, tax benefit carryforwards and contract reserves. The deferred tax assets as of December 31, 2020 and December 31, 2019 include $39 million and $69 million, respectively, related to tax benefit carryforwards associated with net operating losses.
Accounting Standards Updates (ASU)
See Note 1: Summary of Significant Accounting Policies to the Consolidated Financial Statements for information regarding accounting standards we adopted in 2019 and other new accounting standards that have been issued by the Financial Accounting Standards Board but are not effective until after December 31, 2020.
Quantitative and Qualitative Disclosure of Market Risks
Equity Risk
We currently have limited risk related to fluctuations in marketable securities. Outside of pension assets which are disclosed in Note 12: Pension and Other Postretirement Benefits to the Consolidated Financial Statements, the only investments the Company holds are overnight money market accounts. Fluctuations are unlikely and would have limited impact on the financial statements of the Company.
Interest Rate Risk
We are exposed to interest rate risk on variable-rate borrowings under our revolving credit facilities, for which no amounts were outstanding as of December 31, 2020. Our remaining debt facilities are fixed rate obligations and not subject to fluctuations in interest rates.
Foreign Currency Risk
In certain circumstances, we may be exposed to foreign currency risk. However, as the overwhelming majority of our revenue is derived from U.S. sources directly as a prime contractor or indirectly as a subcontractor for the U.S. government as end-customer, we have limited foreign currency exposure. Currently our exposure is primarily with the Canadian dollar and limited to receivables owed of $53 million as of December 31, 2020. A 10% fluctuation in exchange rates would not have a material impact on our financial statements. We do not enter into or issue derivative instruments for trading purposes.
Inflation Risk
We have generally been able to anticipate increases in costs when pricing our contracts. Bids for longer-term firm fixed-price contracts typically include assumptions for labor and other cost escalations in amounts that historically have been sufficient to cover cost increases over the period of performance.

BUSINESS
Overview
DRS is a leading provider of defense products and technologies that are used across land, air, sea, space and cyber domains. Our diverse array of defense systems and solutions is offered to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies and international military customers for deployment on a wide range of military platforms. We focus our capabilities in areas of critical importance to the U.S. military, such as sensing, electronic warfare (“EW”), cyber security, network computing, communications, force protection and electrical power conversion and propulsion. As a mid-tier defense company with a portfolio that includes internally developed proprietary intellectual property (“IP”) and offerings at the component, sub-system and system level, we are able to serve as either prime contractor or a sub-contractor on key contracts, affording us flexibility in how we approach the market.
Our alignment with the nation’s top defense priorities has allowed us to achieve a 12% compounded annual growth rate (“CAGR”) in revenues from the year ended December 31, 2016 through the year ended December 31, 2020. This growth, which exceeded the DoD budget CAGR of 5.3% during such period and drove our annual revenue to approximately $2.8 billion for the year ended December 31, 2020, was driven by organic growth. During the same period, our net earnings (loss) improved by $247 million to $85 million, our operating earnings grew 178 million to $181 million and our Adjusted EBITDA grew $115 million to $268 million (CAGR of 15%). Adjusted EBITDA is a non-GAAP measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net earnings.
We have a 50-year legacy of designing and manufacturing innovative and differentiated products and solutions for military applications. From our earliest sonar systems that were instrumental in detecting enemy submarines, to today’s best-in-class electro-optical sensors, we have continually developed advanced technologies to address complex military challenges. Throughout much of our history, we have targeted our investments towards the highest growth areas of the DoD defense budgets. Today, we employ approximately 6,650 people including a substantial number of highly trained engineers and personnel with security clearances to support classified programs for the U.S military.
We focus on products, systems and solutions that can be adapted for installation on a wide range of military platforms. This allows us to leverage our technology investments to expand revenue opportunities. Our high-technology solutions are designed to transition from one military platform to another. In addition, we have a significant installed base of products and solutions, which allows us to enhance revenue opportunities by providing upgrades to existing platforms. This gives us a resilient position to offer new solutions and technology in changing budget environments. Our growth has been facilitated by our longstanding relationships and position as a trusted partner with the U.S. military, intelligence community and industry customers. Together, these characteristics allow us to pivot quickly to address emerging needs for our customers and generate growth opportunities in today’s dynamic defense market.
We operate in three segments: Advanced Sensor Technologies, Network Computing & Communications and Integrated Mission Systems. We have achieved significant growth over the past five years by aligning our investments and technology development to address the greatest threats to U.S. defense interests.
Advanced Sensor Technologies: Our Advanced Sensor Technologies segment provides world-class electro-optical sensor technologies, laser systems, EW systems and intelligence and surveillance solutions to U.S. military and intelligence community customers. We are a leading provider of ground vehicle targeting and surveillance sensors, including electro-optical and advanced detection systems. We are also a leading provider of soldier sensor systems in high priority modernization areas such as infrared imaging and precision targeting systems. Our infrared focal plane array foundry is recognized as a leading provider of high performance and small sized cryogenically cooled and uncooled detector arrays. We are also a leading and world-recognized provider of aircraft training instrumentation equipment and high-performance radio frequency receivers and transceivers for U.S. and international customers. Our quantum cascade laser technology has promising military and commercial medical applications. Collectively, these sensor technologies provide our warfighters with a distinct battlefield advantage.
Network Computing & Communications: Our Network Computing & Communications segment provides advanced defense electronics solutions across warfare domains. Our technologies and products are used on legacy and new military platforms, end-to-end network communication systems, network services and cyber solutions. We are a leading provider of ruggedized computing equipment, having provided advanced tactical computing units for ground combat vehicles and command post operations for more than two decades. During this period we have delivered more than 125,000 units. For the U.S. Navy and its allies, we provide naval computing infrastructure, network and data distribution, radar and rugged naval control systems, which are present on naval surface and subsurface combatant vessels. Across the full spectrum of our network computing capabilities, we have leadership positions at both the product and sub-systems levels. Our global communications network is a worldwide network of terrestrial and satellite bandwidth that ensures our customers’ data is secure and reliable. As a result of this capability, we are positioned as one of the leading providers of secured satellite communications to the U.S. military.
Integrated Mission Systems: Our Integrated Mission Systems segment provides critical force protection, vehicle integration, transportation and logistics and electrical conversion and ship propulsion systems to the U.S. military. Our force protection systems protect service members and military assets from evolving threats and include solutions for counter-unmanned aerial systems, short-range air defense systems and active protection systems on ground vehicles. In 2018, we were awarded the Expedited Active Protection System program by bringing the TROPHY™ Active Protection System (“APS”) to the U.S. market, making us the leading U.S. provider of active protection systems for the U.S. Army. We were also awarded the Initial Maneuver Short-Range Air Defense (“IM-SHORAD”) Mission Equipment Package Program for the U.S. Army that year, culminating an 18-month cycle from development to customer delivery. We have military transportation and logistics offerings and ground vehicle integration capabilities to support U.S. forces in a wide range of operational environments. We provide power conversion and propulsion systems for the U.S. Navy’s top priority shipbuilding programs, building on our legacy of providing power components and systems for nearly all naval combat vessels for three decades, positioning us to continue as a leading provider of electrical ship propulsion systems and components for the U.S. Navy.
U.S. Defense Market Trends and Market Opportunities
Our core markets have experienced strong growth. The DoD defense budget has grown at a CAGR of 5.3% from 2016 to 2020, reflecting the shift of the DoD’s priorities from a focus on global terrorism to emerging threats from more sophisticated and technologically advanced adversaries requiring enhanced capabilities across the DoD. Additionally, we foresee growth opportunities in foreign military sales and direct commercial sales, particularly as international allies require similar force modernization.
The DoD is our largest customer and, for the year ended December 31, 2020, accounted for approximately 84% of our business as an end-user, with revenues principally derived directly or indirectly from contracts with the U.S. Army and U.S. Navy, which represented 43% and 32%, respectively, of our total revenues for the year ended December 31, 2020. The stated U.S. National Defense Strategy is to “compete, win and deter” in a challenging and complex international security environment. The current landscape is defined by rapid technological change and competition from emerging peer and near-peer adversaries who are nation states that are becoming great powers. Every domain of U.S. military advantage is expected to be contested, including air, land, sea, space and cyberspace. U.S. forces facing these new threats are in need of modernization as readiness has been strained following nearly two decades of continuous conflict with both traditional and novel adversaries. In order to face these challenges, the U.S. military will likely need to balance limited resources between new high-cost technological capabilities and upgrades of existing equipment.
In today’s threat environment, the U.S. military is positioning itself for non-stop, continuous competition against these rising nation state threats. Military services are increasingly moving towards multi-domain operations that now include both space and cyberspace domains in addition to the air, land and sea domains. The creation of the U.S. Space Force is also expected to drive new requirements for high technology defense capabilities, including increased space sensing and evolution of communications approaches. Even as new spending priorities shift towards addressing high-end threats, the U.S. military knows that it cannot compete with yesterday’s weapons or equipment. Military modernization programs and priorities are expected to provide both opportunities for new solutions and for upgrades to existing platforms. We believe that companies with an existing installed base of hardware will be able to perform upgrades to provide modernization solutions at a lower cost. Companies with strong customer relationships and outstanding execution will more effectively maintain program positions.
In this new military environment, U.S. forces are seeking the ability to sense further from a greater distance and enhance their reach across the spectrum of warfare. Increased use of sensor technologies enables forces to detect threats further and more quickly and deliver rapid, forceful responses. Sensors and laser systems are expected to enable optionally manned and autonomous platforms for the future.
The need for greater situational understanding for the warfighter also drives the need for increased data and communications bandwidth to and from command centers to forward-positioned military platforms and dismounted soldiers. Network computing and communications systems need to provide deployed forces with access to secure data to promote information-sharing and situational understanding for faster decision-making. Battlefield management systems and individual soldier communications systems require secure rugged computing solutions and are becoming increasingly interoperable with current combat air forces and naval computing infrastructure. Encrypted data and cyber protection capabilities aim to ensure that the data U.S. forces receive is trusted and protected from enemies. This capability is intended to allow forces to be more mobile and geographically dispersed while operating with immediate access to trusted information. Satellite communications systems also provide data to U.S. warfighters around the globe and are projected to increasingly utilize satellite constellations at all altitudes for redundancy, lower latency, expanded bandwidth and security.
U.S. forces are in need of greater force protection technologies. Emerging requirements for counter-unmanned aerial systems, active protection, infrared countermeasures and air defense systems require rapid deployment to keep U.S. military platforms and personnel safe from growing threats. The U.S. military is also focusing efforts on transportation and logistics capabilities, ensuring that their trained and equipped personnel and supplies can make it to the battlefield wherever that may be. All of the increased sensing, self-protection, directed energy, communications and computing needs for the warfighter require significantly higher levels of mobile power than in the past. Electrical power generation, conversion, storage and distribution and on-board vehicle power solutions will provide U.S. forces the energy they need in the future to win in this era of competition.
The U.S. military budget accounts for nearly 40% of the world’s defense spending and foreign military allies often select U.S. military solutions to train, equip and modernize their forces to enhance interoperability. Beyond the opportunity for direct commercial and foreign military sales to these foreign countries, many allies leverage U.S. funding and equipment, providing opportunities for U.S. defense contractors offering solutions that can be sold internationally.
The global community is in a period of rapid technological change and new commercial technologies may change society and, ultimately, the character of conflicts. We believe that investing in high technological capabilities, developing proprietary intellectual capability, as well as integrating leading-edge commercial technology into our solutions will provide us with a competitive advantage. New acquisition programs are expected to seek innovative solutions. The need for innovation is more critical than ever, and to accelerate innovation, the DoD has deployed more rapid acquisition methods. We believe that these methods will provide greater opportunities for companies with proven abilities to quickly develop and deploy new technologies. The DoD has placed a high priority on defense procurement reform to speed up the development of new key capabilities, increase responsibility and accountability for major acquisition programs and reduce acquisition risk. As a result, we believe that mid-tier companies, such as DRS, with proven technological capabilities and an agile decision-making structure are positioned to rapidly respond to emerging requirements.
Our Products and Solutions
The DoD is placing its focus and investment priorities in several platforms and capabilities where we have compelling offerings and market share. These offerings include: Ground Vehicle Sensors; Soldier Sensor Systems; EW & Cyber; Network Computing; Communications; Force Protection; Transportation and Logistics; and Electrical Power & Propulsion. These directly align with our three segments: Advanced Sensor Technologies, Network Computing & Communications, and Integrated Mission Systems. In these areas, we have distinguishing capabilities, core technologies and IP underlying our product portfolio that we believe provide us with a sustainable differentiation from our competitors. We believe that our installed base of existing products and platform-agnostic offerings provide an opportunity for our business to continue to grow.
Advanced Sensor Technologies
Our Advanced Sensor Technologies segment provides world-class cryogenically cooled and uncooled infrared sensor technologies, laser systems, EW systems and intelligence and surveillance solutions to the U.S. military and intelligence community customers. Our products and solutions have significant capabilities and core technologies to meet the warfighter’s need for increased battlefield awareness and longer range sensing. Our infrared focal plane array foundry produces cooled and uncooled infrared sensors and our IP provides us with key technology differentiators and builds upon our long legacy of market-leading technology.
Ground Vehicle Sensors – The U.S. military has identified specific needs for advanced sensor technology for ground vehicles, including electro-optical and advanced detection capabilities to enhance battlefield understanding, vehicle protection and vehicle targeting capabilities. Our market-leading sensor products include third-generation infrared sensing, fused sensing and sensors for threat detection and situational awareness, which we believe position us well for these opportunities. We are a leading provider of uncooled focal plane arrays and brownout solutions (which are sensors that can see through blowing sand). We are also a leader in ground vehicle sensor sighting systems led by our third-generation infrared imaging systems.
Soldier Sensors – Our complement of soldier sensor systems employs state-of-the-art sensors, precision targeting capabilities and optics designed to improve infantry combat effectiveness. We have produced a family of innovative electro-optical and infrared systems for soldiers, from our legacy imaging system, the Thermal Weapons Sight, to the next generation of thermal weapon sights being produced today. We believe that our current position on next-generation soldier precision targeting programs will enable us to compete effectively in this area of growing need. Our uncooled sensor technology also positions us well to support the future of soldier goggle systems.
EW & Cyber – We have significant technological capabilities and program experience in EW & Cyber and offer integrated capabilities for multi-domain operations to supplement kinetic warfare. We have developed mounted and dismounted EW systems, EW software and training systems and intelligence solutions across a broad range of platforms. We believe that our capabilities in integrated mounted and dismounted ground EW, exploitation and cyber-based multi-domain operations position us well in this area of growing DoD priority. We have leveraged international EW programs to develop our capabilities for DoD offerings and have invested to meet developing U.S. Army and U.S. Marine

Corps requirements for integrated solutions to address threats which are emanating from peer and near-peer adversaries.
Force Protection – Aircraft Survivability – Our Advanced Sensors Technology segment also features quantum cascade laser (“QCL”) technology which, along with our advanced two-color infrared sensors, have enabled us to support a high-profile U.S. Navy contract for advanced systems to protect aircraft from ground-launch missiles. We are also a critical partner on the U.S. Army’s common infrared countermeasures program and the next generation missile warning program.
Other Advanced Sensor Technologies Capabilities – Our aircraft training instrumentation systems were selected for the high-profile Joint Strike Fighter program that has been the leading U.S. and allied forces military air platform in development over the past two decades. We are also a leading provider of the aircraft training instrumentation which deploy on both legacy and modern aircraft and are required for aircraft training programs.
Network Computing & Communications
Our Network Computing & Communications segment provides an array of network computing products and sub-systems that bring trusted and resilient communications and computational resources to U.S. and international military forces, allowing them to rapidly share data and improve situational understanding. We provide trusted computing systems for ground vehicles, naval computing infrastructure, network and data distribution programs, rugged naval computational and control systems and networked communications. We also provide terrestrial and satellite communications for the U.S. Army, U.S. Navy, U.S. Special Forces, and intelligence communities.
Network Computing – The U.S. military has recently shifted its computing paradigm for command, control, communications, computers, intelligence, surveillance and reconnaissance to include cyber capabilities. Our Mounted Family of Computing Systems (“MFoCs”) and MFoCs-II have earned us a reputation as a leading provider of mounted battle management systems hardware in the U.S. We have invested in cyber defense and trusted computing capabilities over the past several years to protect information at the edge of the battlefield. We have also transformed our legacy of naval display and computing equipment over the past several years, to secure a position as a leading provider of surface combat system components, submarine combat systems and command and control system components. We are a leading provider of naval ship communications, integrated logistics support and sustainment and manufacturing services to U.S. and allied military customers. We hold a leading market share in Command, Control, Communications, Computers and Intelligence (“C4I”) programs for the U.S. Navy, including those that will be upgraded as the fleet continues to modernize. For submarines, we provide hardware which is planned to be upgraded continuously over a two-year cycle. In addition, our joint venture, Advanced Acoustic Concepts, LLC (“AAC”), focuses on underwater products, acoustic training systems, and related products and services.
Communications – We are contracted on two of the U.S. military’s top five satellite communications programs, including its largest, serving special operations forces with terrestrial and space bandwidth. This long-standing program provides secure and reliable communications for the U.S.’s forward-deployed military forces across the globe, and is well positioned to meet future needs. Our contracts on these programs make us one of the largest satellite communications providers for the U.S. military. We believe that our legacy and outstanding reputation with the U.S. military will enable us to continue to be a leading communications provider for all DoD services.
Integrated Mission Systems
Our Integrated Mission Systems segment supports the U.S. military’s need to deter and defend against increasingly lethal adversaries through a wide range of force protection solutions, integrated mission equipment, transportation and logistics products, naval power technologies and forward-deployed electrical power solutions. This segment enables us to maximize our customer offerings by integrating our products and systems onto platforms. We believe that our leading position in naval electrical power and propulsion will position us to help meet the U.S. military’s future electrical power needs as it increasingly deploys high technology capabilities to its forces.
Force Protection – DRS is an integrator of systems in ground vehicles, including reconnaissance and surveillance, mission support and vehicle survivability and protection. Protecting U.S. service members and valuable defense assets is always a top DoD priority. To help accomplish this mission, we have a family of key force protection systems, including counter-unmanned aerial systems and portable ground radar, active protection systems, modular combat vehicle turrets and stabilized sensor suites. We believe that our record providing the TROPHY™ APS to the U.S. Army enhances our reputation and positions us well to provide future vehicle protection systems. Our short-range air defense mission equipment package and mounted counter-unmanned aerial systems integrate market-leading technologies that are ready to rapidly deploy to the field in upcoming competitive pursuits.
Transportation and Logistics – DRS is a provider of transportation and logistics solutions for the DoD, including bridging systems, cargo loaders and trailers. Our Tunner and Halvorsen programs have provided the U.S. Air Force with rapidly deployable, high-reach mechanized aircraft loaders that can lift up to 60,000 and 25,000 pounds, respectively, of cargo onto military aircraft. The Joint Assault Bridge program positions us well as the U.S. Army is looking to expand its tactical bridging capabilities. We believe that our legacy position in heavy military trailers will allow us to win new opportunities as the U.S. Army looks for increased solutions. We also have capabilities in military fuel and water handling and distribution which can support U.S. military forces in a variety of challenging forward deployed environments.
Electrical Power & Propulsion – DRS is a leading provider of next generation electrical propulsion components and systems for the U.S. Navy, with significant capabilities to service the fleet’s future needs, including on the Columbia-class submarine program which is integral to the United States’ deterrence strategy and among its highest priority programs. Beyond electrification of its fleet, the U.S. Navy will require increased power to expand and modernize its vessels, including for the introduction of laser weapons. This increased power demand will require improved power generation, storage, conversion, management and distribution, which align with the core competencies of this segment.
Our Competitive Strengths
As a diverse, defense technology company that is primarily focused on U.S. military programs, we have significant attributes that make us well positioned in the market. With a heritage of excellence in defense products, systems and solutions, we have transformed ourselves into a leading defense technology company with capabilities in sensing, electro-optics and laser systems, a critical provider of trusted network computing and communications systems and a key leader in integrated mission systems. We believe that we are positioned to grow our market position as a leading mid-tier U.S. defense technologies provider.
Our innovative portfolio is well positioned for core platform wins.
Over the past five decades, DRS has advanced its portfolio through focused innovation, targeted investments, selective partnerships and mergers and acquisitions. DRS has solutions for a number of military platforms and serves the branches of the U.S. military, and competes at the prime contractor, systems, supplier, or component level. Our core set of defense technologies and capabilities have applications that cross our three segments, allowing us to leverage research and development (“R&D”) and IP across multiple product lines, platforms and end markets. We also provide higher-value integrated sub-systems and systems and have a goal of increasing scope and market share by integrating our own products and technologies.

Our portfolio of defense technologies is strategically aligned with key DoD priorities.
We believe that our product and technology portfolio aligns with rising great power competition needs and modernization efforts, which are high priorities for DoD spending. Our technology portfolio and knowledge of the U.S. military enable us to win positions on key programs and adapt quickly to changing customer dynamics. Our size and lean management structure allow us to shift our focus to changing priorities rapidly to best serve our customers’ growing needs. Our recent execution performance in short-range air defense exemplifies this ability, as we were able to rapidly develop and field new technology to address urgent needs of the warfighter in an extremely short procurement cycle.
We hold an embedded position on key defense platforms and with prime contractors, supported by our installed base of existing products spanning U.S. Army, U.S. Navy and U.S. Air Force platforms.
Our current installed base of existing products spans over 300,000 computer and display systems that are fielded globally, approximately 60,000 enhanced driver vision systems for military combat vehicles, over 50,000 thermal weapon systems and critical naval computing infrastructure and technology on every U.S. naval combatant vessel in service. The notable platforms for this installed base include: surface ships, submarines, tracked and wheeled ground vehicles, fixed and rotary wing aircraft, unmanned aircraft, operating bases, and commercial vehicles and facilities. This installed base of existing products provide us opportunities for upgrades and new business that leverages these solutions.
Our record of growth should drive profitability due to program lifecycle evolution, sole source positions and operational efficiencies.
Over the past five years through 2020, we have had a revenue CAGR of 12%, operating earnings expanded by $178 million and our Adjusted EBITDA Margin has increased to 9.6%. We have accomplished this through key program wins and sole-source positions, including prominent positions on the Columbia-class submarine program, MFoCS ruggedized computing battle management program, next generation of thermal weapon sights and our active protection system awards. Going forward, we anticipate that recent investments will drive profitability expansion and corresponding cash flow generation. As our program lifecycle in several key programs shifts from lower-margin, fixed-price development efforts to production, and topline growth brings more operational efficiencies, we expect to improve margin. Across our business, our continuous improvement culture is embodied in our Operational Excellence initiative called “Always Performing For Excellence,” or “APEX,” which strives to reduce cost and improves efficiencies while increasing the quality of our products and services.
Our highly experienced management team and talented workforce have transformed DRS.
Our management team has transformed DRS into the market-leading, high-growth, technology company it is today by focusing attention and investment on the fastest growing areas of the DoD budget. We have done this through an active portfolio management process that targeted investment to growing technological capabilities and acquisitions of smaller accretive companies that fill key strategic gaps in our portfolio, and by creating partnerships or joint ventures to supplement our own IP. The result of these efforts has led DRS to be well positioned in the U.S. defense market. Our management team has an average tenure of 15 years with the Company and nearly 30 years in the industry.
Our work force of approximately 6,700 people is highly innovative and we maintain a culture that fosters and rewards growth, problem-solving, technology development and process improvements. We have approximately 1,350 world-class engineers highly trained to work on programs in sensing, electro-optical infrared systems, laser systems, network computing, communications systems, integration and power propulsion. Our employees maintain over 2,000 security clearances to allow engineers and management to carry on business activities for our customers’ classified programs. Our strong commitment to diversity, inclusion, succession planning and training has fostered a highly collaborative and motivated work force. Our human resources policies and benefits have been designed to allow us to recruit and retain top talent.

We are focused on sustainability and diversity.
We strongly believe that in order to succeed as a company, we must remain a strong and positive contributor to the communities where we do business, and the greater world around us. Sustainability to us means taking important steps towards protecting the environment, engaging in corporate social responsibility, ensuring a safe work force and promoting diversity. We have enacted a sustainability risk management model to take action towards responsible consumption. We have focused our corporate giving program on military veterans and have initiated a program called MyCommunity that matches donations to local charities and provides paid volunteer hours to employees. We created a Diversity Advisory Group to improve our diversity and inclusiveness so that we look like the communities in which we operate. We have targeted increases in minority hiring and women in management and overall women in the workforce, which is 2.6% higher than our industry average.
Our Growth Strategy
Our growth strategy is focused on four pillars: targeting investment to drive organic growth; executing on our programs to enhance profitability; actively managing our portfolio for optimization; and taking care of our people. Our goal is to grow and increase margins faster than the overall defense market through focused market selection, technology differentiation and operational excellence. Our vision is to be the best mid-tier defense technology company in the U.S. market.
Targeting Investment to Drive Organic Growth
We strategically select the markets where we compete and the programs on which we bid.
•We target programs in markets where we have strong core technology and where the DoD is focused. We seek to compete only in the areas in which we have a technological or market advantage, and which will attract funding. As an example, our core technology in high-performance receivers/transceivers is sought after by our customers for their wide-bandwidth and high signal dynamic range. These features are required for modern EW systems being developed for the U.S. Army, U.S. Marine Corp. and other customers to capture, exploit and/or disrupt modern signals.
•We target our investments in core technologies in areas of high market growth. Our investments fill gaps, create leading market offerings and make capital improvements to our business. We are also awarded, and leverage, significant customer research and development funding to complement our investments.
Executing on Our Programs to Enhance Profitability
We remain focused on continuing to drive operational enhancements and efficiencies, which we believe will result in improved profitability over time. We believe that our world-class technology and innovative solutions coupled with the transition of development programs into production will serve as the foundation for continued profitable growth.
•We believe that outstanding performance and timely execution on our programs will win us new business and lead to profitable growth, including new opportunities for follow-on orders which will add to our growing production base. Our recent short-range air defense program is an example of a program that we were able to win because of our reputation with the customer and our ability to quickly react to their needs.
•Integrated systems offerings of our products and systems should further expand margins as we continue to grow the topline. Our Integrated Missions Systems business, for example, has strong integration capabilities which will enable us to grow content on programs as we increase our role from smaller sub-systems into full systems integration.

•Successful execution on key development programs in early phases is expected to drive a transition to higher margin business in production, bringing sustained profitable success. Our Columbia-class submarine program is an example of a fixed-price development program that we invested in while recognizing that it will deliver long-term profitable growth, beginning in 2021, when it transitions into production.
•Our APEX program focuses on the achievement of operational savings in production, supply chain and our overall cost structure. The APEX program’s goal is to strive for continuous improvement through unification of our business practices, tools and metrics, ongoing employee training and innovation. Commitment to excellence requires us to challenge ourselves to exceed our customers’ expectations. A culture of continuous improvement will allow us to improve our efficiency and increase our margins.
Actively Managing our Portfolio for Optimization
We manage our portfolio to optimize our growth in areas where we have the strongest core technology base, where we have a competitive cost structure and where the defense market is growing.
•DRS has a portfolio of products and services that we believe are positioned to move up the value chain to provide sub-systems and integrated systems and solutions. We regularly assess our portfolio to ensure strong alignment with our customers’ needs and priorities and consider accretive acquisitions in areas where we have strategic gaps to address our customer’s needs.
•We employ a strategy of active IP management to acquire technologies and IP through partnerships, teaming arrangements, strategic licenses and other business arrangements. This active IP management strategy allows us access to new technologies in a disciplined manner to maintain the strength of our diversified portfolio.
Continue to Take Care of Our People
We seek to recruit and retain the highest caliber of talent through competitive pay and benefits packages, diverse and inclusive personnel policies and fostering an innovative and modern workforce.
•We strive to maintain the highest ethical standards and foster a collaborative workplace to ensure a strong culture in our people.
•We constantly assess and make thoughtful changes to our personnel practices, including changes to our pay and benefits packages and increased training and growth opportunities, to ensure that we attract and retain top talent.
•We have implemented a strong diversity and inclusion program to ensure that our workforce looks like the communities in which they operate. This helps us to bring diverse ideas and perspectives to decision-making and problem-solving and allows us to draw from the largest pool of available talent.
History of the Company
DRS was founded in 1969, in Mount Vernon, New York, as Diagnostic Retrieval Systems, and soon became best known by its acronym, DRS. In 1981, we first became a publicly traded company. Over the subsequent decades, DRS experienced a period of rapid growth driven in large part by numerous acquisitions. In 2008, our stock ceased to be publicly traded when we were acquired by the Italian-headquartered Finmeccanica S.p.A. (now known as Leonardo S.p.A.) and we subsequently rebranded ourselves as Leonardo DRS. Since the Leonardo acquisition, we have operated under agreements with the DoD and related security policies in order to limit our foreign parent’s ability to control our business operations.
Governance Structure

Following completion of this offering, we expect that Leonardo S.p.A. will indirectly hold approximately          % of our common stock through US Holding (or        % if the underwriters exercise their option to purchase additional shares from the selling stockholder). As a U.S. defense contractor with high level personal and facility security clearances, DRS, US Holding and Leonardo S.p.A. have entered into an agreement with the DoD to mitigate against the potential for undue foreign ownership control and influence (“FOCI”) on the performance of classified programs by implementing various limitations on US Holding’s and Leonardo S.p.A.’s rights as the direct stockholder and ultimate foreign parent company of DRS, respectively. Specifically, US Holding has authorized certain cleared US persons to operate as its proxies and exercise the key prerogatives of stock ownership. The proxy agreement requires that DRS have the financial and operational ability to operate as an independent entity under an independent board of directors, subject to certain limited, enumerated consent rights of the majority stockholder (including material mergers and acquisitions and incurrence of debt). For additional information, see “Certain Relationships and Related Party Transactions—Transactions with Leonardo S.p.A. Affiliates—Proxy Agreement.”
Our Ultimate Parent
Leonardo S.p.A., a global high-technology company, is among the top ten world players in Aerospace, Defense and Security and Italy’s main industrial company. Organized into five business divisions, Leonardo S.p.A. has a significant industrial presence in Italy, the United Kingdom, Poland and the USA, where it also operates through subsidiaries such as Leonardo DRS (defense electronics), and joint ventures and partnerships: ATR, MBDA, Telespazio, Thales Alenia Space and Avio. Leonardo S.p.A. competes in the most important international markets by leveraging its areas of technological and product leadership (Helicopters, Aircraft, Aerostructures, Electronics, Cyber Security and Space). Listed on the Milan Stock Exchange (LDO), in 2019 Leonardo S.p.A. recorded consolidated revenues of €13.8 billion and invested €1.5 billion in Research and Development. The group has been part of the Dow Jones Sustainability Index (“DJSI”) since 2010 and is named as sustainability global leader in the Aerospace & Defense sector of DJSI for the second year in a row in 2020.
Development
We conduct research and development (“R&D”) activities using our own funds (referred to as company-funded R&D or independent research and development (“IR&D”)) and under contractual arrangements with our customers (referred to as customer-funded R&D) to enhance existing products and services and to develop future technologies. R&D costs include basic research, applied research, concept formulation studies, design, development, and related test activities. IR&D costs are allocated to customer contracts as part of the general and administrative overhead costs and generally recoverable on our customer contracts with the U.S. Government. Customer-funded R&D costs are charged directly to the related customer contract. Substantially all R&D costs are charged to cost of revenues as incurred.
We recorded revenues for customer-funded R&D of approximately $247 million, $177 million and $148 million for the years ended December 31, 2020, 2019 and 2018, respectively. Such customer-funded activities are primarily the result of contracts directly or indirectly with the U.S. government. We also invest in internal R&D. Expenditures for internal R&D amounted to approximately $41 million, $31 million and $29 million for the years ended December 31, 2020, 2019 and 2018, respectively. Additionally, we employ a strategy of active IP management to acquire technologies and IP through partnerships, teaming arrangements, strategic licenses and other business arrangements. This active IP management strategy allows us access to new technologies in a disciplined manner.
We are currently involved in research and development programs and investment projects in each segment. These include, but are not limited to, systems and components for naval propulsion and electrical conversion, soldier sensors, force protection, electronic warfare and computing and networking. We also invest in research and development of disruptive technologies in the fields of artificial intelligence, autonomy, and quantum sensing.

Competition
We operate in a highly competitive environment. In the military sector, we compete with large, mid-tier and smaller defense contractors as well as some non-traditional contractors on the basis of product performance, cost, overall value, delivery schedule, embedded positions and reputation. Our products are sold in markets in which several of our competitors are substantially larger than we are, enabling them to devote substantially greater resources to research and development, and they, generally, have greater financial resources, allowing them to better withstand challenging operating conditions. We face a variety of competitors which vary across our segments and specific products. Although we compete with different competitors in each of our segments, our competitors include Raytheon Technologies, L3-Harris, BAE Systems, FLIR, Cubic and Elbit Systems, among others. We frequently partner with or are involved in subcontracting, teaming, supplier and customer relationships with companies that are, from time to time, competitors on other programs. Depending on the project or product, we may depend on parties with whom we complete vigorously on other projects and products. The extent of competition for any single project generally varies according to the complexity of the product and the dollar value of the anticipated award. We generally compete on the basis of:
•The performance, adaptability and price of our products;
•Our reputation for prompt, flexible, and responsive contract performance;
•Our installed base of existing products and track record as a trusted partner;
•Our ability to react to customer and market trends;
•Our strong core technology capabilities and accumulated technical knowledge and expertise;
•The breadth of our product lines;
•Our highly experienced management team and talented workforce; and
•The capabilities of our facilities, equipment and personnel to undertake the programs for which we compete.
Our future success will depend in large part upon our ability to improve existing product lines and to develop new products and technologies in the same or related fields.
Since a number of consolidations and mergers of defense suppliers have occurred, the number of participants in the defense industry has decreased in recent years. We expect this consolidation trend to continue. As the industry consolidates, the large defense contractors are narrowing their supplier base, awarding increasing portions of projects to strategic mid- and lower-tier suppliers, and, in the process, are becoming oriented more toward systems integration and assembly. We believe that while this defense industry trend presents challenges, it also presents opportunities in certain markets.
Manufacturing and Supplies
Our manufacturing processes for our products include the assembly of purchased components and subsystems and testing of products at various stages in the assembly process. Purchased components include integrated circuits, circuit boards, metal fabricated into cabinets, resistors, capacitors, semiconductors, silicon wafers and other materials, wire and cables and subsystems including, but not limited to, off-the-shelf components such as servers, computers and peripherals. In addition, many of our products use castings and machined housings.
The manufacturing process for certain of our optic products includes the grinding, polishing and coating of various optical materials and the machining of metal components. Although materials and purchased components generally are available from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components we expect that other sources would be available; however, added cost and manufacturing delays might result. We occasionally experience delays attributable to supply shortages and quality and other related problems with respect to certain components, such as semiconductors and connectors. In addition, for our optical products, certain materials, such as rare earth materials, germanium, and zinc sulfide may not always be readily available.
Intellectual Property
We have patents on certain of our technologies and methods, semiconductor devices, rugged computer-related items and electro-optical and infrared focal plane array products, in addition to other technologies and methods. We and our subsidiaries have certain registered trademarks, none of which are considered material to our current operations. We also hold certain trade secrets without formal patent filings in order to protect them from disclosure. We believe our patent position and intellectual property portfolio in the aggregate are valuable to our operations. We do not believe that the conduct of our business as a whole is materially dependent on any single patent, trade secret, trademark or copyright.
When we work on U.S. government contracts or use funding of the U.S. government, the U.S. government may have contractual rights to data for our technologies, source code and other developments associated with such government contracts. Records of our data rights are typically maintained in order to claim these rights as our proprietary technology, but it may not always be possible to delineate our proprietary developments from those developed under U.S. government contracts. The protection of our data from use by other U.S. government contractors is subject to negotiation from time to time between us and the U.S. government. The extent of the U.S. government’s data rights to any particular product generally depends upon whether the product was developed under a government contract and the degree of government funding for the development of such product. While we may retain rights over any technology, product or intellectual property that we develop under U.S. government contracts or using funding of the U.S. government, this requires us to take timely affirmative measures to preserve our right.
Contracts
We derive a significant portion of our revenue from long-term programs and programs for which we are the incumbent supplier or have been the sole or dual supplier for many years. A significant percentage of our revenue is derived from programs that are in the production phase. We also derive revenue from contracts on which we serve as either prime contractor or subcontractor. For the years ended December 31, 2020, 2019, and 2018, revenues were approximately even between contracts on which we served as prime contractor and subcontractor in our AST and IMS segments, whereas in our NC&C segment approximately 61%, 64%, and 64%, respectively, of revenues were attributable to contracts on which we served as prime contractor and 39%, 36%, and 36%, respectively, were attributable to contracts on which we served as subcontractor, with the remainder attributable to intersegment sales.
While the majority of our revenue is derived from the U.S. government and DoD, within this we have a diverse business mix with limited dependence on any single contract. No single contract represented more than 10% of revenues for the years ended December 31, 2020, 2019 and 2018.
The amount of our revenues attributable to our contracts by contract type during the years ended December 31, 2020, 2019 and 2018 were as follows:

	December 31,
($ in millions)	2020	2019	2018
Firm fixed price	$2,408	$2,334	$1,910
Flexibly priced(1)	370	381	423

________________
(1)Includes revenue derived from time-and-materials contracts.
Typically we enter into three types of contracts: fixed price contracts, cost-plus contracts and time and material (“T&M”) contracts (cost-plus contracts and T&M contracts are aggregated above as flexibly priced contracts). and our contracts are normally for production, services or development. Production contracts are typically the fixed-price type, development contracts are sometimes of the cost-plus-type, and service contracts are sometimes of the time and materials type. We believe continued predominance of fixed-price contracts is reflective of the significant portion of production contracts in our U.S. government contract portfolio. Fixed-price contracts may provide for a fixed price or they may be fixed-price-incentive-fee contracts. Under fixed-price contracts, we agree to perform for an agreed-upon price. Accordingly, we derive benefits from cost savings, but bear the risk of cost overruns. Under fixed-price-incentive-fee contracts, if actual costs incurred in the performance of the contracts are less than estimated costs for the contracts the savings are apportioned between the customer and us. If actual costs under such a contract exceed estimated costs, however, excess costs are apportioned between the customer and us, up to a ceiling. We bear all costs that exceed the ceiling, if any.
Cost-plus type contracts typically provide for reimbursement of allowable costs incurred plus a fee (profit). Under cost-plus-fixed-fee contracts, we are reimbursed for allowable costs and receive a fixed fee, which is negotiated and specified in the contract. Such fees have statutory limits. Unlike fixed-price contracts in which we are committed to deliver without regard to cost, cost-plus contracts normally obligate us to use our best efforts to accomplish the scope of work within a specified time and a stated contract dollar limitation. In addition, U.S. government procurement regulations typically result in lower profits for cost type contracts because of our reduced risk. Under cost-plus-incentive-fee contracts, an additional incentive fee awarded may be based on cost or performance. When the incentive is based on cost, the contract specifies that we are reimbursed for allowable incurred costs plus a fee adjusted by a formula based on the ratio of total allowable costs to target cost. Target cost, target fee, minimum and maximum fee, and adjustment formulae are agreed upon when the contract is negotiated. In the case of performance-based incentives, we are reimbursed for allowable incurred costs plus an incentive, contingent upon meeting or surpassing stated performance targets. The contract provides for increases in the fee to the extent that such targets are surpassed and for decreases to the extent that such targets are not met. In some instances, cost-plus-incentive-fee contracts also may include a combination of both cost and performance incentives. Under cost-plus-fixed-fee contracts, we are reimbursed for costs and receive a fixed fee, which is negotiated and specified in the contract. Time-and-material type contracts provide for reimbursement of labor hours expended at a contractual fixed labor rate per hour, plus the actual costs of material and other direct non-labor costs. The fixed labor rates on time-and-material type contracts include amounts for the cost of direct labor, indirect contract costs and profit.
For the majority of our contracts, revenues are recognized using an over time, cost-to-cost accounting method, with revenue recognized based on the ratio of cumulative costs incurred to date to estimated total contract costs at completion. For contracts accounted for in this way, our reported revenues may contain amounts which we have not billed to customers if we have incurred costs, and recognized related profits, in excess of billed progress payments.
Under U.S. GAAP, contract costs, including allowable general and administrative expenses on certain government contracts, are charged to work-in-progress inventory and are written off to costs and expenses as revenues are recognized. The Federal Acquisition Regulations (“FAR”) and the defense supplement (“DFARS”), incorporated by reference in U.S. government contracts, provide that internal research and development costs are allowable general and administrative expenses. Unallowable costs, pursuant to the FAR, are excluded from costs accumulated on U.S. government contracts.
Our defense contracts and subcontracts that require the submission of cost or pricing data are subject to audit, various profit and cost controls, and standard provisions for termination at the convenience of the customer. The DCAA performs these audits on behalf of the U.S. government. The DCAA has the right to perform audits on our incurred costs on cost-type or price redeterminable-type contracts on a yearly basis. Approval of an incurred cost submission can take from one to three years from the date of the submission of the contract cost.
U.S. government contracts are, by their terms, subject to termination by the U.S. government for either convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the U.S. government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however, the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. government. In these circumstances, the U.S. government is not liable for excess costs incurred by us in procuring undelivered items from another source.
In addition to the right of the U.S. government to terminate U.S. government contracts, such contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take many years. Consequently, at the outset of a major program, the contract is typically only partially funded, and additional funds normally are committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.
Product Warranties
Product warranty costs generally are accrued in proportion to product revenue realized in conjunction with our over-time revenue recognition policy. Product warranty expense is recognized based on the term of the product warranty, generally one to three years, and the related estimated costs, considering historical claims expense. Accrued warranty costs are reduced as these costs are incurred and as the warranty period expires, and otherwise may be modified as specific product performance issues are identified and resolved.
Joint Ventures, Strategic Investments and Mergers and Acquisitions
From time to time we enter into strategic joint ventures, investments and mergers and acquisitions. We hold a 51% ownership interest in Advanced Acoustic Concepts (“AAC”), a joint venture with a subsidiary of Thales S.A., which provides sonar systems and components, acoustic training systems, and other underwater systems. AAC engages in development of technology, products, and systems and also licenses technology and products from Thales for adaptation to the U.S. market when the opportunities are present. DRS provides support to AAC in the areas of security, export control, human resources, information technology, and at times, financing, among others. DRS chairs the joint management committee and, together with Thales, reviews and approves their business, financials, and business plans, including investments. AAC provided no cash dividends to DRS for the year ended December 31, 2020 and approximately $3 million and $5 million for the years ended December 31, 2019 and 2018, respectively.
In June 2017, we acquired Daylight Solutions for a purchase price of $150 million in cash. Daylight Solutions designs and manufactures infrared Quantum Cascade Laser solutions that supplement the infrared sensors already in DRS’ portfolio. Together these two capabilities address the growing force protection needs for aircraft and ground vehicles by allowing them to sense threats and then enact countermeasures for certain classes of enemy missiles, thus saving lives. The acquisition of Daylight also allowed DRS to address markets unrelated to force protection, again by combining the infrared lasers with infrared sensors. To address the growing demands to sense further, and to increase situational understanding, these two capabilities allow for longer-range threat detection.
We also hold an approximately 5% interest in Hoverfly Technologies, Inc. (“Hoverfly”), which designs, develops and manufactures power-tethered unmanned aerial systems and related products. Pursuant to the terms of our agreement with Hoverfly, we will increase our investment in Hoverfly to up to 10% if Hoverfly hits certain sales milestones and may increase our investment beyond 10%, at our option. We have also entered into an exclusive manufacturing and teaming agreement with Hoverfly.
Seasonality
We do not consider any material portion of our business to be seasonal. However, our cash flows lack linearity with a majority of cash receipts generally occurring in the fourth quarter of our fiscal year. Various factors can affect the distribution of our revenues and cash flows between accounting periods, including the federal government’s budget cycle based on its October-to-September fiscal year, the timing of government awards, the availability of government funding, the timing of costs incurred (including when materials are received), product deliveries and customer acceptance.
Legislation and Regulation
As a U.S. government contractor, we (and our subcontractors and others with whom we do business) must comply with many significant procurement regulations and other specific legal requirements. These regulations and other requirements increase our performance and compliance costs and risks and regularly evolve. New laws, regulations or procurement requirements or changes to current ones (including, for example, regulations related to cybersecurity, privacy, recovery of employee compensation costs, counterfeit parts, anti-human trafficking, specialty metals and conflict minerals) can significantly increase our costs and risks and reduce our profitability. If we fail to comply with procurement regulations or other requirements we may be subject to civil and/or criminal penalties and/or administrative sanctions, which may include termination or modification of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government, any of which could have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors—Risks Relating to Our Business—We are subject to a number of procurement, international trade, and other rules regulations and requirements related to our industry, our products, and the businesses we operate. If we fail to comply with such rules, regulations or other requirements we may be subject to civil and/or criminal penalties and/or administrative sanctions.”
We (again, including our subcontractors and others with whom we do business) also are subject to, and expected to perform in compliance with, a vast array of federal laws, regulations and requirements related to our industry, our products and the businesses we operate. These laws and regulations include, but are not limited to the Anti-Kickback Act, the Arms Export Control Act, including the ITAR, the Communications Act, the Defense Federal Acquisition Regulations, the Export Control Reform Act, including the EAR (which includes anti-boycott provisions), the False Claims Act, the Federal Acquisition Regulation, the FCPA, the Lobbying Disclosure Act, the Procurement Integrity Act, the Truthful Cost or Pricing Data Act, the Foreign Trade Regulations, the Foreign Investment Risk Review Modernization Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and Executive Orders and regulations, administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, as well as rules and regulations administered by the U.S. Customs and Border Protection and the Bureau of Alcohol, Tobacco, Firearms and Explosives. If we are found to have violated such requirements, we may be subject to reductions of the value of contracts; contract modifications or termination; the withholding of payments from our customer; the loss of export privileges; administrative or civil judgments and liabilities; criminal judgments or convictions, liabilities and consent or other voluntary decrees or agreements; other sanctions; the assessment of penalties, fines, or compensatory, treble or other damages or non-monetary relief or actions; or suspension or debarment.
Our operations include the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. See “Risk Factors—Risks Relating to Our Business—We are subject to environmental laws and regulations, and our ongoing operations may expose us to environmental liabilities affecting our reputation, business, financial condition and results of operations.” Except as described under “Legal Proceedings” below, we believe that we have been and are in material compliance with environmental laws and regulations and that we have no liabilities under environmental requirements that would be expected to have a material adverse effect on our business, results of operations, financial condition or liquidity. It is possible, however, that the ultimate resolution of the matters discussed under “—Legal Proceedings” below could result in a material adverse effect on our results of operations for a particular reporting period, any of which could have a material adverse effect on our business.
Backlog
Our total backlog consists of funded and unfunded amounts. Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts. Unfunded backlog represents the revenue value of firm orders for products and services under existing contracts for which funding has not yet been appropriated less funding previously recognized on these contracts. In addition to backlog, we also evaluate estimated potential remaining contract value, which represents unexercised options associated with existing firm contracts and primarily includes options and agreements with existing customers to purchase new services. Estimated potential remaining contract value together with backlog represents total estimated contract value The following table summarizes the value of our backlog, estimated potential remaining contract value and total estimated contract value at the respective dates presented.

	December 31,
(Dollars in millions)	2020	2019	2018
Backlog:
Funded(1)	$2,847	$2,547	$2,338
Unfunded(1)	444	297	346
Total backlog(1)	3,291	2,844	2,684
Estimated potential remaining contract value(1)	7,981	8,198	8,054
Total estimated remaining contract value	$11,272	$11,042	$10,738
________________
(1)See “Risk Factors—Risks Relating to Our Business—We may not realize the full value of our total estimated contract value or bookings, including as a result of reduction of funding or cancellation of our U.S. government contracts, which could have a material adverse impact on our business, financial condition and results of operations.”
Human Capital Resources
As of February 26, 2021, we employed approximately 6,650 people. Approximately 255 of our employees at our West Plains, Missouri facility are represented by a labor union and are covered by a collective bargaining agreement that expires in April 2021 and approximately 221 employees at our Milwaukee, Wisconsin facility are represented by a union and are covered by a collective bargaining agreement that expires in March 2021. We consider our relations with our employees to be good.
Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our compensation program are to attract, retain and motivate selected employees through competitive base pay and cash-based performance bonus awards.
We created a Diversity Advisory Group to improve our diversity and inclusiveness so that we look like the communities in which we operate. We have targeted increases in minority hiring and women in management and overall women in the workforce, which is 2.6% higher than our industry average.

Properties
We are headquartered in Arlington, Virginia. Our principal executive offices are leased under a lease agreement expiring in March 31, 2027 with an option to extend for five years thereafter. We also lease space in 17 other states and the District of Columbia in the United States and in one city in Canada and we own properties in three states in the United States and in one city in Canada. We believe that our facilities are adequate for our intended use and sufficient for our immediate needs, including to meet any security certification requirements or requirements for locating facilities in certain locations. It is not certain whether we will negotiate new leases as existing leases expire or whether we will be able to negotiate new leases without substantial cost or at all. Such determinations will be made as existing leases approach expiration and will be based on an assessment of our requirements at that time. Further, we believe that we can obtain additional space, if necessary, based on prior experience and current real estate market conditions. The table below provides additional information about our significant leased and owned facilities and properties.

Location	Activities	Operating Segment	Approximate Square Footage	Owned / Leased
4265 North 30th Street, Milwaukee, WI	Manufacturing, Engineering, Warehouse, Office	Integrated Mission Systems	610,800	Leased
1 McDaniel Street, West Plains, MO	Manufacturing, Engineering, Warehouse, Office	Integrated Mission Systems	447,067	Owned
Good Hope Rd., Menomonee Falls, WI	Manufacturing, Engineering, Warehouse	Integrated Mission Systems	372,856	Leased
100 North Babcock Street, Melbourne, FL	Manufacturing, Engineering, Warehouse, Office	Network Computer & Communications	311,287	Leased
6060 Highway, High Ridge, MO	Manufacturing, Engineering, Office	Integrated Mission Systems	183,600	Owned
4545 N. Lindbergh Blvd, Bridgeton, MO	Manufacturing, Engineering, Warehouse, Office	Integrated Mission Systems	171,500	Leased
One Milestone Center Court, Germantown, MD	Engineering, Office	Advanced Sensor Technologies	133,140	Leased
7200 Redstone Gateway, Huntsville, AL	Manufacturing, Engineering, Office	Network Computer & Communications	131,498	Leased
246 Airport Road, Johnstown, PA	Manufacturing, Engineering, Warehouse, Office	Network Computer & Communications	129,716	Leased
500 Palladium Drive, Ottawa, ON, Canada	Manufacturing, Engineering, Warehouse, Office	Network Computer & Communications	127,334	Leased
401 Flint Drive, Menomonee Falls, WI	Engineering, Office	Integrated Mission Systems	118,620	Leased
166 Boulder Drive, Building #2, Fitchburg, MA	Manufacturing, Warehouse	Integrated Mission Systems	114,454	Leased

6200 118th Avenue North, Largo, FL	Manufacturing, Engineering, Office	Network Computer & Communications	113,329	Owned
10600 Valley View Street, Cypress, CA	Engineering, Office	Advanced Sensor Technologies	91,506	Leased
13532 N Central Expressway, Dallas, TX	Manufacturing, Engineering, Office	Advanced Sensor Technologies	89,982	Leased
645 Anchors Street, Ft. Walton Beach, FL	Manufacturing, Engineering, Office	Advanced Sensor Technologies	74,304	Owned
21 South Street, Danbury, CT	Manufacturing, Engineering, Warehouse, Office	Integrated Mission Systems	74,300	Owned
1200 Sherman Street, Dallas, TX	Engineering, Office	Advanced Sensor Technologies	73,646	Leased
16465 Via Esprillo, San Diego, CA	Manufacturing, Engineering, Office	Advanced Sensor Technologies	67,762	Leased
650 Lovejoy, Ft. Walton Beach, FL	Engineering, Office	Advanced Sensor Technologies	53,045	Owned
2345 Crystal Drive, Arlington, VA	Office	Corporate	49,048	Leased
13544 N Central Expressway, Dallas, TX	Manufacturing, Engineering, Office	Advanced Sensor Technologies	48,374	Leased
2601 Mission Point Blvd, Beavercreek, OH	Engineering, Office	Advanced Sensor Technologies	46,637	Leased
150 Bluewater Road, Bedford, NS, Canada	Manufacturing, Engineering, Office	Network Computer & Communications	41,750	Owned
21345 Ridgetop Circle, Dulles, VA	Engineering, Office	Network Computer & Communications	40,412	Leased
825 Greenbrier Circle, Chesapeake, VA	Manufacturing, Engineering, Office	Network Computer & Communications	34,299	Leased
651 Anchors Street, Ft. Walton Beach, FL	Manufacturing, Engineering, Office	Advanced Sensor Technologies	32,107	Owned
1057 South Sherman, Richardson, TX	Engineering, Office	Advanced Sensor Technologies	26,696	Leased
590 Territorial Drive, Bolingbrook, IL	Manufacturing, Engineering, Office	Advanced Sensor Technologies	26,460	Leased
166 Boulder Drive, Fitchburg, MA	Engineering, Office	Integrated Mission Systems	22,000	Leased
640 Lovejoy West, Ft. Walton Beach, FL	Engineering, Office	Advanced Sensor Technologies	11,226	Owned
Legal Proceedings
From time to time, we are subject to certain legal proceedings and claims in the ordinary course of business. These matters are subject to many uncertainties and it is possible that some of these matters ultimately could be decided, resolved or settled in a manner adverse to us. Although the precise amount of liability that may result from these matters is not ascertainable, we believe that any amounts exceeding our recorded accruals should not materially adversely affect our financial condition or liquidity. It is possible, however, that the ultimate resolution of those matters could result in a material adverse effect on our results of operations and/or cash flows from operating activities for a particular reporting period. We establish reserves for specific legal matters when we determine that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable.
Some environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (also known as “CERCLA” or the “Superfund law”) and similar state statutes, can impose liability upon former owners or operators for the entire cost of investigating and remediating contaminated sites regardless of the lawfulness of the original activities that led to the contamination. In July 2000, an entity which later became a subsidiary of the Company received a Section 104(e) Request for Information (“RFI”) from the National Park Service (“NPS”), pursuant to CERCLA, regarding the presence of radioactive material at a site within a national park, which site was operated by an alleged predecessor to our subsidiary over 50 years ago. Following our subsidiary’s response to the RFI, the NPS directed it and another alleged former operator to perform an Engineering Evaluation and Cost Analysis (“EE/CA”) of a portion of the site. Our subsidiary made a good faith offer to conduct an alternative EE/CA work plan, but the NPS rejected this offer and opted to perform the EE/CA itself. The NPS previously posted its intention to open a formal public comment period regarding the EE/CA at the end of 2019. To our knowledge, the EE/CA has not been released and a public comment period has yet to be opened.
Following completion of the EE/CA, the NPS may seek reimbursement for its investigative and remedial efforts to date, or direct one or more of the potentially responsible parties to perform any remediation that may be required by CERCLA or may enter an alternative dispute resolution proceeding to attempt to resolve each party’s share. In addition, the NPS may seek to recover damages for loss of use of certain natural resources. We believe that we have legitimate defenses to our subsidiary’s potential liability and that there are other potentially responsible parties for the environmental conditions at the site, including the U.S. government as owner, operator and arranger at the site. The potential liability associated with this matter could change substantially due to such factors as additional information on the nature or extent of contamination, methods of remediation that might be recommended or required, changes in the apportionment of costs among the responsible parties, whether the NPS seeks to recover additional damages, whether the NPS’s plans to investigate additional areas to identify a need for further remedial action for which the Company may be identified as a potentially responsible party and other actions by governmental agencies or private parties.

MANAGEMENT
The following table sets forth certain information concerning our directors and executive officers. The respective age of each individual in the table below is as of February 26, 2021.

Name	Age	Position
William J. Lynn III	67	Chief Executive Officer and Director
David W. Carey*	76	Director
General George W. Casey, Jr. (Ret.)	72	Director
Kenneth J. Krieg*	60	Director
Peter A. Marino*	79	Director
Philip A. Odeen*	85	Director
Frances F. Townsend*	59	Director
John A. Baylouny	59	Executive Vice President, Chief Operating Officer
Michael D. Dippold	40	Executive Vice President, Chief Financial Officer
Mark A. Dorfman	46	Executive Vice President, General Counsel & Secretary
Sally A. Wallace	54	Executive Vice President, Business Operations
________________
*Proxy holder. See “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A. Following this Offering—Proxy Agreement.”
Directors
William J. Lynn III
Mr. Lynn has been a director since 2012 and has been our Chief Executive Officer since January 2012. Prior to joining DRS in January 2012, Mr. Lynn served as the 30th United States Deputy Secretary of Defense from 2009 to 2011. From 2002 to 2009, Mr. Lynn was Senior Vice President of Government Operations and Strategy at the Raytheon Company. In this position, he directed strategic planning, oversaw merger and acquisition activities and supervised government relations. Previously, he served as the Chief Financial Officer and Under Secretary of Defense (Comptroller) from 1997 to 2001. From 1993 to 1997, he led strategic planning for DoD as Director of Program Analysis and Evaluation. Mr. Lynn worked for Senator Ted Kennedy as counsel to the Senate Armed Services Committee from 1987 to 1993.
Mr. Lynn is a member of the boards of Accenture Federal Systems, the United Service Organizations, the Atlantic Council, the Marshall Legacy Institute and the Center for a New American Security. He has been recognized for numerous professional and service contributions, including four DoD Distinguished Public Service medals and the Distinguished Civilian Service Award from the Chairman of the Joint Chiefs of Staff. A graduate of Dartmouth College, Mr. Lynn holds a law degree from Cornell Law School and a master’s degree from the Princeton School of Public and International Affairs. Mr. Lynn brings to the board his extensive experience in national security, both in government and in industry.
David W. Carey
Mr. Carey has been a director since 2009, and a member of our Audit Committee since 2012. Since 2008, Mr. Carey has operated a consulting practice providing business development and strategic advice to U.S. and foreign firms engaged in defense and intelligence electronics. From 2005 to 2008, he was an Executive Director with Blackbird Technologies Inc., and from 2001 to 2005 served as Vice President, Information Assurance for Oracle Corporation where he built and directed Oracle’s Information Assurance Center. Prior to 2001, Mr. Carey held several senior positions during a 32-year career at the Central Intelligence Agency including serving as Executive Director. In this capacity, he oversaw all of the

Agency’s strategic planning, budgetary, procurement, financial, logistics and research and development activities as well as day-to-day operations.
In addition to serving on the board of DRS, Mr. Carey serves on the boards of OnPoint Consulting, Inc., Informatica Federal Operations Corp., and the CIA Officers Memorial Foundation Board. He previously served on the boards of ImageWare Systems, Inc. from 2006 to 2020 and Qinetiq North America from 2014 to 2019, and on the advisory board of Recorded Future Inc. from 2011 to 2019. Mr. Carey is a graduate of Cornell University and the University of Delaware. We consider Mr. Carey’s experience in key operational and leadership positions dealing with critical national security threats and challenges as a significant asset to our board. Mr. Carey is a proxy holder and was appointed to our board in accordance with the proxy agreement.
General George W. Casey, Jr. (Ret.)
Gen. Casey has been a director since 2020. Gen. Casey is a published author, and currently serves as a Distinguished Senior Lecturer of Leadership at the SC Johnson College of Business, Cornell University, and as the Rice Family Professor of Practice at the Korbel School, University of Denver. He has lectured on leadership internationally at business schools and to numerous organizations, including Coca-Cola, Caterpillar, the National Australian Bank, Amazon, TDAmeritrade, Pentagon Federal Credit Union and General Electric. Before joining DRS, Gen. Casey served 41-years in the U.S. Army including from 2007 to 2011 as the 36th Chief of Staff of the U.S. Army where he led arguably the world’s largest and most complex organization with over 1.1 million personnel and an annual budget of over $200 billion. From 2004 to 2007 he commanded the Multi-National Force – Iraq, a coalition of more than 30 countries, and in that role worked to build-up Iraqi security institutions while battling an insurgency and sectarian violence.
Gen. Casey also serves as the Chairman of the Board of Governors of the United Service Organizations, and as a director of Colt Holding Company, LLC. In addition, he serves as a member of the board of advisors for Streetshares, RallyPoint, Techwerks and Sarcos. Gen. Casey holds a master’s degree in international relations from Denver University. Gen. Casey brings to the board a deep knowledge of the military and a demonstrated history of leadership in the armed forces, academia, the non-profit sector and industry.
Kenneth J. Krieg
Mr. Krieg has been a director since 2008. Mr. Krieg serves as the head of Samford Global Strategies, an advisory and consulting practice which he founded in 2007. Since 2010, Mr. Krieg has also held the position of Executive in Residence with Renaissance Strategic Advisors, one of the leading consultancies supporting premier firms in the aerospace, defense, space, intelligence and government services industry. From 2001 to 2007, Mr. Krieg served in several positions within the DoD, including as the Undersecretary of Defense for Acquisition, Technology and Logistics from 2005 to 2007 where he had overall responsibility for the DoD’s procurement, research and development programs. Prior to joining the DoD, he spent 11 years working for the International Paper Company, most recently as Vice President and General Manager of the Office and Consumer Papers Division.
Mr. Krieg currently serves as chair of the board of Logistics Management Institute, and is a director with BWX Technologies, Inc. He has previously served on the boards of Tempus Applied Solutions Holdings, Inc. (2014 to 2016) and API Technologies Corp. (2011 to 2016). Mr. Krieg has a bachelor of arts degree in history from Davidson College and a master’s degree in public policy from the Kennedy School of Government at Harvard University. Mr. Krieg has significant experience overseeing major research, development and procurement programs for the DoD. His background provides our board with valuable insight into acquisition priorities and considerations of the U.S. government and he has significant experience in FOCI mitigation and public company governance. Mr. Krieg is a proxy holder and was appointed to our board in accordance with the proxy agreement.

Peter A. Marino
Mr. Marino has been a director, chair of our Government Security Committee and member of our Audit Committee since 2012. Since 1999, Mr. Marino has operated a sole proprietorship as a private consultant for government and industry on defense and intelligence issues. His clients have included the DoD, Department of Homeland Security, CIA, the Director of National Intelligence and both small and large defense and aerospace companies. From 1996 to 1999, he was CEO and President of Firearms Training Systems, from 1991 to 1996 was Senior VP E-Systems, Inc., from 1988 to 1991 was President and Chief Operating Officer of Fairchild Industries, Inc., and from 1986 to 1988 was President and Chief Operating Office of Lockheed Electronics. Prior to that, Mr. Marino served in several positions with the CIA from technical officer and manager responsible for the design of electronic, mechanical and communications equipment, to senior executive official with responsibility for the support of worldwide technical operations of people and equipment for the Directorate of Operations.
Mr. Marino currently serves on the boards of QTS Realty Trust, Inc., System & Technology Research, Inmarsat US and RADA Electronic Industries Ltd., as well as several government and non-profit advisory boards. He previously served on the board of Engility Corporation from 2015 to 2018. Mr. Marino has a bachelor of science degree in physics from Rollins College, and a master’s degree from Pennsylvania State University. He also currently serves as a Senior Executive Fellow at Harvard University. Mr. Marino’s broad experience in leadership roles in the defense industry and intelligence community help him bring a valuable perspective to our board. Mr. Marino is a proxy holder and was appointed to our board in accordance with the proxy agreement.
Philip A. Odeen
Mr. Odeen has been a director since 2012. Prior to joining DRS, Mr. Odeen served as a director for numerous public companies including Booz Allen Hamilton, from 2008 to 2019, ASC Signal Corporation, from 2009 to 2015, AES Corporation from 2003 to 2013, and Northrop Grumman from 2003 to 2008. From 2005 to 2006, Mr. Odeen served as CEO of Qinetic North America, and from 2004 to 2005 was Chairman and CEO of Reynolds & Reynolds, a provider of software and management services to automotive retailers. Mr. Odeen also held several positions from 1997 to 2002 with TRW Inc. including serving as Chairman and CEO. Mr. Odeen previously served as a senior official with the Office of the Secretary of Defense and the National Security Council. He is a former member of the Defense Science Board, the Defense Business Board and the Chief of Naval Operations Executive Panel.
In addition to serving on the board of DRS, Mr. Odeen currently serves as a director with Globant, an international information technology and software development company. Mr. Odeen received a bachelor of arts degree in government from the University of South Dakota, is a Fulbright scholar, and earned a master’s degree from the University of Wisconsin. Mr. Odeen provides invaluable guidance to our board from his decades of experience in leadership positions across industry and government. Mr. Odeen is a proxy holder and was appointed to our board in accordance with the proxy agreement.
Frances F. Townsend
Ms. Townsend has been a director and chair of our Compensation Committee since 2009. Presently, she is working as the EVP of Corporate Affairs, Corporate Secretary and Chief Compliance Officer at Activision Blizzard. From 2010-2020, Ms. Townsend worked at MacAndrews & Forbes Inc. and concluded her tenure there as Vice Chairman, General Counsel and Chief Administrative Officer. Before that she was Executive Vice President for Worldwide Government, Legal and Business Affairs working across MacAndrew’s portfolio companies focusing on international, legal, compliance and business development issues. Since 2016, Ms. Townsend has also been an on-air senior national security analyst for CBS News. From April 2009 to October 2010, Ms. Townsend was a corporate partner with the law firm of Baker Botts, LLP. Prior to that, Ms. Townsend served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from 2004 to 2008. She also served as Deputy National Security Advisor for Combatting Terrorism from May 2003 to May

2004. Ms. Townsend also spent 13 years at the U.S. Department of Justice under the administrations of President George H. W. Bush, President Bill Clinton and President George W. Bush.
Ms. Townsend currently serves as a director with Chubb Limited, and Freeport-McMoRan Inc. She previously served on the boards of SciPlay Corporation (2019 to 2020), Scientific Games Corporation (2010 to 2020), and Western Union (2013 to 2020). Ms. Townsend serves on several non-profit boards including the Council on Foreign Relations, the Atlantic Council, the Center for Strategic and International Studies, the McCain Institute and the New York City Police Foundation. Ms. Townsend received a bachelor of arts degree in political science and a bachelor of science degree in psychology from American University. She also received a juris doctor degree from the University of San Diego School of Law. Ms. Townsend brings to our board a deep understanding of national security issues and broad experience providing strategic advice in law, business and government. Ms. Townsend is a proxy holder and was appointed to our board in accordance with the proxy agreement.
Executive Officers
The current executive officers (other than our chief executive officer, whose biography is included above in the directors information) are as follows:
John A. Baylouny
Mr. Baylouny has been our Executive Vice President and Chief Operating Officer since October 2018. In that role, Mr. Baylouny is responsible for overseeing the business operations and technical strategy of the Company. He is also currently the chairman of the AAC joint venture management committee. Prior to assuming the position of Chief Operating Officer, Mr. Baylouny served as our Chief Technology Officer from January 2017 to October 2018. Prior to that, Mr. Baylouny served as Vice President and General Manager of the Company’s Land Systems and Advanced ISR businesses from January 2014 to January 2017, among other leadership roles. Mr. Baylouny has more than 30 years of experience in the aerospace and defense industry with diverse experience in operational responsibility, general management, technology, product and system design and development, and program management.
Mr. Baylouny has a master’s degree in electrical engineering from Stevens Institute of Technology, and a bachelor of science degree in electrical engineering from Fairleigh Dickinson University.
Michael D. Dippold
Michael Dippold has been our Executive Vice President and Chief Financial Officer since January 2017. As the Chief Financial Officer, Mr. Dippold is responsible for overseeing our financial activities and operations, controllership, treasury functions, and economic and business-related strategies. In addition, he is currently treasurer of AAC. Throughout his fifteen years at DRS, Mr. Dippold has held a variety of roles of increasing responsibility. Prior to assuming the position of CFO, Mr. Dippold served as Senior Vice President, Corporate Controller from December 2015 to January 2017, and Vice President, Assistant Controller from December 2010 to December 2015. Prior to joining DRS in 2006, Mr. Dippold spent three years at KPMG where he worked primarily on defense industry client accounts, including DRS.
Mr. Dippold received a bachelor of science degree in accounting from Pennsylvania State University.
Mark A. Dorfman
Mr. Dorfman has been our Executive Vice President, General Counsel and Secretary since February 2011. Mr. Dorfman is responsible for providing advice and counsel to the Company’s board of directors and executive leadership of the Company on legal and business matters. As the Company’s chief legal officer, Mr. Dorfman oversees the Company's legal and regulatory affairs, including transactions, litigation, corporate governance, internal audit, contracts, insurance, intellectual property protection, and ethics and compliance programs (including environmental health and safety, international trade, and industrial and cyber security). Mr. Dorfman joined the Company in 2005 as corporate counsel and was promoted multiple times between 2006 and 2011 to his current executive leadership position. Prior to assuming the position of Executive Vice President, General Counsel and Secretary, Mr. Dorfman served as Senior Vice President, General Counsel and Secretary from December 2009 to February 2011; Vice President, Corporate Counsel from March 2006 to December 2009; and Corporate Counsel from September 2005 to March 2006.
Prior to joining DRS, from 1999 to 2005, Mr. Dorfman was a corporate attorney first at Chadbourne & Parke and then Lowenstein Sandler PC, where his practice included representation of corporate and other clients in connection with mergers and acquisitions, divestitures, public and private securities offerings, joint ventures and other complex transactions and providing advice and counsel on a variety of matters, including securities law and corporate governance.
Mr. Dorfman holds a bachelor of arts degree in political science from Emory University and a juris doctor degree from New York University School of Law.
Sally A. Wallace
Ms. Wallace has been our Executive Vice President, Operations since December 2016. As EVP Operations, Ms. Wallace is responsible for overseeing the policies and standards required for effective program execution. Ms. Wallace has more than 30 years’ experience, in roles of increasing responsibility, within the defense industry. Prior to assuming the position of Executive Vice President, Operations, Ms. Wallace was President of the C4ISR Group within DRS from April 2014 to December 2016, Vice President of Business Operations for DRS Maritime and Combat Support Systems Group from July 2008 to April 2014, as well as the Vice President and General Manager of DRS Power and Control Technologies from 2004 to July 2008.
Ms. Wallace has a master’s degree in business from the University of Chicago, a master’s degree in mechanical engineering from the University of Connecticut and a bachelor of science degree in engineering physics from Grove City College.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Corporate Governance
Board Composition and Director Independence
Our board is composed of seven directors. Our directors will be elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Pursuant to the proxy agreement, Leonardo S.p.A., US Holding, the DCSA and the proxy holders will have specified board designation and/or approval rights following this offering. The proxy agreement requires that our board include the five proxy holders appointed by US Holding after consultation with Leonardo S.p.A. and approval by the DCSA. The proxy agreement also requires that our board to include four additional directors consisting of our chief executive officer and three additional candidates, selected by the proxy holders in their sole discretion from candidates proposed by US Holding, after reasonable consultation with the nominating and corporate governance committee, subject to approval of the DCSA in certain circumstances. See “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A Following this Offering—Proxy Agreement.”
While the proxy agreement remains in effect, the number of members on our board will be determined in accordance with the proxy agreement and therefore a fully constituted board will consist of nine directors. During any period when the proxy agreement is not in effect, the number of members on our board may be fixed by majority vote of the members of our board. While the proxy agreement remains in effect, any vacancy in the board that results from the death, disability, resignation, disqualification or removal, or expiration of the term of (i) any proxy holder shall be filled by the new proxy holder appointed to take such proxy holder’s place in accordance with the proxy agreement and (ii) any director who is not a proxy holder shall be filled by candidates determined in accordance with the proxy agreement, by the majority vote of the proxy holders, subject to approval of the DCSA in certain circumstances. During any period when the proxy agreement is not in effect, any vacancy in the board shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.
Our board has determined that the proxy holders and Gen. Casey are “independent” as defined under the rules and the Exchange Act rules and regulations.
Controlled Company
Leonardo S.p.A., through US Holding, will own approximately % of our common stock following this offering (or approximately     % if the underwriters exercise in full their option to purchase additional shares from the selling stockholder). Accordingly, we expect to be a “controlled company” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance standards, including:
•the requirement that a majority of the board consist of independent directors;
•the requirement that we have a compensation committee that is composed entirely of independent directors;
•the requirement that our nominating and corporate governance committee be composed entirely of independent directors; and
•the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.
While we do not currently intend to use these exemptions, we may in the future decide to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance rules and requirements. The “controlled company” exception does not modify audit committee independence requirements of Rule 10A‑3 under the Exchange Act and NYSE rules.
Board Committees
Prior to the completion of this offering, our board will maintain an audit committee, a compensation committee, a nominating and corporate governance committee and a government security committee. Under NYSE rules, our audit committee will be required to be composed entirely of independent directors within one year from the date of this prospectus. As a controlled company, we are not required to have independent compensation or nominating and corporate governance committees. The composition of our government security committee is governed by the proxy agreement. The following is a brief description of our committees.
Audit Committee
The primary purposes of the audit committee will be to: (i) to assist the board in overseeing (a) the quality and integrity of our financial statements, (b) the qualifications, independence and performance of our independent auditor, (c) our accounting, financial and external reporting policies and practices, (d) the performance of our internal audit function and (e) our compliance with legal and regulatory requirements, including without limitation any requirements promulgated by the Public Company Accounting Oversight Board and the Financial Accounting Standards Board; and (ii) to prepare the report of the audit committee required to be included in our annual proxy statement. The charter of our audit committee will be available without charge on the investor relations portion of our website upon the listing of our common stock.

Upon the completion of this offering, the members of our Audit Committee will be     . Our board has designated     as “audit committee financial experts,” and each of     has been determined to be “financially literate” under NYSE rules. Our board has also determined     are “independent” as defined under     and Exchange Act rules and regulations.
Compensation Committee
The primary purpose of the compensation committee will be to: (i) be responsible for general oversight of compensation and compensation-related matters; (ii) prepare any report on executive compensation required by the rules and regulations of the SEC for inclusion in our annual proxy statement or Annual Report on Form 10‑K; and (iii) take such other actions relating to our compensation and benefits structure as the compensation committee deems necessary or appropriate. The charter of our compensation committee will be available without charge on the investor relations portion of our website upon the listing of our common stock.
Upon the completion of this offering, the members of our compensation committee will be                . Our board has also determined that     are “independent” as defined under NYSE  and Exchange Act rules and regulations. In light of our status as a “controlled company” within the meaning of the corporate governance standards of the NYSE following this offering, we are exempt from the requirement that our compensation committee be composed entirely of independent directors under listing standards applicable to membership on the compensation committee. We do not currently intend to use this exemption, but we may in the future decide to do so.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be responsible, among its other duties and responsibilities, for: (i) identifying individuals qualified and suitable to become board members and recommending to the board the director nominees for each annual meeting of stockholders; (ii) regularly review our corporate governance policies and practices, including compliance with existing laws and regulations, corporate governance developments, emerging trends and best practices and recommend any proposed changes to the board of directors; and (iii) otherwise taking a leadership role in shaping our corporate governance policies. While the proxy agreement is in effect, (x) the nominating and corporate governance committee will consist solely of proxy holders, each of whom will be appointed by US Holding after reasonable consultation with Leonardo S.p.A. and subject to DCSA approval, and (y) US Holding, in consultation with the nominating and corporate governance committee (and subject to approval of DCSA in certain circumstances), will have the right to identify non-proxy holder director candidates. The charter of our nominating and corporate governance committee will be available without charge on the investor relations portion of our website following this offering.
Upon the completion of this offering, the the members of our nominating and corporate governance committee will be     . Our board has also determined that     are “independent” as defined under NYSE and Exchange Act rules and regulations. In light of our status as a “controlled company” within the meaning of the corporate governance standards of the NYSE following this offering, we are exempt from the requirement that our nominating and corporate governance committee be composed entirely of independent directors. We do not currently intend to use this exemption, but we may in the future decide to do so.
Government Security Committee
The proxy agreement requires our board to establish a government security committee (the “GSC”), consisting of all proxy holders, our chief executive officer, our general counsel, our corporate facility security officer (“CFSO”) and our technology control officer (“TCO”), to the extent that such officers have adequate security clearances. The primary purpose of the GSC is to ensure that we maintain policies and procedures, including a technology control plan, to safeguard classified information in our possession and to ensure that we comply with the proxy agreement, the ITAR, the EAR, and the NISPOM.

Upon the completion of this offering, the members of the GSC will be     .
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.
Board Oversight of Risk Management
Our board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our board assuming a different and important role in overseeing the management of the risks we face.
Our audit committee is responsible for overseeing risks associated with financial matters including financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting. The compensation committee of our board has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. The nominating and corporate governance committee of our board of directors oversees risks associated with the independence of our board of directors, potential conflicts of interest and overall enterprise risk. The government security committee of our board oversees risks associated with our obligation to safeguard classified information in our possession and our compliance with the proxy agreement and applicable law and regulation including ITAR, EAR, and NISPOM.
Our senior management is responsible for implementing and reporting to our board regarding our risk management processes, including by assessing and managing the risks we face on a day-to-day basis. The role of our board in our risk oversight is consistent with our leadership structure, with our Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our board of directors and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.
Code of Ethics
Upon completion of this offering, our board will adopt a code of business conduct and ethics that will apply to all of our directors, officers and employees and is intended to comply with the relevant requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The code will contain general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at     as required by applicable law or NYSE requirements. The code of business conduct and ethics will be available without charge on the investor relations portion of our website following this offering.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
The Compensation Discussion and Analysis provides the details of our executive compensation program and the decisions made as they relate to the Company’s Named Executive Officers (“NEOs”). The discussion below relates to compensation programs in effect for 2020.
Compensation Program Overview
Executive Compensation Philosophy
Our executive compensation philosophy is to provide market-based competitive total compensation to support our strategic plan for growth and success, attract and retain executives and other key employees to drive a superior performance culture, and closely link pay to the performance of our executives. Our management team strives to deliver optimal results through focused operational excellence, management of costs and investments, optimization of human capital, leadership, and driving collaboration across our businesses to achieve our strategic goals. The executive compensation and benefit programs are guided by the following principles:
•Pay for Performance. Our program is intended to reward superior past performance and create incentives for future exemplary performance that will create long-term value. To achieve these objectives, our compensation program is designed to reward long-term strategic management and to create a performance-oriented environment.
•Competitive Pay. We target NEO total direct compensation, base salary, annual incentive compensation, and long-term incentive compensation at or around the median of our peers. Our program provides the opportunity for above-median pay for above-median performance and below-median pay for below-median performance.
•Strategic Goals and Metrics. Annual Incentive Compensation (IC) metrics and targets are driven by the Company’s strategic, financial, and operational business goals. Long-Term Incentives (LTI) provide NEOs with a significant personal stake in the long-term success of the business by tying earned amounts to three-year financial performance cycles, facilitating retention of key talent, and aligning incentives with our long-term strategic goals.
•Leadership Recruitment and Retention. Compensation is designed to be competitive within our industry and to retain top talent. Our compensation program is designed to recruit, motivate, retain, and reward NEOs for delivering operational and strategic performance over time.
The compensation committee of the Company’s board of directors (the “compensation committee”) intends to provide a balanced mix of short- and long-term compensation. When the compensation committee considers any component of the NEOs’ compensation, the aggregate value and mix of all components are taken into consideration. The compensation committee believes that each component of compensation is important and that it is the appropriate combination of these components that enable us to appropriately compensate and retain executives.
Compensation Components
To support our compensation philosophy, our NEO compensation program for 2020 provided a mix of fixed and variable compensation components that based the majority of each executive’s compensation on the success of the Company’s operating performance as measured by the financial metrics of bookings, revenue, adjusted earnings before interest, taxes and amortization (EBITA), and free cash flow from continuing operations, as well as the executive’s individual performance relative to the Company’s business goals of execution of our strategic operating plan, growth, and taking care of our people.

Compensation Components	Purpose	Description
Annual Base Salary	Provides competitive, fixed-rate cash compensation.	Base Salary is set at or around the median of our peers, with consideration given to level of responsibility, position held, job performance, years of experience in the position, and market value.
Annual Incentive Compensation	Designed to provide a cash incentive based on annual business performance aligned with our financial, strategic, and operational goals.
•2020 annual incentives were tied to financial metrics (75%) and individual performance objectives (25%).
◦Financial metrics were based on bookings (25%), revenue (25%), adjusted earnings before interest, taxes and amortization (25%), and free cash flow (25%).*
◦Individual performance objectives (25%) were aligned with 2020 strategic and operational objectives.

Long-Term Incentive Plan (“LTIP”) Compensation	Provides our NEOs with a significant personal stake in the long-term success of the business, aligns the incentive to support our long-term strategic goals, and facilitates the retention of key talent over the long-term.
•The LTIP provides participants with an annual award target distributed over a three-year performance cycle, with earned awards paid on an annual basis.
•The LTIP awards earned in 2020 were based on participants’ target awards granted in 2018, 2019, and 2020.
•The LTIP is comprised of two components: Company performance (70%) and retention (30%).
◦Company performance component of the annual target is distributed equally over the three-year cycle and is based on bookings (60% weighting) and economic value added (40% weighting).*
◦Retention component requires continued employment for three years.
•Entirely cash-based plan prior to the Company’s initial public offering.

Retirement Benefits
A 401(k) Plan provides all eligible employees, including executive officers, with the ability to set aside compensation on a pre-tax or Roth basis and receive competitive matching contributions.
Certain employees participate in a legacy frozen defined benefit pension plan from a prior acquisition.

•401(k) Plan provides a discretionary Company match contribution, which is immediately vested.
•Benefit accruals under the legacy frozen defined benefit pension plan for eligible employees were frozen at the end of 2011.

Limited Executive Perquisites	Eligible executives participate in the Executive Allowance Program. This allowance program was designed to provide limited benefits to assist with costs associated with personal, physical, and fiscal fitness.
•In 2020, participating executives received an annual fixed amount, paid on a bi-weekly basis.
•The allowance covered expenses associated with such needs as executive physical exams, life insurance, disability and/or liability insurance, tax preparation services, financial planning.

Double-Trigger Change in Control Benefits	The Change in Control Agreement is intended to retain qualified executives, maintain a stable work environment, and provide economic security in the event of certain terminations of employment as a result of a change in control.
•The Change in Control Agreements provide “double-trigger” severance if an executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control.

*Certain of the Company performance metrics are non-GAAP measures, as discussed in more detail under “Components of Compensation Program” below.
*

CEO			Other NEOs - Average
Base Salary	Annual Cash Incentive	Long-Term Incentive	Base Salary	Annual Cash Incentive	Long-Term Incentive
23%	26%	51%	33%	23%	44%
	Performance-Based			Performance-Based
	77% At Risk			67% At Risk

Executive Compensation Practices

WHAT WE DO	WHAT WE DON’T DO

✓ External compensation consultant to review and advise on executive compensation with annual reporting to the compensation committee	✗ Do not engage in executive compensation practices that encourage excessive risk

✓ Conduct annual proactive engagement with the compensation committee to discuss executive pay program	✗ No excessive perquisites

✓ Align pay and performance using annual and multi-year measures of financial, operational, and business objectives	✗ No excise tax gross-ups

✓ Short and long-term incentives based on clear, measurable goals tied to key financial and operational metrics that drive current and future business performance and value creation	✗ No excessive change in control provisions

✓ Place maximum caps on incentive payouts consistent with market competitive practice	✗ No deferred compensation offerings

✓ Include a clawback in all incentive compensation

✓ Double-trigger change in control agreements

✓ Thoughtfully selected peer group consisting of other aerospace and defense firms as well as other mid/large-cap companies in related industries with annual compensation committee review

THE COMPENSATION PROCESS
Role of the Compensation Committee
The board of directors has delegated its authority to the compensation committee for certain compensation related matters. The compensation committee approves and is actively engaged in the design and implementation of the Company’s executive compensation program, with the support of the compensation consultant and Company management. In performing its duties, the compensation committee:
•Oversees the administration of the Company’s executive compensation program.
•Reviews, determines and approves the compensation levels for all NEOs annually.
•Receives advice from Willis Towers Watson, the Company’s compensation consultant.
•Reviews peer group and benchmarking data and other survey input from the compensation consultant.
•Evaluates the competitiveness of each executive officer’s total compensation package.
•Oversees and approves the cost and design of the Company’s retirement plans.
•Reviews and approves the individual and Company annual and long-term goals and objectives for the NEOs, evaluates the Company’s strategic, financial, and operational performance against those goals and objectives, and determines and approves all annual and long-term compensation earned by the NEOs based on this evaluation.
•Reviews competitiveness and business fit of overall executive compensation plans, philosophies, and policies.
Role of the Compensation Consultant
The Company retains Willis Towers Watson as its compensation consultant to provide advice on executive compensation matters. The role of the compensation consultant includes:
•Provides information on competitive market data in general executive compensation as it impacts NEOs.
•In consultation with management, develops peer group proxy data and provides survey data from likely sources of competition for executive talent to assess competitive levels and target positioning.
•Reviews and advises the compensation committee on executive compensation philosophy and programs, pay and performance alignment, and program design.
•Identifies market trends and practices and advises the compensation committee on program design implications.
•Advises compensation committee on other topics as the compensation committee deems appropriate.
The Company retained Willis Towers Watson to provide perspectives about market practices for executive compensation, peer Company analysis and selection, the levels and structure of the compensation program and compensation governance. During 2020, Willis Towers Watson performed the following specific services:
•Attended compensation committee meeting held in January for review and discussion of the compensation processes and to present the market benchmarking analysis.
•Provided regulatory education to the compensation committee.
•Provided information and advice relating to executive compensation matters.
Willis Towers Watson also provided communication services and consulting and broker services to the Company in 2019. In 2019, the Company paid fees to Willis Towers Watson for its services as a compensation consultant of approximately $34,500, for its communication services of approximately $182,500 and for its consulting and broker services of approximately $390,000.
Role of Management
The Company’s chief executive officer evaluates the performance of other NEOs and makes recommendations to the compensation committee regarding base salary, annual compensation targets, and long-term cash incentive compensation targets for the NEOs other than himself. Other members of the Company’s management, including the chief financial officer; chief operating officer; general counsel; and senior vice president, human resources, make recommendations to the chief executive officer regarding annual and long-term incentive plan design and performance metrics, provide NEO analysis in collaboration with the compensation consultant and provide information and recommendations regarding board of director pay with guidance from the compensation consultant.

Use of Competitive Compensation Data
We demonstrate our commitment to aligning compensation with Company performance by strongly linking compensation to the strategic, financial and operational performance of the Company. The Company targets NEO total direct compensation at or around the median percentile of the peer group by component, with consideration given to level of responsibility, position held, job performance, years of experience in the position, internal pay equity, and market value. Realized compensation from other factors of wealth accumulation are not considered in setting current compensation levels. Our program provides for above-median pay for above-median performance and below-median pay for below-median performance. To the extent total compensation exceeds targeted levels, it is directly attributable to performance that increases Company value and exceeds measurable, clearly defined performance goals. Conversely, total compensation can be substantially less than target for performance that falls significantly short of pre-established targets.
The compensation committee analyzed competitive market data utilizing peer group and industry survey data when evaluating NEO compensation levels. The peer group is representative of competitors within similar markets and industries and with comparable annual revenue. Peer group performance is a key relative measure for the Company’s annual incentive plan and performance-based LTIP metrics. The compensation committee, with guidance from Willis Towers Watson and management, used a 2019 peer group consisting of the following 16 companies:

Peer Group Companies	Revenue (in millions)	Employee Population	Market Capitalization (in millions)
AAR Corp.	$2,051.8	5,650	$1,537.3
Aerojet Rocketdyne Holdings, Inc.	$1,895.9	5,004	$3,409.7
CACI International Inc.	$4,986.3	22,100	$5,885.1
Crane Co.	$3,345.5	12,000	$4,968.7
Cubic Corporation	$1,496.5	6,200	$2,302.1
Curtiss-Wright Corporation	$2,411.8	9,000	$5,962.8
FLIR Systems, Inc.	$1,775.7	3,649	$7,145.0
ManTech International Corporation	$1,958.6	7,800	$3,225.8
Moog Inc.	$2,904.7	12,809	$3,031.3
QinetiQ Group plc	$911.1	6,061	$1,912.3
SAIC, Inc.	$4,659.0	23,000	$4,863.1
Teledyne Technologies Inc.	$2,901.8	10,850	$12,635.5
Triumph Group, Inc.	$3,364.9	10,776	$1,421.9
Unisys Corporation	$2,825.0	21,700	$675.7
Viasat, Inc.	$2,068.3	5,600	$4,540.1
Woodward, Inc.	$2,900.2	9,023	$6,888.4
Leonardo DRS	$2,714.0	6,700	n/a
Note: Data from Standard & Poor’s Capital IQ database and reflects the 2018 fiscal year.
1Engility Holdings, Inc. was acquired by SAIC, Inc. in 2019.
For purposes of evaluating market pay for 2020, an alternative peer group for benchmarking purposes was used as a source of supplemental information for the chief executive officer position only, utilizing the Division President level of larger aerospace and defense companies. This additional peer group consisted of BAE Systems Plc, The Boeing Company, General Dynamics Corporation, Honeywell International, Inc., Huntington Ingalls Industries, Inc., L3Harris Technologies, Inc., Leidos Holdings, Inc., Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company, and United Technologies Corporation.

COMPONENTS OF COMPENSATION PROGRAM
Annual Base Salary
The goal of our base salary is to provide a competitive, fixed rate of cash compensation. Accordingly, we pay each NEO a base salary that is set at or around the median of our peers, and take into consideration the position held, the executive’s career experience, the scope of the position’s responsibilities and the executive’s own performance. Base salaries are reviewed annually, and increases, when they occur, are driven primarily by changes in the market. For 2020, we adjusted the salaries for all of our NEOs. We believe that organizations perform well over the long term when they make an effort to pay salaries at or near the market median and create opportunities for executives to earn above-median compensation through annual and long-term incentives that are awarded based on performance relative to challenging and clear performance goals. The base salary earned by each NEO was:

Name	Base Salary
William J. Lynn	$1,134,558
John Baylouny	$475,000
Mike Dippold	$425,000
Mark Dorfman	$418,000
Sally Wallace	$428,000

Annual Incentive Compensation
The NEOs were eligible to earn an annual cash incentive award under our Incentive Compensation Plan (the “ICP”) for performance in 2020. The ICP is designed to make a significant portion of each NEO’s total cash compensation contingent upon the successful achievement of certain annual company financial and individual strategic and operational goals. For that reason, 75% of the NEOs’ annual incentive target is tied to financial performance, while the remaining 25% is tied to significant individual strategic and operational goals. The incentive received is based on both Company and individual performance against specific, measurable goals established at the beginning of the year and approved by the compensation committee. For individual performance, the chief executive officer assesses the other NEOs’ individual contributions, and the compensation committee assesses and approves the chief executive officer’s contributions and approves the chief executive officer’s assessment of each NEO’s contributions.
Targets for Annual Incentive
Each NEO’s target annual incentive, as a percentage of base salary, was determined during our annual compensation benchmarking process and is generally designed to provide total cash compensation at or around the market median and balances other considerations such as Company performance, complexity of the role, length of service, future expected contributions, and impact to the Company’s annual growth and profitability. Consistent with peer and market practice, the maximum incentive award that can be earned under the ICP is two times the target amount. For performance that falls significantly short of the pre-established target, there may be no payout.

Name	Base Salary	Target Incentive (% of Base)	Target Incentive	Maximum Incentive (% of Base)	Maximum Incentive $
William J. Lynn	$1,134,558	110%	$1,248,014	200%	$2,496,028
John Baylouny	$475,000	75%	$356,250	150%	$712,500
Mike Dippold	$425,000	70%	$297,500	140%	$595,000
Mark Dorfman	$418,000	65%	$271,700	130%	$543,400
Sally Wallace	$428,000	65%	$278,200	130%	$556,400

Performance Metrics for Annual Incentive
For 2020, the annual incentive for each NEO was determined based on two categories of performance metrics: four equally weighted financial metrics totaling 75% of the award opportunity; and individual strategic and operational goals, both strategic and operational, weighted at 25% of the award opportunity. At the beginning of 2020, the Company performance objectives were approved by the compensation committee to align our annual operating plan, reflect the Company’s strategic plan, and to ensure challenging goal-setting. Individual strategic and operational goals were developed independently between the respective NEO and chief executive officer. The individual strategic and operational goals for the chief executive officer’s annual incentive were developed by the chief executive officer and presented to the compensation committee for consideration and approval. All goals are tied to strategic business needs for the coming year and are pushed down through the organization to align all incentive pay participants with Company goals and objectives. The compensation committee determines the final payout by considering the NEOs’ achievements and contributions during the year as well as Company performance, market conditions and difficulty of achieving the goals.
2020 Financial and Individual Performance Targets and Achievement for Annual Incentive
Financial Performance Metric. Each financial performance metric is weighted equally at 25%, with the performance thresholds and payout ranges shown in the table below and no payout earned for performance below the minimum threshold:
The 2020 Company financial performance objectives are set forth in the table below:

Performance Metric(1)	Weighting	Minimum (in millions)	2020 Target (in millions)	Maximum ( in millions)
Bookings(2)	25%	$2,340.00	$2,600.0	$3,250.00
Revenue(3)	25%	$2,520.00	$2,800.0	$3,500.00
Adjusted EBITA(4)	25%	$220.90	$245.4	$306.80
Free Cash Flow(5)	25%	$108.00	$120.0	$150.00
________________
(1)Targets calculated in accordance with International Financial Reporting Standards (IFRS). The Company used IFRS as its principal method of accounting.
(2)“Bookings” is calculated as the total value of contract awards received from the U.S. government for which it has appropriated funds and legally obligated such funds to the Company through a contract or purchase order, plus the value of contract awards and orders received from customers other than the U.S. government.

(3)For purposes of the ICP, Revenue is calculated as the revenue results achieved during 2020 as reported in the Company’s audited financials.
(4)Adjusted EBITA is calculated as our net earnings before income taxes, amortization of acquired intangible assets, depreciation, restructuring costs, interest, transaction costs related to this offering, acquisition and divestiture related expenses, foreign exchange, non-service pension expenditures and other one-time non-operational events.
(5)“Free Cash Flow” is calculated as cash flows provided by operating activities and the cash flows provided by (used in) investing activities pertaining to capital expenditures and proceeds generated from the sale of assets.
The ICP financial performance objectives were subject to adjustment by the compensation committee, as recommended by the chief executive officer, for any of the following events: asset write-downs; significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items; acquisitions or divestitures; foreign exchange gains and losses; a change in the Company’s fiscal year; and any other nonrecurring events. The chief executive officer with the approval of the compensation committee, had the discretion to determine that no award would be earned by a participant if the Company’s Adjusted EBITA for the year did not exceed 50% of the Adjusted EBITA target established for the 2020 ICP.
Individual Performance Objectives (25% of Incentive Opportunity). The individual strategic and operational goals are specific, measurable goals, can be quantitative or more subjective, and are evaluated based on their relative importance to the strategic and operational performance, solid execution, and success of the Company. The chief executive officer provides a goal rating from 0% to 200% for each of the other NEO’s individual strategic and operational goals, and the goal ratings are averaged to determine each NEO’s overall goal rating. The compensation committee is presented with each NEO’s achievement of his or her individual strategic and operational goals, and the overall goal rating for review and approval. For the chief executive officer, the compensation committee reviews the individual strategic and operational goal performance, and approves an overall goal rating.
Earned Awards. In January 2021, the level at which each of the NEOs earned the award opportunity under the ICP was recommended by the chief executive officer (for NEOs other than the chief executive officer) and approved by the compensation committee, and determined by the compensation committee for the chief executive officer. The 2020 ICP awards will be paid in March 2021.
The chief executive officer, with compensation committee consent, has the ability to apply an additional factor to the ICP earned award for the other NEOs, referred to as a discretionary factor, which is an increase or decrease to an ICP earned award. The discretionary factor adjusts the ICP earned award under the ICP performance objectives (Company and individual) for an NEO when there is outstanding performance, or when an NEO has fallen short of expectations in the plan year. The compensation committee has the sole authority to apply a discretionary factor to the chief executive officer’s ICP earned award.
The Compensation Committee approved the final ICP earned award for each of the NEOs, based on Company and individual performance, and any discretionary factor. In no event may the ICP final earned award exceed 200% of the NEO’s target award opportunity.
2020 Incentive Performance Achievement
Company Performance (75% of Incentive Opportunity). The compensation committee determined that the achieved ICP company performance objectives for 2020 were as follows, reflecting above-target achievement of bookings, slightly below target level achievement of revenue, and below minimum level achievement of the Adjusted EBITA and free cash flow metric:

Performance Objective	2020 Plan (in millions)	Actual 2020 Performance (in millions)[1]	% Performance Achieved	ICP Performance Factor[2]	Weighting	Weighted Performance Factor[3]
Bookings	$2,600	$3,055	117%	168%	25%	42%
Revenue	$2,800	$2,757	98%	88%	25%	22%
Adjusted EBITA(1)	$245	$203	83%	—%	25%	0%
Free Cash Flow	$120	$97	81%	—%	25%	0%
Total Financial Performance Achievement					100%	0.64
________________
(1)Actual performance was calculated in accordance with IFRS. The company used IFRS as its principal method of accounting.
(2)After the Percentage of Performance Achieved is calculated for each metric, an interpolation table is used to determine the ICP Performance Factor.
(3) The Weighted Performance Factor is calculated for each metric based on applying the Weighting to the ICP Performance Factor. The Financial Performance Achievement is the total of the Weighted Performance Factors, and is used along with the Individual Performance Achievement to determine the Calculated Award.

Individual Performance (25% of Incentive Opportunity). The individual strategic and operational goals for each NEO were designed to reflect the significant individual performance expectations for the NEO and reward notable achievements that exceeded expectations. Each NEO is expected to contribute to the financial performance of the Company beyond that specifically recognized in the financial performance metrics listed in the table above. The NEO’s results of their individual strategic and operational goals were taken into consideration by the compensation committee to determine the individual performance achievement. for each NEO and are reflected in the level at which the individual performance metric was achieved.

Name	Individual Performance Achievement (1)	Individual Performance Summary
William J. Lynn	200%
•Prepared for an Initial Public Offering (IPO) for Leonardo DRS by leading our team through intensive organizational, financial, and legal processes.
•Achieved bookings of over $3 billion, which was $550 million or about 21 percent above plan. Our book-to-bill ratio was over 1.1 to 1.
•Implemented mitigation plans for Covid-19 that minimized risk to our employees, continued the delivery of critical product to customers, and reduced the financial impact to our business.
•Managed succession planning through several senior leadership transitions and provided key guidance and oversight to new leaders.
•Expanded our diversity and inclusion program by instituting action teams at each of our locations, and continued to progress our hiring and promotion of women and minorities.

John Baylouny	200%
•Improved key customer relationships, leading to new awards, by retiring legacy issues and improving program performance and execution.
•Together with Human Resources and Legal, developed and implemented the company’s COVID plans to maintain business continuity while prioritizing employee’s safety.
•Improved our risk and opportunity management and bid processes to reduce the risk on new and existing programs.
•Led the company’s operational excellence program to increase quality and uniformity across the business in execution with the goal of increased margins.
•Provided significant direction to ensure succession-planning efforts were timely executed without management disruption.
•Led the operational leadership team for the company, and provided guidance and removed barriers to enable the team to succeed.

Mike Dippold	200%
•Drove and implemented financial business operations strategies and managed financial resources to ensure the achievement of the company’s business plans
• Led the financial direction of cost reduction and cash maximization efforts across the company to achieve margin and net profit improvement.
•Converted our restatement of financial statements under GAAP standards, modified the financial reporting structure, updated financial processes, and worked closely with the chief executive officer in preparation to become a public company.
•Provided the leadership, oversight, and succession planning guidance to the finance function.

Mark Dorfman	200%
•Prepared for an Initial Public Offering (IPO) for Leonardo DRS by leading our team through intensive organizational, financial, and legal processes.
•Supported the chief executive officer’s strategic and business priorities by providing stellar advice, counsel and leadership.
•Led the DRS legal team to achieve outstanding results in critical business engagements and negotiations.
•Favorably resolved company litigation and other significant legal matters.
•Reduced overall enterprise risk through active engagement with company leaders and innovative problem-solving.
•Provided exceptional oversight of our internal audit, international trade compliance, and industrial and cyber security functions, including an industrial security team that was awarded five Cogswell Awards.
•Fostered and cultivated a strong culture of ethics, compliance and integrity across the enterprise.

Sally Wallace	180%
•Led the efforts to standardize planning, risk and opportunity management and EAC development.
•Led the program analysis for the company to allow better insight into the company’s key business drivers, and analyzed and developed roadmap to mitigate impact and achieve the financial operating plan.
•Instrumental in bringing our management processes to the next level by working with IT, Enterprise Resource Planning and Program teams to better align with the strategic initiatives of the company.
•Supported the transition of a new business leader to include strategy, customer relationships, and negotiations of new contracts.
•Provided leadership guidance as the executive sponsor for the company’s Diversity Advisory Group.

(1)Individual Performance Achievement can range from 0% to 200%. As referenced in the Individual Performance Objectives section, this component is weighted at 25%, and when multiplied by the Individual Performance Achievement determines an Individual’s Performance Achievement Factor.

Annual Incentive Plan (ICP) Earned Award Payment
The table below summarizes the NEOs’ targets and the compensation committee’s determination of ICP earned awards based on financial and individual performance achievement.

Name	Target Incentive (% of Base)	Target Incentive	Financial Achievement (1)	Individual Achievement (2)	Calculated Award(3)	Discretionary Factor Award(4)	Earned Award(5)	Overall Achievement (6)
William J. Lynn	110%	$1,248,014	$599,047	$624,007	$1,223,054	1.2	$1,467,700	117%
John Baylouny	75%	$356,250	$171,000	$178,125	$349,125	1.2	$419,000	117%
Mike Dippold	70%	$297,500	$142,800	$148,750	$291,550	1.2	$349,900	117%
Mark Dorfman	65%	$271,700	$130,416	$135,850	$266,266	1.2	$319,600	117%
Sally Wallace	65%	$278,200	$133,536	$125,190	$258,726	1.2	$310,500	111%
(1)     Financial Achievement is based on Company Performance Factor of .64, and weighted at 75%.
(2)     Individual Achievement is based on the Individual Performance Achievement Percentage and weighted at 75%.
(3)     Calculated Award is the Sum of the Financial and Individual Achievement.
(4)     A Discretionary Factor Award may be applied at the discretion of the Committee, and is a multiplier on the Calculated Award.
(5)     The Earned Award is the Calculated Award with the Discretionary Factor applied. The Earned Award Amounts are rounded to the nearest $100.
(6)     The Overall Achievement represents the percentage achievement of the Target Incentive.

Long-Term Incentive
We historically have awarded cash-based long-term incentive opportunities to the NEOs under our 2014 Long-Term Incentive Plan (“LTIP”), rather than equity-based opportunities, because we were privately held. The purpose of the LTIP is to motivate participants by making a portion of their compensation contingent on the achievement of certain multi-year Company performance goals and a retention component to enable the Company to attract and retain key talent, and promote effective use of the Company’s resources to achieve expected and superior performance. The LTIP comprises more than 40% of each NEO’s target total direct compensation. This provides our executives with a significant personal stake in the long-term success of Leonardo DRS. As delegated by the board of directors, the LTIP is administered by the compensation committee. Each NEO’s annual target and earned award recommendation are approved by the compensation committee.
Targets for Long-Term Incentive
The aggregate target opportunity for each NEO under the LTIP was established using competitive benchmarking at or around the market median and balances other considerations such as Company performance, complexity of the role, length of service, future expected contributions, and impact to long-term growth and profitability. We believe the LTIP allows for the consideration of other factors in addition to the quantitative metrics that drive annual incentive payments. Earned awards provided under the LTIP may range from 0% to 200% of the target award opportunity. The annual LTIP target awards for the NEOs are shown in the table below.

Name	LTIP Target
William J. Lynn	$2,500,000
John Baylouny	$750,000
Mike Dippold	$600,000
Mark Dorfman	$470,000
Sally Wallace	$470,000

Vesting Terms for Long-Term Incentive
The 2020 LTIP target awards were comprised of two components, a Company financial performance component designed to tie compensation opportunities to achievement of certain company performance goals over a three year performance cycle; and a retention component to encourage the retention of key employees. The two components combined provided a total compensation opportunity competitive with the businesses with which the Company competes.
Company Performance. The Company performance component comprised 70% of each NEO’s 2020 target LTIP award, vesting in three equal annual installments over the period from 2020 through 2022. In order to be eligible for payment of any portion of the Company performance component of the LTIP award, the NEO must be actively employed by the Company and in good standing on the date of payment.
The Company performance metrics for the 2020 LTIP, comprising metrics for each of 2020, 2021 and 2022, were approved in March of 2020 by the compensation committee. Performance is measured based on bookings weighted at 60%, and economic value added (EVA) weighted at 40%, with the performance thresholds and payout ranges shown in the table below and no payout earned for performance below the minimum threshold:
“Bookings” has the same meaning as used for purposes of the ICP. See “Annual Incentive Compensation” above.
“Economic Value Added” or “EVA” is calculated as net operating profit after taxes (NOPAT) minus the Company’s average invested capital multiplied by the Company’s weighted average cost of capital. NOPAT is calculated as EBITA minus tax expenses.
Retention. The retention component comprised 30% of each NEO’s target LTIP award and will be payable after the end of the three-year performance cycle. In order to be eligible for the retention component of the LTIP award, the NEO must be actively employed by the Company and in good standing on the date of payment.
Approval of Performance Achievement for the Long-Term Incentive
Earned award recommendations for each of the NEOs are approved by the compensation committee. The compensation committee has the authority to adjust the LTIP performance objectives for any of the following events: asset write-downs; significant litigation or claim judgments or settlements; the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; any reorganization and restructuring programs; extraordinary nonrecurring items;

acquisitions or divestitures; foreign exchange gains and losses; a change in the Company’s fiscal year; and any other nonrecurring events. The LTIP permits the compensation committee to exercise negative discretion to reduce or eliminate an award that would have been earned under the performance objectives as the compensation committee determines appropriate.
2020 Long-Term Incentive Performance Component Achievement (2018, 2019, 2020 Performance Awards)
Consistent with the long-term incentives awarded for 2020, each of the NEOs was granted long-term incentive awards in 2019 and 2018 under the LTIP. The Company performance targets were established for bookings and EVA for each performance cycle (2018, 2019 and 2020) in February of each Performance Year. A portion of the performance component for the NEOs’ 2020, 2019, and 2018 awards vested based on the level at which 2020 performance metrics were achieved.

LTIP Award	Metric	Weighting	Revised Target (in millions)[1]	Actual ( in millions)	Achievement %	Financial Award Factor %
2020	Bookings	60%	$2,600	$3,055	142.5%	29%
	EVA	40%	$(7)	$(38)	0%	0%

2019	Bookings	60%	$2,405	$3,055	150.0%	30%
	EVA	40%	$(9)	$(38)	0%	0%

2018	Bookings	60%	$2,242	$3,055	150.0%	30%
	EVA	40%	$12	$38	0%	0%

2019 (3-Year Performance Cycle) Total Performance Award Factor						89%
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Important Note:
(1)All plan years adjusted to reflect the changes from the debt redemption that occurred in December 2020.
2020 Long-Term Incentive Achievement for the Retention Component
The retention component, 30% of the LTIP annual target, under the LTIP is payable after three-years subject to the NEO’s continued employment with the Company as of the LTIP award payment date.
The table below reflects the achievement of the two LTIP components for the 2019 LTIP Earned Award.

LTIP Components	% Achieved	Target Weight	Achievement Factor
Company Performance(1)	70%	89%	62%
Retention(2)	30%	100%	30%
Total			92%
________________
(1)Company Performance component represents the 2020 performance year for each of the 2018, 2019 and 2020 awards.
(2)Retention component represents the portion of the 2018 LTIP award that vested in 2020.

As a result of the achievement for the components shown above, each NEO earned the following 2020 LTIP Total Payment, which were approved in February 2021 (vested portion of 2018, 2019 and 2020 Company performance component, and the 2018 retention component), and will be paid in March 2021:

Executive	LTIP Award
	LTIP Target	% Target Earned	Total Payment[1]
William J. Lynn	$2,500,000	92%	$2,300,000
John Baylouny	$750,000	92%	$690,000
Mike Dippold	$600,000	92%	$552,000
Mark Dorfman	$470,000	92%	$432,400
Sally Wallace	$470,000	92%	$432,400
________________
(1)2020 LTIP payment reflect the LTIP amounts for 2018 Cycle Year & Retention Award (30%), 2019 Cycle Year, and the 2020 Cycle Year (collectively, 70%).
Benefits and Perquisites
The benefits provided by the Company are an important tool used to attract and retain executive talent. These benefits are designed to be competitive, cost-effective, and support the overall needs of our employees. The NEOs are eligible to participate in health and welfare benefits, retirement benefits, and executive perquisites.
Company-Sponsored Retirement Plans
Leonardo DRS 401(k) Plan. We sponsor a 401(k) Plan, a tax-qualified defined contribution plan, for our eligible employees, including the NEOs. Each NEO is eligible to make before-tax contributions to the 401(k) Plan, and after-tax contributions through a Roth 401(k) (or any combination of the foregoing), up to plan and tax law limits. The 401(k) Plan also provides participants with the opportunity to earn a Company match contribution. During 2020, the 401(k) Plan provided for a Company-matching contribution of 100% on contributions up to the first 5% of eligible pay for NEOs.
Defined-Benefit Retirement Plan. Certain employees participate in the Pension Plan for Employees of DRS Naval Power Systems, Inc., a Company-sponsored, tax-qualified, noncontributory defined-benefit plan (the “Pension Plan”). The Pension Plan was amended in October 2011 to freeze benefits for participants as of December 31, 2011. Benefits under the Pension Plan are accrued benefits calculated using the final average pay formula, with an early retirement option at age 55, and normal retirement at age 65. Final average monthly pay takes into account base salary and certain variable pay programs, but excludes non-recurring bonuses and executive incentive plans and any amount paid after December 31, 2011. Additional payment options may be available including a lump sum, period certain, and social security adjustment options if the participant retires early. Early retirement benefits, after age 55, are subject to a reduction schedule based on the participant’s age at commencement and credited service. This projected benefit is not subject to cost-of-living adjustments.
Health and Welfare Benefits
Our chief executive officer is the beneficiary of an individual term life insurance policy. We pay the required premiums for the policy on an annual basis. The policy was effective October 17, 2019, and is for a ten-year period. All NEOs, including our chief executive officer, are provided Company-funded group term life coverage of two times their annual base salary up to a maximum amount of $500,000 with reductions starting at age 65. The life benefit under the term life coverage will reduce by 35% at the age of 65 and will reduce by 50% at the age of 70.
All of our current NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. The senior leadership of the Company, including the NEOs, receive an enhanced short-term disability benefit of 70% of coverage with a weekly maximum of $3,500.00, and an enhanced long-term disability benefit of 66 2/3% of coverage with a monthly maximum of $15,000.00.
Pursuant to our vacation policy, on an annual basis we pay eligible employees, including each of the NEOs, for any accrued and unused vacation benefits in excess of 240 hours, up to a maximum of 40 hours of base pay.
Executive Perquisites
We provide our NEOs with an annual fixed perquisite allowance under the Executive Allowance Program that the compensation committee believes is reasonable yet competitive to attract and retain key talent. The Company provides perquisites to the NEOs for purposes of recruitment, retention and security and to ensure the personal, physical, and fiscal fitness of our executives to facilitate the transaction of business. The Company consulted with Willis Towers Watson regarding the market practice of our peers when considering the perquisite allowance.
The perquisite allowance provided to our NEOs was designed to be used at their discretion for such items as financial planning and tax preparation services, physical examinations, home security systems, personal liability and supplemental accidental death and dismemberment insurance, and the personal use of automobiles owned or leased by the NEO. The executive allowance is paid to NEOs on a bi-weekly basis.
Severance and Change in Control Benefits
Incentive Awards
Termination under the ICP. Annual incentive awards earned under the ICP generally were only payable subject to the NEO’s continued employment through the date on which awards are paid; however the compensation committee has the discretion to pay a prorated earned award in the event of a NEO’s involuntary separation of employment for reasons other than cause after September 1 of a plan year, or due to death or disability.
Termination under the LTIP. Long-term incentive awards earned under the LTIP are payable subject to the NEO’s continued employment through the date on which awards are paid. In the event of a NEO’s involuntary separation of employment for reasons other than cause after December 31 of a plan year, the compensation committee may, in its sole discretion, authorize an award payment subject to achievement of any performance conditions for the plan year or portion of the performance cycle of which the plan year is a part. If the NEO’s employment was terminated due to death or disability, then the compensation committee, in its sole discretion, may authorize a prorated award payment subject to achievement of any performance conditions.
Clawback Provision. The ICP and LTIP include executive compensation recoupment, or “clawback,” provisions. The clawback would apply in the event that the Company subsequently discovers facts that, if known earlier, would have constituted grounds for termination of employment for “cause” (as defined in the ICP or LTIP as applicable) prior to the payment of the earned award. Additionally, in the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that an earned award would have been lower if calculated based on the restated results, the compensation committee will review each earned award during the period in question. If the compensation committee determines that the restatement is the result of the negligence, misconduct, deception, non-disclosure, policy violation or fraud by a NEO, the compensation committee in its discretion may require repayment of all or a portion of the award.

Change in Control Benefits
The Company has entered into a change in control agreement with each of the NEOs pursuant to the Leonardo DRS, Inc. Amended and Restated Executive Change in Control Plan (the “Change in Control Plan”) as in effect as of September 2016. The Company believes these agreements are an important tool for recruiting talent, maintaining a stable work environment, and retaining highly qualified executives. In 2016, the Change in Control Plan was entered into to protect the interests of the Company by including a “double-trigger” mechanism that results in a severance payout only when (a) change of control (as defined in the Change in Control Plan) is consummated, and (b) the executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following the change in control. The compensation committee periodically evaluates and reviews payment and benefit levels under the Change in Control Plan and related agreements against the practices of our peer group companies. Upon the consummation of the offering, this plan will be terminated and replaced with the Executive Severance Plan described below in “Compensation Discussion and Analysis—Post-Offering Executive Compensation”.
Other Considerations
Compensation and Risk Management
With the support of management and the compensation consultant, the compensation committee evaluates the Company’s overall risk profile relative to the incentive components of compensation. The use of long-term incentive awards as a significant portion of total direct compensation is structured to ensure management is focused on the long term and not incentivized to take excessive risk.
Tax Considerations
Code Section 162(m) limits tax deductions relating to executive compensation of certain executives of publicly held companies. For taxable years ended prior to this offering, the Company was not deemed to be publicly held for purposes of Code Section 162(m). Accordingly, these limitations were not applicable to the executive compensation program described above and were not taken into consideration in making compensation decisions. For future years, we expect to review and consider the deductibility of executive compensation under Internal Revenue Code Section 162(m), taking into account the changes to Code Section 162(m) effective for taxable years after 2017. However, in light of these changes, it is expected that we may pay compensation that is not deductible for federal income tax purposes when the board of directors (or a committee of the board of directors) believes that such payments are appropriate to attract, retain and incentivize executive talent.
SUMMARY COMPENSATION TABLE
The following table presents the compensation of our Named Executive Officers for services performed for the year ended December 31, 2020.

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Non-Equity Incentive Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
William Lynn, CEO	2020	$1,137,185	$3,767,700	n/a	$77,174	$4,982,059
John Baylouny, COO	2020	$470,346	$1,109,000	n/a	$43,876	$1,623,222
Michael Dippold, CFO	2020	$420,885	$901,900	n/a	$43,876	$1,366,661
Mark Dorfman, EVP, Gen Counsel	2020	$418,717	$752,000	n/a	$43,876	$1,214,593
Sally Wallace, EVP, Bus Ops	2020	$428,914	$742,900	$28,991	$43,876	$1,244,681
________________
(1)The amounts in this column reflect the annual incentive cash awards earned under the Company’s Incentive Compensation Plan and long-term cash awards earned under the Company’s Long-Term Incentive Plan. See “Compensation Discussion and Analysis—Components of Compensation Program—Annual Incentive Compensation” and “—Long-Term Incentives” for a description of these programs and the amounts earned by each NEO under each program for 2020.
(2)This column represents the increase during 2020 in the present value of the NEO’s accumulated benefit under the Pension Plan for Employees of DRS Naval Power Systems, Inc. For more information regarding the NEO’s pension benefits, please see the Pension Benefits table below.
(3)The amounts shown in the “All Other Compensation” column for 2020 include the amounts detailed in the table below as well as certain gym benefits with a value for each NEO that does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the NEO. See “Compensation Discussion and Analysis—Components of Compensation Program—Benefits and Perquisites” for a description of the benefits discussed in the table below.

2020 ALL OTHER COMPENSATION TABLE

Name	Fiscal Year	401k Plan Contributions (a)	Life Insurance (b)	Executive Allowance Program (c)	Other Benefits (d)
Lynn, William CEO	2020	$13,992	$23,680	$39,501	n/a
Baylouny, John COO	2020	$14,250	n/a	$29,626	n/a
Dippold, Michael CFO	2020	$14,250	n/a	$29,626	n/a
Dorfman, Mark, EVP, General Counsel	2020	$14,250	n/a	$29,626	n/a
Wallace, Sally EVP, Bus Ops	2020	$14,250	n/a	$29,626	n/a
________________
(a)This column reflects Company contributions under the Company’s 401(k) Plan.
(b)This column reflects insurance premiums with respect to an individual term life insurance policy.
(c)This column reflects the annual fixed perquisite allowance under the Company’s Executive Allowance Program.
(d)This column reflects the payout of accrued and unused vacation benefits in accordance with the Company’s vacation policy.
2020 GRANTS OF PLAN-BASED AWARDS
The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes non-equity awards granted during 2020. No equity awards in respect of Company stock were granted in 2020.
2020 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
William J. Lynn	January 1, 2020(1)	$499,206	$1,248,014	$2,496,028
William J. Lynn	January 1, 2020(2)	$2,875,000	$5,750,000	$9,775,000
John Baylouny	January 1, 2020(1)	$142,500	$356,250	$712,500
John Baylouny	January 1, 2020(2)	$862,500	$1,725,000	$2,932,500
Mike Dippold	January 1, 2020(1)	$119,000	$297,500	$595,000
Mike Dippold	January 1, 2020(2)	$690,000	$1,380,000	$2,346,000
Mark Dorfman	January 1, 2020(1)	$108,680	$271,700	$543,400
Mark Dorfman	January 1, 2020(2)	$540,500	$1,081,000	$1,837,700
Sally Wallace	January 1, 2020(1)	$111,280	$278,200	$556,400
Sally Wallace	January 1, 2020(2)	$540,500	$1,081,000	$1,837,700
________________
(1)These amounts represent cash awards that are possible under the Company’s Incentive Compensation Plan. The value earned can be found in the Summary Compensation Table in the Non-Equity Incentive Compensation column. Refer to “Compensation Discussion and Analysis—Components of Compensation Program—Annual Incentive Compensation” for a description of these programs and the amounts earned by each NEO under each program for 2020.
(2)These amounts represent cash awards that are possible under the Company’s Long Term Incentive Plan (“LTIP”). 2020 LTIP Awards are for the Performance Cycle consisting of partial vested 2018, 2019 and 2020 award grants. See “Compensation Discussion and Analysis—Components of Compensation Program—Long-Term Incentives” for a description of these programs and the amounts earned by each NEO under each program for 2020. Contingent upon vesting, the 2019 and 2020 remaining performance year award payments under the LTIP will be paid at target.

PENSION BENEFITS AS OF DECEMBER 31, 2020
The following table lists the pension program participation and actuarial present value of the NEO with a defined benefit pension at December 31, 2020. No other NEOs have a defined benefit pension.
PENSION BENEFITS

Name	Plan Name(1)	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(2)	Payments during the last fiscal year ($)
Sally Wallace	Naval Power Systems Pension Plan	15.9	$ 662,058	$—
________________
(1)Benefits under the Pension Plan for Employees of DRS Naval Power Systems, Inc. were frozen effective as of December 31, 2011.
(2)The Present Value of Accumulated Benefit (PVAB) for Sally Wallace as of December 31, 2020 is $662,058, which is based on a discount rate of 2.23% and the PRI-2012 mortality table projected using MP-2020 with white collar adjustment. The PVAB for her as of December 31, 2019 is $633,067, which is based on a discount rate of 2.75% and the RP-2014 Adjusted Employees Healthy Annuitant Table projected using Scale MP-2016 with white collar adjustment. The above amounts are determined based on the same assumptions used for financial reporting purposes, except that the assumed retirement age is the normal retirement age of age 65, which is also the earliest age at which she may receive retirement benefits without any reduction in benefits.
The Pension Plan for Employees of DRS Naval Power Systems, Inc.
Certain employees participate in the Pension Plan for Employees of DRS Naval Power Systems, Inc., a Company-sponsored, tax-qualified, noncontributory defined-benefit plan (the “Pension Plan”). The Pension Plan was amended in October 2011 to freeze benefits for participants as of December 31, 2011. Benefits under the Pension Plan are accrued benefits calculated using the final average pay formula, with an early retirement option at age 55, and normal retirement at age 65. Final average monthly pay takes into account base salary and certain variable pay programs, but excludes non-recurring bonuses and executive incentive plans and any amount paid after December 31, 2011. Additional payment options may be available including a lump sum, period certain, and social security adjustment options if the participant retires early. Early retirement benefits, after age 55, are subject to a reduction schedule based on the participant’s age at commencement and credited service. This projected benefit is not subject to cost-of-living adjustments.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As discussed under “Components of Compensation Program—Benefits and Perquisites—Severance and Change in Control Benefits,” NEOs may be entitled to certain amounts under the ICP and LTIP on a termination of employment in certain limited circumstances. Additionally, pursuant to the Leonardo DRS, Inc. Amended and Restated Executive Change in Control Plan as in effect as of September 2016, NEOs are eligible for certain “double trigger” severance benefits in the event of a qualifying termination of employment in connection with a change in control. No payments or benefits would be payable to our NEOs solely as a result of a change in control of the Company.
This section estimates the payments that would be received by our NEOs upon a termination of employment effective as of December 31, 2020.

Name	Involuntary Termination without Cause or due to Death or Disability	Termination without Cause or for Good Reason in connection with a Change in Control
Lynn, William CEO	$8,513,146	$13,006,160
Baylouny, John COO	$1,843,847	$4,179,472
Dippold, Michael CFO	$1,568,290	$3,512,040
Dorfman, Mark EVP, General Counsel	$1,401,990	$3,105,240
Wallace, Sally EVP, Bus Ops	$1,423,490	$3,152,990

Change in Control
As stated earlier in this section, the NEOs are eligible to receive severance benefits under the Change in Control Plan in the event their employment is terminated up to 24-months after a change in control occurs.
Employment Agreement
In 2020 under William Lynn’s existing employment agreement, he was eligible for certain severance benefits in the event of other types of termination, e.g. death, disability or involuntary termination without cause. In the event of a termination without cause on December 31, 2020, he would be eligible for 2.5 times the sum of his annual base salary and incentive compensation bonus and he would also receive payment for the 2020 incentive bonus and long-term incentive with all future awards forfeited, and 12 months of company-paid COBRA benefits.
The Company’s other NEOs, John Baylouny, Michael Dippold, Mark Dorfman, and Sally Wallace have no formal employment agreements.
Involuntary Termination without Cause
In 2020, John Baylouny, Michael Dippold, Mark Dorfman, and Sally Wallace were not under employment agreements with the Company or any severance plan. If an involuntary termination without cause would have occurred, at the company’s discretion in exchange for providing severance benefits, the employee must agree to and be in compliance with ongoing confidentiality and cooperation obligations, non-competition, and non-solicitation covenants for a period of 12-months following termination. Generally, our separation pay benefits are 12-months of base salary, 12-months of company-paid COBRA, and outplacement services. Under the terms of the annual incentive compensation plan, if the employee is terminated after September 1, 2020, the Administrator of the plan may authorize an earned award, reflecting the employee’s participation for a portion of the plan year (“pro-rated award”). The pro-rated award would be based on performance, and payable in March 2021. Under the terms of the LTIP, if the employee is terminated on or after December 31, 2020 but before payment, the Administrator of the plan may authorize an earned award based on performance. All future awards under the long-term incentive plan would be forfeited.
Death or Disability
In the event of any NEOs’ death or disability, he or she would be eligible for benefits under the company’s group term life insurance and accidental death and dismemberment, and disability plan. Under the terms of our ICP and LTIP, the administrator may authorize a pro-rated award payment at target paid to the NEO or, in the case of death, to his or her estate.
Written Release
In all cases, except for death, where separation benefits are being provided by the Company, the NEO is required to execute a written release agreement in order to be eligible for the severance benefits.

In 2021, each NEO will be a participant in the Executive Severance Plan which will cover change in control with a double-trigger, and non-change in control terminations.
2020 DIRECTOR COMPENSATION
We compensate each non-employee director for service on the board of directors. The CEO and compensation committee review director compensation periodically. In consideration of the duties performed each director receives a fixed annual cash retainer, payable quarterly in arrears.
Directors are reimbursed for reasonable expenses incurred in attending or returning from meetings of the board or any committee thereof, or otherwise in or about the business of the Company. These expenses are reimbursed in accordance in with the Company’s policies regarding reimbursement of business expenses and are approved by the CEO.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Frances Townsend	$200,000	$200,907
Philip Odeen	$150,000	$151,484
General George Casey, Jr.	$150,000	$150,420
Kenneth Krieg	$200,000	$200,000
David W. Carey	$200,000	$202,062

Following the consummation of this offering, each of our non-employee directors will receive annual cash compensation of $100,000 and will be granted restricted stock units of our common stock in an amount equal to $100,000 at the date of grant that will vest on a one period from the grant date. The chairmen of our audit committee, compensation committee, nominating and corporate governance committee and government security committee will receive an additional annual cash retainer of $40,000, with the lead independent director receiving an additional annual cash retainer of $50,000. Directors who are our employees will not receive any compensation from us for their service on our board of directors.
POST-OFFERING EXECUTIVE COMPENSATION
Omnibus Equity Compensation Plan
Our board of directors has adopted, and our stockholder has approved, the Leonardo DRS 2021 Omnibus Equity Compensation Plan (the “Omnibus Plan”) in connection with this offering. The Omnibus Plan will be effective as of February 24, 2021. Under the Omnibus Plan we will make grants of long-term equity incentive compensation to our key employees, prospective employees, consultants and non-employee directors. The purpose of the Omnibus Plan is to help us attract, retain and motivate key employees, align the interest of those individuals with the interests of our shareholders and promote ownership of the Company’s equity. The following is a summary of the material terms of the Omnibus Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Administration
The compensation committee of the board of directors (and its delegates) has the authority to interpret the terms and conditions of the Omnibus Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the Omnibus Plan. The compensation committee may delegate any of its powers, responsibilities or duties to any of its members, to any person who is not a member of the compensation committee or to any administrative group within the Company. The board of directors may also grant award or administer the Omnibus Plan. For purposes of this summary, we refer to the committee that administers the Omnibus

Plan and to any person or group to whom this committee delegates authority, as the compensation committee.
Eligible Award Participants
Our employees, consultants and non-employee directors are eligible to receive awards under the Omnibus Plan.
Awards
Awards under the Omnibus Plan may be made in the form of stock options, stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”), dividend equivalent rights and other equity-based or equity-related awards that the Administrator determines to be consistent with the purposes of the Omnibus Plan and the interests of the Company.
Shares Subject to the Omnibus Plan
The aggregate number of shares of common stock available for issuance under the Omnibus Plan will be equal to 3,511,400 shares. Shares issued under the Omnibus Plan that are assumed, converted or substituted under the Omnibus Plan as a result of the Company’s acquisition of another company, including by way of merger, combination or similar transaction will not count against the number of shares that may be issued under the Omnibus Plan. Available shares under a stockholder approved plan of an acquired company may be used for awards under the Omnibus Plan and do not reduce the maximum number of shares available for grant under the Omnibus Plan, subject to applicable stock exchange requirements. Shares subject to an award that is forfeited, expired or settled for cash, to the extent of such forfeiture, expiration or cash settlement will be available for future grants of awards under the Omnibus Plan and will be added back in the same number of shares as were deducted in respect of the grant of such award. The payment of dividend equivalent rights in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Omnibus Plan. In the case of SARs, the difference between the number of shares covered by the exercised portion of the SAR and the number of shares actually delivered upon exercise shall not be restored or available for future issuance under the Omnibus Plan. Shares tendered by a participant or withheld by us in payment of the exercise price of a stock option or to satisfy any tax withholding obligation with respect to an award will not again be available for awards.
Director Limits
With respect to any period from one annual meeting of shareholders to the next following annual meeting of shareholders, the fair market value of shares subject to awards granted to any non-employee director, and the cash paid to any non-employee director, may not exceed $500,000, with the value of any equity-based awards based on the accounting grant date value of such award.
Terms and Conditions of Options and Incentive Stock Options
An incentive stock option means a stock option to purchase shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Internal Revenue Code (the “Code”), as now constituted or subsequently amended, or pursuant to a successor provisions of the Code and which is designated as an incentive stock option in the applicable award agreement. Stock options may be granted to eligible recipients in such number and at such times during the term of the Omnibus Plan as the compensation committee may determine, provided that the maximum number of shares as to which stock option may be granted to any one individual in any fiscal year may not exceed the aggregate number of shares of common stock available for issuance under the Omnibus Plan.
Each stock option will vest and become exercisable according to the terms and conditions determined by the compensation committee. Unless otherwise determined by the compensation committee, no option or SAR may be exercisable more than ten years from the grant date, or in the case of an incentive stock option granted to a ten percent stockholder, five years. The exercise price per share under each non-qualified option and SAR granted under the Omnibus Plan may not be less than 100% of the fair market value of our common stock on the option grant date.
Terms and Conditions of SARs
SARs may be granted to eligible recipients in such number and at such times during the term of the Omnibus Plan as the compensation committee may determine. Each SAR will vest and become exercisable according to the terms and conditions determined by the compensation committee . The exercise price per share with respect to each SAR will be determined by the compensation committee, but it may never be less than the fair market value of our common stock on the grant date. Unless otherwise determined by the compensation committee, no SAR may be exercisable more than ten years from the grant date.
Terms and Conditions of Restricted Stock and RSUs
Restricted stock is an award of common stock on which certain restrictions are imposed over specified periods that subject the shares to a substantial risk of forfeiture. An RSU is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant’s account, which is settled after vesting in stock or cash, as determined by the compensation committee. Subject to the provisions of the Omnibus Plan, our compensation committee will determine the terms and conditions of each award of restricted stock or RSUs, including the restricted period for all or a portion of the award, and the restrictions applicable to the award. Restricted stock and RSUs will vest based on a period of service specified by our Administrator, the occurrence of events specified by our compensation committee or both. Unless otherwise determined by the compensation committee, RSUs that were granted under the Omnibus Plan not previously forfeited or terminated will receive one share of common stock, cash or other securities or property equal in value to a share of common stock or a combination thereof.
Terms and Conditions of Dividend Equivalents
The compensation committee may include in the award agreement with respect to any award a dividend equivalent right entitling the recipient to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares covered by such award. The compensation committee will determine whether the payment will be made in cash, in shares, or in another form.
Other Stock-Based or Cash-Based Awards
The compensation committee may grant other types of equity-based, equity-related or cash-based awards in such amounts and subject to terms and conditions as the compensation committee may determine. The terms and conditions may relate to the achievement of performance goals as well as service-based goals, as determined by the compensation committee at the time of the grant. A performance-based award will be determined based on the attainment of written performance goals approved by the compensation committee for a performance period. The compensation committee may prescribe a formula to determine the amount of the performance-based award that may be payable based upon the level of attainment of the performance goals during the performance period. Following the completion of each performance period, the compensation committee will have the sole discretion to determine whether the applicable performance goals have been met with respect to each participant.
Other Forfeiture Provisions; Clawback
Awards under the Omnibus Plan will be subject to any clawback or recapture policy that we may adopt from time to time.

Effect of a Change in Control
Except as otherwise determined by the compensation committee, if the participant’s employment is terminated by us or any successor entity without “cause,” or the participant resigns for “good reason,” as each is defined in the Omnibus Plan, on or within two years after a change in control, each award granted to a participant prior to the change in control will become fully vested, including the lapsing of all restrictions and conditions, and as applicable, exercisable and any shares deliverable pursuant to RSUs will be delivered promptly following termination of employment.
Expiration Date
The Omnibus Plan has a ten-year term and will expire at the end of the term unless further approval of our shareholders of the Omnibus Plan or a successor plan is obtained. However, the expiration of the Omnibus Plan would have no effect on outstanding awards previously granted.
Executive Severance Plan
Our board of directors has approved our Executive Severance Plan (the “Severance Plan”) to help retain qualified employees, maintain a stable work environment and provide economic security by providing benefits to certain key employees in the event of certain qualifying terminations.
The Severance Plan will provide benefits to certain eligible employees, including the NEOs, whose jobs are eliminated by the Company without “cause” or by the executive with “good reason” (as each is defined in the Severance Plan) within two years of a “change in control” (as defined in the Severance Plan), excluding any termination due to death or disability, including:
•Severance pay in an amount equal to the sum of (i) his or her annual base salary and target award under the ICP for the fiscal year in which termination occurs, multiplied by the applicable severance multiplier, (ii) his or her unpaid prior year bonus, and (iii) the pro-rata bonus, paid in a lump sum;
•A monthly reimbursement equal to the monthly COBRA premiums for NEOs, the shorter of either 30 months or the period ending on the last day of the second calendar year following the year in which the severance occurs and for other participants, 24 months; and
•An additional monthly amount equal to the Company’s cost as of immediately prior to the severance date under the Company’s disability, accident and life insurance.
The Executive Severance Plan will provide benefits to certain eligible employees whose jobs are eliminated by the Company without cause unrelated to a change in control, excluding any termination due to death or disability, including:
•Severance pay in an amount equal to the sum of (i) his or her annual base salary for 18 months for the NEOs and for 12 months for other executives, (ii) his or her unpaid prior year bonus, and (iii) the pro-rata bonus, paid in equal installments;
•A monthly reimbursement equal to the monthly COBRA premiums for NEOs, the shorter of either 30 months or the period ending on the last day of the second calendar year following the year in which the severance occurs and for other participants, 24 months; and
•An additional monthly amount equal to the Company’s cost as of immediately prior to the severance date under the Company’s disability, accident and life insurance.
Any severed employee will not be eligible to receive the benefits listed above unless he or she first executes a written release, which becomes effective and is not revoked.

In the event a participant’s employment is terminated by the Company without cause or by the executive with good reason in connection with a change in control, any awards granted to a severed employee under the LTIP will be deemed to be immediately vested and payable. If a participant’s employment is terminated unrelated to a change in control, the terms of the LTIP will apply, which include that any awards granted under the LTIP and not yet paid will terminate and the participant will not be entitled to any further payments. However, if the termination is due to a reduction in force or due to a participant’s death or disability, the compensation committee may authorize certain payments to be made for such participant’s awards granted under the LTIP.
Under the Severance Plan, any outstanding awards under the Omnibus Plan will be treated in accordance with the terms of the Omnibus Plan and any award agreements, including the Founders Awards described below.
Founders Awards
In connection with the offering, the board of directors has approved the grant of special one-time founders awards to certain key executives and directors, including William Lynn. The founders awards will be granted in the form of restricted stock units, which will cliff vest on the second anniversary of the grant date, provided that the time-based RSUs will vest in full upon the executive’s termination of employment due to death or disability or the executive’s termination of employment by us without cause. The aggregate value of RSUs to be granted in the form of founders grant RSU awards will be within a range of $7 million to $14 million. The share value will be determined upon final IPO pricing.
New Employment Agreement
The Company expects to enter into a new employment agreement with William Lynn in connection with this offering (the “CEO Employment Agreement”).
Amendment to the LTIP Plan
The board of directors has approved amendments to our LTIP, which provide that no awards will be granted under the LTIP on or after January 1, 2021. The Company performance component for any LTIP awards that were issued prior to January 1, 2021 will be deemed satisfied at 100% of the remaining target award. For awards issued in 2019, the remaining performance components will be paid in 2021 and 2022 and the retention component will be paid in 2022. For awards issued in 2020, the two remaining performance components will be paid in 2022 and 2023 and the retention component will be paid in 2023. The retention component is contingent upon the participant’s continued employment on the date of each payment. The LTIP will be discontinued once the final payments are made under the plan.

PRINCIPAL AND SELLING STOCKHOLDERS
Prior to the completion of this offering, all the shares of our common stock have been owned by US Holding, a wholly owned subsidiary of Leonardo S.p.A. Immediately following the offering, US Holding will own approximately           % of our outstanding common stock, assuming no exercise by the underwriters of their option to purchase additional shares, and approximately          % of our common stock if the underwriters exercise their option to purchase additional shares in full.
The following table sets forth information as of          , 2021 with respect to the ownership of our common stock by:
•each person known to own beneficially more than five percent of our common stock, including the selling stockholder;
•each of our directors;
•each of our named executive officers; and
•all of our current executive officers and directors as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on approximately 145,000,000 shares of our common stock outstanding as of          , 2021. The numbers of shares on the following table have not yet been adjusted to reflect our 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o 2345 Crystal Drive, Suite 1000, Arlington, Virginia 22202.

	Shares Beneficially Owned Before the Offering and After the Offering Assuming the Underwriters’ Option Is Not Exercised(1)					Shares Beneficially Owned After the Offering Assuming the Underwriters’ Option Is Exercised in Full
Name of Beneficial Owner	Number of Shares Owned	Percent of Class Before the Offering (%)	Shares Offered Hereby	Number of Shares Owned	Percent of Class After the Offering (%)	Number of Shares	Percent of Class (%)
Leonardo S.p.A.(2)	145,000,000	100
Directors
William J. Lynn III	—	—
David W. Carey	—	—
General George W. Casey, Jr. (Ret.)	—	—
Kenneth J. Krieg	—	—
Peter A. Marino	—	—
Philip A. Odeen	—	—
Frances F. Townsend	—	—
Officers
John A. Baylouny	—	—
Michael D. Dippold	—	—
Mark A. Dorfman	—	—
Sally A. Wallace	—	—
All current directors and executive officers as a group (11 persons)	—	—
______________
*Less than one percent.
(1)The selling stockholder has granted the Underwriters an option to purchase up to an additional     shares.
(2)Leonardo S.p.A., as the parent of US Holding, beneficially owns all shares of our common stock owned of record by US Holding prior to the completion of this offering. Leonardo S.p.A. is a public company with shares listed on the Milan Stock Exchange. The address of Leonardo S.p.A. is Piazza Monte Grappa n. 4, 00195 Rome, Italy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Following the completion of this offering, our audit committee will have the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or may have a direct or indirect material interest. Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter that will be in effect upon completion of this offering will provide that our audit committee will review and approve or disapprove any related-party transactions.
Relationship with Leonardo S.p.A. Following this Offering
We are, and until completion of this offering will remain, an indirect wholly owned subsidiary of Leonardo S.p.A. Following this offering, Leonardo S.p.A., through US Holding, will continue to own a majority of our outstanding common stock, and, as a result, Leonardo S.p.A. will continue to have significant control over our business and affairs and matters being presented for approval by our stockholders, in each case subject to the terms of our proxy agreement described below. See “Risk Factors—Risks Relating to Our Status as a Controlled Company and under the Proxy Agreement.” In addition, we expect that Leonardo S.p.A. will continue to consolidate our financial results in Leonardo S.p.A.’s consolidated financial statements.
Proxy Agreement
We have entered into a proxy agreement, dated as of October 26, 2017, with the proxy holders, Leonardo S.p.A., US Holding and the DoD. Following this offering we expect to enter into an amended and restated proxy agreement (as amended and restated, the “proxy agreement”) and the parties to the proxy agreement have entered into a commitment letter, dated as of     , 2021, as to the form and content of the amended and restated proxy agreement which allows us to operate as if the amended and restated proxy agreement were already in effect. The following description of the proxy agreement therefore reflects the terms of the proxy agreement as it will be amended and restated, in accordance with the commitment letter, following this offering. The material terms of the amended and restated proxy agreement and the commitment letter are discussed below and the form of the amended and restated proxy agreement and the commitment letter have been filed as exhibits to the registration statement of which this prospectus forms a part.
Following this offering, Leonardo S.p.A. will continue to own the entire share capital of our immediate parent, US Holding, which, in turn, will beneficially own approximately     % of the voting power of our outstanding common stock (or     % if the underwriters exercise their option to purchase additional shares in full). As a result, we are deemed to be under FOCI under the NISPOM, which establishes procedures and requirements for government contractors, such as our company, with regard to classified information. Furthermore, the Italian state beneficially owns approximately 30.2% of Leonardo S.p.A.’s voting power (through its ownership of approximately 30.2% of the outstanding ordinary shares of Leonardo S.p.A.). A company is considered to be operating under FOCI whenever a foreign interest has the power, direct or indirect, whether or not exercised, and whether or not exercisable, to direct or decide matters affecting the management or operations of that company in a manner that may result in unauthorized access to classified information, may adversely affect the performance of classified contracts, or may undermine U.S. security or export controls. In order to be permitted to maintain our security clearances and our access to classified data and to perform or bid on classified programs, we are required to mitigate FOCI, which we have done by entering into the proxy agreement. Among other things, the proxy agreement:
•provides that the shares of our common stock owned directly or indirectly by Leonardo S.p.A. are voted through proxy holders, who must be independent from current and prior affiliation with Leonardo S.p.A. and its subsidiaries (including US Holding and us) (subject to limited exceptions discussed below) and must maintain adequate security clearance;
•provides that the proxy holders are appointed by our immediate parent US Holding (in consultation with Leonardo S.p.A.), but the appointment is subject to approval of the DCSA, an agency of the DoD, and that the proxy holders must be members of our board of directors;
•restricts our ability to share facilities and personnel with and receive certain services from Leonardo S.p.A. or its other subsidiaries;
•requires us to maintain a government security committee of our board of directors; and
•regulates meetings, visits and communications that are not deemed to be routine business visits between us and Leonardo S.p.A. or its other subsidiaries.
The proxy agreement restricts the ability of Leonardo S.p.A. and US Holding to control our operations, as described further below. The proxy agreement will automatically terminate, among other reasons, if US Holding holds less than 50% of our outstanding shares of common stock and the DCSA determines that FOCI mitigation is no longer necessary. The proxy agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.
Proxy Holders
The proxy agreement requires the appointment of five proxy holders, who must be independent from current and prior affiliation with Leonardo S.p.A. and its subsidiaries (including US Holding and us), other than prior service as a proxy holder or as an outside director of us or a proxy agreement affiliate (as defined below), and maintain adequate security clearance, to vote the shares of our common stock owned directly or indirectly by Leonardo S.p.A. Proxy holders are appointed by US Holding after reasonable consultation with Leonardo S.p.A. and approval by the DCSA and serve for staggered three-year terms. During their terms, proxy holders may only be removed (i) for acts in violation of the proxy agreement, including the inability to protect the legitimate economic interest of US Holding, upon petition by US Holding to DCSA which may be granted or denied by DCSA in its sole discretion or (ii) for gross negligence or willful misconduct. Upon expiration of a proxy holder’s term, or the death, resignation, removal or inability to act of any proxy holder, the proxy holder may be reappointed or replaced by US Holding after consultation with Leonardo S.p.A. and approval by DCSA. Until a successor proxy holder accepts appointment, the remaining proxy holders may exercise all of the rights, powers and privileges of the proxy holders and if no proxy holders remain, the chairman of our board shall be automatically vested with all rights, powers, authorities and immunities of the proxy holders for an interim period until a new proxy holder is appointed by US Holding and approved by DCSA. The current proxy holders and the commencement and expiration of their terms are as set forth in the table below.

Proxy Holder	Term Commencement	Term Expiration
David W. Carey	January 1, 2018	December 31, 2022
Kenneth J. Krieg	January 1, 2018	December 31, 2021
Peter A. Marino	January 1, 2018	December 31, 2022
Philip A. Odeen	January 1, 2018	June 30, 2021
Frances F. Townsend	January 1, 2018	December 31, 2021
The proxy agreement confers on the proxy holders the right to vote US Holding’s shares of our common stock in the same manner and to the same extent as if they were the absolute owners of such shares in their own right. All actions of the proxy holders with respect to US Holding’s shares of our common stock require a majority vote of the proxy holders. Each proxy holder is entitled to one vote. In exercising their power as proxy holders and fulfilling their duties as members of our board, the proxy holders are directed to seek to protect the legitimate economic interests of our shareholders and to act in a manner consistent with their fiduciary duties.
The proxy holders are permitted to vote for or consent to the following matters in their sole and absolute discretion, without consultation with US Holding or Leonardo S.p.A.:
•the election of additional directors who are not proxy holders, and who are proposed by US Holding after reasonable consultation with the nominating and corporate governance committee of our board;
•any changes or amendments to our certificate of incorporation or bylaws involving matters other than those described below;
•the sale or disposal of our property, assets or business other than as described below;
•our incurrence of debt or any pledge, mortgage or encumbrance of any of our assets other than as described below;
•any action necessary to effect the offering other than as described below; and
•any action with respect to the foregoing, or any other matter affecting us and not specifically described below that US Holding might lawfully exercise.
The proxy holders may only vote for or consent to the following matters with the express written approval of US Holding:
•the sale or disposition of any of our subsidiaries, property, assets or business or those of our subsidiaries or the purchase by us or our subsidiaries of any business, properties, assets or entities, other than in the ordinary course of business, in any individual transaction where our investment (based on our share of the enterprise value) exceeds two percent (2%) of our revenues for the immediately preceding year or where our investment, in the aggregate, for all such sales or dispositions in a calendar year, exceeds an amount equal to five percent (5%) of our revenues for the immediately preceding year;
•the incurrence of debt or pledge, mortgage, lease or other encumbrance of our assets of those of our subsidiaries in connection with the incurrence of debt, if such incurrence would cause the aggregate outstanding principal amount of all debt of us and our subsidiaries to exceed a target leverage ratio set forth in our then-current operating plan, excluding current debt incurred for purposes of funding day-to-day working capital requirements in the ordinary course of business;
•any merger, consolidation, reorganization or dissolution of us of any of our subsidiaries except as permitted above and excluding transactions solely among our wholly owned subsidiaries; and
•the filing or making of any petition by us or our subsidiaries under the federal bankruptcy laws or any similar law or statute of any state or any foreign country.
In addition, the proxy holders may only vote to declare or suspend dividends after prior consultation with US Holding.
We and US Holding are required to jointly and severally indemnify and hold each proxy holder harmless from any and all claims arising from or in any way connected to his or her performance as a proxy holder except for his or her own individual gross negligence or willful misconduct.

Board of Directors
The proxy agreement requires that all five proxy holders serve as members of our board. Additionally, our board must elect a chair and, if the chair is not one of the proxy holders, our board must elect a lead outside director from among the proxy holders. Under the terms of the proxy agreement, the proxy holders shall, in their sole discretion and in their capacity as members of the nominating and corporate governance committee of our board, nominate four additional individuals who are not proxy holders, selected from candidates proposed by US Holding, in consultation with the nominating and corporate governance committee, as candidates for election to our board (the “non-proxy holder director nominees”). The non-proxy holder director nominees shall include (i) our chief executive officer and (ii) three additional individuals. If any non-proxy holder director nominee has a prior or existing contractual, financial or employment relationship with Leonardo S.p.A., such that they would not be an “independent director”, DCSA must approve their selection.
The nominating and corporate governance committee of our board, which will be comprised solely of proxy holders, will nominate the proxy holders for election as directors at any meeting of our stockholders at which directors are to be elected. At any such meeting, the proxy holders will vote on behalf of US Holding to elect the then-current proxy holders and the non-proxy holder director nominees to serve on our board for the succeeding year. The proxy holders may remove any non-proxy holder director nominee from our board by majority vote and after consultation with US Holding.
The proxy agreement requires our board to establish the GSC, consisting of all proxy holders, our chief executive officer, our general counsel, our CFSO and our TCO, to the extent that such officers have adequate security clearances. The role of the GSC is to ensure that we maintain policies and procedures, including a technology control plan, to safeguard classified information in our possession and to ensure that we comply with the proxy agreement, the ITAR, the EAR, and the NISPOM. The proxy agreement also requires that the audit committee of our board appoint an independent auditor to conduct an annual audit of our books and records which may be the same independent auditor used by Leonardo S.p.A. or US Holding unless the GSC concludes that measures are not reasonably available to ensure that performance of the audit by such auditor complies with the proxy agreement.
Facilities, Personnel and Services
The proxy agreement restricts our ability to share facilities and personnel with and receive certain services from (i) Leonardo S.p.A., (ii) each entity that, to our knowledge, Leonardo S.p.A. directly or indirectly controls, is directly or indirectly controlled by (other than DRS itself and our subsidiaries), or is directly under common control with, except for any entity operating under an effective DCSA FOCI mitigation agreement (each of (i) and (ii), a “proxy agreement affiliate”) or (iii) any director, officer, employee, beneficial owner of greater than 5% of a class of equity securities (as determined by voting or investment control over the securities), agent or other representative of a proxy agreement affiliate (together with the proxy agreement affiliates, the “proxy agreement affiliated group”).
Our officers may only serve as officers of any of the proxy agreement affiliated group and vice versa with the approval of the DCSA and the GSC. DRS may only collocate facilities and personnel with the proxy agreement affiliated group with the prior written approval of the DCSA pursuant to the submission by DRS of a facility location plan describing the location of the relevant facilities and which may include, at the DCSA’s request, information such as maps and floor plans of such facilities. Furthermore, DRS and the proxy agreement affiliated group may only engage in specified “affiliated operations” (as described below) pursuant to an AOP, setting out policies and procedures regarding services provided to, provided by, or exchanged between DRS and the proxy agreement affiliated group, and approved by the DCSA.
Any AOP must, at a minimum, require the GSC to notify the DCSA of any proposed category of affiliated operations and obtain DCSA approval prior to accepting or providing any associated affiliated operations, contain procedures for ensuring that any such services do not circumvent the requirements of the proxy agreement and require the GSC to provide the DCSA with an annual written certification that it is effectively monitoring any affiliated operations and that such affiliated operations do not allow the proxy agreement affiliated group to exercise prohibited control or influence with respect to the management or business of DRS.
Affiliated operations include (i) sharing of employees between DRS and the proxy agreement affiliated group, (ii) receipt by both DRS and the proxy agreement affiliated group of third party professional services such as accounting, legal, tax, information technology or business consulting from the same service provider and (iii) the provision of products or services between DRS and the proxy agreement affiliated group, where the provision of such products or services could result in the potential for operational leverage by the proxy agreement affiliated group over DRS. See “—Affiliated Operations Plan (AOP) Services Agreements” below. Sharing of third-party services between DRS and the proxy agreement affiliated group may be approved by the majority of the GSC but such approval is subject to DCSA review and the DCSA may require the GSC to rescind any such approval. Sharing of services and products between DRS and the proxy agreement affiliated group pursuant to contracts and subcontracts, joint research, development, marketing or other type of teaming arrangement entered in connection with a commercial pursuit or joint business venture may be approved by the majority of the proxy holders and must be disclosed to the DCSA.
If DRS expects to use technology products or services of the proxy agreement affiliated group in connection with classified contracts, DRS must notify each applicable government contracting activity and provide the GSC with an annual report regarding such the notifications.
Meetings, Visits and Communications
The proxy agreement regulates meetings, visits and other communications between us and the proxy agreement affiliated group. Representatives of Leonardo S.p.A. and US Holding are required to be invited to meetings of the proxy holders but the agenda and minutes for such meetings must be provided to the DCSA for its review. Classified and controlled unclassified information may only be disclosed to Leonardo S.p.A. and its subsidiaries (including US Holding) as specifically authorized by applicable law or regulation.
All proposed visits (which may include teleconferences and videoconferences), other than routine business visits, between us and the proxy agreement affiliated group must be approved in advance by a proxy holder. Routine business visits are those that (i) are made by persons other than key management personnel, (ii) do not involve the transfer or receipt of classified information, (iii) either do not involve export-controlled information, or involve the approved transfer of export-controlled information under a proper license or authorization, (iv) do not relate to activities bearing upon our performance of classified contracts, and (v) pertain only to the commercial aspects of our business. Routine business visits may include visits for the purpose of discussion of financial performance and securities law compliance, arm’s-length business, U.S. government export control compliance and approved affiliated operations. As long as our DCSA security rating is “satisfactory” or above, routine business visits may be approved by the CFSO, rather than a proxy holder, and all such visits may be approved in advance for a period of up to 180 days. Strictly social visits between our personnel and the proxy agreement affiliate group are not prohibited but written reports of such visits must be submitted to the CFSO for review by the proxy holders. The GSC must maintain documentation related to all meetings, visitations and communications, together with appropriate approvals or disapprovals and reports, for review by the DCSA.
Compliance and Termination
The proxy holders are required to meet as necessary to satisfy their responsibilities under the proxy agreement and our board must meet at least four times per year in addition to any separate meetings of the proxy holders. Additionally, representatives of the DCSA, the proxy holders, other members of the GSC and certain other officers of DRS, Leonardo S.p.A. and US Holding are required to meet annually to review the purpose and effectiveness of the proxy agreement. The president of DRS and the chairman of the GSC are required to submit an annual report to the DCSA on the implementation of and compliance with the proxy agreement, accompanied by a certificate from our corporate secretary certifying that each of the representations and warranties in the proxy agreement remain true and correct on the date of such report or providing updates as applicable. Under the proxy agreement, the DoD may impose any additional security safeguards that it believes necessary to adequately safeguard classified and controlled unclassified information.
In the event of a material breach of the proxy agreement, the DoD may (i) novate our classified contracts to a company not under FOCI at our expense, (ii) terminate our classified contracts and deny us new classified contracts, (iii) revoke our facility security clearance and/or (iv) suspend or debar us from participation in all U.S. government contracts.
The proxy agreement will expire by its terms five years from its effective date. Prior to that date, DCSA may terminate the proxy agreement if it deems the proxy agreement no longer necessary in order to maintain our facility security clearance or if our facility security clearance is no longer necessary, if there has been a breach of the proxy agreement that requires its termination or if the DCSA determines that terminating is necessary for national security or, in the DCSA’s sole discretion, upon petition by us or US Holding. Additionally, the proxy agreement will be automatically terminated upon the sale of our business or all of US Holding’s interest in us to a person or entity not controlled by Leonardo S.p.A. or if US Holding holds less than 50% of our outstanding shares of common stock and the DCSA determines that FOCI mitigation is no longer necessary.
Cooperation Agreement
We intend to enter into a cooperation agreement with Leonardo S.p.A. and US Holding upon the completion of this offering (the “cooperation agreement”). The cooperation agreement will address rights that Leonardo S.p.A. and US Holding will have with respect to our business and financial information and financial accounting matters. The form of the cooperation agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part and the discussion of the cooperation agreement in this prospectus is subject to and qualified in its entirety by reference to the form of cooperation agreement.
Information Rights, Disclosure and Financial Accounting
The cooperation agreement will require us, as long as Leonardo S.p.A. is required under IFRS to consolidate our financial results in the consolidated financial statements of Leonardo S.p.A., to continue to provide Leonardo S.p.A. with (A) information and data relating to our and our subsidiaries’ business and financial results and (B) reasonable access to our personnel, data and systems, in each case in the same manner as we do immediately prior to this offering, in each case subject to the terms of the proxy agreement. In addition, during this period, we will be required to maintain accounting principles, systems and reporting formats that are consistent with Leonardo S.p.A.’s financial accounting practices in effect at the time of completion of this offering and that support Leonardo S.p.A.’s environmental, social and governance (ESG) requirements consistent with the basis supported at the time of completion of the offering, and in good faith to consider any changes to such principles, systems or reporting formats requested by Leonardo S.p.A. to enable Leonardo S.p.A. to prepare its consolidated financial and ESG statements and related public disclosures. Furthermore, the cooperation agreement will require us during this time to maintain appropriate disclosure controls and internal controls.
Following the time at which the provisions of the immediately preceding paragraph cease to apply, and ending when Leonardo S.p.A. is no longer required under IFRS to account in its financial statements for its holdings in us under the equity method of accounting, unless Leonardo S.p.A. shall earlier provide written notice to us that it is opting out of these provisions, we will, subject to reasonable protections for our confidential or proprietary information, be obligated to provide Leonardo S.p.A. with (i) information and data relating to our and our subsidiaries’ business and financial results and (ii) access to our personnel, data and systems, in each case to the extent that such information, data or access is reasonably necessary for Leonardo S.p.A. to meet its legal, financial or regulatory obligations or requirements and subject to the terms of the proxy agreement.
The cooperation agreement will provide that, until such time as Leonardo S.p.A. is no longer required under IFRS to account in its financial statements for its holdings in us under the equity method of accounting (the “threshold date”), Leonardo S.p.A. will have certain consent, access and cooperation rights with respect to the independent public registered accounting firm responsible for the audit of our financial statements and access and cooperation rights with respect to our internal audit function.
The cooperation agreement will also provide that, until the threshold date, we shall consult and coordinate with Leonardo S.p.A. with respect to public disclosures and filings, including in connection with our quarterly and annual financial results. Among other requirements, we will, to the extent practicable and subject to appropriate confidentiality obligations, and unless, in our reasonable judgment immediate release is required, provide Leonardo S.p.A. with a copy of any public release at least one business day prior to publication and consider in good faith any comments provided by Leonardo S.p.A. We will have similar rights with respect to any public release by Leonardo S.p.A. that includes information with respect to us. In addition, we and Leonardo S.p.A. will have mutual rights with respect to any information and access each may require in connection with regulatory or supervisory reporting obligations or inquiries.
US Holding Consent Rights
Until the threshold date, US Holding’s consent will be required for us and our subsidiaries to take certain actions, including the following:
•creation or issuance of any class or series of our capital stock (including designation of any preferred stock) or acquisition of any capital stock (including stock buy-backs, redemptions or other reductions of capital), or securities convertible into or exchangeable or exercisable for capital stock or equity-linked securities by us or any of our subsidiaries, except (i) issuances of equity awards to directors or employees pursuant to an equity compensation plan approved by our board of directors; (ii) issuances or acquisitions of capital stock by any wholly-owned subsidiaries (which remains wholly-owned after the issuance or acquisition); and (iii) issuances or acquisitions of capital stock that our board of directors determines are necessary to maintain compliance with covenants contained in any debt instrument;
•amendment (or approval or recommendation of any amendment) to our certificate of incorporation or bylaws that adversely affects the rights of US Holding or Leonardo S.p.A.;
•listing or delisting of (i) any of our or any of our subsidiaries’ voting equity securities or convertible securities on a securities exchange and (ii) securities of our subsidiaries if, as a result, that subsidiary would become subject to public reporting obligations;
•any material change in our accounting policy, including any change our fiscal year, and any termination or change of our external auditor; and
•pledge, mortgage, lease or otherwise encumber our assets or assets of our subsidiaries in connection with any debt if, after such pledge, mortgage, lease or other encumbrance, the aggregate outstanding principal amount of secured debt would exceed the aggregate outstanding principal amount of secured debt as of the date of the cooperation agreement.
Certain of US Holding’s rights under the proxy agreement, as described under “—Proxy Agreement—Proxy Holders,” will also apply under the cooperation agreement so long as it is in effect.
Term
The cooperation agreement will terminate on the date that is two years following the threshold date, except for certain provisions including those relating to confidentiality and dispute resolution.

Registration Rights Agreement
We will enter into a registration rights agreement (the “registration rights agreement”) with Leonardo S.p.A. and US Holding upon the completion of this offering, pursuant to which Leonardo S.p.A. and its affiliated entities (“Leonardo holders”) will be able to require us, beginning after this offering, to file one or more registration statements with the SEC covering the public resale of shares of our common stock beneficially owned by Leonardo holders. Leonardo holders may transfer all or any portion of their rights under the registration rights agreement to a transferee of shares of our common stock constituting not less than 5% of our outstanding common stock. The rights of the Leonardo holders. and their permitted transferees under the registration rights agreement (“rights holders”) will remain in effect with respect to all shares of our common stock covered by such agreement until such securities (a) are sold in a private transaction in which the transferor’s rights under the registration rights agreement are not assigned to the transferee, (b) are sold pursuant to an effective registration statement, (c) may be sold pursuant to Rule 144 without volume or manner of sale restrictions or (d) shall have ceased to be outstanding. The sale of shares pursuant to the registration rights agreement, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market. The form of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part and the discussion of the registration rights agreement in this prospectus is subject to and qualified in its entirety by reference to the form of registration rights agreement.
Demand Registration
Rights holders will be able to request registration under the Securities Act of all or any portion of our shares covered by the agreement, and we will be obligated, subject to limited exceptions, to register such shares as requested. Rights holders will be able to request that we complete one demand registrations in any given three-month period subject to limitations on, among other things, minimum offering size. Subject to certain exceptions, we may defer the filing of a registration statement after a demand request has been made if, at the time of such request, our board determines that any pending or imminent event would require disclosure of material, non-public information in the registration statement for such registration statement not to be materially misleading and would not otherwise be required to be publicly disclosed by us.
Shelf Registration
At any time after the date that is one year following the date of the registration rights agreement or, if sooner, once we become eligible to use a registration statement on Form S‑3, we will be obligated, upon request by a rights holder, to file a shelf registration statement to register all or any portion of our shares covered by the registration rights agreement, and we will be obligated, subject to limited exceptions, to register such shares as requested by rights holders. Rights holders may, at any time and from time to time, request that we complete an unlimited number of shelf take-downs; provided, that no request for an underwritten offering shall be made within 60 days of a previous underwritten offering.
Piggy-Back Registration
If at any time we intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of our common stock held by rights holders, the rights holders will have the right to include their shares of our common stock in that offering.The rights holders’ ability to participate in any such offering will be subject to market “cut-back” exceptions.
Registration Procedures; Expenses
The selling rights holders will be responsible for all registration expenses, including expenses incurred by us, in connection with the registration, offer and sale of securities under the registration rights agreement by them, except that we will pay all registration expenses incident to the first registration statement filed during any one-year period and registration expenses for piggyback registrations will be shared proportionally by us and the selling rights holders. We and the selling rights holders will, in any event, pay our and their respective internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review and the expenses of any liability insurance.
The registration rights agreement will set forth customary registration procedures, including an agreement by us to make our management available for road show presentations in connection with any underwritten offerings. We will also agree to indemnify Leonardo S.p.A., US Holding and their permitted transferees with respect to liabilities resulting from any material untrue statements or omissions in any registration statement used in any registration or contribute to liabilities in respect thereof, other than untrue statements or omissions resulting from information furnished to us expressly for use in such registration statement by Leonardo S.p.A., US Holding or any permitted transferee. The registration rights agreement will not include any maximum cash penalties or any additional penalties resulting from delays in registering our common stock.
Tax Allocation Agreement
We and US Holding have entered into a tax allocation agreement (the “tax allocation agreement”), dated as of November 16, 2020, with members of an affiliated group (the “affiliated group”), as defined in Section 1504(a) of the Tax Code, members of one or more consolidated, combined, unitary or similar state tax groups (the “state members”) and additional parties who are part of an “expanded affiliated group” for certain tax purposes, prior to this offering. The agreement provides for the method of computing and allocating the consolidated U.S. federal tax liability of the affiliated group among its members and of allocating any state group tax liabilities among the state members for the taxable year ending December 31, 2020 and each subsequent year in which the parties are members of a group (whether federal or state). The tax allocation agreement also provides for reimbursement of US Holding and/or DRS for payment of such tax liabilities, for compensation of any member for use of its “net operating loss” or “tax credits” in arriving at such tax liabilities and the allocation and payment of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years. Under the tax allocation agreement, the parties have agreed to calculate and allocate their respective tax liabilities and other tax attributes for taxable years beginning with the first consolidated taxable year that included DRS (i.e., the taxable year ended March 31, 2009) as if the tax allocation agreement was then in effect.
The tax allocation agreement also allocates governance and decision-making rights, obligations and responsibilities in respect of the tax matters governed by the agreement including preparation and filing of covered returns, audits of covered returns and ensuring that payments and reimbursements in respect of covered returns are timely made. The tax allocation agreement provides for administration of the agreement and any related tax matters by us, in our reasonable discretion, with respect to any group to which we belong in any taxable year in which we are an affiliated group member or state member. For any taxable year in which we are not an affiliated group member or a state member, as applicable, US Holding will appoint an administrator. The tax allocation agreement will require the parties, including those who do not file consolidated, combined, unitary or similar tax returns with the other parties but whose operations may impact such returns filed by the other parties, to reasonably cooperate with US Holding and the administrator in carrying out the provisions of the agreement, including providing the administrator access to their books and records and other relevant information. The tax allocation agreement also requires the parties to cooperate in good faith, taking into account each relevant member’s tax consequences, in respect of certain specified matters as well as any other tax-related decision or matter the administrator determines, in its reasonable discretion, with the consent of US Holding where appropriate.
The tax allocation agreement is effective as of the first day of the consolidated return year beginning October 14, 2008 and will terminate upon the written agreement of the parties. The tax allocation agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part and the discussion of the tax allocation agreement in this prospectus is subject to and qualified in its entirety by reference to the tax allocation agreement.
To the extent that the issuance of shares of our common stock in this offering results in DRS no longer being included as a consolidated member of the U.S. federal and state returns of US Holding, we will be required to file standalone tax returns as of the date of the deconsolidation. Pursuant to the tax allocation agreement, we will generally retain our historic tax assets and will be able to offset future taxable income against these attributes. Accordingly, we do not anticipate any significant tax consequences as a result of exiting the US Holding consolidated tax group.
Trademark License Agreement
We will enter into a trademark license agreement (the “trademark license agreement”) with Leonardo S.p.A. prior to this offering pursuant to which Leonardo S.p.A. will grant us, subject to certain limitations, a non-exclusive license to use certain trademarks (the “licensed marks”), including the name “Leonardo.” The Trademark License Agreement will remain in effect until it is terminated by Leonardo S.p.A.’s and our mutual agreement, or upon the occurrence of certain conditions, including Leonardo S.p.A.’s right to terminate should it no longer consolidate our financial results under IFRS in its consolidated financial statements.
After the term of the trademark license agreement, unless the trademark license agreement is terminated for uncured breach, we will be able to continue to use the licensed marks for a transition period (the “transition period”) of six months (which period is subject to an extension, capped at a total of six months (we can request an extension of such period), for any licensed mark the removal of which we cannot obtain government approvals for), but we will be required to use reasonable best efforts to transition to other trademarks.
The form of the trademark license agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part and the discussion of the trademark license agreement in this prospectus is subject to and qualified in its entirety by reference to the form of trademark license agreement.
Affiliated Operations Plan (AOP) Services Agreements
Although we operate largely independently from Leonardo S.p.A., and the proxy agreement contains limitations on services that we may provide to and receive from Leonardo S.p.A. and its affiliates, we, Leonardo S.p.A. and Leonardo S.p.A.’s subsidiaries each provide certain services to the one another, share certain services and rely on certain third-party service providers to provide services pursuant to shared services contracts, subject to the terms of the proxy agreement and in accordance with our AOP, approved by the DCSA. Leonardo S.p.A. and its subsidiaries rely on certain contracts to which we are party for the provision of services that are important to Leonardo S.p.A.’s business. Likewise, we rely on certain contracts for the provision of certain services to which Leonardo S.p.A. or its subsidiaries are a party. For so long as we are required to comply with the AOP approval requirement for certain services within our proxy agreement affiliated group (see “—Proxy Agreement—Facilities, Personnel and Services” above), the proxy agreement will govern our continued provision or procurement of certain services among us, Leonardo S.p.A. and its subsidiaries and third-party service providers. The proxy agreement, including the AOP approval requirement, is expected to remain in place until such time as FOCI mitigation is no longer legally required.
Our AOP currently governs the following types of arrangements:
•services Leonardo S.p.A. or its subsidiaries (excluding us) receive pursuant to a contract with a third-party service provider, which Leonardo S.p.A. or its subsidiaries then provide to us on a pass-through basis;

•services we receive pursuant to a contract with a third-party service provider, which we then provide to Leonardo S.p.A. or its subsidiaries (excluding us) on a pass-through basis;
•certain services we receive directly from Leonardo S.p.A. or its subsidiaries (excluding us); and
•certain services we provide directly to Leonardo S.p.A. or its subsidiaries (excluding us).
Specifically, we are currently authorized to provide support services to Leonardo S.p.A. in the following functional areas:
•Compliance and Training
•Finance, Tax and Accounting
•Legal
•Marketing and Communications
•Procurement and Supply Chain
•Security
•Trade
The fees for each of the services to be provided under the AOP are mutually agreed upon as part of the negotiation of the services agreement and may vary on the basis of usage and other factors. Although we seek to implement commercially reasonable terms (including fees for the services provided) that could have been negotiated with an independent third party, the terms of such agreement may later prove to be more or less favorable than arrangements we could make to provide these services internally or to obtain them from unaffiliated service providers in the future.
Transactions with Leonardo S.p.A. Affiliates
As an indirect wholly owned subsidiary of Leonardo S.p.A., historically, we have entered into various transactions with Leonardo S.p.A. and its subsidiaries in the normal course of business. The transactions described below are between us and affiliates of Leonardo S.p.A. that are not also subsidiaries of DRS.
Sales
We have related-party sales with Leonardo S.p.A. and its other affiliates that occur in the regular course of business. Related-party sales for these transactions are included in revenues and were $26 million, $16 million and $20 million for the years ended December 31, 2020, 2019 and 2018, respectively. The receivables related to these transactions with Leonardo S.p.A. and its other affiliates of $5 million and $2 million, respectively, and payables of $8 million and $10 million, respectively, are included in accounts receivable and accounts payable in our consolidated balance sheet as of December 31, 2020 and 2019.
Financing Arrangements
Term Loans
In January 2009, the Company entered into a credit agreement with Finmeccanica S.p.A. (now known as Leonardo S.p.A.) in the amount of $2 billion (the “2009 Credit Agreement”). The 2009 Credit Agreement was subsequently assigned to US Holding and has a maturity of November 30, 2022.
The 2009 Credit Agreement provides for a term loan bearing interest at a rate of 7.5%, with interest payments due semi-annually on June 20 and December 20 in each year (the “7.5% Term loan”). The outstanding balance of the 7.5% Term loan at December 31, 2020 and 2019 was $139 million and $439 million, respectively. The reduction in the outstanding balance was due to the contribution by US Holding of $300 million to us by converting an equal amount of borrowings outstanding under the 7.5% Term Loan into additional paid in capital in December 2020.
In June 2017, we entered into an unsecured term loan with US Holding in the principal amount of $137.5 million, the proceeds of which were used to finance the acquisition of Daylight Solutions, Inc. (the “Daylight Term Loan”). The Daylight Term Loan had an outstanding balance of $98 million and $113 million at December 31, 2020 and 2019, respectively, which approximates its fair value. The Daylight Term Loan matures on October 15, 2024. The Daylight Term Loan has an interest rate of 5.0%, with interest payments due semi-annually on April 15 and October 15.
During April 2018, we were advanced an additional $50 million by US Holding under a term loan. This term loan bears interest at 4.0% and had an initial maturity date of December 31, 2018, which was extended until December 31, 2021. This term loan was repaid in full, with no prepayment penalty, on December 19, 2020.
Credit Facilities
The 2009 Credit Agreement provides for a revolving credit facility available for our working capital needs (the “Revolving Credit Facility”). As of December 31, 2020 and 2019, the Revolving Credit Facility had a credit limit of $450 million and $350 million, respectively, and an interest rate of LIBOR plus 3.5%. There is a commitment fee of 0.25% applied to the unused balance of the Revolving Credit Facility and there are no compensating balance requirements. There was no balance on the Revolving Credit Facility as of December 31, 2020 and 2019.
We also maintain uncommitted working capital credit facilities with certain financial institutions in the aggregate of $60 million and $65 million at December 31, 2020 and 2019, respectively (the “Financial Institution Credit Facilities”), which are guaranteed by Leonardo S.p.A. The primary purpose of the Financial Institution Credit Facilities is to support standby letter of credit issuances on contracts with customers and also includes a revolving facility with a maximum borrowing limit of $15 million, which bears interest at LIBOR plus 0.5%. At December 31, 2020 and December 31, 2019, there was no balance outstanding on the revolving facility. We had letters of credit outstanding of approximately $31 million and $30 million as of December 31, 2020 and 2019, respectively, which reduces the available capacity of the Financial Institution Credit Facilities by an equal amount.
Surplus Treasury Agreement
We entered into a Surplus Treasury Agreement with US Holding (the “Surplus Agreement”) in December 2019. The Surplus Agreement allows us to advance excess funds to US Holding when funds are available. The advances bear interest at LIBOR plus between 5 and 20 basis points depending on the tenor of the advance. As of December 31, 2020 and 2019, the Company had advanced $115 million and $100 million to US Holding, which is presented on the balance sheet as a related party note receivable.
For a discussion of certain recapitalization transactions that Leonardo S.p.A. and its affiliates and we have entered into or will enter into in connection with this offering, see “Recapitalization.”
Director Indemnification Agreements
Prior to the completion of this offering, we will enter into indemnification agreements with our directors. The indemnification agreements will provide the directors with contractual rights to indemnification and expense rights. See “Description of Capital Stock—Limitations on Liability and Indemnification” and the form of Director Indemnification Agreement filed as an exhibit  to the registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is a summary of the material terms of our amended and restated certificate of incorporation, amended and restated bylaws and the amended and restated proxy agreement. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law. This description assumes the effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws, which will take effect prior to this offering.
General
Our authorized capital stock consists of     shares of common stock, par value $0.01 per share, and     shares of undesignated preferred stock, par value $0.01 per share. There are     shares of our common stock issued and outstanding.
Common Stock
Holders of common stock will be entitled:
•to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;
•to receive, on a pro rata basis, dividends and distributions, if any, that our board may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and
•upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.
The holders of our common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock will not be subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.
Before the date of this prospectus, there has been no public market for our common stock.
As of February 26, 2021, we had 145,000,000 shares of common stock outstanding all of which were held of record by US Holding.
Preferred Stock
Under our amended and restated certificate of incorporation, our board will have the authority to issue up to     shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. Following this offering, no shares of our authorized preferred stock will be outstanding. Because the board will have the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Authorized but Unissued Capital Stock
The DGCL does not generally require stockholder approval for the issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, the listing requirements of the NYSE, which would apply so long as the common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. In addition, under the cooperation agreement, the creation or issuance of any class or series of our capital stock (including designation of any preferred stock) or acquisition of any capital stock (including stock buy-backs, redemptions or other reductions of capital), or securities convertible into or exchangeable or exercisable for capital stock or equity-linked securities by us or any of our subsidiaries requires US Holding’s consent, subject to certain exceptions. See “Certain Relationships and Related Party Transactions—Relationship with Leonardo S.p.A. Following this Offering—Cooperation Agreement.”
Registration Rights
Certain holders of our common stock will have certain rights to cause the registration of our common stock for resale pursuant to a registration rights agreement. See “Certain Relationships and Related Party Transactions—Relationship with Leonardo S.p.A. Following this Offering—Registration Rights Agreement.”
Annual Stockholders Meeting
Our amended and restated bylaws will provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by our board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Voting
The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated bylaws, a different vote is required, in which case such provision will control. Stockholders do not have the right to cumulate their votes for the election of directors.
Proxy Agreement
We have entered into a proxy agreement, dated as of October 26, 2017, with the proxy holders, Leonardo S.p.A., US Holding and the DoD. Following this offering we expect to enter into an amended and restated proxy agreement (as amended and restated, the “proxy agreement”) and the parties to the proxy agreement have entered into a commitment letter, dated as of     , 2021, as to the form and content of the amended and restated proxy agreement which allows us to operate as if the amended and restated proxy agreement were already in effect. The proxy agreement requires the appointment of five proxy holders, who must be independent from prior affiliation with Leonardo S.p.A. and its subsidiaries (including US Holding and us) and maintain adequate security clearance, to vote the shares of our common stock owned directly or indirectly by Leonardo S.p.A. Proxy holders are appointed by US Holding after consultation with Leonardo S.p.A. and approval by the DCSA and serve for staggered three-year terms. The proxy holders may vote for or consent to certain specified matters only with the express written approval of US Holding, as set forth under “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A Following this Offering—Proxy Agreement” and may vote for or consent to all other matters in their sole and absolute discretion, without consultation with US Holding or Leonardo S.p.A. The proxy agreement contains a number of other provisions which are intended to restrict the ability of Leonardo S.p.A. to control our operations. See “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A Following this Offering—Proxy Agreement.”
Board Designation Rights. Pursuant to the proxy agreement, Leonardo S.p.A., US Holding, the DCSA and the proxy holders will have specified board designation and/or approval and other rights following this offering. The proxy agreement requires that our board include the five proxy holders appointed by US Holding after consultation with Leonardo S.p.A. and approval by the DCSA. The proxy agreement also requires our board to include four additional directors consisting of our chief executive officer and three additional candidates proposed by US Holding in reasonable consultation with the nominating and corporate governance committee, subject to approval of the DCSA in certain circumstances. See “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A Following this Offering—Proxy Agreement.”
Removal of Directors. Our amended and restated bylaws will provide that, for so long as the proxy agreement is in effect, directors may be removed pursuant to the terms set forth in the proxy agreement. During their terms, proxy holders may only be removed (i) for acts in violation of the proxy agreement upon petition by US Holding to DCSA which may be granted or denied by DCSA in its sole discretion or (ii) for gross negligence or willful misconduct. The proxy holders may remove any non-proxy holder director from our board by majority vote and after consultation with US Holding. See “Certain Relationships and Related-Party Transactions—Relationship with Leonardo S.p.A Following this Offering—Proxy Agreement”.
Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws
The provisions of our amended and restated certificate of incorporation and amended and restated bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board, which could result in an improvement of their terms.
Authorized but Unissued Shares of Common Stock. Following this offering, our shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While our authorized and unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board in opposing a hostile takeover bid.
Authorized but Unissued Shares of Preferred Stock. Under our amended and restated certificate of incorporation, our board will have the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.
Special Meetings of Stockholders. Our amended and restated certificate of incorporation will provide that a special meeting of stockholders may be called only by the chairman of our board or chief executive officer or by a resolution adopted by a majority of our board. Special meetings may also be called by our corporate secretary at the request of the holders of at least a majority of the outstanding shares of our common stock until the later of the termination of the proxy agreement and such date as Leonardo S.p.A. is no longer required under IFRS to consolidate the financial statements of the Company with its financial results. Thereafter, stockholders will not be permitted to call a special meeting of stockholders.
Stockholders Advance Notice Procedure. Our amended and restated bylaws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated bylaws will provide that any stockholders wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or delayed by more than 60 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary not later than the later of (x) the close of business on the 90th day prior to the meeting or (y) the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.
No Stockholders Action by Written Consent. Our amended and restated certificate of incorporation will provide that stockholders action may be taken only at an annual meeting or special meeting of stockholders, provided that, until the later of the termination of the proxy agreement and such date as Leonardo S.p.A. is no longer required under IFRS to consolidate the financial statements of the Company with its financial results, stockholders action may be taken by written consent in lieu of a meeting.
Amendments to Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation will provide that our amended and restated certificate of incorporation may be amended by both the affirmative vote of a majority of our board and the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that, following the later of the termination of the proxy agreement and such date as Leonardo S.p.A. is no longer required under IFRS to consolidate the financial statements of the Company with its financial results, specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including, but not limited to, the provisions governing:
•liability and indemnification of directors;
•corporate opportunities;
•elimination of stockholders action by written consent;
•prohibition on the rights of stockholders to call a special meeting; and
•required approval of the holders of at least 66 2⁄3% of the outstanding shares of our common stock to amend our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation.
In addition, our amended and restated bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the board, or by the affirmative vote of the holders of (x) until the later of the termination of the proxy agreement and such date as Leonardo S.p.A. is no longer required under IFRS to consolidate the financial statements of the Company with its financial results, at least a majority and (y) thereafter, at least 66 2⁄3%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.
These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated bylaws that may have an anti-takeover effect.
Delaware Anti-Takeover Law. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as mergers, sales and leases of assets, issuances of securities and similar transactions by the corporation or a subsidiary with an interested stockholder including a person or group who beneficially owns 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203. Our certificate of incorporation generally excepts Leonardo S.p.A. and its affiliates, including US Holding, and their direct and indirect transferees of our stock and any affiliate of any such transferee, from the definition of interested stockholder for purposes of Section 203 of the DGCL until the occurrence of a transaction in which Leonardo S.p.A. or its affiliates, including US Holding, cease to collectively, as applicable, beneficially own at least 15% of the voting power of our outstanding voting stock.
Limitations on Liability and Indemnification
Our amended and restated certificate of incorporation will contain provisions relating to the liability of directors. These provisions will eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:
•any breach of the director’s duty of loyalty;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or
•any transaction from which the director derives an improper personal benefit.
The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Our amended and restated certificate of incorporation and our amended and restated bylaws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of the company. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.
Prior to this offering, we will enter into an indemnification agreement with each of our directors. The indemnification agreement will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreement. See the Form of Director Indemnification Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.
Corporate Opportunities
Our amended and restated certificate of incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, potential transactions, matters or business opportunities (each, a “corporate opportunity”) that are from time to time presented to Leonardo S.p.A. or any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), with the exception of the proxy holders, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither Leonardo S.p.A. nor any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries, with the exception of the proxy holders, will be liable to us or any of our subsidiaries for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries. To the fullest extent permitted by law, by becoming a stockholder in our company, stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.
Choice of Forum
Our amended and restated certificate of incorporation will provide that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent provided by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action asserting a claim against us arising under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our amended and restated bylaws) or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The foregoing provision does not apply to claims arising under the Securities Act, the Securities Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Furthermore, unless we select or consent to the selection of an alternative forum, our amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. To the fullest extent permitted by law, by becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.

Market Listing
We have been approved to list our common stock on the NYSE under the symbol “DRS”.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE
Immediately prior to this offering, there was no public market for our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.
Sales of Restricted Securities
Currently, 145,000,000 shares of our common stock are outstanding. Of these shares,     shares sold in this offering (or     shares if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder in full) will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining     shares of our common stock (or     shares if the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder in full) that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 under the Securities Act, which is summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.
Registration Statement on Form S-8
We intend to file with the SEC, as soon as practicable following this offering, a registration statement on Form S‑8 registering an aggregate of shares of common stock underlying equity awards we will make to our employees and certain other qualifying individuals. The Form S‑8 will become effective upon filing and shares of common stock so registered will become freely tradable upon such effectiveness, subject to any restrictions imposed on such resale pursuant to the lock-up agreements entered into with the underwriters for the offering.
Lock-up Agreements
In connection with this offering, the selling stockholder and our directors and executive officers will enter into lock-up agreements, under which they will agree not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock without the prior written consent of Goldman Sachs & Co. LLC for a period of 180 days after the date of this prospectus. These agreements are described below under “Underwriting.”
Rule 144
In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been at any time during the 90 days preceding a sale one of our affiliates for purposes of the Securities Act and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:
•1% of the number of shares of our common stock then outstanding, which will equal approximately 145,000,000 shares immediately after this offering; and
•the average reported weekly trading volume of our common stock on NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase such common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, Non-U.S. Holders that are “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction, or Non-U.S. Holders that purchase or sell our common stock as part of a wash sale for tax purposes). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate and gift, Medicare contribution or alternative minimum tax considerations.
As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:
•an individual who is neither a citizen nor a resident of the United States;
•a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia or otherwise treated as a domestic corporation;
•an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or
•a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.
If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.
PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Distributions on Common Stock
If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) with respect to a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Disposition of Common Stock”). Subject to the following paragraph, distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each Non-U.S. Holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such Non-U.S. Holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.
If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.
The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”
Sale, Exchange or Other Disposition of Common Stock
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:
(i)such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);
(ii)such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or
(iii)we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation.
The foregoing discussion is subject to the discussion below under “Information Reporting and Backup Withholding.”

FATCA Withholding
Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) will generally be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of dividends that you receive in respect of common stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold common stock through a non-US person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). In order to be treated as FATCA compliant, a Non-U.S. Holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status and, if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of a particular intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. Documentation that Non-U.S. Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Non-U.S. Holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.
Information Reporting and Backup Withholding
Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally will be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.
The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.
Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

UNDERWRITING
The Company, US Holding (the selling stockholder) and the underwriters named below have entered into an underwriting agreement dated the date of this prospectus with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
BofA Securities, Inc.
J.P Morgan Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Total
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters will have an option to buy up to an additional     shares from US Holding to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. They may exercise that option for 30 days from the date of this prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect any offers or sales of any shares in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.
The Company will not receive any proceeds from this offering.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by US Holding. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase     additional shares.

Paid by US Holding
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $     per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We, US Holding and our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us, US Holding, Leonardo S.p.A. and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
An application has been made to list the common stock on the NYSE under the symbol “DRS.”
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the relevant exchange, in the over‑the‑counter market or otherwise.
We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $           . We have also agreed to reimburse the underwriters for certain expenses.
We and US Holding and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that each party may be required to make in respect of those liabilities.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non‑financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and Leonardo S.p.A. and to persons and entities with relationships with the Company and Leonardo S.p.A., for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
Canada
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45‑106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31‑103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33‑105 Underwriting Conflicts (“NI 33‑105”), the underwriters are not required to comply with the disclosure requirements of NI 33‑105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
This prospectus is not a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus has been prepared on the basis that any offer of shares in any Member States of the European Economic Area (the “EEA”) (each, a “Relevant State”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

In relation to each Relevant State, no offer of shares which are the subject of the offering contemplated by this prospectus (“Securities”) have been offered or will be offered pursuant to the offering to the public in that Relevant State, other than:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Securities shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase or subscribe for any Securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.
United Kingdom
This prospectus is not a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This prospectus has been prepared on the basis that any offer of shares in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in the United Kingdom of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.
No Securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom other than:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
(c)in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA’), provided that no such offer of the Securities shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to the Securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase or subscribe for any Securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
This prospectus may not be distributed or circulated to any person in the United Kingdom other than to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; and (iii) other persons to whom it may lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus is directed only at relevant persons. Other persons should not act or rely on this prospectus or any of its contents. This prospectus is confidential and is being supplied to you solely for your information and may not be reproduced, redistributed or passed on to any other person or published, in whole or in part, for any other purpose.
Each underwriter represents and agrees that:
(a)it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
(b)it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.
Hong Kong
The shares have not been and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares have been or will be issued or have been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

VALIDITY OF COMMON STOCK
The validity of the shares of our common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.
EXPERTS
The consolidated financial statements of Leonardo DRS, Inc. as of December 31, 2020 and 2019, and for each of the years in the three-year period December 31, 2020 have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering these consolidated financial statements refers to a change to the method of accounting for leases.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S‑1, of which this prospectus forms a part, with respect to the shares of our common stock being sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock being sold in this offering, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
Upon completion of this offering, we will be subject to the informational requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available on the website of the SEC referred to above. You will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10‑K, our Quarterly Reports on Form 10‑Q and our Current Reports on Form 8-K and any amendments to those forms) through our website (https://www.leonardodrs.com/). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our website or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

Report of Independent Registered Public Accounting Firm
To the Shareholder and Board of Directors
Leonardo DRS, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Leonardo DRS, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of earnings (loss), comprehensive income (loss), shareholder’s equity, and cash flows for each of the years in the three‑year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 1 to the Consolidated Financial Statements, the Company has changed its method of accounting for leases as of January 1, 2019, in accordance with the adoption of Accounting Standards Codification (ASC) Topic 842, Leases.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Estimation of costs to complete for select long-term contracts
As discussed in Note 2 to the consolidated financial statements, the Company recognizes revenues for the majority of contracts determined using the ratio of cumulative costs incurred to date to estimated total contract costs at completion. The accounting for long-term contracts involves estimation of the costs to complete a contract in order to accurately recognize the associated revenue. Developing the estimated total cost at completion often requires judgment related to the nature and complexity of the work to be performed, subcontractor performance and the risk and impact of delayed performance.
We identified the assessment of the estimation of costs to complete for a select group of long-term contracts in the Integrated Mission Systems segment as a critical audit matter. The evaluation of the costs to complete for this select group of contracts required a high level of subjective auditor judgment, due to the nature and complexity of the individual contracts. Changes to the estimated costs to complete each contract may have a significant impact on the estimated revenue recorded during the period.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls related to the estimation of costs to complete the selected long-term contracts. This included contract level controls over certain elements of estimated costs. For certain contracts, we compared the Company’s historical estimates of costs to actual costs incurred to assess the Company’s ability to estimate accurately. Based on the nature of the individual contract, we evaluated the Company’s estimation of costs to complete by:
•reading the underlying contract and related amendments to obtain an understanding of the contractual requirements and related performance obligations
•assessing costs incurred to-date compared to estimated total contract costs at completion and the relative progress toward satisfying the performance obligation(s) of the contract
•comparing, if relevant, the estimated costs to complete to similar or predecessor contracts and programs
•inquiring of financial and operational personnel of the Company to identify factors that should be considered within the cost to complete estimates or indications of potential management bias
•inspecting correspondence, if any, between the Company and the customer regarding actual to-date and expected performance
•analyzing the sufficiency of the Company’s assessment of contract performance risks included within the estimated costs to complete.

/s/ KPMG LLP
We have served as the Company’s auditor since 2012.
McLean, Virginia
February 26, 2021

LEONARDO DRS, INC.
Consolidated Statements of Earnings (Loss)

	Year Ended December 31,
(Dollars in millions, except per share amounts)	2020	2019	2018
Revenues:
Products	$2,412	$2,220	$1,819
Services	366	494	514
Total revenues	2,778	2,714	2,333
Cost of revenues:
Products	(2,000)	(1,904)	(1,548)
Services	(284)	(351)	(371)
Total cost of revenues	(2,284)	(2,255)	(1,919)
Gross profit	494	459	414
General and administrative expenses	(283)	(277)	(268)
Amortization of intangibles	(9)	(9)	(93)
Other operating expenses, net	(21)	(10)	(8)
Operating earnings	181	163	45
Interest expense	(64)	(65)	(58)
Other, net	(5)	(3)	(4)
Earnings (loss) before taxes	112	95	(17)
Income tax provision (benefit)	27	20	(7)
Net earnings (loss)	$85	$75	$(10)

Net earnings (loss) per share from common stock:
Basic and diluted earnings (loss) per share:	$0.59	$0.52	$(0.07)

See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Net earnings (loss)	$85	$75	$(10)
Other comprehensive income (loss):
Foreign currency translation gain (loss), net of income taxes	1	3	(5)
Net unrealized gain on hedging derivatives, net of income taxes	—	—	3
Net unrecognized gain (loss) on postretirement obligations, net of income taxes	22	(15)	(3)
Other comprehensive loss, net of income tax	23	(12)	(5)
Total comprehensive income (loss)	$108	$63	$(15)

See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
Consolidated Balance Sheets

	December 31,
(Dollars in millions, except per share amounts)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$61	$85
Accounts receivable, net	102	66
Contract assets	672	736
Inventories	247	209
Related party note receivable	115	100
Prepaid expenses	33	19
Other current assets	33	36
Total current assets	1,263	1,251
Noncurrent assets:
Property plant and equipment, net	355	253
Intangible assets, net	60	69
Goodwill	1,057	1,057
Deferred tax assets	87	117
Other noncurrent assets	134	141
Total noncurrent assets	1,693	1,637
Total assets	$2,956	$2,888
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$53	$56
Accounts payable	478	536
Contract liabilities	177	175
Other current liabilities	267	234
Total current liabilities	975	1,001
Noncurrent liabilities:
Long-term debt	374	656
Pension and other postretirement benefit plan liabilities	88	119
Other noncurrent liabilities	92	93
Total noncurrent liabilities	$554	868
Shareholder's equity:
Preferred Stock, $0.01 par value: 10,000,000 shares authorized; none issued	$—	$—
Common stock, $0.01 par value: 300,000,000 shares authorized; 145,000,000 shares issued and outstanding	1	1
Additional paid-in capital	4,633	4,333
Accumulated deficit	(3,137)	(3,222)
Accumulated other comprehensive loss	(70)	(93)
Total shareholder's equity	1,427	1,019
Total liabilities and shareholder's equity	$2,956	$2,888

See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Operating activities
Net earnings (loss)	$85	$75	$(10)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	53	51	128
Deferred income taxes	30	12	(3)
Other	3	3	8
Changes in assets and liabilities:
Accounts receivable	(35)	9	44
Contract assets	65	(166)	(122)
Inventories	(38)	(36)	42
Prepaid expenses	(14)	(2)	(4)
Other current assets	3	3	(3)
Other noncurrent assets	22	19	(13)
Defined benefit obligations	(9)	(1)	(10)
Other current liabilities	30	(11)	32
Other noncurrent liabilities	(14)	(16)	—
Accounts payable	(58)	156	83
Contract liabilities	2	61	(67)
Net cash provided by operating activities	125	157	105
Investing activities
Capital expenditures	(56)	(55)	(40)
Business acquisitions, net of cash acquired	—	(4)	(6)
Proceeds from sales of assets	5	8	—
Advances (net of repayments received) on related party note receivable	(15)	(100)	—
Cost method investment	(4)	—	—
Net cash used in investing activities	(70)	(151)	(46)
Financing activities
Net (decrease) increase in third party borrowings (maturities of 90 days or less)	(11)	16	11
Repayment of related party debt	(1,170)	(895)	(560)
Borrowings from related parties	1,105	880	532
Earn-out payment	—	—	(13)
Other	(4)	(2)	—
Net cash used in financing activities	(80)	(1)	(30)
Effect of exchange rate changes on cash and cash equivalents	1	1	(2)
Net (decrease) increase in cash and cash equivalents	(24)	6	27
Cash and cash equivalents at beginning of year	85	79	52
Cash and cash equivalents at end of year	$61	$85	$79
Supplemental disclosure of non-cash investing and financing activities
Forgiveness of related party debt	$300	$—	$—
Additions of property plant and equipment and long-term debt for a build-to-suit lease	49	$—	$—
See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
Consolidated Statements of Shareholder’s Equity

(Dollars in millions, except per share amounts)	Common stock	Additional paid- in capital	Accumulated other comprehensive loss	Accumulated deficit	Total
Balance as of December 31, 2017	$1	$4,333	$(76)	$(3,286)	$972
Cumulative effect of adopting ASC 606	—	—	—	(1)	(1)
Total other comprehensive loss	—	—	(5)	(10)	(15)
Balance as of December 31, 2018	1	4,333	(81)	(3,297)	956
Total other comprehensive loss	—	—	(12)	75	63
Balance as of December 31, 2019	1	4,333	(93)	(3,222)	1,019
Forgiveness of related party debt	—	300	—	—	300
Total other comprehensive income	—	—	23	85	108
Balance as of December 31, 2020	$1	$4,633	$(70)	$(3,137)	$1,427

See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Summary of Significant Accounting Policies
A.Organization
Leonardo DRS, Inc., together with its wholly owned subsidiaries (hereinafter, “DRS,” “the Company,” “us,” “our,” or “we”) is a supplier of defense electronics products, systems and military support services. The Company is controlled by Leonardo S.p.A (hereinafter, “Leonardo S.p.A.,” “the Parent”), an Italian multi-national aerospace, defense and security company headquartered in Rome, Italy, through its direct sole ownership of Leonardo US Holding, Inc. (“US Holding”). US Holding is the direct and sole shareholder of the Company.
DRS is a provider of defense products and technologies that are used across land, air, sea, space and cyber domains. Our diverse array of defense systems and solutions are offered to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military customers and industrial markets for deployment on a wide range of military platforms. We focus our capabilities in areas of critical importance to the U.S. military, such as soldier sensing, electronic warfare (“EW”), cyber security, network computing, communications, force protection and electrical power conversion and propulsion.
These capabilities directly align with our three reportable segments: Advanced Sensor Technologies, Network Computing & Communications and Integrated Mission Systems. The U.S. Department of Defense (“DoD”) is our largest customer and accounts for approximately 84% and 89% of our total revenues as an end-user for the years ended December 31, 2020 and 2019, respectively. Specific international and commercial market opportunities exist within these segments and make up approximately 16% and 11% of our total revenues for the years ended December 31, 2020 and 2019. Our three reportable segments reflect the way performance is assessed and resources are allocated by our Chief Executive Officer, who is our chief operating decision maker (“CODM”).
Advanced Sensor Technologies (“AST”)
The AST segment provides electro-optical sensor technologies, laser systems, EW systems and intelligence and surveillance solutions to U.S. military and intelligence community customers. Major solutions include ground vehicle targeting and surveillance sensors, including electro-optical and advanced detection systems. Our soldier sensing applications include infrared imaging solutions and precision targeting systems. Our infrared focal plane array foundry produces small sized cryogenically cooled and uncooled infrared sensors. Beyond the capabilities noted above, AST also provides aircraft training instrumentation equipment and high-performance radio frequency receivers and transceivers for U.S. and international customers. Our quantum cascade laser technology has military and commercial medical applications.
Network Computing & Communication (“NC&C”)
The NC&C segment provides defense electronics solutions across all domains of warfare. Our technologies and products can be integrated into legacy and new military platforms, end-to-end network communication systems, satellite services and cyber solutions. We are a provider of ruggedized computing platforms. For the U.S. Navy and its allies, we provide naval computing infrastructure, network and data distribution, radar and rugged naval control systems, which are present on all naval surface and subsurface combatant vessels. Our global communications network is a worldwide network of terrestrial and satellite bandwidth that ensures our customers’ data is secure and reliable.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Integrated Mission Systems (“IMS”)
The IMS segment provides critical force protection, vehicle integration, transportation and logistics and electrical conversion and ship propulsion systems to the U.S. military. Our force protection systems protect service members and military assets from evolving threats and include solutions for counter-unmanned aerial systems, short-range air defense systems and active protection systems on ground vehicles. We have military transportation and logistics offerings and ground vehicle integration capabilities to support U.S. forces in a wide range of operational environments. For the U.S. Navy, we continue to provide and support multi-generational power conversion and propulsion systems for our nation’s shipbuilding programs.
Other
The Company separately presents the unallocable costs associated with corporate functions and certain non-operating subsidiaries of the Company as Corporate & Eliminations.
See Note 17: Segment Information for further information regarding our business segments.
B.Basis of presentation
The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of DRS, its wholly owned subsidiaries and its controlling interests. Interests in joint ventures that are controlled by the Company, or for which the Company is otherwise deemed to be the primary beneficiary, are consolidated. For joint ventures in which the Company does not have a controlling interest, but exerts significant influence, the Company applies the equity method of accounting. All intercompany transactions and balances have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to current year presentation.
C.Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant of these estimates and assumptions relate to the recognition of contract revenues and estimated costs to complete contracts in process, recoverability of reported amounts of goodwill, long-lived assets and intangible assets, valuation of pensions and other postretirement benefits, the valuation of deferred tax assets and liabilities and the valuation of unrecognized tax benefits. Actual results could differ from these estimates.
D.Revenue Recognition
On January 1, 2018, we adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and the related amendments of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, which supersedes most previous U.S. GAAP revenue recognition guidance. As of the date of adoption, we elected the practical expedient for contract modifications, which allows us to assume that the terms of the contract that existed at the beginning of the earliest period presented have been in place since the inception of the contract on the basis that it is not practical to separately evaluate the effects of all prior contract modifications). Our revenues consist of sales of products (tangible goods) and sales of services to customers. We recognize the majority of our revenue from contracts with customers using an over time, cost-to-cost method of accounting. On certain other contracts, primarily time and material (“T&M”) and cost-plus contracts, revenue is recognized using the right-to-invoice practical expedient as we are contractually able to bill our customer based on control transferred to the customer. See Note 2: Revenue from Contracts with Customers for additional information regarding revenue recognition.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
E.Cost of Revenues
Cost of revenues includes materials, labor and overhead costs incurred in the manufacturing, design, and provision of products and services sold in the period as well as warranty costs. Material costs include raw materials, purchased components and sub-assemblies, outside processing and inbound freight costs. Labor and overhead costs consist of direct and indirect manufacturing costs, including wages and fringe benefits, operating supplies, depreciation and amortization, occupancy costs, and purchasing, receiving and inspection costs.
F.Research and Development Expenses
We conduct research and development (“R&D”) activities using our own funds (referred to as company-funded R&D or independent research and development (“IR&D”)) and under contractual arrangements with our customers (referred to as customer-funded R&D) to enhance existing products and services and to develop future technologies. R&D costs include basic research, applied research, concept formulation studies, design, development, and related test activities. IR&D costs are allocated to customer contracts as part of the general and administrative overhead costs and generally recoverable on our customer contracts with the U.S. Government. Customer-funded R&D costs are charged directly to the related customer contract. Substantially all R&D costs are charged to cost of revenues as incurred. Company-funded R&D costs charged to cost of revenues totaled $41 million, $31 million and $29 million in 2020, 2019 and 2018, respectively.
G.Foreign Currency
Significant transactions in foreign currencies are translated into U.S. dollars at the approximate prevailing rate at the time of the transaction. Foreign exchange transaction gains and losses in 2020, 2019 and 2018 were immaterial to the Company's results of operations. The operations of the Company's foreign subsidiaries are translated from the local (functional) currencies into U.S. dollars using weighted average rates of exchange during each monthly period. The rates of exchange at each balance sheet date are used for translating certain balance sheet accounts and gains or losses resulting from these translation adjustments are included in the accompanying Consolidated Balance Sheet as a component of other comprehensive earnings.
H.Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, deposits with banks or other short-term, highly liquid investments with original maturities of three months or less.
I.Accounts Receivable
Accounts receivable consist of amounts billed and currently due from customers. When events or conditions indicate that amounts outstanding from customers may become uncollectible, an allowance is estimated and recorded. See Note 3: Accounts Receivable for additional information regarding accounts receivable.
J.Inventories
Inventories are recorded at the lower of cost (determined by either actual, weighted average or first-in, first-out methods) or net realizable value, and include direct production costs as well as indirect costs, such as factory overhead. The net realizable value is calculated as the expected sales price in the course of normal operations net of estimated costs to finish and sell the goods. See Note 4: Inventories for additional information regarding inventories.
K.Property, Plant and Equipment
Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is calculated on the straight-line method. The estimated useful lives of plant, machinery and equipment and

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
building and building improvements generally range from 3 to 10 years and 15 to 40 years, respectively. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the remaining life of the lease.
When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the Consolidated Balance Sheet, and the net gain or loss is included in the determination of net earnings. Maintenance and repairs are charged to operations as incurred and renewals and improvements are capitalized. See Note 5: Property, Plant and Equipment for additional information regarding property, plant and equipment.
L.Goodwill
On January 1, 2018, we early adopted ASU 2017-04, Intangibles ‐ Goodwill and Other (Topic 350), Simplifying the Test for Goodwill Impairment. The standard simplifies the measurement of goodwill impairment by eliminating the requirement that an entity compute the implied fair value of goodwill based on the fair values of its assets and liabilities to measure impairment. Instead, goodwill impairment will be measured as the difference between the fair value and the carrying value of the reporting unit. Goodwill represents the excess purchase price paid to acquire a business over the fair value of net assets acquired. Goodwill is assigned to reporting units and is reviewed for impairment at the reporting unit level on an annual basis, or whenever changes in circumstances indicate that the carrying amount may not be recoverable. A reporting unit is an operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by the segment manager. Two or more components of an operating segment may be aggregated and deemed a single reporting unit if the components have similar economic characteristics. Based upon the aggregation criteria the Company concluded it had seven reporting units at both December 31, 2020 and 2019.
The annual impairment test is typically performed after completion of the Company's annual financial operating plan, which occurs as of December 31. The Company uses quantitative assessments and qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the optional qualitative assessment is performed (Step 0) and the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, an additional quantitative fair value test (Step 1) is performed. When performing the Step 1 goodwill impairment test, we compare the fair values of each of our reporting units to their respective carrying values. In order to compute the fair value of our reporting units, we primarily use the income approach based on the discounted cash flows that each reporting unit expects to generate in the future, consistent with our operating plans. Determining the fair value of our reporting units requires significant judgments, including the timing and amount of future cash flows, long-term growth rates, determination of the weighted-average cost of capital and terminal value assumptions. If, based on the quantitative fair value test, the Company concludes that the carrying value of the reporting unit exceeds its fair value, the Company will recognize a goodwill impairment loss in an amount equal to that excess. The Company completed impairment tests as of December 31, 2020 and 2019 and no adjustment to the carrying value of goodwill was deemed to be necessary. See Note 7: Goodwill for additional information regarding goodwill.
M.Long-Lived Assets and Acquired Identifiable Intangible Assets
Identifiable intangible assets represent assets acquired as part of the Company's business acquisitions and include customer and program/contract-related assets. The values assigned to acquired identifiable intangible assets are determined as of the date of acquisition based on estimates and judgments regarding expectations for the estimated future after-tax cash flows from those assets over their lives, including the probability of expected future contract renewals and revenues, all of which are discounted to present value.
The Company assesses the recoverability of the carrying value of its long-lived assets and intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying

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amount of the assets or asset group may not be recoverable. If there are any indicators of impairment present, the Company then evaluates the recoverability of the potentially impaired long-lived assets and acquired identifiable intangible assets based upon expectations of undiscounted net cash flows from such assets. If the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset or asset group, a loss is recognized for the difference between the estimated fair value and the carrying amount of the assets. Assets to be disposed of, including those of discontinued operations, are reported at the lower of the carrying amount or fair value, less the costs to sell. See Note 5: Property, Plant and Equipment and Note 8: Intangible Assets for additional information regarding long-lived assets and intangible assets.
N.Derivative Financial Instruments
The Company does not use derivative financial instruments for trading purposes. All derivative instruments are carried on the Consolidated Balance Sheet as either assets or liabilities at fair value. The classification of gains and losses resulting from changes in the fair values of derivatives depends on the intended use of the derivative and its resultant designation. The Company had no significant derivative or hedging instruments during the years ended December 31, 2020, 2019 or 2018.
O.Pension and Other Postretirement Benefits
The obligations for the Company's pension plans and postretirement benefit plans and the related annual costs of employee benefits are calculated based on several long-term assumptions, including discount rates for employee benefit liabilities, rates of return on plan assets, expected annual rates of salary increases for employee participants in the case of pension plans and expected annual increases in the costs of medical and other health care benefits in the case of postretirement benefit plans. These long-term assumptions are subject to revision based on changes in interest rates, financial market conditions, expected versus actual returns on plan assets, participant mortality rates and other actuarial assumptions, including future rates of salary increases, benefit formulas and levels, and rates of increase in the costs of benefits. Changes in these assumptions, if significant, can materially affect the amount of annual net periodic benefit costs recognized in the Company's results of operations from one year to the next, the liabilities for the pension plans and postretirement benefit plans and the Company's annual cash requirements to fund these plans. See Note 12: Pension and Other Postretirement Benefits for further information regarding our pension and postretirement plans.
P.Income Taxes
We and US Holding have entered into a Tax Allocation Agreement (“Tax Allocation Agreement”), dated as of November 16, 2020, with members of an affiliated group, as defined in Section 1504(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), members of one or more consolidated, combined, unitary or similar state tax groups and additional parties who are part of an “expanded affiliated group” for certain tax purposes, prior to this offering. The agreement provides for the method of computing and allocating the consolidated U.S. federal tax liability of the affiliated group among its members and of allocating any state group tax liabilities among the state members for the taxable year ending December 31, 2020 and each subsequent year in which the parties are members of a group (whether federal or state). The agreement also provides for reimbursement of US Holding and/or DRS for payment of such tax liabilities, for compensation of any member for use of its “net operating loss” or “tax credits” in arriving at such tax liabilities and the allocation and payment of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years. Under the agreement, the parties have agreed to calculate and allocate their respective tax liabilities and other tax attributes for taxable years beginning with the first consolidated taxable year that included DRS (i.e., the taxable year ended December 31, 2008) as if the agreement was then in effect.
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Income taxes as

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presented attribute deferred income taxes of US Holding to DRS in a manner that is systematic, rational and consistent with the asset and liability method and the governing Tax Allocation Agreement which allocates the tax liability amongst the entities, including DRS.
The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of DRS’ assets and liabilities and are adjusted for changes in tax rates and tax laws when such changes are enacted.
In general, the taxable income of DRS is included in the consolidated U.S. federal and state tax returns of US Holding. Where applicable, US Holding’s current portion of U.S. federal income taxes payable were offset against DRS’ net operating loss carryforwards in the period the related tax expense was recorded. Consequently, our net operating loss carryforwards are deemed to have been settled with US Holding in each year in an amount commensurate with the carrying value of the tax effected net operating loss utilized.
If management determines that some portion or all of a deferred tax asset is not “more likely than not” to be realized, a valuation allowance is recorded as a component of the income tax provision to reduce the deferred tax asset to the amounts expected to be realized. In determining whether the Company’s deferred tax assets are realizable, management considers all evidence, both positive and negative, including the history of financial reporting earnings, existing taxable temporary differences and their projected reversals, as well as projected future income and tax planning strategies. We believe it is more likely than not that we will generate sufficient taxable income in future periods to realize our deferred tax assets, subject to the valuation allowances recognized.
The Company assesses its tax positions for all periods open to examination by tax authorities based on the latest available information. Those positions are evaluated to determine whether they will more likely than not be sustained upon examination by the relevant taxing authorities. Liabilities for unrecognized tax benefits are measured based on the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. These unrecognized tax benefits are recorded as a component of income tax expense. Interest and penalties related to unrecognized tax benefits are not material.
See Note 10: Income Taxes for additional information regarding income taxes.
Q.Earnings Per Share
Basic earnings per share (“EPS”) is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during each period. The computation of diluted EPS includes the dilutive effect of outstanding stock-based compensation awards, only in periods in which such effect would have been dilutive for the period. In February 2021, the Company completed a forward stock split of 1-for-1,450,000 shares of common stock. The consolidated financials statements have been retroactively adjusted to reflect the forward stock split for all periods presented. There were 100 shares and 145.00 million basic and diluted common shares outstanding before and after the forward stock split, respectively, for all periods presented.
R.Fair Value Measurements
Fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant on the measurement date. We are required to maximize the use of observable inputs and minimize the use of unobservable inputs in measuring fair value, and to utilize a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three hierarchical levels used to measure fair value are as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities.

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Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are directly or indirectly observable.
Level 3 — Significant inputs to the valuation model are unobservable.
In certain instances, fair value is determined through information obtained from third parties using the latest available market data. In obtaining such data from third parties, we have evaluated the methodologies used to develop the estimate of fair value in order to assess whether such valuations are representative of fair value. The Company categorizes plan assets for disclosure purposes in accordance with this fair value hierarchy. Certain plan investments are measured at fair value using the net asset value (“NAV”) per share (or its equivalent) practical expedient and are therefore not categorized as Level 1, 2, or 3. NAV is defined as the total value of the fund divided by the number of the fund’s shares outstanding. See Note 12: Pension and Other Postretirement Benefits for further information regarding our pension and postretirement plans.
S.Financial Instruments
Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities. Financial instruments are reported in the Consolidated Balance Sheet at carrying value, which other than the 7.5% Term loan due November 30, 2022, approximate fair value. See Note 11: Debt for further information regarding our debt.
T.Acquisitions, Investments and Variable Interest Entities
Acquisitions
Our consolidated financial statements include the operations of acquired businesses from the date of acquisition. We account for acquired businesses using the acquisition method of accounting, which requires that any assets acquired and liabilities assumed be measured at their respective fair values on the acquisition date. The accounting for business combinations requires the Company to make significant judgments and estimates. Any excess of the fair value of consideration transferred over the assigned values of the net assets acquired is recognized as goodwill.
There were no significant acquisitions that were completed for the years ended December 31, 2020 and 2019.
Investments
Investments where we have the ability to exercise significant influence, but do not control, are accounted for under the equity method of accounting and are included in other noncurrent assets on our Consolidated Balance Sheet. Significant influence typically exists if we have a 20% to 50% ownership interest in the investee. Under this method of accounting, our share of the net earnings or losses of the investee is included in operating profit in other income, net on our Consolidated Statements of Earnings (Loss) since the activities of the investee are closely aligned with the operations of the business segment holding the investment. We evaluate our equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is therefore recorded during the current period. See Note 13: Equity Method Investments for further information regarding our equity method investments.
The Company’s cost method investment consists of an investment in a private company in which we do not have the ability to exercise significant influence over its operating and financial activities. Management evaluates this investment for possible impairment quarterly.

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Variable Interest Entities
The Company occasionally forms joint ventures and/or enters into arrangements with special purpose limited liability companies for the purpose of bidding and executing on specific projects. The Company analyzes each such arrangement to determine whether it represents a variable interest entity (“VIE”). If the arrangement is determined to be a VIE, the Company assesses whether it is the primary beneficiary of the VIE and if it is, consequently required to consolidate the VIE. The Company did not have any investment in VIEs as of December 31, 2020 or 2019.
U.New Accounting Pronouncements
Recently Adopted Accounting Pronouncements
Leases
Effective January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842), as amended (“ASC 842”), which requires lessees to recognize most leases on their balance sheets as right-of-use (“ROU”) assets along with corresponding lease liabilities. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases. This classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. The new standard also requires increased disclosures to help financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. ASC 842 provides companies with the option to elect an optional transition method whereby companies apply the standard to new and existing leases within the scope of the guidance as of the beginning of the period of adoption. We elected this transition method and have recognized ROU assets, lease liabilities and any cumulative-effect adjustments to the opening balance of accumulated deficit as of January 1, 2019. Prior period amounts were not adjusted and will continue to be reported under the accounting standards in effect for those periods. As part of our adoption, we elected to utilize the practical expedients provided which permitted us to not reassess our previous conclusions on lease identification, lease classification and the accounting for initial direct costs for any existing leases. We did not elect the hindsight practical expedient.
The adoption of the new standard resulted in the recognition of lease assets and lease liabilities of $158 million and $172 million, respectively, on the Consolidated Balance Sheet with no adjustment to our January 1, 2019 beginning accumulated deficit balance. The difference between the right of use asset and lease liability primarily relates to deferred rent recorded prior to adoption. The adoption of the new standard did not have a material impact on our results of operations or cash flows.
Financial Instruments - Credit Losses
Effective January 1, 2020, the Company adopted ASU 2016‐13, Financial Instruments ‐ Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as amended. The standard requires a change in the measurement approach for credit losses on financial assets measured on an amortized cost basis from an incurred loss method to an expected loss method, thereby eliminating the requirement that a credit loss be considered probable to impact the valuation of a financial asset measured on an amortized cost basis. The standard requires the measurement of expected credit losses to be based on relevant information about past events, including historical experience, current conditions and a reasonable and supportable forecast that affects the collectability of the related financial asset. The adoption of the standard did not have a material impact on our operating results, financial position or cash flows.

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Accounting Guidance Issued but Not Yet Adopted as of December 31, 2020:
Changes to Disclosure Requirements for Defined Benefit Plans
In August 2018, the FASB issued ASU 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans. Specifically, the amendment removes disclosure requirements for amounts classified in accumulated other comprehensive income expected to be recognized over the next year and the effects of a one-percentage-point change in the assumed health care cost trend rate on service cost, interest cost and the benefit obligation for postretirement benefits. The amendment also requires additional disclosure around weighted-average interest crediting rates for cash balance plans, a narrative description of the reasons for significant gains and losses, and an explanation of any other significant changes in the benefit obligation or plan assets. The standard is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company does not expect the adoption to have a material impact on our disclosures.
Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes which removes certain exceptions to the general principles in Topic 740 for: recognizing deferred taxes for investments, performing intra-period allocations and calculating taxes in interim periods. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The standard is effective for fiscal years beginning after December 15, 2020. The Company does not expect the adoption to have a material impact on our consolidated financial statements.
Note 2. Revenue from Contracts with Customers
The Company recognizes revenue for each separately identifiable performance obligation in a contract representing an obligation to transfer a distinct good or service to a customer. In most cases, goods and services provided under the Company’s contracts are accounted for as single performance obligations due to the complex and integrated nature of our products and services. These contracts generally require significant integration of a group of goods and/or services to deliver a combined output. In some contracts, the Company provides multiple distinct goods or services to a customer. In those cases, the Company accounts for the distinct contract deliverables as separate performance obligations and allocates the transaction price to each performance obligation based on its relative standalone selling price, which is generally estimated using cost plus a reasonable margin. We classify revenues as products or services on our Consolidated Statements of Earnings (Loss) based on the predominant attributes of the performance obligations. While the Company provides warranties on certain contracts, we typically do not provide for services beyond standard assurances and therefore do not consider warranties to be separate performance obligations. Typically we enter into three types of contracts: fixed-price contracts, cost-plus contracts and T&M contracts (cost-plus contracts and T&M contracts are aggregated below as flexibly priced contracts). The majority of our total revenues are derived from fixed-price contracts; refer to the revenue disaggregation disclosures that follow.
For fixed-price contracts, customers agree to pay a fixed amount, negotiated in advanced for a specified scope of work.
For cost-plus contracts typically we are reimbursed for allowable or otherwise defined total costs (defined as cost of revenues plus allowable general and administrative expenses) incurred, plus a fee. The contracts may also include incentives for various performance criteria, including quality, timeliness and cost-effectiveness. In addition, costs are generally subject to review by clients and regulatory audit agencies, and such reviews could result in costs being disputed as non-reimbursable under the terms of the contract.

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T&M contracts provide for reimbursement of labor hours expended at a contractual fixed labor rate per hour, plus the actual costs of material and other direct non-labor costs. The fixed labor rates on T&M contracts include amounts for the cost of direct labor, indirect contract costs and profit.
Estimating the transaction price for an arrangement requires judgment and is based on expected results which are determined using the Company’s historical data. We estimate that the revenue that we expect to be entitled to receive from a customer to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur.
Revenue from contracts with customers is recognized when the performance obligations are satisfied through the transfer of control over the good or service to the customer, which may occur either over time or at a point in time.
Revenues for the majority of our contracts are measured as determined by the ratio of cumulative costs incurred to date to estimated total contract costs at completion (the "cost-to-cost method"). We believe this is an appropriate measure of progress toward satisfaction of performance obligations as this measure most accurately depicts the progress of our work and transfer of control to our customers. Due to the long-term nature of many of our contracts, developing the estimated total cost at completion and total transaction price often requires judgment. Factors that must be considered in estimating the cost of the work to be completed include the nature and complexity of the work to be performed, subcontractor performance and the risk and impact of delayed performance.
After establishing the estimated total cost at completion, we follow a standard Estimate at Completion (“EAC”) process in which we review the progress and performance on our ongoing contracts at least quarterly. Adjustments to original estimates for a contract's revenue, estimated costs at completion and estimated profit or loss often are required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change and are also required if contract modifications occur. When adjustments in estimated total costs at completion or in estimated total transaction price are determined, the related impact on revenue and operating income are recognized using the cumulative catch-up method, which recognizes in the current period the cumulative effect of such adjustments for all prior periods. Any anticipated losses on these contracts are fully recognized in the period in which the losses become evident.
EAC adjustments had the following impacts to revenue for the periods presented:

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Revenue	$(77)	$(55)	$(26)
Total % of Revenue	3%	2%	1%
The impacts noted above are attributed primarily to changes in our firm-fixed-price development type programs. As changes happen in the design required to achieve contractual specifications, those changes often result in the programs’ estimate and related profitability. The reductions to revenue for the years ended December 31, 2020, 2019 and 2018 were related to certain masted surveillance and submarine electronic propulsion programs within our IMS segment, solider sensing programs within our AST segment and adjustments to the measurement of variable consideration related to certain requests for equitable adjustment with the U.S. Navy.
Conversely, if the requirements for the recognition of contracts over time are not met, revenue is recognized at a point in time when control transfers to the customer, which is generally upon transfer of title. In such cases, the production that is in progress and costs that will be recognized at a future point in time are reported within "inventories".
Costs to obtain a contract are incremental direct costs incurred to obtain a contract with a customer, including sales commissions and dealer fees, and are capitalized if material. Costs to fulfill a contract

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include costs directly related to a contract or specific anticipated contract (e.g., certain design costs) that generate or enhance our ability to satisfy our performance obligations under these contracts. These costs are capitalized to the extent they are expected to be recovered from the associated contract.
Contract Assets and Liabilities
The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables (contract assets), and customer advances and deposits (contract liabilities) on the Consolidated Balance Sheet. Amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., biweekly or monthly) or upon achievement of contractual milestones. Generally, billing occurs subsequent to revenue recognition, resulting in contract assets. However, we sometimes receive advances or deposits from our customers before revenue is recognized, resulting in contract liabilities.

	Year Ended December 31,
(Dollars in millions)	2020	2019
Contract assets	$672	$736
Contract liabilities	177	175
Net contract assets	$495	$561
Revenue recognized in 2020 and 2019 that was included in the contract liability balance at the beginning of each year was $104 million and $62 million, respectively.
The change in the balances of the Company’s contract assets and liabilities primarily results from timing differences between revenue recognition and customer billings and/or payments.
Contract assets related to amounts withheld by customers until contract completion are not considered a significant financing component of our contracts because the intent is to protect the customers from our failure to satisfactorily complete our performance obligations. Payments received from customers in advance of revenue recognition (contract liabilities) are not considered a significant financing component of our contracts because they are utilized to pay for contract costs within a one-year period or are requested by us to ensure the customers meet their payment obligations.
Value of Remaining Performance Obligations
The value of remaining performance obligations, which we also refer to as total backlog, includes the following components:
•Funded - Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts.
•Unfunded - Unfunded backlog represents the revenue value of firm orders for products and services under existing contracts for which funding has not yet been appropriated less funding previously recognized on these contracts.
The following table summarizes the value of our backlog at December 31, 2020 and 2019:

Backlog:	Year Ended December 31,
(Dollars in millions)	2020	2019
Funded	$2,847	$2,547
Unfunded	444	297
Total Backlog	$3,291	$2,844
We expect to recognize approximately 69% of our December 31, 2020 backlog as revenue over the next 12 months, with the remainder to be recognized thereafter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Disaggregation of Revenue
AST: AST revenue is primarily derived from U.S. government development and production contracts and is generally recognized over time using the cost-to-cost method. We disaggregate AST revenue by geographical region, customer relationship and contract type. We believe these categories best depict how the nature, amount, timing and uncertainty of AST revenue and cash flows are affected by economic factors:

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Revenue by Geographical Region
United States	$821	$711	$566
International	107	58	79
Intersegment Sales	12	12	14
Total	$940	$781	$659
Revenue by Customer Relationship
Prime contractor	$443	$372	$337
Subcontractor	485	397	308
Intersegment Sales	12	12	14
Total	$940	$781	$659
Revenue by Contract Type
Firm Fixed Price	$813	$614	$450
Flexibly Priced(1)	115	155	195
Intersegment Sales	12	12	14
Total	$940	$781	$659
________________
(1)Includes revenue derived from time-and-materials contracts.
NC&C: NC&C revenue is primarily derived from U.S. government development and production contracts and is generally recognized over time using the cost-to-cost method. We disaggregate NC&C revenue by geographical region, customer relationship and contract type. We believe these categories

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best depict how the nature, amount, timing and uncertainty of NC&C revenue and cash flows are affected by economic factors:

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Revenue by Geographical Region
United States	$942	$988	$1,057
International	75	41	22
Intersegment Sales	9	24	32
Total	$1,026	$1,053	$1,111
Revenue by Customer Relationship
Prime contractor	$620	$655	$694
Subcontractor	397	374	385
Intersegment Sales	9	24	32
Total	$1,026	$1,053	$1,111
Revenue by Contract Type
Firm Fixed Price	$903	$956	$981
Flexibly Priced(1)	114	73	98
Intersegment Sales	9	24	32
Total	$1,026	$1,053	$1,111
________________
(1)Includes revenue derived from time-and-materials contracts.
IMS: IMS revenue is primarily derived from U.S. government development and production contracts and is generally recognized over time using the cost-to-cost method. We disaggregate IMS revenue by geographical region, customer relationship and contract type. We believe these categories best depict how the nature, amount, timing and uncertainty of IMS revenue and cash flows are affected by economic factors:

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Revenue by Geographical Region
United States	$792	$895	$570
International	41	21	39
Intersegment Sales	1	1	1
Total	$834	$917	$610
Revenue by Customer Relationship
Prime contractor	$283	$442	$182
Subcontractor	550	474	427
Intersegment Sales	1	1	1
Total	$834	$917	$610
Revenue by Contract Type
Firm Fixed Price	$692	$763	$479
Flexibly Priced(1)	141	153	130
Intersegment Sales	1	1	1
Total	$834	$917	$610
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(1)Includes revenue derived from time-and-materials contracts.

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Note 3. Accounts Receivable
Accounts receivable represent amounts billed and currently due from customers. Payment is typically received from our customers either at periodic intervals (e.g., biweekly, or monthly) or upon achievement of contractual milestones.
Accounts receivable consist of the following:

	December 31,
(Dollars in millions)	2020	2019
Accounts receivable	$104	$68
Less allowance for doubtful accounts	(2)	(2)
Accounts receivable, net	$102	$66
The Company maintains certain agreements with financial institutions to sell certain trade receivables. Receivables are derecognized in their entirety when sold, and the Company’s continuing involvement in the sold receivables is limited to their servicing, for which the Company receives a fee commensurate with the service provided. Pursuant to the servicing agreements, the Company collected approximately $27 million and $38 million at December 31, 2020 and 2019, respectively, of these sold receivables that had not yet been remitted to the financial institutions. These unremitted amounts collected on behalf of the financial institutions are included within short-term borrowings and current portion of long-term debt in the Consolidated Balance Sheet.
Note 4. Inventories
Inventories consists of the following:

	December 31,
(Dollars in millions)	2020	2019
Raw materials	$52	$50
Work in progress	193	157
Finished goods	2	2
Total	$247	$209
Note 5. Property, Plant and Equipment
Property, plant and equipment by major asset class consists of the following:

	December 31,
(Dollars in millions)	2020	2019
Land, buildings and improvements	$294	$210
Plant and machinery	186	190
Equipment and other	276	234
Total property, plant and equipment, at cost	756	634
Less accumulated depreciation	(401)	(381)
Total property, plant and equipment, net	$355	$253
Depreciation expense related to property, plant and equipment was $44 million, $42 million and $35 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Land, buildings and improvements include assets under finance leases in the amount of $108 million and $67 million as of December 31, 2020 and 2019, respectively. See Note 9: Leases for additional information.

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As of December 31, 2020, the Company accounted for our manufacturing facility in Menomonee Falls as a build-to-suit lease with a failed sale-leaseback and is included in the Land, building, and improvements in the above table. See Note 11: Debt for additional information.
Note 6. Other Liabilities
A summary of significant other liabilities by balance sheet caption follows:

	December 31,
(Dollars in millions)	2020	2019
Salaries, wages and accrued bonuses	$61	$77
Fringe benefits	71	48
Litigation	10	23
Restructuring costs	1	4
Provision for contract losses	44	24
Operating lease liabilities	22	21
Other(1)	58	37
Total other current liabilities	$267	$234
Retirement benefits	$—	$—
Operating lease liabilities	$81	$88
Other(2)	11	5
Total other noncurrent liabilities	$92	$93
________________
(1)Consists primarily of taxes payable, environmental remediation reserves and warranty reserves. See Note 15: Commitments and Contingencies for more information regarding the warranty provision.
(2)Consists primarily of workers’ compensation liabilities and certain payroll taxes deferred under the CARES Act.
Note 7. Goodwill
Changes in the carrying amount of goodwill by reportable segment are as follows:

(Dollars in millions)	AST	NC&C	IMS	Total
Balance at January 1, 2019 (1)	$361	$275	$419	$1,055
Acquisitions	2	—	—	2
Balance at December 31, 2019	363	275	419	1,057
Acquisitions	—	—	—	—
Balance at December 31, 2020	$363	$275	$419	$1,057
________________
(1)Goodwill is reported net of $1,313 million, $1,049 million and $606 million of accumulated impairments as of January 2019 for the AST, NC&C and IMS segments respectively.

Note 8. Intangible Assets
Other intangible assets mainly refer to the fair value of existing customer contractual relationships attributable to the acquired business and patents which are being amortized over their respective lives. The fair value of intangible assets typically is determined, as of the date of acquisition, based on estimates and judgments regarding expectations for the estimated future after-tax earnings and cash flows (including cash flows for working capital) arising from backlog and follow-on sales to the customer over their estimated lives, including the probability of expected future contract renewals and sales, less a contributory assets charge, all of which is discounted to present value.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The following disclosure presents certain information regarding the Company's intangible assets as of December 31, 2020 and 2019. All intangible assets are being amortized over their estimated useful lives, as indicated below, with no estimated residual values.

	December 31, 2020			December 31, 2019
(Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$957	$(899)	$58	$957	$(890)	$67
Patents and licenses	7	(5)	2	7	(5)	2
Total intangible assets	$964	$(904)	$60	$964	$(895)	$69
Amortization expense related to intangible assets was $9 million, $9 million and 93 million, respectively, for the years ended December 31, 2020, 2019 and 2018.
Customer relationships are amortized on a straight-line basis over their estimated useful lives of 10 to 15 years. Patents and licenses are amortized on a straight-line basis over their estimated useful lives of 5 to 10 years. The estimated annual amortization expense related to intangible assets for the subsequent five years is as follows:

(in millions) Year Ending December 31,	Estimated Annual Amortization
2021	$9
2022	9
2023	9
2024	9
2025	9
Note 9. Leases
The Company leases various real estate for manufacturing facilities, administrative offices and warehouses under both finance leases and operating leases. In addition, the Company leases vehicles, machinery and office equipment under operating leases. We determine whether our contracts are or contain a lease at the inception of such arrangements. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
ROU assets and lease liabilities are recorded on the Consolidated Balance Sheet as of the lease commencement based on the present value of the future lease payments over the lease term. As our leases do not generally explicitly state the discount rate implicit in the lease, we use our incremental borrowing rate, which is determined based on the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term as of the lease commencement date. In addition to the present value of the future lease payments, the calculation of the ROU asset also includes lease payments made at or before the commencement date of the lease, less any lease incentives received. The remaining lease cost is amortized over the remaining life of the lease on a straight-line basis. We evaluate ROU assets for impairment consistent with the treatment of other long-lived assets.
Some of our leases include options to extend the lease terms or to terminate the lease early. We include the impact of the option in the determination of the ROU assets and liabilities when it is reasonably certain that we will exercise the option. Our lease payments are largely fixed, but may include variable payments that do not depend on an index or rate, such as usage-based amounts, and are

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
recorded as a lease expense in the period incurred. The Company’s lease agreements do not contain any material residual value guarantees or restrictive covenants.
In 2019, we have entered into a sale-leaseback transaction related to a facility in Milwaukee, WI. We have analyzed the transaction and determined the criteria to recognize a sale has been met and we have derecognized the related assets. The arrangement does not contain a repurchase option or other substantive obligations related to the property. Further, we have determined that the underlying lease meets the criteria to be classified as an operating lease. As a result, we have recognized an immaterial loss related to the transaction.
As of December 31, 2020, the Company has not entered into any significant leases that have not yet commenced. We elected not to recognize a ROU asset and lease liability for leases with an initial term of 12 months or less. These leases are expensed on a straight-line basis over the lease term. The Company elected the practical expedient to not separate lease and non-lease components and to instead account for them as a single component. We have elected this practical expedient for all classes of assets.
Lease Cost
The Company’s total lease cost consists of the following:

	Year Ended December 31,
(Dollars in millions)	2020	2019
Operating lease cost(1)	$24	$25
Finance lease cost(2):
Amortization of right-of-use assets	7	5
Interest on lease liabilities	5	4
Total lease cost	$36	$34
________________
(1)Operating lease expense is included within cost of products, cost of services or general and administrative expenses, dependent upon the nature and use of the ROU asset, in the Company’s Consolidated Statements of Earnings (Loss). Operating lease cost includes short-term leases of approximately $5 million and an insignificant amount of variable lease cost for both 2020 and 2019.
(2)Finance lease expense is recorded as depreciation and amortization expense within cost of products, cost of services or general and administrative expenses, dependent upon the nature and use of the ROU asset and interest expense, net in the Company’s Consolidated Statements of Earnings (Loss).

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Supplemental Balance Sheet Information
Supplemental balance sheet information related to leases is as follows:

	December 31,
(Dollars in millions)	2020	2019
ROU assets
Operating leases(1)	$88	$95
Finance leases(2)	108	67
Total leased assets	$196	$162
Liabilities
Current lease liabilities:
Operating(1)	$22	$21
Finance(2)	5	4
Noncurrent lease liabilities:
Operating(1)	81	88
Finance(2)	109	68
Total lease liabilities	$217	$181
________________
(1)Operating lease assets are included within other noncurrent assets and operating lease liabilities are included within other current liabilities (current portion) and other noncurrent liabilities (noncurrent portion) in the Company’s Consolidated Balance Sheet.
(2)Finance lease assets are included within property, plant and equipment, net and finance lease liabilities are included within short-term borrowings and current portion of long-term debt (current portion) and long-term debt (noncurrent portion) in the Company’s Consolidated Balance Sheet.
Supplemental Cash Flow Information
Supplemental cash flow information related to leases is as follows:

	Year Ended December 31,
(Dollars in millions)	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$27	$26
Operating cash flows from finance leases	5	4
Financing cash flows from finance leases	4	2
Right-of-use assets obtained in exchange for new lease liabilities:
Operating leases	16	118
Finance leases	46	71

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Weighted Average Lease Term and Discount Rate
Lease terms and discount rates related to leases are as follows:

	December 31,
	2020	2019
Weighted-average remaining lease term:
Operating leases	5 years	6 years
Finance leases	16 years	16 years
Weighted-average discount rate:
Operating leases	4.4%	4.6%
Finance leases	4.5%	5.3%
Maturity of Lease Liabilities:
As of December 31, 2020, future minimum rental payments on leases with initial non-cancellable lease terms in excess of one year were due as follows:

(Dollars in millions)	Operating Leases	Finance Leases
Year Ending December 31,
2021	$26	$10
2022	25	10
2023	23	10
2024	16	10
2025	9	10
Thereafter	14	113
Total lease payments	113	163
Less: imputed interest	10	49
Present value of lease liabilities	103	114
Less: current maturities	22	5
Long-term lease obligations	$81	$109

Note 10. Income Taxes
Earnings (loss) before taxes consists of the following:

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Earnings (loss) before taxes
Domestic	$112	$89	$(22)
Foreign	—	6	5
Total	$112	$95	$(17)

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Income tax provision (benefit) consists of the following:

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
Current:
Federal	$—	$—	$(1)
State	3	2	1
Foreign	2	1	1
	5	3	1
Deferred:
Federal	24	17	(7)
State	—	—	(1)
Foreign	(2)	—	—
	22	17	(8)
Total	$27	$20	$(7)

The reconciliation from the statutory federal income tax rate to our effective income tax rate follows:

	Year Ended December 31,
	2020	2019	2018
Statutory federal rate	21.0%	21.0%	21.0%
State rate, net of federal benefit	2.3%	0.5%	7.9%
Foreign rate differential	0.5%	0.5%	(2.3)%
Research & development credit, net of reserves	(0.7)%	(2.3)%	26.0%
Nondeductible expenses	0.4%	0.7%	(5.3)%
Global intangible low taxed income	0.2%	1.0%	(4.0)%
Change in valuation allowance	(2.5)%	0.2%	(4.2)%
Change in tax reserves	2.2%	0.2%	7.0%
Other	0.7%	(0.7)%	(4.9)%
Effective tax rate	24.1%	21.1%	41.2%

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019 is as follows:

	December 31,
(Dollars in millions)	2020	2019
Deferred tax assets:
Federal net operating losses	$18	$45
State net operating losses	21	24
Tax credit carryforwards	23	21
Accrued compensation and benefits	26	18
Contract liabilities	20	16
Accrued expenses	5	6
Pension and post-retirement plans	24	31
Inventory capitalization	8	6
Other	8	7
Disallowed interest	1	4
Total gross deferred tax assets	154	178
Less valuation allowance	11	14
Deferred tax assets	143	164
Deferred tax liabilities:
Intangible assets	(44)	(44)
Fixed assets	(11)	(2)
Other	(1)	(1)
Deferred tax liabilities	(56)	(47)
Net deferred tax asset	$87	$117
Our deferred tax balance associated with our retirement benefit plans includes a deferred tax asset of $14 million and $21 million as of December 31, 2020 and 2019, respectively, that are recorded in accumulated other comprehensive earnings to recognize the funded status of our retirement plans. See Note 12: Pension and Other Postretirement Benefits for additional details. As of December 31, 2020 and 2019 the Company had U.S. federal net operating loss carryforwards of $131 million and $246 million, respectively, which we anticipate we will be able to apply prior to their expiration which commences in 2025. The annual utilization of approximately $34 million of certain our Federal net operating losses is subject to limitations under section 382 of the Internal Revenue Code. As of December 30, 2020 and 2019 we had apportioned state net operating loss carryforwards of $327 million and $325 million, respectively, substantially all of which are associated with jurisdictions in which we currently file and the Company expect to utilize prior to expiration. We have federal tax credit carryforwards that commence expiring in 2032, which we anticipate being able to utilize prior to their expiration.
Tax Uncertainties
The Company maintains reserves for uncertain tax positions related to unrecognized income tax benefits. These reserves involve considerable judgment and estimation and are evaluated by management at least quarterly based on the best information available. The Company’s total liability for unrecognized tax benefits as of December 31, 2020, 2019 and 2018 was approximately $25 million, $18 million and $14 million, respectively; all of which will impact the effective tax rate when recognized. Approximately $22 million, $16 million and $12 million as of December 31, 2020, 2019 and 2018, respectively, have been recorded within (and as an offset to) deferred tax assets. In addition, the Company does not believe there are any tax positions for which it is reasonably possible that the

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
unrecognized tax benefits will vary significantly over the next 12 months. The table below summarizes the activity associated with our unrecognized tax benefits:

(Dollars in millions)	2020	2019	2018
Balance at January 1,	$18	$14	$15
Increase related to prior year tax positions	3	3	—
Increase related to current year tax positions	4	1	1
Decreases related to prior year tax positions	—	—	—
Lapse of statute of limitations	—	—	(2)
Settlements with taxing authorities	—	—	—
Balance at December 31,	$25	$18	$14
The Company is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through the tax year ended December 31, 2016 except as it relates to the net operating loss carryforward and tax credit carryforwards. Substantially all material state and local matters have been concluded for years through the tax year ended December 31, 2015. The Company has substantially concluded all material tax matters in foreign jurisdictions for years through the tax years ending during 2016.
As of December 31, 2020, the Company has accumulated undistributed earnings generated by our foreign subsidiaries and most have been taxed in the U.S. as a result of the Tax Cuts and Jobs Act of 2017 (the “TCJA”). The 2017 TCJA allows for a dividend received deduction for repatriation of foreign earnings. We intend to indefinitely reinvest these earnings. Should the Company’s undistributed earnings from its investment in non‐U.S. subsidiaries be distributed in the future in the form of dividends or otherwise, the Company may be subject to foreign and domestic income taxes and withholding taxes.
Note 11. Debt
The Company’s debt consists of the following:

	December 31,
(Dollars in millions)	2020	2019
4.0% Term loan due December 31, 2021(1)	$—	$50
7.5% Term loan due November 30, 2022(1)	139	439
5.0% Daylight term loan due October 15, 2024(1)	98	113
Finance lease and other	163	72
Short-term borrowings	27	38
Total debt principal	427	712
Less unamortized debt issuance costs and discounts	—	—
Total debt, net	427	712
Less short-term borrowings and current portion of long-term debt	(53)	(56)
Total long-term debt	$374	$656
________________
(1)The Company’s debt with related parties consists of two term loans and a working capital credit facility with US Holding, as described below.
Term Loans
In January 2009, the Company entered into a credit agreement with its ultimate parent company, Finmeccanica S.p.A. (presently Leonardo S.p.A.) in the amount of $2 billion (the “2009 Credit Agreement”). The 2009 Credit Agreement was subsequently assigned to US Holding and has a maturity of November 30, 2022. The 2009 Credit Agreement provides for a term loan bearing interest at a rate of

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
7.5%, with interest payments due semi-annually on June 20 and December 20 in each year (the “7.5% Term loan”). The outstanding balance of the 7.5% Term loan at December 31, 2020 and 2019 was $139 million and $439 million, respectively. The fair value of this term loan at December 31, 2020 and 2019 was $182 million and $537 million, respectively; however the Company has the ability to prepay the outstanding principal balance at the carrying amount without penalty. During 2020, US Holding forgave $300 million of related party debt. This was treated as a capital transaction and the amount was recorded in additional paid-in capital, as US Holding is a related party.
In June 2017, the Company entered into an unsecured term loan with US Holding in the principal amount of $137.5 million, the proceeds of which were used to finance the acquisition of Daylight Solutions, Inc. (the “Daylight Term Loan”). The Daylight Term Loan had an outstanding balance of $98 million and $113 million at December 31, 2020 and 2019, respectively, which approximates its fair value. The Daylight Term Loan matures on October 15, 2024. The Daylight Term Loan has an interest rate of 5.0%, with interest payments due semi-annually on April 15 and October 15.
During April 2018, the Company was advanced an additional $50 million by US Holding under a term loan. This term loan bears interest at 4.0% and had an initial maturity date of December 31, 2018, which was extended until December 31, 2021. This term loan was repaid in full, with no prepayment penalty, on December 19, 2020.
Credit Facilities
The 2009 Credit Agreement provides for a revolving credit facility available for working capital needs of the Company (the “Revolving Credit Facility”). As of December 31, 2020 and 2019, the Revolving Credit Facility had a credit limit of $450 million and $350 million, respectively, and an interest rate of LIBOR plus 3.5%. There is a commitment fee of 0.25% applied to the unused balance of the Revolving Credit Facility and there are no compensating balance requirements. There was no balance on the Revolving Credit Facility as of December 31, 2020 and 2019.
The Company also maintains uncommitted working capital credit facilities with certain financial institutions in the aggregate of $60 million and $65 million at December 31, 2020 and 2019, respectively (the “Financial Institution Credit Facilities”). The Financial Institution Credit Facilities are guaranteed by Leonardo S.p.A. The primary purpose of the Financial Institution Credit Facilities is to support standby letter of credit issuances on contracts with customers and also includes a revolving facility with a maximum borrowing limit of $15 million, which bears interest at LIBOR plus 0.5%. At December 31, 2020 and December 31, 2019, there was no balance outstanding on the revolving facility. The Company had letters of credit outstanding of approximately $31 million and $30 million as of December 31, 2020 and 2019, respectively, which reduces the available capacity of the Financial Institution Credit Facilities by an equal amount.
Finance Lease and Other
As of December 31, 2020, finance lease and other includes approximately $114 million related to finance lease liabilities and $49 million related to our Menomonee Falls manufacturing facility, which has been accounted for as a build-to-suit lease with a failed sale leaseback. Approximately $5 million has been recognized as the current portion of long-term debt for the finance lease liabilities and financing liability related to the build-to-suit arrangement.
Short-term Borrowings
As of December 31, 2020 and 2019, the Company recognized $27 million and $38 million, respectively, collected on behalf of the buyers of our trade receivables pursuant to our factoring

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
arrangements as short-term borrowings and current portion of long-term debt in the Consolidated Balance Sheet, which approximates its fair value. Refer to Note 3: Accounts Receivable for more information.
Interest Paid
Total interest paid associated with our debt was $64 million, $65 million and $58 million in 2020, 2019 and 2018, respectively.
Maturities of long-term debt as of December 31, 2020 are as follows:

(Dollars in millions)
Year Ending December 31,
2021	$53
2022	165
2023	31
2024	39
2025	6
Thereafter	133
Total principal payments	$427
Note 12. Pension and Other Postretirement Benefits
Retirement Plan Summary Information
The Company maintains multiple pension plans, both contributory and non-contributory, covering employees at certain locations. Eligibility requirements for participation in the plans vary, and benefits generally are based on the participant's compensation and years of service, as defined in the respective plan. The Company's funding policy generally is to contribute in accordance with cost accounting standards that affect government contractors, subject to the Tax Code and regulations thereunder. Plan assets are invested primarily in equities, bonds (both corporate and U.S. government), U.S. government-sponsored entity instruments, cash and cash equivalents and real estate.
The Company also provides postretirement medical benefits for certain retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for the Company's postretirement benefit plans. The Company's contractual arrangements with the U.S. government provide for the recovery of contributions to a Voluntary Employees' Beneficiary Association (“VEBA”) trust and, for non-funded plans, recovery of claims on a pay-as-you-go basis, subject to the Tax Code and regulations thereunder, with the retiree generally paying a portion of the costs through contributions, deductibles and coinsurance provisions.
The Company also maintains certain non-contributory and unfunded supplemental retirement plans. Eligibility for participation in the supplemental retirement plans is limited, and benefits generally are based on the participant's compensation and/or years of service.
The following tables provide certain information regarding the Company's pension, postretirement and supplemental retirement plans as of December 31, 2020 and 2019:

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Defined Benefit Pension Plans		Postretirement Benefit Plans		Supplemental Retirement Plans
(Dollars in millions)	2020	2019	2020	2019	2020	2019
Change in benefit obligation:
Benefit obligation at beginning of year	$261	$226	$3	$3	$24	$20
Service cost	—	—	—	—	—	—
Interest cost	7	8	—	—	1	1
Plan participants' contributions	—	—	—	—	—	—
Actuarial (gain) loss	(10)	36	(1)	—	(1)	4
Benefits paid	(10)	(10)	—	—	(1)	(1)
(Gain) loss due to settlement	(21)	—	—	—	—	—
Plan amendments	—	—	—	—	—	—
Exchange rate differences and other	(1)	1	—	—	—	—
Benefit obligation at end of year	$226	$261	$2	$3	$23	$24
Change in plan assets:
Fair value of plan assets at beginning of year	$158	$133	$1	$8	$10	$9
Actual return on plan assets	19	24	—	1	1	1
Plan participants' contributions	—	—	—	—	—	—
Employer contributions	6	10	—	—	1	1
Benefits paid	(10)	(10)	—	(8)	(1)	(1)
(Loss) gain due to settlement	(21)	—	—	—	—	—
Exchange rate differences and other	(1)	1	—	—	—	—
Fair value of plan assets at end of year	151	158	1	1	11	10
Contributions between measurement date and year end	—	—	—	—	—	—
Funded status of the plans at year end	$(75)	$(103)	$(1)	$(2)	$(12)	$(14)

The amounts recognized in the Consolidated Balance Sheet, as of December 31, 2020 and 2019 consist of:

	Defined Benefit Pension Plans		Postretirement Benefit Plans		Supplemental Retirement Plans
(Dollars in millions)	2020	2019	2020	2019	2020	2019
Noncurrent assets	$—	$—	$1	$1	$—	$—
Current liabilities	—	—	—	—	—	—
Noncurrent liabilities	(75)	(103)	(2)	(2)	(11)	(14)
Net liability recognized	$(75)	$(103)	$(1)	$(1)	$(11)	$(14)

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Amounts recognized in accumulated other comprehensive earnings (before taxes) at December 31, 2020 and 2019 consist of:

	Defined Benefit Pension Plans		Postretirement Benefit Plans		Supplemental Retirement Plans
(Dollars in millions)	2020	2019	2020	2019	2020	2019
Prior service cost	$—	$—	$—	$—	$—	$—
Net actuarial loss (gain)	52	79	(2)	(2)	7	9
Total amount recognized in accumulated other comprehensive losses (earnings)	$52	$79	$(2)	$(2)	$7	$9
The aggregate accumulated benefit obligation (“ABO”) for the Company's defined benefit pension plans combined was $249 million and $285 million at December 31, 2020 and 2019, respectively. The ABO represents benefits accrued without assuming future compensation increases to plan participants and is approximately equal to our projected benefit obligation (“PBO”).The table below presents information for the pension plans with an ABO and PBO in excess of the fair value of plan assets at December 31, 2020 and 2019.

(Dollars in millions)	December 31, 2020	December 31, 2019
Projected benefit obligation	$249	$285
Accumulated benefit obligation	249	285
Fair value of plan assets	162	168
The following table summarizes the weighted average actuarial assumptions used to determine our benefit obligations at December 31, 2020 and 2019:

	Defined Benefit Pension Plans		Postretirement Benefit Plans		Supplemental Retirement Plans
	2020	2019	2020	2019	2020	2019
Rate assumptions
Discount rate	2.4%	2.7%	4.3%	2.9%	2.5%	2.6%
Increase in future compensation levels	N/A	N/A	N/A	N/A	N/A	N/A
Expected long-term return on plan assets	6.4%	6.3%	6.4%	5.8%	N/A	N/A
Health care trend rate assumed for next year	N/A	N/A	5.4%	5.8%	N/A	N/A
Ultimate health care trend rate	N/A	N/A	4.3%	4.5%	N/A	N/A
Year rate reaches ultimate trend rate	N/A	N/A	2031	2029	N/A	N/A

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The following table summarizes the components of net periodic benefit cost for the Company's pension, postretirement and supplemental retirement plans for the years ended December 31, 2020, 2019 and 2018:

	Defined Benefit Pension Plans			Postretirement Benefit Plans			Supplemental Retirement Plans
(Dollars in millions)	2020	2019	2018	2020	2019	2018	2020	2019	2018
Service cost	$—	$—	$—	$—	$—	$—	$—	$—	$—
Interest cost	7	7	6	—	—	—	1	1	1
Expected return on plan assets	(8)	(7)	(8)	—	—	—	—	—	—
Amortization of net actuarial loss (gain)	3	2	2	(1)	—	—	—	—	—
Amortization of prior service cost	—	—	—	—	—	—	—	—	—
Settlement expense (income)	3	—	—	—	—	—	—	—	—
Net periodic benefit cost	$5	$2	$—	$(1)	$—	$—	$1	$1	$1

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The following table summarizes the other changes in plan assets and benefit obligations recognized in other comprehensive earnings for the Company's pension, postretirement and supplemental retirement benefit plans for the years ended December 31, 2020, 2019 and 2018:

	Defined Benefit Pension Plans			Postretirement Benefit Plans			Supplemental Retirement Plans
(Dollars in millions)	2020	2019	2018	2020	2019	2018	2020	2019	2018
Net actuarial (gain) loss	$(21)	$19	$7	$(1)	$(1)	$—	$(1)	$4	$(1)
Prior service cost	—	—	—	—	—	—	—	—	—
Amortization of net actuarial (loss) gain from prior years	(6)	(2)	(2)	1	—	—	—	—	—
Amortization of prior service cost	—	—	—	—	—	—	—	—	—
Other(1)	—	—	(1)	—	—	—	—	—	—
Total recognized in other comprehensive income	$(27)	$17	$4	$—	$(1)	$—	$(1)	$4	$(1)
________________
(1) Includes foreign exchange translation.
The following table summarizes the amounts expected to be amortized from accumulated other comprehensive loss and recognized as components of net periodic benefit costs during the year ended December 31, 2021:

(Dollars in millions)	Defined Benefit Pension Plans	Postretirement Benefit Plans	Supplemental Retirement Plans
Prior service cost	$—	$—	$—
Net actuarial loss (gain)	1	(1)	—
	$1	$(1)	$—
The following table summarizes the weighted average actuarial assumptions used to determine our net periodic cost of the plans for the years ended December 31, 2020, 2019 and 2018:

	Defined Benefit Pension Plans			Postretirement Benefit Plans			Supplemental Retirement Plans
	2020	2019	2018	2020	2019	2018	2020	2019	2018
Rate assumptions
Discount rate	2.7%	3.6%	3.1%	2.8%	3.3%	3.0%	2.6%	3.5%	3.0%
Expected long - term return on plan assets	6.3%	6.9%	7.0%	5.8%	5.7%	5.4%	N/A	N/A	N/A
Increase in future compensation levels	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health care trend rate assumed for next year	N/A	N/A	N/A	6.0%	6.5%	6.5%	N/A	N/A	N/A
Ultimate health care trend rate	N/A	N/A	N/A	4.5%	4.5%	4.5%	N/A	N/A	N/A
Year rate reaches ultimate trend rate	N/A	N/A	N/A	2029	2027	2027	N/A	N/A	N/A

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The expected long-term return on plan assets assumption represents the average rate that the Company expects to earn over the long-term on the assets of the Company's benefit plans, including those from dividends, interest income and capital appreciation. The assumption has been determined based on expectations regarding future rates of return for the plans' investment portfolio, with consideration given to the allocation of investments by asset class and historical rates of return for each individual asset class.
A one percentage increase or decrease in healthcare trend rates in the table above would have an insignificant impact to our service and interest cost and the postretirement medical obligations.
Plan Assets
The Company is responsible for formulating the investment policies and strategies for each plan's assets. Presently all of the plans are governed by a single investment policy and are uniformly invested. As part of the policy statement the Company has implemented a glide path which adjusts the percentage of assets invested in return seeking assets based upon the attainment of specific funding percentages. The non-return seeking assets are invested primarily in bonds with maturities closely matching the anticipated payment of benefits.
The table below represents all of the Company's funded pension plans' and postretirement benefit plans' weighted-average asset allocation at December 31, 2020 and 2019 by asset category:

	Asset Allocation
	2020	2019
Asset Category
Equity securities	55%	49%
Debt securities	33%	40%
Real estate	6%	6%
Other, primarily cash and cash equivalents, and hedge funds	6%	5%
The table below presents the target allocation ranges for each major asset category for the Company's benefit plans for the years ended December 31, 2020 and 2019.

Target Asset Allocation Range
	2020	2019
Asset Category
Equity securities	40% - 60%	40% - 60%
Debt securities	30% - 50%	40% - 50%
Real estate	5% - 10%	5% - 10%
Other, primarily cash and cash equivalents and hedge funds	5% - 10%	5% - 10%
The following tables provides the fair value of plan assets held by our defined benefit plan by asset category and by fair value hierarchy level. Certain investments are measured at their NAV per share and

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
do not have readily determined fair values. As such, these investments are not subject to leveling in the fair value hierarchy.

	December 31, 2020
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Asset category
Investments measured at fair value:
Cash and cash equivalents	$9	$—	$—	$9
Equity securities	6	—	—	6
Debt securities	—	—	—	—
Total	$15	$—	$—	$15
Investments measured at NAV:
Collective trust funds	—	—	—	148
Equity and fixed income funds	—	—	—	—
Total	$15	$—	$—	$163

	December 31, 2019
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Asset category
Investments measured at fair value:
Cash and cash equivalents	$7	$—	$—	$7
Equity securities	6	—	—	6
Debt securities	—	—	—	—
Total	$13	$—	$—	$13
Investments measured at NAV:
Collective trust funds	—	—	—	136
Equity and fixed income funds	—	—	—	20
Total	$13	$—	$—	$169
For the year ended December 31, 2021, the Company expects to contribute $18 million to its pension plans and an inconsequential amount to its postretirement plans. The Company deferred approximately $7 million in pension contributions until 2021 under the CARES Act and IRS Notice 2020-82, which is included in the expected contributions for 2021.
The following table presents expected pension and postretirement benefit payments over the next 10 years:

(Dollars in millions)	Defined Benefit Pension Plans	Postretirement Benefit Plans	Supplemental Retirement Plans
Year Ending December 31,
2021	$11	$—	$1
2022	12	—	1
2023	11	—	1
2024	13	—	1
2025	12	—	1
2026-2030	62	1	6

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Defined Contribution Plans
The Company maintains defined contribution plans covering substantially all domestic full-time eligible employees. The Company's contributions to these plans for the years ended December 31, 2020, 2019 and 2018 amounted to $21 million, $19 million and $15 million, respectively.
Note 13. Equity Method Investments
Our share of net earnings related to our equity method investments was $3 million, $2 million and $1 million for the years ended December 31, 2020, 2019 and 2018, respectively, which was included in our Network Computing & Communications business segment operating profit.
Below is a list of the entities accounted for under the equity method and recorded in other noncurrent assets on our Consolidated Balance Sheet:

	% of Ownership		Carrying Value
(Dollars in millions)	2020	2019	2020	2019
Advanced Acoustics Concepts, LLC	51%	51%	$25	$22
Note 14. Share-based compensation plans
The Company does not have any share-based compensation plans. See Note 6: Other Liabilities, for information regarding cash compensation.
Note 15. Commitments and Contingencies
Commitments
The Company’s commitments are primarily related to our lease and credit agreements. See Note 9: Leases and Note 11: Debt for additional information on our leases and credit agreements.
Contingencies
From time to time we are subject to certain legal proceedings and claims in the ordinary course of business. These matters are subject to many uncertainties and it is possible that some of these matters ultimately could be decided, resolved or settled in a manner adverse to us. Although the precise amount of liability that may result from these matters is not ascertainable, the Company believes that any amounts exceeding the Company's recorded accruals should not materially adversely affect the Company's financial condition or liquidity. It is possible, however, that the ultimate resolution of those matters could result in a material adverse effect on the Company's results of operations and/or cash flows from operating activities for a particular reporting period. We establish reserves for specific legal matters when we determine that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable.
Some environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (also known as “CERCLA” or the “Superfund law”) and similar state statutes, can impose liability upon former owners or operators for the entire cost of investigating and remediating contaminated sites regardless of the lawfulness of the original activities that led to the contamination. In July 2000, an entity which later became a subsidiary of the Company received a Section 104(e) Request for Information (“RFI”) from the National Park Service (“NPS”), pursuant to CERCLA, regarding the presence of radioactive material at a site within a national park, which site was operated by an alleged predecessor to our subsidiary over 50 years ago. Following the subsidiary’s response to the RFI, the NPS directed it and another alleged former operator to perform an Engineering Evaluation and Cost Analysis (“EE/CA”) of a portion of the site. The Company’s subsidiary made a good faith offer to conduct an alternative EE/CA work plan, but the NPS rejected this offer and opted to perform the EE/CA itself. The NPS previously posted its intention to open a formal public comment period regarding the EE/CA at the

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
end of 2019. To the Company’s knowledge, the EE/CA has not been released and a public comment period has yet to be opened.
Following completion of the EE/CA, the NPS may seek reimbursement for its investigative and remedial efforts to date, or direct one or more of the potentially responsible parties to perform any remediation that may be required by CERCLA or may enter an alternative dispute resolution proceeding to attempt to resolve each party’s share. In addition, the NPS may seek to recover damages for loss of use of certain natural resources. The Company believes that it has legitimate defenses to its subsidiary’s potential liability and that there are other potentially responsible parties for the environmental conditions at the site, including the U.S. government as owner, operator and arranger at the site. The potential liability associated with this matter could change substantially due to such factors as additional information on the nature or extent of contamination, methods of remediation that might be recommended or required, changes in the apportionment of costs among the responsible parties, whether the NPS seeks to recover additional damages, whether the NPS’s plans to investigate additional areas to identify a need for further remedial action for which the Company may be identified as a potentially responsible party and other actions by governmental agencies or private parties.
The Company has recorded its best estimate of damages and its share of remediation costs related to the site to reflect what we and our advisors reasonably believe we would be liable for based on the current information and circumstances of the claim, exclusive of other potential liabilities that may be asserted in the future.
In the performance of our contracts we routinely request contract modifications that require additional funding from the customer. Most often, these requests are due to customer-directed changes in the scope of work. While we are entitled to recovery of these costs under our contracts, the administrative process with our customer may be protracted. Based on the circumstances, we periodically file requests for equitable adjustment (“REAs”) that are sometimes converted into claims. In some cases, these requests are disputed by our customer. We believe our outstanding modifications, REAs and other claims will be resolved without material impact to our results of operations, financial condition or cash flows.
As a government contractor, with customers including the U.S. government as well as various state and local government entities, the Company may be subject to audits, investigations and claims with respect to its contract performance, pricing, costs, cost allocations and procurement practices. Additionally, amounts billed under such contracts, including direct and indirect costs, are subject to potential adjustments before final settlement.
Management believes that adequate provisions for such potential audits, investigations, claims and contract adjustments, if any, have been made in the Consolidated Financial Statements.
Restructuring costs
In 2020, 2019 and 2018 we engaged in restructuring initiatives in order to rationalize headcount and align our operations in a more strategic and cost-efficient structure. In connection with these restructuring initiatives we recorded charges totaling $12 million, $20 million and $14 million for the years ended December 31, 2020, 2019 and 2018, respectively. Costs incurred were related to employee termination and severance costs, as well as costs related to discontinuing product lines or closing down of locations. Charges were recorded within other operating expenses, net, with the exception of costs incurred related

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
to the write-down of inventory, which were recorded in cost of products. See the table below for a breakout of restructuring costs incurred by segment and by nature of cost incurred:

	Year Ended December 31,
(Dollars in millions)	2020	2019	2018
AST
Severance	$—	$—	$—
Facility abandonment	—	3	3
Inventory	—	—	2
Total AST	—	3	5
NC&C
Severance	6	1	1
Facility abandonment	—	—	3
Inventory	—	2	3
Total NC&C	6	3	7
IMS
Severance	—	2	2
Facility abandonment	6	6	—
Inventory	—	5	—
Total IMS	6	13	2
Corporate
Severance	—	—	—
Facility abandonment	—	1	—
Inventory	—	—	—
Total Corporate	—	1	—
Total	$12	$20	$14
The following is a summary of changes in the restructuring provision balance during the years ended December 31, 2019 and 2020:

(Dollars in millions)
Balance at January 1, 2019	$1
Additional provision	20
Reversal and utilization	(17)
Balance at December 31, 2019	4
Additional provision	12
Reversal and utilization	(15)
Balance at December 31, 2020	$1
Product Warranties
Product warranty costs generally are accrued in proportion to product revenue realized in conjunction with our over-time revenue recognition policy. Product warranty expense is recognized based on the term of the product warranty, generally one year to three years, and the related estimated costs, considering historical claims expense. Accrued warranty costs are reduced as these costs are incurred and as the warranty period expires, and otherwise may be modified as specific product performance issues are

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
identified and resolved. The following is a summary of changes in the product warranty balances during the years ended December 31, 2019 and 2020:

(Dollars in millions)
Balance at January 1, 2019	$16
Additional provision	10
Reversal and utilization	(13)
Balance at December 31, 2019	13
Additional provision	16
Reversal and utilization	(12)
Balance at December 31, 2020	$17
Note 16. Related Party Transactions
Under our current proxy agreement, DRS remains largely independent from the Parent. Additionally, the Company provides services related to the US interface for the Parent and its other affiliates. These services include financial, tax, trade compliance, marketing and communications and legal.
The Company also has related-party sales with the Parent and its other affiliates that occur in the regular course of business. Related-party sales for these transactions are included in revenues and were $26 million, $16 million and $20 million for the years ended December 31, 2020, 2019 and 2018, respectively. The receivables related to these transactions with the Parent and its other affiliates of $5 million and $2 million, respectively, and payables of $8 million and $10 million, respectively, are included in accounts receivable and accounts payable in our Consolidated Balance Sheet as of December 31, 2020 and 2019.
The Company entered into a Surplus Treasury Agreement with US Holding (the “Surplus Agreement”) in December 2019. The Surplus Agreement allows the Company to advance excess funds to US Holding when funds are available. The advances bear interest at LIBOR plus between 5 and 20 basis points depending on the tenor of the advance. As of December 31, 2020 and 2019, the Company had advanced $115 million and $100 million to US Holding, which is presented on the balance sheet as a related party note receivable.
During 2020, US Holding forgave $300 million of related party debt. This was treated as a capital transaction and the amount was recorded in additional paid-in capital, as US Holding is a related party.
The Company entered into Tax Allocation Agreement with US Holding, dated as of November 16, 2020. Refer to Note 1: Summary of Significant Accounting Policies for more information.
Note 17. Segment Information
Operating segments represent components of an enterprise for which separate financial information is available that is regularly reviewed by the CODM in determining how to allocate resources and assess performance. Our Chief Executive Officer is our CODM and he uses a variety of measures to assess the performance of the Company as a whole, depending on the nature of the activity. The Company’s operating and reportable segments consist of AST, NC&C and IMS. All other operations, which consists primarily of DRS Corporate Headquarters and certain non-operating subsidiaries of the Company, are grouped in Corporate & Eliminations.
We primarily use Adjusted EBITDA to manage the Company and allocate resources. Adjusted EBITDA of our business segments includes our net earnings before income taxes, amortization of acquired intangible assets, depreciation, restructuring costs, interest, transaction costs related to this offering, acquisition and divestiture related expenses, foreign exchange, COVID-19 response costs, non-service pension expenditures and other one-time non-operational events. Adjusted EBITDA is used to facilitate a comparison of the ordinary, ongoing and customary course of our operations on a consistent

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
basis from period to period and provide an additional understanding of factors and trends affecting our business segments. This measure assists the CODM in assessing segment operating performance consistently over time without the impact of our capital structure, asset base and items outside the control of the management team and expenses that do not relate to our core operations.
Certain information related to our segments for the years ended December 31, 2020, 2019 and 2018, is presented in the following tables. Consistent accounting policies have been applied by all segments within the Company, within all reporting periods. A description of our reportable segments as of December 31, 2020 and 2019 has been included in Note 1: Summary of Significant Accounting Policies. Transactions between segments generally are negotiated and accounted for under terms and conditions that are similar to other government and commercial contracts; however, these intercompany transactions are eliminated in consolidation.
Total revenues and intersegment revenues by segment for the years ended December 31, 2020, 2019 and 2018 consists of the following:

(Dollars in millions)	2020	2019	2018
AST	$940	$781	$659
NC&C	1,026	1,053	1,111
IMS	834	917	610
Corporate & Eliminations	(22)	(37)	(47)
Total revenue	$2,778	$2,714	$2,333

(Dollars in millions)	2020	2019	2018
AST	$12	$12	$14
NC&C	9	24	33
IMS	1	1	—
Total intersegment revenue	$22	$37	$47
Depreciation by segment as of December 31, 2020, 2019 and 2018 consists of the following:

(Dollars in millions)	2020	2019	2018
AST	$19	$19	$16
NC&C	11	10	10
IMS	14	13	9
Total depreciation	$44	$42	$35
Total assets by segment as of December 31, 2020 and 2019 consist of the following:

(Dollars in millions)	2020	2019
AST	$978	$853
NC&C	577	683
IMS	970	934
Corporate & Eliminations	431	418
Total assets	$2,956	$2,888

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Reconciliation of reportable segment Adjusted EBITDA to Net Earnings (loss) consists of the following:

(Dollars in millions)	2020	2019	2018
Adjusted EBITDA
AST	$123	$94	$73
NC&C	90	75	72
IMS	55	63	41
Corporate & Eliminations	—	2	1
Total Adjusted EBITDA	$268	$234	$187
Amortization of intangibles	(9)	(9)	(93)
Depreciation	(44)	(42)	(35)
Restructuring costs	(12)	(20)	(14)
Interest expense	(64)	(65)	(58)
Transaction costs related to this offering	(9)	—	—
Acquisition and divestiture related expenses	—	—	—
Foreign exchange	(1)	—	(3)
COVID-19 response costs	(12)	—	—
Non-service pension expense	(5)	(3)	(1)
Other one-time non-operational events	—	—	—
Income tax (provision) benefit	(27)	(20)	7
Net earnings (loss)	$85	$75	$(10)
Note 18. Subsequent Events
The Company has evaluated subsequent events through February 26, 2021, which represents the date on which the Consolidated Financial Statements were issued.
The coronavirus (“COVID-19”) pandemic has caused significant disruptions to national and global economies and government activities. We are designated as an essential business in each of the jurisdictions in which we operate and, as such, we have worked to ensure continuity of our operations to meet our contractual obligations. Certain of our businesses have experienced disruptions, such as customer site closures, travel restrictions and social distancing requirements. We have adopted various initiatives at our businesses as part of our business continuity programs, and we continue to work to mitigate risk when disruptions occur.

            Shares

Leonardo DRS, Inc.
Common Stock

Goldman Sachs & Co. LLC        BofA Securities        J.P. Morgan

Barclays    Citigroup    Credit Suisse    Morgan Stanley

               , 2021

Through and including     , 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

SEC Registration Fee	$	*
FINRA Filing Fee		*
Listing Fee		*
Printing Fees and Expenses		*
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent Fees and Expenses		*
Miscellaneous		*
Total:	$	*
________________
*     To be provided by amendment.

Item 14.Indemnification of Directors and Officers.
Leonardo DRS, Inc. Is Incorporated Under the Laws of the State of Delaware.
Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.
Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (4) for any transaction from which the director derived an improper personal benefit.
Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.
Our amended and restated certificate of incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:
•any breach of the director’s duty of loyalty;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derives an improper personal benefit.
Our amended and restated certificate of incorporation and our amended and restated bylaws will require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Indemnification Agreements
Prior to the completion of this offering, we will enter into indemnification agreements with our directors. The indemnification agreements will provide the directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.
Directors’ and Officers’ Liability Insurance
Prior to the completion of this offering, we will have obtained directors’ and officers’ liability insurance that insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.
Underwriting Agreement
In the underwriting agreement we entered into in connection with the sale of the common stock being registered hereby, the underwriters have agreed to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities, or to contribute to payments such parties may be required to make in respect of these liabilities.
Item 15.Recent Sales of Unregistered Securities.
None.

Item 16.Exhibits and Financial Statement Schedules.
(a)Exhibits.

Exhibit Number	Exhibit Description
1.1**	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation of Leonardo DRS, Inc. (f/k/a DRS Technologies, Inc.) (as amended)
3.2*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Leonardo DRS, Inc. (f/k/a DRS Technologies, Inc.)
3.3**	Amended and Restated Certificate of Incorporation of Leonardo DRS, Inc., to become effective in connection with this offering
3.4**	Amended and Restated Bylaws of Leonardo DRS, Inc., to become effective in connection with this offering
4.1*	Form of Common Stock Certificate
5.1**	Opinion of Sullivan & Cromwell LLP
10.1**	Form of Cooperation Agreement between Leonardo DRS, Inc., Leonardo US Holding, Inc. and Leonardo – Società per azioni
10.2**
Form of Amended and Restated Proxy Agreement by and among Leonardo DRS, Inc., the individual Proxy Holders signatories thereto, Leonardo US Holding, Inc., Leonardo – Società per azioni and the U.S. Department of Defense

10.3**	Commitment Letter re Leonardo DRS, Inc. Commitment to Mitigate Foreign Ownership, Control or Influence, dated as of , 2020, by and among Leonardo DRS, Inc., Leonardo US Holding, Inc., Leonardo – Societá per azioni and the U.S. Department of Defense
10.4*	Form of Registration Rights Agreement
10.5*	Tax Allocation Agreement, dated as of November 16, 2020, by and among Leonardo US Holding, Inc., Leonardo DRS, Inc. and the other signatories thereto
10.6**	Form of Trademark License Agreement
10.7†**	Employment Agreement, dated May 3, 2017, between DRS Technologies, Inc. and William J. Lynn III
10.8†*	Leonardo DRS Incentive Compensation Plan
10.9†*	Leonardo DRS Long-Term Incentive Plan
10.10†*	Leonardo DRS, Inc. Executive Severance Plan
10.11†*	Leonardo DRS, Inc. Omnibus Equity Compensation Plan
10.12†*	Form of Founders Restricted Stock Unit Award Agreement
10.13†*	Form of Director Indemnification Agreement
10.14†*	Form of Restricted Stock Unit Agreement
10.15†*	Form of Performance Restricted Stock Unit Agreement
10.16†**	Form of Credit Agreement by and among Leonardo DRS, Inc., the subsidiary guarantors named therein, and the lenders party thereto
10.17†**	Form of Bridge Loan Credit Agreement by and among Leonardo DRS, Inc., the subsidiary guarantors named therein, and the lenders party thereto
21.1*	Subsidiaries
23.1*	Consent of KPMG LLP
23.2**	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (contained on signature pages to the Registration Statement on Form S-1)
_______________
*Filed herewith.

†Identifies each management contract or compensatory plan or arrangement.
**To be filed by amendment.
(b)Financial Statement Schedules: Not applicable.
Item 17.Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Leonardo DRS, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia on the 26th day of February, 2021.

LEONARDO DRS, INC.

By:	/s/ William J. Lynn III
Name: William J. Lynn III
Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Dippold and Mark A. Dorfman, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on February 26, 2021 by the following persons in the capacities indicated.

Signature	Title

/s/ William J. Lynn III	Director, Chief Executive Officer (Principal Executive Officer)
William J. Lynn III

/s/ Michael D. Dippold	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Michael D. Dippold

/s/ Pamela J. Morrow	Senior Vice President and Controller (Principal Accounting Officer)
Pamela J. Morrow

/s/ David W. Carey	Director
David W. Carey

/s/ General George W. Casey, Jr. (Ret.)	Director
General George W. Casey, Jr. (Ret.)

/s/ Kenneth J. Krieg	Director
Kenneth J. Krieg

/s/ Peter A. Marino	Director
Peter A. Marino

/s/ Philip A. Odeen	Director
Philip A. Odeen

/s/ Frances F. Townsend	Director
Frances F. Townsend